This Disclosure Document is being provided to shareholders of
Royal Dutch Petroleum Company in order to comply with applicable U.S. securities laws.
Disclosure Document
Relating to Merger
of
Royal Dutch Petroleum Company
(N.V. Koninklijke Nederlandsche Petroleum Maatschappij)
with
Shell Petroleum N.V.
an indirect subsidiary of Royal Dutch Shell plc

       The proposed merger of the Royal Dutch Petroleum Company (“Royal Dutch”) with Shell Petroleum N.V. (“Shell Petroleum”) in which holders of the outstanding ordinary shares of nominal (par) value of Euro 0.56 (€0.56) in the share capital of Royal Dutch (the “Royal Dutch Shares”), other than Royal Dutch Shell plc (“Royal Dutch Shell”), will receive cash (or in the case of eligible UK resident shareholders who so elect, exchangeable loan notes), is subject to the filing, dissemination and disclosure requirements of Rule 13e-3 under the U.S. Securities Exchange Act of 1934, as amended (the “Exchange Act”). This Disclosure Document is being provided to holders of Royal Dutch Shares in order to comply with Rule 13e-3. Through the transaction described herein, Royal Dutch Shell expects to own all of the interests in Royal Dutch and the existing minority holders of Royal Dutch Shares would be entitled to receive the Merger Consideration of €52.21 per share described herein. Royal Dutch Shell beneficially owns an aggregate of 2,038,380,043 Royal Dutch Shares, which represent approximately 98.5% of the Royal Dutch Shares outstanding.
      Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any securities commission of any state of the United States of America has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.
      This Disclosure Document is not an offer to purchase loan notes, Royal Dutch Shell shares or Royal Dutch Shares. The loan notes, and the Royal Dutch Shell shares for which they may be exchanged, are only available to eligible UK resident shareholders who so elect and give appropriate representations. The loan notes and such Royal Dutch Shell shares are not offered and will not be issued in the United States or to U.S. persons and have not been and will not be registered under the U.S. Securities Act of 1933, as amended (the “Securities Act”), and may not be reoffered, resold or otherwise transferred in the United States or to U.S. persons unless an exemption from the registration requirements of the Securities Act is available.
      The loan notes, and the Royal Dutch Shell shares for which they may be exchanged, are not offered to persons who are established, domiciled or resident in The Netherlands. Shell Petroleum N.V. as issuer of the loan notes has submitted a statement to The Netherlands Authority for the Financial Markets that the laws and regulations of the jurisdiction in which the loan notes are offered have been and will be complied with.
The date of this Disclosure Document is November 3, 2005.

General Information
      In this Disclosure Document:

•	“Minority Holders” means, collectively, all of the holders of Royal Dutch Shares other than Royal Dutch Shell and Royal Dutch.

•	“Royal Dutch Shell” refers to Royal Dutch Shell plc, a public company incorporated in England and Wales.

•	“Royal Dutch” refers to N.V. Koninklijke Nederlandsche Petroleum Maatschappij (also known as Royal Dutch Petroleum Company), a company organized under the laws of The Netherlands.

•	“the Shell Group” means, collectively, Royal Dutch Shell and its subsidiaries and subsidiary undertakings.

•	“Shell Petroleum” refers to Shell Petroleum N.V., a company organized under the laws of The Netherlands.

•	“Shell Transport” refers to The Shell Transport and Trading Company Limited (previously known as The “Shell” Transport and Trading Company, p.l.c.), a company incorporated in England and Wales.

•	“SPCo” refers to The Shell Petroleum Company Limited, a company incorporated in England and Wales.

•	“U.S. dollars” or “$” refers to U.S. currency, “pounds sterling,” “£” or “pence” refers to UK currency, and “euro” or “€” refers to the currency established for participating member states of the European Union as of the beginning of stage three of the European Monetary Union on January 1, 1999.
      Certain other terms are defined in other sections of this Disclosure Document.
      All references to the percentage ownership of Royal Dutch Shell of Royal Dutch Shares in this Disclosure Document are based on 2,069,520,000 Royal Dutch Shares currently outstanding.
Forward-Looking Statements
      The SEC encourages companies to disclose forward-looking information so that investors can better understand a company’s future prospects and make informed investment decisions. This Disclosure Document contains historical and forward-looking statements concerning the financial condition, results of operations and businesses of Royal Dutch Shell, Royal Dutch, Shell Petroleum and the Shell Group. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements.
      Forward-looking statements are statements of future expectations that are based on management’s current expectations and assumptions and involve known and unknown risks and uncertainties that could cause actual results, performance or events to differ materially from those expressed or implied in these statements. Forward-looking statements include, among other things, statements concerning the potential exposure of Royal Dutch Shell, Royal Dutch, Shell Petroleum or the Shell Group to market risks and statements expressing management’s expectations, beliefs, estimates, forecasts, projections and assumptions. These forward-looking statements are identified by their use of terms and phrases such as “anticipate”, “believe”, “could”, “estimate”, “expect”, “intend”, “may”, “plan”, “objectives”, “outlook”, “probably”, “project”, “will”, “seek”, “target”, “risks”, “goals”, “should” and similar terms and phrases.
      The following factors could affect the future operations of Royal Dutch Shell, Royal Dutch or the Shell Group and could cause those results to differ materially from those expressed in the forward-looking statements included in this Disclosure Document:

•	the failure to fulfill any conditions of, and/or the failure to obtain any necessary consents and approvals necessary in order to consummate, the Proposed Transaction;

•	the failure of the Proposed Transaction to achieve the expected benefits;

•	the costs related to the Proposed Transaction; and

•	other factors affecting the Shell Group’s businesses generally, including, but not limited to, price fluctuations in crude oil, natural gas and refined products, changes in demand for the Shell Group’s products, currency fluctuations, drilling and production results, reserve estimates, loss of market, industry competition, environmental risks, physical risks, risks associated with the identification of suitable potential acquisition properties and targets and successful negotiation and consummation of such transactions, the risk of doing business in developing countries and countries subject to international sanctions, legislative, fiscal and regulatory developments including potential litigation and regulatory effects arising from recategorization of reserves, economic and financial market conditions in various countries and regions, political risks, project delay or advancement, approvals and cost estimates.
      All forward-looking statements contained in this Disclosure Document are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. You should not place undue reliance on forward-looking statements. Each forward-looking statement speaks only as of the date of the particular statement. None of Royal Dutch Shell, Royal Dutch, Shell Petroleum or any member of the Shell Group undertake any obligation to publicly update or revise any forward-looking statement as a result of new information, future events or other information. In light of these risks, results could differ materially from the forward-looking statements contained in this Disclosure Document.

i

I.     SUMMARY OF THE PROPOSED TRANSACTION
      The summary that follows highlights important information about the effect on the Minority Holders of the proposed merger of Royal Dutch with Shell Petroleum. This proposed merger forms part of a series of transactions that would reorganize the ownership interests of Royal Dutch Shell and certain of its subsidiaries into a Dutch fiscal group and a UK fiscal group. This summary is, however, intended to be an overview only. For a more complete description of the proposed restructuring transactions, you should read carefully this entire Disclosure Document, and the related documents described in this Disclosure Document, including any accompanying documents, because this summary may not answer all of your questions.
The Proposed Transaction

What is the Proposed Transaction?
      Royal Dutch Shell proposes to engage in certain transactions that would reorganize the ownership interests of Royal Dutch Shell and certain of its subsidiaries into a Dutch fiscal group and a UK fiscal group. As part of these transactions, Royal Dutch will merge into Shell Petroleum through a statutory merger under Dutch law (the “Merger”) on a basis whereby each Minority Holder would be entitled to receive the Merger Consideration described below per Royal Dutch Share held by such holder immediately prior to the Merger. These transactions, including the Merger, are referred to herein as the “Proposed Transaction”.
      As described below, the Proposed Transaction is expected to be completed on or about December 21, 2005.
      For more information, see Section IV, “The Proposed Transaction”.

What effect will the Merger have on Royal Dutch and my Royal Dutch Shares?
      Upon completion of the Merger, Shell Petroleum will be the surviving entity and Royal Dutch and, therefore, the Royal Dutch Shares, will cease to exist. Due to this, trading of the Royal Dutch Shares will cease, the registration of the Royal Dutch Shares under the Exchange Act will be terminated and Shell Petroleum, as the successor of Royal Dutch, will not be subject to the periodic reporting obligations of the Exchange Act or otherwise be subject to the U.S. Federal securities laws applicable to public companies.
      Under the terms of the Merger, Royal Dutch Shell will be allotted 105 Class A shares of Shell Petroleum, being one Class A share for every 31,978,937 Royal Dutch Shares held by it, and thereafter one Class B share of Shell Petroleum for 28,521,530 Royal Dutch Shares held by it (the ratio of allotment of Royal Dutch Shares to Shell Petroleum Class A shares to Shell Petroleum Class B share is referred to herein as the “Exchange Ratio”). As the Minority Holders collectively hold less than 31,978,937 Royal Dutch Shares, each of them only has a “fractional entitlement” to a Shell Petroleum share. Under Dutch law, holders of fractional entitlements in a statutory merger are only entitled to receive financial consideration rather than shares. The Proposed Transaction is structured, and the Exchange Ratio was determined, so that Royal Dutch Shell would receive shares in Shell Petroleum and all Minority Holders would be entitled to fractional entitlements.
      For more information on the effect of the Merger, see Section II.3(d), “Special Factors — Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Effects of the Proposed Transaction” and Section IV.1, “The Proposed Transaction — Overview of the Proposed Transaction”.

What will I receive for my Royal Dutch Shares?
      Each Minority Holder will be entitled to receive for their Royal Dutch Shares cash equivalent to €52.21 per Royal Dutch Share (the “Merger Consideration”). Holders of Royal Dutch Shares on the applicable record date will also receive the Royal Dutch interim dividend for the third quarter of 2005 of €0.46 per share (or $0.5556 per share for holders of New York registered shares), which will be payable on December 15, 2005.
      As in Dutch statutory squeeze out proceedings, the terms of the Merger provide (a) for interest to accrue on the Merger Consideration at the statutory rate of 4% per annum from October 31, 2005 until the effective date of the Merger (expected to be December 21, 2005), as part of the consideration under the Merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount (the sum being, “Interest”). As the interim dividend will exceed the amount of interest accrued at 4% per annum to December 21, 2005 (the expected effective date of the Merger), no Interest is expected to be payable.
      Payments to holders of New York registered shares will be made in U.S. dollars based on the noon buying rate for euro in the City of New York for cable transfers as certified for customs purposes and as announced by the Federal Reserve Bank of New York on the business day prior to the effective date of the Merger (which is expected to be December 21, 2005). Payments to holders of Hague registered or bearer shares will be made in euro. Minority Holders that are eligible UK residents and that have given appropriate representations will be entitled to elect to receive certain exchangeable loan notes in lieu of the aggregate Merger Consideration such holders would otherwise receive. Eligible holders who so elect will also be entitled to receive payment of the interim dividend and Interest, if any. Information regarding the exchangeable loan notes will be separately made available to eligible UK resident holders.

Has Royal Dutch taken a position with respect to the Proposed Transaction?
      The Board of Royal Dutch has unanimously reached the conclusion, on the basis of the considerations described in this Disclosure Document, that the Proposed Transaction is fair to and in the best interest of Royal Dutch and the enterprise associated with Royal Dutch and is fair to the Minority Holders. The Board of Royal Dutch has received a written opinion dated October 31, 2005 from its financial advisor, ABN AMRO Bank N.V. (“ABN AMRO”) that, as at October 31, 2005, based upon and subject to matters considered, assumptions used and qualifications set forth therein, the Exchange Ratio and the Merger Consideration pursuant thereto are fair, from a financial point of view, to the Minority Holders who will receive the Merger Consideration in the Merger.
      For more information about the fairness of the Proposed Transaction to the Minority Holders, see Section II.3(b), “Special Factors — Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Position on the Fairness of the Proposed Transaction” and Section II.4, “Special Factors — Certain Opinions and Reports”.

How will I receive the Merger Consideration?
      Payment of the Merger Consideration (and Interest, if any) will be made by Shell Petroleum.
      For New York registered Royal Dutch Shares held through a bank or broker account utilizing the Depository Trust Company as custodian, payment will be made to the Depository Trust Company for further credit to each bank or broker account through which such Shares are held.
      For New York registered Royal Dutch Shares (other than those holding through a bank or broker account utilizing the Depository Trust Company as custodian), payment will be made to the account indicated by each Minority Holder in the Letter of Transmittal which will be sent to all holders of New York registered Royal Dutch Shares. Minority Holders of New York registered Royal Dutch Shares will be required to surrender their share certificates to receive payment. Instructions for surrendering share certificates will be set forth in such Letter of Transmittal.
      For Royal Dutch Shares in bearer form which are held through the Dutch central securities depositary, Euroclear Nederland (“Euroclear Nederland”), payment will be made to Euroclear Nederland which will distribute the funds to Minority Holders through its member institutions on the basis of the terms and conditions for such institutions.
      For Hague registered Royal Dutch Shares, payment of the Merger Consideration will be made to the account most recently indicated by each Minority Holder for the payment of dividends. Minority Holders of Hague registered Royal Dutch Shares who have not given account information, or who have given inaccurate account information, will receive payment upon providing evidence of ownership and information which allows Shell Petroleum to make payment.
      For Royal Dutch Shares in bearer form which are untraceable and for Royal Dutch Shares in bearer form represented by bearer certificates provided with separate dividend coupons (“K-certificates” or “K-stukken”), payment will be made upon the presentation of the certificates representing such shares: (i) for the period commencing on the effective date of the Merger (which is expected to be December 21, 2005) and ending December 31, 2006, to ABN AMRO, Issuing Institutions — Corporate Actions MF 2020, Kemelstede 2, 4817 ST Breda, The Netherlands; and (ii) for the period commencing on January 1, 2007 until the twentieth anniversary of the effective date of the Merger, to the registered address of Shell Petroleum in The Netherlands (currently, Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands).
      After the twentieth anniversary of the effective date of the Merger, all rights to receive the Merger Consideration (and Interest, if any) will be forfeited.
      In the case of eligible UK resident Minority Holders electing to receive exchangeable loan notes, such loan notes will be issued in the manner described in the information made available to such holders.

What are the conditions to the Proposed Transaction
      Pursuant to an implementation agreement (the “Implementation Agreement”) among Royal Dutch, Shell Petroleum, Royal Dutch Shell, Shell Transport and SPCo, the completion of the Proposed Transaction is subject to certain conditions, including the requirement for the adoption of certain resolutions to be passed at a Royal Dutch Extraordinary General Meeting (“EGM”). Royal Dutch Shell intends to vote its entire shareholding interest (approximately 98.5%) in favor of these resolutions and, accordingly, these resolutions can be adopted without the vote of the Minority Holders. If the Proposed Transaction is not completed before January 1, 2006, the Implementation Agreement may be terminated by Royal Dutch Shell or Royal Dutch.
      For more information, see Section IV.2, “The Proposed Transaction — Conditions to the Proposed Transaction”.

When is the EGM and when is the Proposed Transaction expected to be completed?
      Royal Dutch will convene the EGM for December 16, 2005, at 2.00 pm Central European time, at Carel van Bylandtlaan 16, 2596 HR The Hague, The Netherlands. Shareholders of Royal Dutch will separately be provided notice of the EGM and proxy materials in accordance with Dutch requirements and applicable New York Stock Exchange (“NYSE”) requirements.
      The Proposed Transaction is expected to be completed on or about December 21, 2005.
      For more information, see Section IV.1, “The Proposed Transaction — Overview of the Proposed Transaction”.
Background of Royal Dutch Shell and Shell Petroleum

What is the relationship between Royal Dutch Shell, Royal Dutch and Shell Petroleum?
      Royal Dutch Shell is a public company limited by shares incorporated in England and Wales. As a result of the Unification Transaction (as defined below), Royal Dutch Shell became the parent company of Royal Dutch, Shell Transport and Shell Petroleum.
      Royal Dutch is a company organized under the laws of The Netherlands. As a result of the Unification Transaction (as defined below), Royal Dutch Shell owns approximately 98.5% of the outstanding Royal Dutch Shares.
      Shell Petroleum, a company organized under the laws of The Netherlands, is wholly owned by Royal Dutch and Shell Transport in the ratio of 60:40.
      As part of the Proposed Transaction, Royal Dutch will merge into Shell Petroleum, with Royal Dutch disappearing and Shell Petroleum surviving as a wholly owned subsidiary of Royal Dutch Shell.
      For more information, see the description of Royal Dutch Shell and Shell Petroleum in Section III.1, “Companies Involved — Description of Royal Dutch Shell and Shell Petroleum” and the description of Royal Dutch in Section III.2, “Companies Involved — Description of Royal Dutch and the Royal Dutch Shares”.

How did Royal Dutch Shell acquire such Royal Dutch Shares?
      On July 20, 2005, Royal Dutch Shell became the parent company of Royal Dutch and Shell Transport and, through Royal Dutch and Shell Transport, the Shell Group following (a) the registration by the Registrar of Companies in England and Wales of the order of the High Court of Justice in England and Wales sanctioning the scheme of arrangement of Shell Transport under English law (the “Scheme”) and (b) Royal Dutch Shell’s confirmation that the exchange offer (the “Exchange Offer”, and, together with the Scheme, the “Unification Transaction”) for all of the Royal Dutch Shares, commenced on May 19, 2005, had become unconditional (gestanddoening). As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired, and currently holds, approximately 98.5% of the outstanding Royal Dutch Shares.
      For more information regarding Royal Dutch Shell’s acquisition of these Royal Dutch Shares, see Section II.1, “Special Factors — Background of the Unification Transaction”.
Purpose of the Proposed Transaction

What is the purpose of the Proposed Transaction?
      The primary purpose of the Proposed Transaction is to achieve governance, management, and fiscal efficiencies for the Shell Group. The Merger will simplify the organizational structure of the Shell Group and eliminate the potential investor confusion of having, and the duplicative and administrative burdens associated with maintaining, two publicly held holding companies in the Shell Group. The Proposed Transaction will also allow the Shell Group to realize overall tax efficiencies for 2005 and thereafter by unifying the Dutch tax resident companies into one Dutch fiscal group and the UK tax resident companies into another fiscal group. In particular, completion of the Merger in 2005 will allow for tax consolidation of Royal Dutch and Shell Petroleum under Dutch law from January 1, 2005. If the Proposed Transaction is not completed before January 1, 2006, the Implementation Agreement may be terminated by Royal Dutch Shell or Royal Dutch.
      The Merger will also allow Royal Dutch Shell to acquire 100% of the interests in Royal Dutch as contemplated in the Unification Transaction, on a basis that is likely to be less time consuming and procedurally more efficient than the implementation of statutory squeeze out proceedings under Dutch law. Royal Dutch Shell has resolved to initiate statutory squeeze out proceedings in relation to Royal Dutch, if for any reason it should be impossible to complete the Merger. A squeeze out would result in all Minority Holders receiving a cash payment in exchange for their Royal Dutch Shares. An additional benefit of the Merger compared with Dutch statutory squeeze out proceedings is that it allows the offer of exchangeable loan notes to eligible UK resident Minority Holders.
      For more information regarding the purposes of the Proposed Transaction, see Section II.3(a), “Special Factors — Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Purposes and Reasons”.
Financing of the Proposed Transaction

Does Shell Petroleum have available the financial resources necessary to make payment for the outstanding Royal Dutch Shares?
      Shell Petroleum has available sufficient funds to pay the Merger Consideration for all outstanding Royal Dutch Shares held by the Minority Holders. The total amount of funds that may be required to pay the Merger Consideration is approximately €1.6 billion or approximately $2.0 billion based on the noon buying rate as of October 28, 2005 (assuming all Minority Holders receive cash).
      For more information about the financing of the Proposed Transaction described in this Disclosure Document, see Section IV.3, “The Proposed Transaction — Source and Amount of Funds”.

Tax Consequences

How will U.S. shareholders be taxed for U.S. Federal income tax purposes?
      A U.S. holder will recognize capital gain or loss upon the Merger in an amount equal to the difference between the amount of Merger Consideration and such U.S. holder’s adjusted tax basis in the Royal Dutch Shares.

How will Dutch shareholders be taxed for Dutch tax purposes?
      Capital gains realized by Dutch individuals on the disposition of Royal Dutch Shares will generally not be subject to Dutch taxation. However, capital gains realized by Dutch entities on the disposition of Royal Dutch Shares will generally be subject to Dutch corporate income tax at statutory rates.
          You are urged to consult your own tax advisor as to the particular tax consequences to you of the disposition of your Royal Dutch Shares.
      For more information regarding the U.S. Federal income tax and Dutch tax consequences of the offer to U.S. and Dutch taxpayers, see Section V, “Certain U.S. Federal Income Tax and Dutch Tax Consequences”.
General

Why am I receiving this Disclosure Document?
      You are receiving this Disclosure Document because the Proposed Transaction described in this Disclosure Document is expected to cause there to be fewer than 300 holders of record of Royal Dutch Shares and result in deregistering the Royal Dutch Shares under the Exchange Act. Royal Dutch Shell and Shell Petroleum are therefore required by applicable U.S. Federal securities laws in connection with the Proposed Transaction to provide this Disclosure Document to the Minority Holders.

Where can I obtain additional information?
      Additional information relating to the Proposed Transaction may be found on www.shell.com/royaldutchmerger. Neither the website, nor its content, is incorporated by reference herein. The SEC also maintains an internet website that contains reports and other information about issuers, such as Royal Dutch, who file electronically with the SEC. The address of that website is www.sec.gov.
      If you have further questions about the Proposed Transaction, you should contact:

•	If your Royal Dutch Shares are held on the New York register, please contact The Bank of New York by telephone on +1 888 737 2377 or, if you are outside the United States, on +1 212 815 3700.

•	If you hold your Royal Dutch Shares through a financial institution affiliated with Euroclear Nederland or if you hold K-certificates, please contact your bank or broker or, alternatively, ABN AMRO Bank N.V. by telephone on +31 (0)20 383 6707 or by email at: prospectus@nl.abnamro.com.

•	If your Royal Dutch Shares are held in your name on the The Hague register, please contact N.V. Algemeen Nederlands Trustkantoor ANT by telephone on +31 (0)20 522 2510 or by email at: registers@ant-trust.nl.
      See Section VII, “Additional Information”, for further details.
II.     SPECIAL FACTORS
1.     Background of the Unification Transaction
      Royal Dutch Shell recently completed the Unification Transaction as a result of which Royal Dutch Shell became the single ultimate parent company of Royal Dutch, Shell Transport and their subsidiaries. The Unification Transaction involved (i) the Exchange Offer in which Royal Dutch Shell acquired approximately 98.5% of the outstanding Royal Dutch Shares in exchange for Royal Dutch Shell Class A ordinary shares and

(ii) the Scheme pursuant to which Royal Dutch Shell became the owner of 100% of the ordinary shares of Shell Transport and former holders of Shell Transport ordinary shares received Royal Dutch Shell Class B ordinary shares.
      Prior to the consummation of the Unification Transaction, Royal Dutch and Shell Transport were separate publicly traded companies that, pursuant to agreements entered into in 1906 and 1907, had combined their interests in the oil industry. Their operating businesses were held by two intermediate holding companies, Shell Petroleum and SPCo, and Royal Dutch and Shell Transport shared in the aggregate net assets and in the aggregate dividends and interest received from Shell Petroleum and SPCo in the ratio of 60:40, respectively. Royal Dutch was entitled to have its nominees elected as a majority of the members of the boards of directors of Shell Petroleum and SPCo, and Shell Transport was entitled to have its nominees elected as a minority of the members of the boards of Shell Petroleum and SPCo. These agreements were terminated as part of the Unification Transaction on July 20, 2005.
      In 2004, the respective Boards of Royal Dutch and Shell Transport considered various alternatives to restructure Royal Dutch and Shell Transport and Shell Petroleum and SPCo which would (i) simplify the boards and executive management and the perception thereof, (ii) improve decision making processes at Royal Dutch, Shell Transport and Shell Petroleum and SPCo and (iii) enhance effective leadership for the combined entity as a whole. A single parent company structure, as embodied in the Unification Transaction, was ultimately decided upon as it would (i) simplify the corporate structure, (ii) maintain the tax treatment of dividends for shareholders through the use of two classes of shares, (iii) remove the risk of a conflict between the decision-making bodies of the public parent companies, (iv) simplify the raising of capital in the future, (v) reduce regulatory burdens resulting from having two publicly-traded parent companies, (vi) provide clarity and simplicity in both management and corporate structure, (vii) improve efficiency with clear lines of authority and an empowered Chief Executive, (viii) enhance accountability through improved clarity in governance and (ix) provide financial and strategic flexibility.
      On May 18, 2005, Royal Dutch Shell, Royal Dutch and Shell Transport entered into the implementation agreement in respect of the Unification Transaction setting forth, inter alia, the conditions to and conduct of the Unification Transaction, the recommendation and approvals of Royal Dutch and Shell Transport in connection with the Exchange Offer and the Scheme, and the corporate governance being implemented in connection with the Unification Transaction. Pursuant to such implementation agreement, Royal Dutch Shell agreed with Royal Dutch and Shell Transport to make the Exchange Offer on the terms set out in the offer documents with respect thereto. Royal Dutch agreed, subject to its directors’ fiduciary duties, to use all reasonable endeavors to procure the satisfaction of the conditions to the Exchange Offer and to implement the Exchange Offer in accordance with its terms as set out in the offer documents. In addition, Royal Dutch Shell agreed not to vary, terminate or withdraw the Exchange Offer or to waive the conditions to the Exchange Offer or to determine whether such conditions had been satisfied without the prior written consent of Royal Dutch and Shell Transport.
      The Exchange Offer commenced on May 19, 2005, and was declared unconditional (gestand gedaan) on July 20, 2005, as a result of which Royal Dutch Shell acquired approximately 92% of the outstanding ordinary shares of Royal Dutch in exchange for Royal Dutch Shell Class A ordinary shares (or ADRs representing such shares). The Scheme was approved by the High Court on July 19, 2005. On July 20, 2005, Royal Dutch Shell became the owner of 100% of the ordinary shares of Shell Transport and former holders of Shell Transport ordinary shares received Royal Dutch Shell Class B ordinary shares (or ADRs representing such shares). Royal Dutch Shell also commenced a subsequent offer acceptance period on July 20, 2005, during which the remaining holders of Royal Dutch Shares were permitted to tender their shares in exchange for Royal Dutch Shell Class A ordinary shares (or ADRs), in accordance with the procedures described in the Exchange Offer. The subsequent offer acceptance period expired on August 9, 2005. As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired, and currently holds, approximately 98.5% of the outstanding Royal Dutch Shares.
      The Unification Transaction (including the Exchange Offer) is described in further detail in the prospectus dated May 19, 2005 (the “Prospectus”), previously made available to holders of Royal Dutch Shares and originally filed with the SEC as part of the Registration Statement on Form F-4 (File No. 333-125037) on May 18, 2005.
2.     Background of the Proposed Transaction
      In connection with the Unification Transaction, Royal Dutch Shell stated that if it acquired at least 95% of the issued share capital of Royal Dutch it expected, but was not obligated, to initiate squeeze out proceedings with a view to acquiring 100% of the outstanding share capital of Royal Dutch. Royal Dutch Shell further stated that it reserved the right to use any other legally permitted method to obtain 100% of the Royal Dutch Shares, including engaging in one or more corporate restructuring transactions such as a merger, liquidation, transfer of assets or conversion of Royal Dutch into another form or entity or changing the Royal Dutch articles of association to alter the corporate or capital structure in a manner beneficial to Royal Dutch Shell, or engaging in one or more transactions with Minority Holders including public or private exchanges or tender offers or purchases for consideration which may consist of Royal Dutch Shell shares, other securities or cash. On July 26, 2005, the Board of Royal Dutch Shell was advised that there were likely to be governance, tax and management benefits in eliminating the existing 60:40 cross-holdings of Royal Dutch and Shell Transport in Shell Petroleum and SPCo and that it may be possible to acquire the minority interest in Royal Dutch as part of such an “unwind” transaction. The Board of Royal Dutch Shell was also advised that several alternative transactions were under review by management to obtain 100% of the Royal Dutch Shares following completion of the Exchange Offer, including a statutory squeeze out, a statutory merger that could include cash payment provisions and transactions that would not involve a compulsory acquisition, such as open market purchases. It was noted that an extraordinary general meeting of Royal Dutch shareholders would likely be required for any unwind transaction. Finally, the Board of Royal Dutch Shell was informed that further study was required on the alternatives (including whether it may be possible to offer a loan note alternative to UK resident holders), and the technical feasibility of such alternatives, and that any decision on the acquisition of the minority interest in Royal Dutch could only occur once the final size and nature of the minority interest was determined. No actions were taken by the Board of Royal Dutch Shell and management was asked to report in more detail in September.
      On September 19, 2005, the Board of Royal Dutch Shell considered a proposal for the unwind of the 60:40 cross-holdings of Royal Dutch and Shell Transport in Shell Petroleum and SPCo, including a merger of Royal Dutch into Shell Petroleum, to achieve governance, management and fiscal efficiencies for the Shell Group. It was noted that, as part of the unwind proposal, it would be possible to structure the merger so as to acquire the approximately 1.5% interest of the Minority Holders in Royal Dutch and to offer exchangeable loan notes to UK resident Minority Holders. The Board of Royal Dutch Shell approved making the unwind proposal, including the acquisition of the interests of each Minority Holder for cash (or if such Minority Holder is an eligible UK resident then, at the option of such Minority Holder, exchangeable loan notes in lieu of cash). The proposal was subject to final consideration of all aspects of the matter, including the amount of the cash to be paid, as well as other possible alternative transactions, at a subsequent meeting of the Board of Royal Dutch Shell and the Boards of Royal Dutch and Shell Petroleum.
      On September 19, 2005, the Boards of Royal Dutch and Shell Petroleum considered the proposal for the Proposed Transaction and noted that the definitive terms and associated risks would be fully evaluated at a later meeting. The Boards of Royal Dutch and Shell Petroleum resolved to engage Deloitte Accountants B.V. (“Deloitte”) and Ernst & Young Accountants, The Netherlands (“E&Y”), respectively, and, in the case of Royal Dutch, ABN AMRO, to provide certifications, reports and opinions in connection with the Proposed Transaction.
      On October 26, 2005, the Boards of Royal Dutch Shell, Royal Dutch and Shell Petroleum each met to consider the proposed definitive terms of the Proposed Transaction, as well as certain alternatives. Also participating or providing advice were representatives of management; De Brauw Blackstone Westbroek N.V. (“De Brauw”), Dutch counsel to Royal Dutch Shell, Royal Dutch and Shell Petroleum; Cravath, Swaine & Moore LLP (“Cravath”), United States counsel to Royal Dutch Shell, Royal Dutch and Shell Petroleum; Slaughter and May, English counsel to Royal Dutch Shell, Royal Dutch and Shell Petroleum; and ABN AMRO.
      De Brauw informed the Boards of the legal obligations under Dutch law in connection with the Proposed Transaction. In particular, De Brauw informed the Board of Royal Dutch of the requirement that it act in the best interest of Royal Dutch and the enterprise associated with Royal Dutch and that this obligation requires the Board to carefully consider the advantages and disadvantages of a proposed course of action and to consider the alternatives from the perspective of the interest of Royal Dutch and not solely from the perspective of one shareholder or one group of shareholders. De Brauw informed the Board of Royal Dutch that it must weigh the interests of all relevant parties in a balanced and reasonable manner and that it has broad discretion to resolve upon the course of action which the Board reasonably believes to be in the best interest of Royal Dutch and the enterprise associated with Royal Dutch. De Brauw noted that the Board should give particular attention to the fact that all members of the Board of Royal Dutch are also members of the Board of Royal Dutch Shell and that Dutch law requires the Board of Royal Dutch to be conscious of the fact that there might be a conflict of interest and to disclose this to shareholders at the EGM, but that in the present case it was not required for the Board of Royal Dutch to form a special committee or for directors to recuse themselves from one board or the other. De Brauw advised that it would be prudent, given its fiduciary duties to the Minority Holders, for the Board of Royal Dutch to engage an independent financial adviser to assist the Board in determining that the Proposed Transaction is fair, from a financial point of view, to the Minority Holders. De Brauw also noted the unprecedented nature of the Merger and advised the Board of Royal Dutch that in the context of the Merger the Board should be satisfied that the Minority Holders are treated reasonably and that in particular the cash amount payable to the Minority Holders should not be less than the Minority Holders may reasonably expect to receive in a statutory squeeze out procedure. De Brauw advised that the Board should also be satisfied that Royal Dutch or members of the Board are not in possession, as of the time on which the Exchange Ratio is determined by the Board or a committee thereof, of undisclosed price sensitive information regarding Royal Dutch Shell, Royal Dutch or any of their shares. Further, De Brauw advised that the Board of Royal Dutch should be satisfied that the value of a loan note is not more than the cash amount payable in respect of a Royal Dutch Share. De Brauw also advised the Board of Royal Dutch that in connection with a squeeze out under Dutch law, based on precedent transactions involving earlier exchange offers, it is a “near certainty” that a Dutch court would base the amount of cash consideration on the exchange ratio in the Exchange Offer which was two Royal Dutch Shell Class A ordinary shares for every Royal Dutch Share. However, De Brauw advised that it is less clear to establish which date and time a Dutch court would use to determine the cash value of the consideration, although most precedent cases seem to “pick” the date of the offer becoming unconditional or the date of first settlement thereafter, without clarification as to the opening or closing price. De Brauw also advised that the Dutch court would want to be satisfied that since the relevant date for determining the cash value of the consideration, there has been no change in circumstances which could change its determination of the value of the shares held by the minority shareholders. Finally, De Brauw advised that in a squeeze out, interest at the statutory interest rate on the cash amount is payable from the date when the court determines the valuation and any dividends declared after such date and before the date of payment are deducted from such interest. De Brauw confirmed to the Board of Royal Dutch that no precedents had been found where a Dutch court has determined that the price should be less than the value of the original offer.
      Cravath informed the Boards of the requirements of Rule 13e-3 under the Exchange Act. Slaughter and May informed the Boards of the terms of the exchangeable loan notes that eligible UK resident holders may elect to receive.
      Management presented to the Boards the proposed methodology for determining the value of the Merger Consideration. Management recommended that the Merger Consideration be determined by taking the highest of: (i) two times the opening price of Royal Dutch Shell Class A ordinary shares as of July 20, 2005 on Euronext Amsterdam, (ii) the average of the Royal Dutch Share closing price on Euronext Amsterdam from July 20, 2005 through September 30, 2005 (the last day of exchange trading of Royal Dutch Shares before the Merger Consideration is set), (iii) two times the average of the Royal Dutch Shell Class A ordinary share closing price on Euronext Amsterdam from July 20, 2005 through the last trading day of Royal Dutch Shell Class A ordinary shares before the Merger Consideration is set (the “Last RDS-A Trading Day”), (iv) two times the trailing five day average of the Royal Dutch Shell Class A ordinary share closing price on Euronext Amsterdam through the Last RDS-A Trading Day or (v) two times the trailing two day average of the Royal Dutch Shell Class A ordinary share closing price on Euronext Amsterdam through the Last RDS-A Trading Day.
      ABN AMRO presented to the Boards their analyses relating to (i) the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto to the Minority Holders who will receive the Merger Consideration in the Merger. and (ii) whether the value of the exchangeable loan notes to be offered to eligible UK resident Minority Holders, when issued, will be greater than the value of the Merger Consideration, and informed the Board of Royal Dutch that they would expect to deliver their written opinions once the proposed amount of the Merger Consideration was determined in accordance with the pricing methodology approved by the Boards. For further discussion of ABN AMRO’s opinions, see Section II.4(a), “Special Factors — Certain Opinions and Reports — Opinions of ABN AMRO”.
      The Boards also took note of the proposed terms of the Implementation Agreement, and, in particular, the requirements to use all reasonable endeavors, subject to their director’s fiduciary duties, to procure the satisfaction of the conditions set out in the Implementation Agreement and to implement the Proposed Transaction.
      The Board considered the documents presented at the meeting and the advice of De Brauw, Cravath, Slaughter and May and the analyses of ABN AMRO and, in particular, their attention was drawn to the risks associated with the Merger and their duties to the Minority Holders under Dutch law. For discussion of the factors considered by the Board of Royal Dutch, see Section II.3(b) “Special Factors — Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Position on the Fairness of the Proposed Transaction”.
      As the Boards were aware that Royal Dutch Shell would release its financial results for the third quarter of 2005 at the opening of business on October 27, 2005, each Board resolved to establish a Board Committee (collectively, the “Pricing Committees”) for the purpose of determining the Merger Consideration and receiving the ABN AMRO opinions at a later date. The members of the Pricing Committees of Royal Dutch Shell and Shell Petroleum were Messrs van der Veer and Voser. The members of the Pricing Committee of Royal Dutch were Messrs van der Veer and Jacobs. The authority of each Pricing Committee was limited to determining the Merger Consideration in accordance with the pricing methodology approved by the relevant Board, and doing all such acts and things, and approving any changes to and executing and delivering any documents, deemed necessary, desirable or appropriate in connection with the Proposed Transaction. Each Board further resolved that the pricing methodology as recommended by management was fair to the Minority Shareholders and such pricing methodology was accordingly approved. Each Board further resolved to conditionally approve the other aspects of the Proposed Transaction subject to determination of the Merger Consideration by the Pricing Committee in accordance with the pricing methodology so approved.
      On October 31, 2005, the Pricing Committees met and determined a proposed merger consideration of €52.21 in accordance with the pricing methodology approved by the Boards. This represented two times the average of the closing prices of the Royal Dutch Shell Class A ordinary shares over the period July 20, 2005 through October 28, 2005 (rounded up to the nearest euro cent). On the basis that the Merger Consideration would be equal to such proposed merger consideration, ABN AMRO delivered its two written opinions addressed to the Board of Royal Dutch. The first opinion is to the effect that, as at October 31, 2005, based upon and subject to matters considered, assumptions used and qualifications set forth therein, the Exchange Ratio and the Merger Consideration pursuant thereto are fair, from a financial point of view, to the Minority Holders who will receive the Merger Consideration in the Merger and the second opinion is to the effect that based upon and subject to matters considered, assumptions used and qualifications set forth therein, the value of the exchangeable loan notes to be offered to eligible UK resident Minority Holders, when issued, will not be greater than the value of the Merger Consideration to be paid to the Minority Holders under the terms of the Merger. Accounting certifications and reports required under Dutch law were also received by the Boards of Royal Dutch and Shell Petroleum from Deloitte and E&Y, respectively. These opinions, certifications and reports are described in more detail below in Section II.4, “Special Factors — Certain Opinions and Reports”.
      Upon consideration of the opinions from ABN AMRO and the accounting certifications and reports, the Pricing Committees unanimously determined that the amount of the Merger Consideration would be equal to the merger consideration earlier proposed, and considered by ABN AMRO for purposes of its opinions, and determined that the Proposed Transaction, including the Merger and the Merger Consideration, is fair to the Minority Holders and that the conditions to the Boards’ approval of the terms of the Proposed Transaction had been satisfied.

      The Proposed Transaction was unanimously approved by the directors of Royal Dutch who are not employees of Royal Dutch. No directors of Royal Dutch Shell, Royal Dutch or Shell Petroleum present at the respective Board meetings dissented or abstained from voting on the Proposed Transaction.
      Except as disclosed herein, neither Royal Dutch Shell nor Shell Petroleum is aware of any firm offer by an unaffiliated third party during the past two years with respect to a merger or consolidation of Royal Dutch, the sale or other transfer of all or any substantial portion of the assets of Royal Dutch, or a purchase of securities of Royal Dutch securities that would enable such person to exercise control over Royal Dutch.
      Except as disclosed herein, the majority of directors of Royal Dutch who are not employees of Royal Dutch has not retained an unaffiliated representative to act solely on behalf of unaffiliated security holders for the purpose of negotiating the terms of transaction or preparing a report concerning the fairness of the transaction.
3.     Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction
     (a)     Purposes and Reasons
      The historic holding structure of the Shell Group, whereby Shell Petroleum and SPCo are each held 60:40 by Royal Dutch and Shell Transport, respectively, reflected the governance structure that was implemented by Royal Dutch and Shell Transport pursuant to the 1906 and 1907 agreements under which the Shell Group was formed. Since those agreements were terminated as part of the Unification Transaction on July 20, 2005, the 60:40 cross holdings are no longer necessary for governance purposes.
      The primary purpose of the Proposed Transaction is to achieve governance, management, and fiscal efficiencies for the Shell Group. The Merger will simplify the organizational structure of the Shell Group and eliminate the potential investor confusion of having, and the duplicative and administrative burdens associated with maintaining, two publicly held companies in the Shell Group. The Proposed Transaction will also allow the Shell Group to realize overall tax efficiencies for 2005 and thereafter by unifying the Dutch tax resident companies into one Dutch fiscal group and the UK tax resident companies into another fiscal group. In particular, completion of the Merger in 2005 will allow for tax consolidation of Royal Dutch and Shell Petroleum under Dutch law from January 1, 2005. If the Proposed Transaction is not completed before January 1, 2006, the Implementation Agreement may be terminated by Royal Dutch Shell or Royal Dutch.
      The Merger will also allow Royal Dutch Shell to acquire 100% of the interests in Royal Dutch as contemplated in the Unification Transaction, on a basis that is likely to be less time consuming and procedurally more efficient than the implementation of statutory squeeze out proceedings under Dutch law. Royal Dutch Shell has resolved to initiate statutory squeeze out proceedings in relation to Royal Dutch, if for any reason it should be impossible to complete the Merger. A squeeze out would result in all Minority Holders receiving a cash payment in exchange for their Royal Dutch Shares. An additional benefit of the Merger compared with Dutch statutory squeeze out proceedings is that it allows the offer of exchangeable loan notes to eligible UK resident Minority Holders.

      The diagrams below illustrate the structure of the Shell Group before and after the Proposed Transaction.
     (b)     Position on the Fairness of the Proposed Transaction

Position of Royal Dutch on the fairness of the Proposed Transaction
      The Board of Royal Dutch believes that the Proposed Transaction is fair to and in the best interest of Royal Dutch and the enterprise associated with Royal Dutch and is fair to the Minority Holders. This belief is based on the following factors, each of which, in their view, supports these conclusions:

•	The fact that the Merger Consideration is equal to two times €26.103 (rounded up to the nearest euro cent), being the average Royal Dutch Shell Class A ordinary share closing price over the period July 20, 2005 to October 28, 2005, which results in premiums of 0.6% and 2.8% relative to two times the Royal Dutch Shell Class A ordinary share opening price and closing price, respectively, on Euronext Amsterdam on July 20, 2005, a 1.2% premium relative to the Royal Dutch Share closing price on Euronext Amsterdam on September 30, 2005 (the last day of exchange trading of Royal Dutch Shares before the Merger Consideration was set), and a 7.3% premium to the average Royal Dutch Share closing price over the period January 1 to September 30, 2005 (it also reflects premiums of 20.7% and 11.2% to the average of the prices at which Royal Dutch Shares were repurchased since the beginning of 2004 and in 2005, respectively, as noted by ABN AMRO). The Board noted the advice of De Brauw, described above, that under Dutch law the Board should be satisfied that the Minority Holders are treated reasonably. In this connection, the Board concluded that the trading price of the Royal Dutch Shell shares is a highly objective proxy for valuing the underlying enterprise (so long as all material price sensitive information has been disclosed to the market). In reaching that conclusion, the Board considered that (i) 98.5% of the

Royal Dutch shareholders who tendered their Royal Dutch Shares in the Exchange Offer received Royal Dutch Shell Class A ordinary shares, (ii) shareholders of Royal Dutch and Royal Dutch Shell hold an interest in the same economic entity, (iii) the historic share price development of Royal Dutch is broadly in line with the historic share price development of Royal Dutch Shell, and (iv) Royal Dutch Shell is a very large listed company, well covered by equity analysts, with a diversified shareholder base and with highly liquid shares. The Board also considered that the Royal Dutch Shell Class A ordinary shares are a better proxy for underlying value than the Class B ordinary shares because although Royal Dutch Shell Class A and Class B ordinary shares hold the same economic interest in the Shell Group, the difference in market prices between these two classes of shares is likely attributable to the dividend access scheme, created for tax purposes, in which holders of Royal Dutch Shell Class B ordinary shares participate, and in which holders of Royal Dutch Shell Class A ordinary shares and Royal Dutch Shares do not participate. The Board also noted that Royal Dutch Shares represent only 1.5% of the equity of Royal Dutch and do not have the ability to affect the outcome of any matter put to a vote of shareholders of Royal Dutch and so should not command any “control” or “strategic” premium. It was noted that this is supported by the fact that during the period beginning after August 9, 2005 (when the subsequent offer acceptance period under the Exchange Offer ended) through September 30, 2005 (the last day of exchange trading of Royal Dutch Shares before the Merger Consideration was set), the Royal Dutch Shares largely traded at a discount to two Royal Dutch Shell Class A ordinary shares. It was also noted that the Merger would not result in any synergies that would justify a material premium over market prices.

•	The fact that the Merger Consideration reflects the highest of the pricing formulas considered under the pricing methodology and reflects a 2:1 ratio based on closing market prices on Euronext Amsterdam. The Board considered that this approach provided the Minority Holders the benefit of increases in the trading price of the Royal Dutch Shell Class A ordinary shares over both longer and shorter periods since July 20, 2005 and allowed for the amount of the Merger Consideration to reflect any market reaction to the information contained in the 2005 third quarter results announcement. It is also consistent with the Dutch legal advice regarding Dutch statutory squeeze out proceedings received from De Brauw as described above. The Board also noted that the 2:1 ratio reflects the ratio of the Exchange Offer (although Royal Dutch Shares have largely traded at a discount to this ratio after August 9, 2005). The Board determined to use Euronext Amsterdam as the reference market because the greatest volume of Royal Dutch Shell Class A ordinary shares is traded on Euronext Amsterdam, noting also that Euronext Amsterdam uses an auction at market close (the result of which is published), which is judged to be more transparent to non-market participants than other metrics such as volume weighted average prices.

•	The fact that Royal Dutch Shell has resolved to initiate statutory squeeze out proceedings in relation to Royal Dutch, if for any reason it should be impossible to complete the Merger (Royal Dutch Shell, as the owner of more than 95% of the share capital of Royal Dutch, has the right to implement such proceedings without the consent of Royal Dutch), and the advice of De Brauw, noted above, that a Dutch court would likely award cash consideration equivalent to the cash value per share of the Exchange Offer as of the close of the Exchange Offer, with consideration as to whether there is a change of circumstances in the intervening time period to the time at which the Board determines the Exchange Ratio, and that squeeze out proceedings would likely take considerably longer to complete than the Merger. Accordingly, the Board determined that the Merger would allow the Minority Holders to receive cash for their Royal Dutch Shares more quickly and more efficiently than through statutory squeeze out proceedings.

•	The fact that Minority Holders on the applicable record date will receive the Royal Dutch interim dividend for the third quarter of 2005 of €0.46 per share (or $0.5556 per share for holders of New York registered shares) which will be payable on December 15, 2005, and that the Merger Consideration was set based on trading prices that included the expected quarterly dividend. The Board also noted that, as in Dutch statutory squeeze out proceedings, the terms of the Merger provide (a) for interest to accrue on the Merger Consideration at the statutory rate of 4% per annum from October 31, 2005 until the effective date of the Merger (expected to be December 21, 2005), as part of the consideration under the Merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount.

•	The fact that the Proposed Transaction would allow for eligible UK resident holders to have the option to elect to receive exchangeable loan notes, which, under provisions of UK law, would allow for a rollover of UK capital gains tax, and that this election would not be available in a statutory squeeze out proceeding.

•	The terms and conditions of the Implementation Agreement, including the requirements for an extraordinary general meeting and the other requirements of Dutch law relating to the establishment of the Exchange Ratio and the Merger Consideration pursuant thereto. In connection with its evaluation of the Exchange Ratio and the Merger Consideration pursuant thereto, the Board of Royal Dutch noted that a reclassification of shares would occur in connection with the election by eligible UK resident Minority Holders to receive loan notes but was not otherwise expected to have any ultimate substantive effect on Royal Dutch shareholders.

•	The two written opinions dated October 31, 2005 of ABN AMRO to the Board of Royal Dutch to the effect that, based upon and subject to the matters considered, assumptions used and qualifications set forth therein, (i) as at October 31, 2005, the Exchange Ratio and the Merger Consideration pursuant thereto are fair, from a financial point of view, to the Minority Holders who will receive the Merger Consideration in the Merger, and (ii) the value of the exchangeable loan notes to be offered to eligible UK resident Minority Holders, when issued, will not be greater than the value of the Merger Consideration to be paid to the Minority Holders under the terms of the Merger.

•	The certifications and reports delivered by Deloitte and E&Y, pursuant to and in accordance with Dutch legal requirements, that (i) the Exchange Ratio is reasonable, (ii) the equity of Royal Dutch as of September 30, 2005 was at least equal to the nominal value of the aggregate number of the shares to be allotted by Shell Petroleum pursuant to the Exchange Ratio, plus the cash payments and loan notes issued for fractional entitlements represented by the Merger Consideration.
      The Board of Royal Dutch also considered the following adverse factors:

•	The fact that the Minority Holders receiving the Merger Consideration would not have a continuing interest in the Shell Group. However, this factor was considered mitigated by the fact that in a statutory squeeze out proceeding, which Royal Dutch Shell intends to implement if the Proposed Transaction is not completed, Minority Holders would also not have any continuing interest in the Shell Group. It was also mitigated by the fact that holders had the opportunity to participate in the Exchange Offer and were advised in connection with the Exchange Offer that Royal Dutch Shell intended to acquire 100% of the Royal Dutch Shares by means of a squeeze out proceeding or other transaction.

•	The fact that the Proposed Transaction would be taxable in a number of jurisdictions for Minority Holders receiving the Merger Consideration. However, this was considered mitigated by the fact that Minority Holders will be entitled to receive cash payments for their Royal Dutch Shares.

•	The fact that the Proposed Transaction would not require a separate vote of the unaffiliated shareholders. However, this factor was considered mitigated by the fact that a financial advisor to Royal Dutch had provided an opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto and that Dutch law does not require such a vote.

•	The fact that loan notes would only be offered to eligible UK residents giving appropriate representations. However, this was considered mitigated by the fact that the Board of Royal Dutch had received an opinion of ABN AMRO to the effect that, based upon and subject to matters considered, assumptions used and qualifications set forth therein, the value of the exchangeable loan notes to be offered to eligible UK resident Minority Holders, when issued, will not be greater than the value of the Merger Consideration to be paid to the Minority Holders under the terms of the Merger. The Board also noted that as a result of the two share limit, the market value of the consideration received on exchange will be less than the face amount of the loan notes unless the Royal Dutch Shell Class A ordinary shares are trading above the sterling equivalent of €26.1050 (being one-half of the Merger Consideration of €52.21) at the time of exchange (the sterling equivalent value being set based on the euro/sterling exchange rate on the day prior to the effective date of the Merger). It was noted that Royal Dutch was not aware of any other jurisdiction apart from the UK where Minority Holders are resident and a loan note would provide a comparable benefit. Therefore, given the above, it was not anticipated that loan notes would be attractive to holders outside the UK. It was also noted that an offer of loan notes in some countries (including the U.S. and The Netherlands) would require the preparation of a prospectus or other regulatory compliance that would involve additional time and expense.

•	The fact that under Dutch law the amount of the Exchange Ratio and the Merger Consideration pursuant thereto must be determined no later than on the date of signing of the Merger Proposal (October 31, 2005), and cannot be adjusted prior to the effective date of the Merger (which is expected to be December 21, 2005). It was noted that this may be adverse to the Minority Holders if the price of Royal Dutch Shell Shares increases during that period, however, this was considered mitigated as Minority Holders are also insulated against decreases in the Royal Dutch Shell share price during that period.

      The Board of Royal Dutch also noted the following factors which support the fairness of the transaction to Royal Dutch and the enterprise associated with Royal Dutch, and were not considered adverse to its determination of the fairness of the Proposed Transaction to Minority Holders.

•	The fact that the Merger will complete the unification of Royal Dutch and Shell Transport under Royal Dutch Shell as contemplated by the Unification Transaction and follows the successful Exchange Offer in which holders of 98.5% of Royal Dutch Shares participated and received Royal Dutch Shell shares, and the fact that the Merger will allow Royal Dutch Shell to acquire 100% of the interests in Royal Dutch as contemplated in the Unification Transaction, on a basis that is likely to be less time consuming and procedurally more efficient than the implementation of statutory squeeze out proceedings under Dutch law.

•	The fact that the Proposed Transaction will achieve governance, management, and fiscal efficiencies for the Shell Group because it will (i) simplify the organizational structure of the Shell Group and eliminate the potential investor confusion of having, and the duplicative and administrative burdens associated with maintaining, two publicly held holding companies in the Shell Group, and (ii) allow the Shell Group to realize overall tax efficiencies for 2005 and thereafter by unifying the Dutch tax resident companies into one Dutch fiscal group and the UK tax resident companies into another fiscal group and, in particular, the completion of the Merger in 2005 allows for tax consolidation of Royal Dutch and Shell Petroleum under Dutch law from January 1, 2005.
      In view of the variety of factors considered by the Board of Royal Dutch, the Board did not find it practicable to, and did not, quantify or otherwise attempt to assign specific or relative weights to the factors it considered in reaching their determinations, although it considered certain mitigating factors in relation to the adverse factors, as discussed above, and concluded that the favorable factors outweighed the adverse factors.
      Other than as described above, the Board of Royal Dutch did not consider any further factors regarding the fairness to Minority Holders of the Proposed Transaction. The Board considered that the factors considered provided a reasonable basis to form the belief stated above. As discussed above, the Board considered the enterprise value of the Shell Group, on the basis of the market price of the Royal Dutch Shell Class A ordinary shares. Although there are other valuation methodologies to assess the fundamental valuation of the Shell Group, their relevance was considered debatable in this context given their inherent subjectivity (when compared to the objective benchmark of the market determined Royal Dutch Shell share price) and the significant underlying assumptions necessary. The Board considered that: (i) discounted cash flow (“DCF”) analysis is heavily dependent on the assumptions made as to the key drivers of value (e.g. inter alia, crude oil price and refining margins) and the required rate of return or discount rate applied; and (ii) benchmarking the valuation of Royal Dutch Shell against the market valuation of comparable companies (by reference to operating and equity market valuation characteristics) provides a gauge for how Royal Dutch Shell is valued versus its peer group, but the differences in valuation between listed companies reflect the outcome of the market’s assessment of company-specific factors and differences in business profile. The Board noted the net asset value information contained in the presentation by ABN AMRO which included that the Merger Consideration represents a premium of 120.5% to the Royal Dutch net assets per share determined on a parent company-only basis under Dutch GAAP as at September 30, 2005 and a premium of 117.3% to the approximate amount of Royal Dutch net assets per share on a consolidated basis under IFRS (such approximate amount being determined based on Royal

Dutch Shell’s estimate that 60% of Royal Dutch Shell consolidated net assets is a reasonable proxy for the consolidated net assets of Royal Dutch). The Board did not consider net asset value per share to be relevant because of the fact that it primarily reflects the accounting carrying values of tangible and intangible assets, rather than their current fair values. The Board also did not consider liquidation value to be relevant because the Shell Group is not being liquidated and appraisals relating to the value of the assets and liabilities of the Shell Group are not available and a meaningful analysis of this value would be impracticable. Also, all of these metrics fail to account for the fact that Minority Holders will be squeezed out at a price related to market prices if the Merger is not completed. This fact reinforces the relevance of a valuation metric based on Royal Dutch Shell share prices.

Positions of Royal Dutch Shell and Shell Petroleum on fairness to the Minority Holders
      The Boards of Royal Dutch Shell and Shell Petroleum believe that the Proposed Transaction is fair to the Minority Holders. In reaching this conclusion, Royal Dutch Shell and Shell Petroleum have noted the certifications, reports and opinions being delivered to the Board of Royal Dutch by ABN AMRO, Deloitte and E&Y and the factors being considered by and the analyses and conclusions being made by the Board of Royal Dutch and have expressly adopted these factors, analyses and conclusions.

(c)	Alternatives Considered
      The alternatives considered by the Boards of Royal Dutch Shell, Royal Dutch and Shell Petroleum to acquire the interests of the Minority Holders of Royal Dutch were:
      Squeeze out under Dutch law: As a holder of greater than 95% of the issued and outstanding share capital of Royal Dutch, pursuant to Article 2:92a of the Dutch Civil Code, Royal Dutch Shell is permitted to initiate proceedings against the Minority Holders of Royal Dutch Shares to force the Minority Holders to transfer their Royal Dutch Shares to Royal Dutch Shell against payment of a price in cash to be determined by a Dutch court.
      Although statutory squeeze out proceedings would result in the acquisition by Royal Dutch Shell of 100% of the Royal Dutch Shares, this alternative was rejected by the Boards as it would take significantly longer to complete than the Merger and is a procedurally less efficient method of achieving this objective. The Boards were advised by De Brauw that if the unwind of the 60:40 cross holdings was implemented without acquiring the minority interests in Royal Dutch, a statutory squeeze out could only be implemented after such unwind was completed, in which case it is likely that the minority interests would remain until 2007. Additionally, the Boards considered that the associated costs and administrative burdens of Royal Dutch continuing as a public company, including the costs of preparing filings and financial statements, were not insignificant. The Boards also considered that a squeeze out would not achieve the fiscal efficiencies arising from the consolidation of Royal Dutch and Shell Petroleum under the Merger and would not permit the use of loan notes.
      Offers for Royal Dutch Shares: The Boards also considered whether to initiate a second offer to exchange Royal Dutch Shares for Royal Dutch Shell Class A ordinary shares. The Boards rejected initiating a second exchange offer as such a transaction would require similar documentation and regulatory clearances as the previous Exchange Offer and a comparable amount of time, cost and effort. Additionally, a second exchange offer would not result in the compulsory acquisition of the entire interest of the Minority Holders in Royal Dutch and statutory squeeze out procedures under Dutch law would still be required to acquire the residual minority. For similar reasons, the use of open market transactions to acquire the interests of the Minority Holders was rejected after a preliminary review.
     (d)     Effects of the Proposed Transaction
      General. Upon completion of the Proposed Transaction, Royal Dutch Shell will hold a 100% interest in the assets, the net book value and the net earnings of the Shell Group, an increase of 0.9% from its current interest (in each case excluding minority interests in subsidiaries of the Group). On this basis Royal Dutch Shell’s interest in the assets and net book value of the Shell Group as of September 30, 2005, would increase by $2.2 billion and $0.9 billion, respectively, and its interest in the net earnings of the Shell Group for the nine months ending September 30, 2005 would increase by $0.2 billion (excluding the impact of the Merger Consideration to be paid and assuming the Unification Transaction had been completed as of December 31, 2004). Accordingly, Royal Dutch Shell and its shareholders will be the beneficiaries of any future increases in the value of the Shell Group and will bear the entire risk of all losses incurred in the operation of, and all decreases in the value of, the Shell Group. It is intended that the Proposed Transaction will allow the Shell Group to further realize efficiencies made possible by, or intended to result from, the Unification Transaction.
      Except as noted below, as a result of the completion of the Proposed Transaction, the Minority Holders will no longer have any equity interest in Royal Dutch and will therefore cease to benefit from, and bear any of the risks incident to, ownership of an equity interest in the Shell Group. The loan notes are exchangeable for a number of Class A ordinary shares of Royal Dutch Shell based on the principal value of their loan notes divided by the market price of the Class A ordinary shares at the time of the exchange subject to a maximum two share limit, being the number of shares such holders would have received had such holders tendered in the Exchange Offer. As a result of the two share limit, the market value of the consideration received on exchange will be less than the face amount of the loan notes unless the Royal Dutch Shell Class A ordinary shares are trading above the sterling equivalent of €26.1050 (being one-half of the Merger Consideration of €52.21) at the time of the exchange. The sterling equivalent value of the loan notes will be set using the euro/sterling exchange rate on the day prior to the effective date of the Merger. The exchange for Royal Dutch Shell Class A ordinary shares can be required by Royal Dutch Shell or the holder of the exchangeable loan notes in accordance with the terms of such loan notes. Royal Dutch Shell intends (but is not obliged) to exchange the loan notes on the first exchange date, which will be January 6, 2006.
      Upon completion of the Merger, Shell Petroleum will be the surviving entity and Royal Dutch and the Royal Dutch Shares will cease to exist. Due to this, trading of Royal Dutch Shares will cease, Royal Dutch will be delisted from the NYSE (if it has not been delisted prior to the Merger), the registration of the Royal Dutch Shares under the Exchange Act will be terminated and Shell Petroleum, as the successor of Royal Dutch, will not be subject to the periodic reporting obligations of the Exchange Act or otherwise be subject to the U.S. Federal securities laws applicable to public companies.
      For a further discussion of the effects of the Proposed Transaction, please see Section IV.1, “The Proposed Transaction — Overview of the Proposed Transaction”. For a discussion of U.S. Federal and Dutch income tax consequences of the Proposed Transaction on the holders of Royal Dutch Shares, please see Section  V, “Certain U.S. Federal Income Tax and Dutch Tax Consequences”.

4.	Certain Opinions and Reports
     (a)     Opinions of ABN AMRO

(i) Opinion with respect to the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto to the Minority Holders receiving the Merger Consideration
      In connection with the Proposed Transaction, Royal Dutch retained ABN AMRO to act as its financial advisor and render an opinion as to the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto to the Minority Holders who will receive the Merger Consideration. ABN AMRO delivered a written opinion to the Board of Royal Dutch dated October 31, 2005 that, as at that date, and based upon and subject to the matters considered and the assumptions and qualifications set forth in the opinion, the Exchange Ratio and the Merger Consideration pursuant thereto were fair, from a financial point of view, to the Minority Holders who will receive the Merger Consideration in the Merger.
      The full text of the written opinion of ABN AMRO is attached hereto as Annex A and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinion. ABN AMRO provided its opinion to the Board of Royal Dutch in connection with its evaluation of the Proposed Transaction, the opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch shareholders as to whether such holders should vote for or against the Merger, whether any Minority Holder should receive the Merger Consideration or elect to receive the Loan Note Consideration (as such term is defined below) or how any Minority Holder should otherwise act in relation to the Proposed Transaction. This summary does not purport to be a complete description of the opinion and analyses performed by ABN AMRO and is qualified by reference to the written opinion of ABN AMRO set forth in Annex A hereto but it does summarize all of the material analyses performed and presented by ABN AMRO. You are urged to read the opinion carefully and in its entirety.

      The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of ABN AMRO. In arriving at its opinion, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on selected elements thereof, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      The analyses were prepared for the purposes of ABN AMRO providing its opinion to the Board of Royal Dutch in connection with its evaluation of the Exchange Ratio and the Merger Consideration pursuant thereto to be paid to Minority Holders under the terms of the Merger and do not purport to be appraisals or to reflect levels at which Royal Dutch Shell Class A ordinary shares or any other securities might trade in the future which may be significantly more or less favorable than as set forth in these analyses.
      For the purposes of providing its opinion, ABN AMRO:

•	reviewed certain publicly available business and financial information relating to Royal Dutch, including the audited annual financial statements (the “annual accounts”) for the consecutive financial years ending December 31, 1999 through December 31, 2004 and the unaudited nine-month financial figures for the period ending September 30, 2005;

•	reviewed certain publicly available business and financial information relating to Shell Transport, including the audited annual accounts for the consecutive financial years ending December 31, 1999 through December 31, 2004 and the unaudited nine-month financial figures for the period ending September 30, 2005 as prepared for the purposes of the Proposed Transaction;

•	reviewed certain publicly available business and financial information relating to Royal Dutch Shell, including the audited annual accounts for the consecutive financial years ending December 31, 2002 through December 31, 2004 and the unaudited nine-month financial figures for the period ending September 30, 2005;

•	reviewed certain documents relating to the Proposed Transaction and the Unification Transaction, including among other things the pricing methodology approved by the Boards of Royal Dutch Shell, Royal Dutch and Shell Petroleum;

•	participated in discussions with and reviewed information provided by management and employees of Royal Dutch Shell and Royal Dutch and their advisers with respect to matters ABN AMRO believed necessary or appropriate for its enquiry;

•	reviewed the historical share prices and trading volumes of Royal Dutch Shell shares, Royal Dutch Shares and Shell Transport shares;

•	reviewed publicly available data regarding share buybacks of Royal Dutch Shell, Royal Dutch and Shell Transport;

•	reviewed the financial terms of certain transactions ABN AMRO believed to be comparable to the Proposed Transaction;

•	reviewed the legal review on the typical price determination in a squeeze out proceeding under Dutch law by the Court of Appeal in The Netherlands provided to Royal Dutch Shell by De Brauw, Dutch legal counsel to Royal Dutch, Royal Dutch Shell and Shell Petroleum, which was reviewed and concurred with by Freshfields Bruckhaus Deringer (“Freshfields”), Dutch legal counsel to ABN AMRO;

•	reviewed publicly available data regarding the market practice of settlement of fractional entitlements; and

•	performed such other financial reviews and analysis, as ABN AMRO, in its absolute discretion, deemed appropriate.
      ABN AMRO assumed and relied upon, without independent verification (other than the legal review mentioned above), the truth, accuracy and completeness of the information, data, analysis and financial terms provided to it or used by it, including, among other things, the information, analysis and advice received by Royal Dutch Shell, Royal Dutch and Shell Petroleum from their respective advisors, assumed that the same were not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, operations or liabilities (other than the analysis of loan notes for the purposes of a separate opinion of ABN AMRO as described below) of Royal Dutch, Shell Petroleum, Shell Transport or Royal Dutch Shell nor was ABN AMRO provided with such valuation or appraisal. No financial forecasts were provided to ABN AMRO for purposes of its analyses. In preparing its opinion, ABN AMRO received specific confirmation from senior management of Royal Dutch that the assumptions specified in its written opinion were reasonable and no information had been withheld from ABN AMRO that could have influenced the purport of the opinion or the assumptions on which it is based.
      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the date of the opinion. ABN AMRO’s opinion exclusively focuses on the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto to the Minority Holders who will receive the Merger Consideration, and does not address any other issues such as the underlying business decision to merge Royal Dutch and Shell Petroleum or to recommend the Merger or to effect the Merger as opposed to any other transaction or procedure that would allow Royal Dutch Shell to acquire shares of Royal Dutch that it does not already own, or the commercial merits of any of the foregoing, the fairness of the Loan Note Consideration to eligible UK resident Minority Holders who elect to receive loan notes in lieu of the Merger Consideration or the prices or volumes at which the shares of Royal Dutch Shell or any other securities may trade following completion of the Proposed Transaction. Subsequent developments in the aforementioned conditions may affect ABN AMRO’s opinion and the assumptions made in preparing the opinion and ABN AMRO is not obliged to update, revise or reaffirm its opinion if such conditions change.
      In rendering its opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. ABN AMRO did not participate in negotiations with respect to the terms of the Implementation Agreement. Furthermore, ABN AMRO assumed that the Proposed Transaction will be consummated on the terms and conditions as set out in the Implementation Agreement, without any material changes to, or waiver of, those terms or conditions.
      As described on page 11 under Special Factors — “Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Position on the Fairness of the Proposed Transaction”, the Board of Royal Dutch took into account a number of factors in evaluating the Exchange Ratio and the Merger Consideration pursuant thereto and reaching a determination to recommend the Proposed Transaction, including, but not limited to, ABN AMRO’s opinion. Accordingly, ABN AMRO’s analyses summarized below should not be viewed as determinative of the views of the Board of Royal Dutch with respect to the Proposed Transaction.
      In order to consider the fairness, from a financial point of view, to the Minority Holders who will receive the Merger Consideration, of the Exchange Ratio and the Merger Consideration pursuant thereto, a key principle underlying ABN AMRO’s approach and analyses was that the Exchange Ratio and the Merger Consideration pursuant thereto under the terms of the Merger should be considered in the context of the Unification Transaction, whereby approximately 98.5% of Royal Dutch shareholders received two Royal Dutch Shell Class A ordinary shares (or one ADR) for each Royal Dutch Share exchanged.
      ABN AMRO assumed that the effective date of the Merger will be no later than December 31, 2005 and that Royal Dutch will pay a dividend in an amount equal to €0.46 to the shareholders of Royal Dutch prior to such effective date.
      ABN AMRO performed the analyses described below for the purposes of evaluating whether the Exchange Ratio and the Merger Consideration pursuant thereto were fair, from a financial point of view, as at the date of the opinion to the Minority Holders who will receive the Merger Consideration. The following is a summary of the financial analyses performed by ABN AMRO in connection with the rendering of its opinion.
      ABN AMRO performed the following analyses:

•	ABN AMRO analyzed the value that would be attributable to the Minority Holders (before payment of fractional entitlements) in the Proposed Transaction based on their economic interest in the Shell Group.

In particular ABN AMRO performed an analysis to establish that the Proposed Transaction does not alter the current economic interest of the Minority Holders in the Shell Group (before payment of fractional entitlements). ABN AMRO also analyzed market practice with respect to determining the cash value of fractional entitlements. In addition, ABN AMRO conducted an analysis to determine whether the market price of Royal Dutch Shares can be used as an indication of the going concern value of the Shell Group and of Royal Dutch.

•	ABN AMRO analyzed the consideration typically paid to minority shareholders under Dutch legal squeeze out proceedings. Given that Royal Dutch Shell has decided to implement the Merger as it is likely to be less time consuming and procedurally more efficient than statutory squeeze out proceedings under Dutch law, and given also that Royal Dutch Shell has advised Royal Dutch that if the Proposed Transaction is not completed as proposed, it intends to implement squeeze out proceedings, ABN AMRO have considered how a Dutch court would typically determine the price payable to minority shareholders in squeeze out proceedings under Dutch law.

•	ABN AMRO analyzed the consideration paid in precedent unification transactions.

•	ABN AMRO compared the Merger Consideration to the Royal Dutch Share price and net asset value per Royal Dutch Share.
      ABN AMRO has not analyzed the liquidation value of Royal Dutch due to the unavailability of appraisals relating to the value of the assets and liabilities of the Shell Group and the impracticality of making a meaningful analysis of this value. In addition, Royal Dutch Shell has stated that it does not intend to liquidate Royal Dutch Shell or Royal Dutch in the foreseeable future.

Analysis of the value which would be attributable to the Minority Holders of Royal Dutch based on the economic interest that they have in the Shell Group
      The current economic interest of the Minority Holders in the Shell Group is approximately 0.9%, determined by multiplying an approximate 1.5% direct shareholding that the Minority Holders have in Royal Dutch by 60%, which is the current economic interest of Royal Dutch in the Shell Group. ABN AMRO analyzed whether the current 60% interest of Royal Dutch in the Shell Group is supported by analyses of historical dividend receipts and payments, share buybacks, trading relationship and relative adjusted net current assets.

Historic dividend receipts and payments
      ABN AMRO extracted information regarding the dividends received and receivable from the cash flow statements and balance sheets respectively of Royal Dutch and Shell Transport from their respective annual reports and accounts for the preceding six years. This information was translated at currency exchange rates applicable to those periods. From these analyses, ABN AMRO has concluded that over a 5-year period, the average dividends paid and payable from the Shell Group to Royal Dutch and Shell Transport, respectively, have broadly been on a 60/40 basis (60.0/40.0 based on cash flow statements and 60.2/39.8 based on the balance sheets), matching the 60/40 interests in the Shell Group of Royal Dutch and Shell Transport, respectively. ABN AMRO also reviewed the dividend payments of Royal Dutch Shell in 2005. The second and third quarter 2005 dividends declared to Royal Dutch Shell Class A ordinary shareholders and Royal Dutch shareholders post completion of the Unification Transaction support a 2 : 1 exchange ratio between Royal Dutch Shell Class A ordinary shares and Royal Dutch Shares.

Historic share buyback programs
      ABN AMRO examined Royal Dutch’s and Shell Transport’s share buyback programs from February 2001 to the completion of the Unification Transaction. The total value of shares of Royal Dutch and Shell Transport repurchased by Royal Dutch and Shell Transport, respectively, was calculated for each buyback date. The total value of Shell Transport shares repurchased was converted into euro at the prevailing currency exchange rate for each repurchase date. The Royal Dutch Shares, on average, contributed 59.7% of the total value of share buybacks and the Shell Transport shares contributed 40.3%, substantially matching the 60/40 value apportionment implemented in the Unification Transaction. The total number of shares of Royal Dutch and Shell Transport repurchased by each of those companies was 74.8 million and 340.2 million, respectively, during this period. ABN AMRO noted that following completion of the Unification Transaction, Royal Dutch Shell has repurchased (for cancellation) approximately 82 million Royal Dutch Shell Class A ordinary shares, ABN AMRO concluded that such repurchases should not impact its analysis of the Exchange Ratio and the Merger Consideration pursuant thereto.

Historic trading relationship
      ABN AMRO analyzed the historic trading of Royal Dutch Shares and Shell Transport ordinary shares. The share prices were translated at currency exchange rates prevailing at that time. The share prices were subsequently multiplied by the shares outstanding (at the applicable times) of Royal Dutch and Shell Transport, respectively, to arrive at the historic market capitalizations. The historical trading relationship between the Royal Dutch Shares and Shell Transport ordinary shares has broadly matched the 60/40 ratio. When that relationship deviated from the 60/40 ratio, it appears to have done so for reasons external to the Shell Group, such as relative index performance and taxation changes.

Value Residing in the Parent Companies
      A review was performed by ABN AMRO of Royal Dutch Shell, Royal Dutch and Shell Transport, the holding companies of the Shell Group, the purpose of which was to identify any material value of any assets and liabilities that resided within one or other company at the Shell Group holding company level and which may, therefore, have a bearing on the relative apportionment of Royal Dutch in the Shell Group. This review included a review of various documents, and discussions with the representatives of, and advisers to, Royal Dutch Shell, Royal Dutch and Shell Transport. In particular, ABN AMRO placed reliance on the confirmations provided to it by Royal Dutch Shell, Royal Dutch and Shell Transport on October 24, 2005.
      The balance sheets of Royal Dutch and Shell Transport were analyzed in order to determine whether they had a material bearing on the relative apportionment of Royal Dutch in the Shell Group. The adjusted net current assets (“NCAs”) of Royal Dutch and Shell Transport were relevant for this analysis because they represented the sum of all line items on the balance sheets of Royal Dutch and Shell Transport (namely the current assets and current liabilities) other than the line items representing Royal Dutch’s and Shell Transport’s respective investments in Shell Petroleum and SPCo. The line items representing investments in Shell Petroleum and SPCo were not relevant for purposes of this analysis as they did not identify value residing within Royal Dutch Shell, Royal Dutch and Shell Transport. The review performed of Royal Dutch Shell, Royal Dutch and Shell Transport did not reveal any material assets or liabilities that resided solely within Royal Dutch Shell, Royal Dutch and Shell Transport, whether on or off balance sheet.
      ABN AMRO concluded that, based on the analysis of historical dividend receipts and payments, share buybacks, trading relationship and relative adjusted net current assets, the economic interest of the Minority Holders in Royal Dutch prior to the Proposed Transaction, being approximately 1.5%, is equivalent to an interest of approximately 0.9% in Royal Dutch Shell, as a result of Royal Dutch’s 60% economic interest in the Shell Group.
      Under the proposed terms of the Merger, based on the par value of the share capital of Shell Petroleum to which the Minority Holders and Royal Dutch Shell, respectively, would be entitled, the Minority Holders would hold, after giving effect to the Merger, 0.9% of the share capital of Shell Petroleum (before payment of fractional entitlements). As a result of the Merger, Shell Petroleum becomes the sole holding company of the Shell Group below Royal Dutch Shell. Given that Shell Petroleum and Royal Dutch Shell will be equivalent in value (without taking into account the interest of the Minority Holders), this 0.9% interest in Shell Petroleum is equivalent to a 0.9% interest in Royal Dutch Shell. The Proposed Transaction, therefore, does not alter the current economic interest of the Minority Holders in Royal Dutch Shell before payment with respect to fractional entitlements.
      With respect to determining the cash value of the fractional entitlements, ABN AMRO reviewed precedents of treatment of fractional entitlements resulting from mergers and share exchange offers involving Dutch companies to identify Dutch standard practice for the settlement of fractional entitlements. Analyses of the standard practice of Dutch banks settling fractional entitlements resulting from mergers and share exchange offers, and a subsequent review of eleven precedent transactions, indicate that fractional entitlements are settled in cash on the settlement date, usually based on the opening price of the acquirer’s shares, or a date/period closely near that date.
      The following transactions were analyzed:
Air France S.A. — KLM N.V., 2003
DSM N.V. — Gist Brocades N.V., 1998
Getronics N.V. — Pink Roccade N.V., 2004
Koninklijke KPN N.V. — SNT Group N.V., 2004
Modex Therapeutics S.A. — Isotis N.V., 2002
NH Hoteles S.A. — Krasnapolsky Hotels and Restaurants N.V., 2000
Pink Roccade N.V. — TAS Groep N.V., 2000
Rodamco Europe N.V. — Rodamco Retail Nederland B.V., 2001
Telefonica S.A. — Endemol Entertainment Holding N.V., 2000
Epicor Software Corporation — Scala Business Solution N.V., 2003
Tiscali S.p.A. — WorldOnline International N.V., 2000
      Neither the shares of Shell Petroleum nor the shares of Royal Dutch are expected to be listed at the time when the amounts payable under the Merger are settled. However, given that following the Merger, an interest in one Royal Dutch Share represents the same interest in the Shell Group as two Royal Dutch Shell shares, Royal Dutch Shell shares would provide an appropriate reference.
      In addition, ABN AMRO analyzed the share price development of Royal Dutch Shares and Royal Dutch Shell shares. The analysis showed that Royal Dutch Shares traded substantially in line with Royal Dutch Shell Class A ordinary shares in the period between July 20, 2005 and August 9, 2005 (being the close of the subsequent offer acceptance period). After August 9, 2005, Royal Dutch Shares have traded at a 0-6% discount relative to Royal Dutch Shell Class A ordinary shares. Since (i) 98.5% of the Royal Dutch shareholders tendered their Royal Dutch Shares and received Royal Dutch Shell Class A ordinary shares, (ii) Royal Dutch and Royal Dutch Shell hold an interest in the same economic entity, (iii) the historic share price development of Royal Dutch is broadly in line with the historic share price development of Royal Dutch Shell, and (iv) Royal Dutch Shell is a very large listed company, well covered by equity analysts, with a diversified shareholder base and with highly liquid shares, ABN AMRO concluded that the Royal Dutch Shell Class A ordinary share price can be used as a reference instrument on which to base the settlement price of the fractional entitlements of the Minority Holders of Royal Dutch.
      ABN AMRO reviewed the liquidity of the Royal Dutch Shell Class A and B ordinary shares and noted that (i) the Royal Dutch Shell shares have a free float of 100%, (ii) Royal Dutch Shell is one of the 10 largest companies in the world by total market capitalization, (iii) Royal Dutch Shell is widely covered by equity analysts, and (iv) Royal Dutch Shell shares are traded at three different stock exchanges. ABN AMRO concluded that market inefficiencies significantly impacting the Royal Dutch Shell shares are unlikely and that the market price of Royal Dutch Shell shares can be used as a reasonable indication of the going concern value of Royal Dutch Shell, and, given that immediately prior to the Merger two Royal Dutch Shell shares and one Royal Dutch Share will represent the same economic interest in the Shell Group, the market price of Royal Dutch Shell shares can be used as a reasonable indication of the going concern value of Royal Dutch. Although Royal Dutch Shell Class A and Class B ordinary shares hold the same economic interest in the Shell Group, the difference in market prices between these two classes of shares is likely attributable to the dividend access scheme, created for tax purposes, in which holders of Royal Dutch Shell Class B ordinary shares participate, and in which holders of Royal Dutch Shell Class A ordinary shares and Royal Dutch Shares do not participate.
      ABN AMRO understands that Dutch law does not allow for consideration to be based on a future share price. As a result, the last possible date for establishing the consideration for fractional entitlements based on the Royal Dutch Shell Class A ordinary share price will be the date of signing of the Merger Proposal (October 31, 2005). According to advice provided by De Brauw to Royal Dutch Shell, Royal Dutch and Shell Petroleum, and subsequently reviewed and concurred with by Freshfields, in squeeze out proceedings under Dutch law, interest would likely be accrued, at the statutory rate, from the date of the court decision until the date of payment (minus any dividends).

Analysis of the consideration that is typically paid to minority shareholders under Dutch legal squeeze out proceedings.
      Royal Dutch Shell and Royal Dutch have stated that they decided to implement the Merger as it is likely to be less time consuming and procedurally more efficient than statutory squeeze out proceedings under Dutch law. The Schedule 13D filed under the Exchange Act with the SEC by Royal Dutch Shell on September 20, 2005 stated that if the Merger is not completed as proposed, the Board of Royal Dutch Shell intends to commence Dutch statutory squeeze out proceedings in order to acquire the Royal Dutch Shares held by the Minority Holders. A squeeze out would result in the Minority Holders receiving a cash payment in exchange for their Royal Dutch Shares.
      ABN AMRO analyzed the consideration typically paid to minority shareholders under a Dutch legal squeeze out procedure following a cash or share exchange offer. For this analysis, ABN AMRO has reviewed the following:

•	transactions where squeeze outs were preceded by cash offers with regard to the decision of the court regarding the price, the date upon which this price was based and any adjustments of this price;

•	transactions where squeeze outs were preceded by share exchange offers with regard to the consideration paid to the relevant minority shareholders;

•	legal advice on the likely outcome of the price determination by the Court of Appeal as provided by De Brauw to Royal Dutch Shell, Royal Dutch and Shell Petroleum, and subsequently reviewed and concurred with by Freshfields.
      The legal advice provided by De Brauw to Royal Dutch Shell, Royal Dutch and Shell Petroleum and subsequently reviewed and concurred with by Freshfields was that, in connection with a squeeze out under Dutch law, based on precedent transactions involving earlier exchange offers, it is a “near certainty” that a Dutch court would base the price on the exchange ratio in the Exchange Offer being two Royal Dutch Shell Class A ordinary shares for every Royal Dutch Share. However, the De Brauw advice was that it is less clear to establish which date and time a Dutch court would use to determine the cash value of the merger consideration, although most precedent cases seem to “pick” the date of the offer becoming unconditional or the date of first settlement thereafter, without clarification as to the opening or closing price. The De Brauw advice further stated that in almost all cases the Dutch court would want to be satisfied that since the relevant date for determining the cash value of the consideration, there has been no change in circumstances which should force the Court to change its determination of the value of the shares held by the minority shareholders. Finally, the De Brauw advice stated that in a squeeze out, interest at the statutory interest rate on the cash amount is payable from the date when the court determines the valuation, and any dividends declared after such date and before the date of payment are deducted from such interest.
      In addition, ABN AMRO reviewed the following cash offers and share exchange offers. ABN AMRO reviewed the cash offers with regards to the decision of the court regarding the price, the date upon which this price was based and any adjustments of this price and the share exchange offers with regard to the consideration paid to the relevant minority shareholders.
Petroplus International B.V. — The Carlyle Group & Riverstone Holdings LLC, 2005

Scala Business Solutions N.V. — Epicor Software Corporation, 2004
Rodamco Asia N.V. — ING Groep N.V., 2004
Euretco B.V. — Euretco Holding B.V., 2003
Vendex KBB B.V. — VDXK Acquisition B.V., 2004
Nedcon Groep N.V. — Voestalpine AG, 2004
Welch Allyn Cardio Control B.V. — WelchAllyn International Holdings Inc, 2004
Krasnapolsky Hotels and Restaurants N.V. — NH Hoteles S.A., 2004
Reckitt Benckiser Holdings B.V. — Reckitt Benckiser N.V., 1999
      The precedents used in the review of the cash offers and the share exchange offers were selected using the following criteria:

•	the target company had a Dutch statutory seat;

•	the squeeze out was performed under Dutch law;

•	the offer and the subsequent squeeze out proceedings were completed;

•	the squeeze out proceedings or the exchange offer took place in the last five years.
      Based on precedent transactions, ABN AMRO concluded that typically the consideration under Dutch legal squeeze out proceedings is based on the date of first settlement or the date at which the offer is declared unconditional. The date of the Royal Dutch offer in the Unification Transaction becoming unconditional (being July 19, 2005) is before the date of the first listing of the Royal Dutch Shell Class A ordinary shares and therefore not applicable. As a result, ABN AMRO considered July 20, 2005, which is the first date upon with Royal Dutch Shell shares traded.
      Based on information and legal analysis provided by De Brauw to Royal Dutch Shell, Royal Dutch and Shell Petroleum, and subsequently concurred with by Freshfields and ABN AMRO’s review of precedent transactions, ABN AMRO concluded that in squeeze out proceedings under Dutch law, it is likely that the squeeze out price will be deemed to be reasonable if it is equal in value to the offer consideration in the preceding public offer. The date and time which would likely be used by the Court of Appeal to determine the cash value of such offer consideration would likely be the date of the offer becoming unconditional or the date of first settlement. However, the Court of Appeal would want to be satisfied that in the period between the relevant date for determining the cash value of the offer consideration and a date shortly before the date of its decision, there is no relevant change of circumstance which should force the court to alter such decision. Interest would likely be accrued, at the statutory rate, from the date of the court decision until the date of payment (minus any dividends).
      ABN AMRO has compared the expected amount of interest that would accrue with respect to the amount of the Merger Consideration, based on the Dutch statutory rate of 4% per annum, with the expected interim dividend that will be paid by Royal Dutch in respect of the third quarter of €0.46 per share. ABN AMRO concluded that the amount of interest that would likely have been received in case of squeeze out proceedings under Dutch law is likely to be less than the expected third quarter interim dividend (before the deduction of any withholding tax from such dividends) if the effective date of the Merger is prior to January 19, 2006 and that the proposal by Royal Dutch Shell, in this respect, compares favourably to the methodology under Dutch legal squeeze out proceedings.

Analysis of the consideration paid to minority shareholders in precedent unification transactions
      ABN AMRO reviewed the unification of the following former dual-headed company structures:

ABB Ltd., 1999;
Dexia SA, 1996;
Merita Nordbanken plc, 1999;
      ABN AMRO analyzed precedent unification transactions in which shares of minority shareholders were subsequently acquired by means of a squeeze out or other corporate restructuring transactions such as a legal merger in order to analyze the value which was offered to minority shareholders. ABN AMRO noted that the reasons for, and circumstances surrounding, each of these transactions were different and the characteristics of such transactions and the companies involved were not directly comparable to Royal Dutch. ABN AMRO concluded that the value of the offer to the minority shareholders, in the relevant unification precedent transactions for which sufficient information was available, was equal to the price which would likely have been determined under the applicable law for squeeze out proceedings.

Comparison of the Merger Consideration to the historical Royal Dutch Share price and net asset value per Royal Dutch Share
      ABN AMRO reviewed the current and historic share price of Royal Dutch Shares on Euronext Amsterdam and on the NYSE, as well as the historic share price of Royal Dutch Shares on Euronext Amsterdam, the London Stock Exchange (the “LSE”), and on the NYSE. ABN AMRO observed that the Royal Dutch Share price as traded on Euronext Amsterdam has traded at an average share price of €42.45 since January 1, 2003. The closing share price per September 30, the last trading day of Royal Dutch on Euronext Amsterdam, was €51.60. ABN AMRO observed that, based on the Euro/US dollar spot exchange rate, Royal Dutch Shares have traded since January 1, 2003 at an average share price of €42.45 on the NYSE, with a closing price of €52.22 on September 30, 2005.
      ABN AMRO observed that the Royal Dutch Shell Class A ordinary shares (or, in respect of the NYSE, ADRs where one ADR represents two Royal Dutch Shell Class A ordinary shares) as traded on Euronext Amsterdam, the LSE and on NYSE have traded at an average share price of €26.10, €26.09 and €26.07 (being the average ADR price divided by two), respectively since July 20, 2005 (based on the relevant spot exchange rates). The closing share price on October 28, 2005 is €25.24, €25.19 and €25.53 (being the ADR price divided by two), respectively (based on the relevant spot exchange rates).
      The Merger Consideration represents a 1.2% premium to the closing price of Royal Dutch Shares on Euronext on September 30, 2005, a 23.0% premium to the average price of Royal Dutch Shares on Euronext from January 1, 2003 to September 30, 2005, and premiums of 0.6% and 2.8% to two times the Royal Dutch Shell Class A ordinary share opening price and closing price, respectively, on Euronext on July 20, 2005. Additionally, ABN AMRO noted that the Merger Consideration represented a premium of 20.7% over the average euro buyback price for Royal Dutch shares since the beginning of 2004 and 11.2% over the average euro buyback price for Royal Dutch shares in 2005. For these purposes, buybacks in U.S. dollars were converted to euro at the prevailing spot rate on the date of purchase.
      ABN AMRO observed that the net assets per share of Royal Dutch, determined on a parent company-only basis under Dutch GAAP as at September 30, 2005, was approximately €23.68, and that the Merger Consideration represents a premium of 120.5% to that number. ABN AMRO understands from Royal Dutch Shell that 60% of the consolidated net assets of the Shell Group represents a reasonable proxy for the consolidated net assets of Royal Dutch (both on IFRS bases). The consolidated net assets of the Shell Group on an IFRS basis as at September 30, 2005 were $99.8 billion, therefore 60% of that figure, or $59.9 billion, represents an approximation of the Royal Dutch consolidated net assets as at September 30, 2005 on an IFRS basis. On a per Royal Dutch share basis, this is equivalent to approximately $28.93, or €24.03 (converted at the spot exchange rate as at September 30, 2005). The Merger Consideration represents a premium of 117.3% to that number.

(ii) Opinion with respect to whether or not the value of the Loan Note Consideration, when issued, will be greater than the value of the Merger Consideration
      In connection with the Proposed Transaction, Royal Dutch retained ABN AMRO to render an opinion as to whether or not the value of the sterling-denominated exchangeable loan notes, when issued, with a sterling face amount (determined based on the Reuters 3000 Xtra euro sterling spot rate (calculated as the average of the bid and the ask quotations) determined at or about 11.00 pm (London time) on the day prior to the effective date of the Merger) equal to the Merger Consideration (the “Loan Note Consideration”), will be greater than the value of the Merger Consideration. ABN AMRO delivered a written opinion to the Board of Royal Dutch dated October 31, 2005 that based upon and subject to the matters considered and the assumptions and qualifications set forth in the opinion, the value of the Loan Note Consideration, when issued, will be not greater than the value of the Merger Consideration.
      Regardless of whether Minority Holders receive the Merger Consideration or the Loan Note Consideration, they will be entitled to receive the Royal Dutch interim dividend for the third quarter of 2005 and Interest (if any). The dividend and Interest are therefore disregarded for the purposes of ABN AMRO’s analyses.
      The full text of the written opinion of ABN AMRO is attached hereto as Annex B and sets forth, among other things, the assumptions made, procedures followed, matters considered and limitations on the scope of the review undertaken by ABN AMRO in rendering its opinion. ABN AMRO provided its opinion to the Board of Royal Dutch in connection with its evaluation of the Proposed Transaction and the opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch shareholders as to whether such holders should vote for or against the Merger, whether any Minority Holder should receive the Merger Consideration or elect to receive the Loan Note Consideration or how any Minority Holder should otherwise act in relation to the Proposed Transaction. This summary does not purport to be a complete description of the opinion or the analyses performed by ABN AMRO and is qualified by reference to the written opinion of ABN AMRO set forth in Annex B hereto, but it does summarize all of the material analyses performed and presented by ABN AMRO. You are urged to read the opinion carefully and in its entirety.
      The preparation of such an opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and, therefore, such an opinion is not readily susceptible to partial analysis or summary description. Selecting portions of the analyses or the summary set forth below, without considering the analyses as a whole, could create an incomplete or misleading view of the process underlying the opinion of ABN AMRO. In arriving at its opinion, ABN AMRO made qualitative judgments as to the significance and relevance of each analysis and factor that it considered. Accordingly, ABN AMRO believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on selected elements thereof, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying its analyses and opinion.
      The analyses were prepared for the purposes of ABN AMRO providing its opinion to the Board of Royal Dutch in connection with its evaluation of the Proposed Transaction and do not purport to be appraisals or to reflect levels at which Royal Dutch Shell Class A ordinary shares or any other securities might trade in the future which may be significantly more or less favorable than as set forth in these analyses.
      For the purposes of providing its opinion, ABN AMRO:

•	reviewed the form of the loan note deed (the “Loan Note Deed”) included as an exhibit to the joint proposal which sets forth the terms of the Merger and which has been approved by each of the Boards of Royal Dutch and Shell Petroleum (the “Merger Proposal”);

•	reviewed the loan note document and election forms which are being separately made available to eligible UK resident Minority Holders;

•	reviewed certain other documents relating to both the Unification Transaction and the Proposed Transaction;

•	participated in discussions with and reviewed information provided by Royal Dutch Shell, Royal Dutch and its advisers with respect to matters ABN AMRO believed necessary or appropriate to its enquiry; and

•	performed such other financial reviews and analysis as ABN AMRO, in its absolute discretion, deemed appropriate.
      ABN AMRO assumed that the loan notes will carry benefits and risks and be subject to the terms and conditions substantially as set out in the Loan Note Deed. ABN AMRO also assumed, as per Royal Dutch Shell’s stated intention in the loan note document, that Royal Dutch Shell will exchange all of the loan notes for Royal Dutch Shell Class A ordinary shares on the earliest possible exchange date, being January 6, 2006 (although ABN AMRO considered the effect of an exchange or redemption at a later date). ABN AMRO assumed and relied upon, without independent verification, the truth, accuracy and completeness of the information, data, analysis and financial terms provided to it or used by it, assumed that the same were not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of the Loan Note Consideration nor was ABN AMRO provided with such valuation or appraisal. ABN AMRO has not performed any independent valuation or appraisal of any of the assets, operations or liabilities (other than the analysis of the Loan Note Consideration for the purposes of its opinion) of Royal Dutch, Shell Petroleum, Shell Transport or Royal Dutch Shell, nor was ABN AMRO provided with such valuation or appraisal. ABN AMRO does not assume or accept liability or responsibility for (and expresses no view as to) any such information or assumptions on which it is based. In preparing its opinion, ABN AMRO received specific confirmation from senior management of Royal Dutch that the assumptions specified in its written opinion were reasonable and no information had been withheld from ABN AMRO that could have influenced the purport of its opinion or the assumptions on which it is based.
      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the date of the opinion. ABN AMRO’s opinion exclusively focuses on whether or not the value of the Loan Note Consideration, when issued, will be greater than the value of the Merger Consideration, and does not address any other issues such as the fairness, from a financial point of view, of the Loan Note Consideration to the eligible UK resident Minority Holders who elect to receive the Loan Note Consideration in lieu of the Merger Consideration, or the underlying business decision to merge Royal Dutch and Shell Petroleum or to recommend the Merger or to effect the Merger as opposed to any other transaction or procedure that would allow Royal Dutch Shell to acquire Royal Dutch Shares that it does not already own, or the commercial merits of any of the foregoing or the prices or volumes at which the shares of Royal Dutch Shell or any other securities may trade following completion of the Proposed Transaction. Subsequent developments in the above mentioned conditions may affect ABN AMRO’s opinion and the assumptions made in preparing the opinion and ABN AMRO is not obliged to update, revise or reaffirm its opinion if such conditions change.
      In rendering its opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. ABN AMRO did not participate in negotiations with respect to the terms of the Implementation Agreement or the terms or conditions of the loan notes. ABN AMRO assumed that the Proposed Transaction will be consummated on the terms and conditions as set out in the Implementation Agreement and that the loan notes issued will be subject to the terms and conditions as set out in the Loan Note Deed, without any material changes to, or waiver of, any of those respective terms or conditions, that the Company will pay a dividend in an amount equal to €0.46 to the Royal Dutch shareholders of record prior to the effective date of the Merger and that the effective date of the Merger will be no later than December 31, 2005. ABN AMRO has specifically not considered the individual tax situation of any of the eligible UK resident Minority Holders, which may or may not make the election by any of these shareholders to receive loan notes more or less favorable to them.
      As described on page 11 under Special Factors — “Purposes, Reasons, Fairness, Alternatives and Effects of the Proposed Transaction — Position on the Fairness of the Proposed Transaction”, the Board of Royal Dutch took into account a number of factors in evaluating the Loan Note Consideration and reaching a determination to recommend the Proposed Transaction, including, but not limited to, ABN AMRO’s opinion. Accordingly, ABN AMRO’s analyses summarized below should not be viewed as determinative of the views of the Board of Royal Dutch with respect to the Proposed Transaction.
      ABN AMRO performed the analyses described below for the purposes of evaluating whether or not the value of the Loan Note Consideration, when issued, will be greater than the value of the Merger Consideration. The following is a summary of the financial analyses performed by ABN AMRO in connection with the rendering of its opinion.
      ABN AMRO determined the value of the Loan Note Consideration relative to the value of the Merger Consideration based on (i) analysis of the various price scenarios of the underlying Royal Dutch Shell Class A ordinary shares; and (ii) analysis of the loan note value by disaggregation into, and valuation of, its hypothetical component parts. ABN AMRO also considered the impact on any of its conclusions of assuming that the loan notes are exchanged or redeemed later than January 6, 2006 (being the earliest possible date of exchange).

Analysis of the various price scenarios of the underlying Royal Dutch Shell Class A ordinary shares
      At the date of exchange of the loan notes, the average of the means of the daily price quotations of a Royal Dutch Shell Class A ordinary share published in the Daily Official List of the London Stock Exchange on the three Business Days immediately preceding the date of exchange (the “Market Price”) may be greater than, less than or equal to the sterling equivalent (determined based on the Reuters 3000 Xtra euro sterling spot rate (calculated as the average of the bid and the ask quotations) determined at or about 11.00 pm (London time) on the day prior to the effective date of the Merger) of the value of half of the Merger Consideration (being equal to one half of the principal amount of the loan note), (the “Base Price”).
      Taking each scenario in turn, ABN AMRO made a comparison of, on the one hand, the value of the Royal Dutch Shell Class A ordinary shares received following exchange of the loan notes into Royal Dutch Shell Class A ordinary shares, to, on the other hand, the value that the Minority Holders would otherwise have received based on a sterling cash amount equal to two times the Base Price.

•	Market Price of Royal Dutch Shell Class A ordinary shares greater than the Base Price: In this scenario, the holder of a loan note would receive, on the date of exchange, less than two Royal Dutch Shell Class A ordinary shares. Fractions of Royal Dutch Shell Class A ordinary shares would be paid in cash. The aggregate value of such shares plus any fractions paid in cash would be equal to the principal amount of the loan note, which in turn would be equal to two times the Base Price.

•	Market Price of Royal Dutch Shell Class A ordinary shares less than the Base Price: In this scenario, the holder of a loan note would receive, on the date of exchange, two Royal Dutch Shell Class A ordinary shares. The aggregate value of such shares would be less than the principal amount of the loan note and therefore less than two times the Base Price.

•	Market Price of Royal Dutch Shell Class A ordinary shares equal to the Base Price: In this scenario, the holder of a loan note would receive, on the date of exchange, two Royal Dutch Shell Class A ordinary shares. The aggregate value of such shares would be equal to the principal amount of the loan note, which in turn would be equal to two times the Base Price.
      Under each scenario, the holder of a loan note would receive accrued interest at an annual rate of LIBOR (as defined in the Loan Note Deed) minus 1.50 per cent. on the principal amount, being equal to two times the Base Price, for the period between the date of issue and the date of exchange.
      Under each scenario, had the Minority Holder not elected to receive the Loan Note Consideration and instead received the Merger Consideration, such Minority Holder would have been able to invest the Merger Consideration in order to receive interest. In ABN AMRO’s opinion, the yield on an asset swap basis equivalent on sterling denominated AA-rated notes in the secondary market will under normal circumstances be no less than 0.50 per cent. below LIBOR. Accordingly, such a Minority Holder would have, on the date of exchange, the Merger Consideration plus interest at an annual rate of no less than LIBOR minus 0.50 per cent. from the date of issue of the loan notes to the date of exchange into Royal Dutch Shell Class A ordinary shares.
      ABN AMRO concluded that under no Royal Dutch Shell Class A ordinary share price scenario could the value of the Loan Note Consideration on the effective date of the Merger exceed the value of the Merger Consideration.

Analysis of the loan note value by disaggregation into, and valuation of, its hypothetical component parts
      ABN AMRO believes, given that a loan note holder will not, upon exchange of the loan note, receive a greater number of Royal Dutch Shell Class A ordinary shares than he would otherwise have received under the terms of the Exchange Offer, that the value of the loan note instrument may be considered by disaggregation into two hypothetical components: (i) the obligation associated with two written ‘European put’ options on Royal

Dutch Shell Class A ordinary shares, each with a strike price equal to the Base Price; and (ii) a floating rate non-exchangeable debt instrument.
      ABN AMRO analyzed (i) the value of a hypothetical floating rate non-exchangeable debt instrument, paying interest at an annual rate of LIBOR minus 1.50 per cent., to be redeemed at par on the date of exchange (assumed to be January 6, 2006) by discounting the negative spread of 150 basis points over the zero coupon swap curve; and (ii) the value of two hypothetical ‘European put’ options over Royal Dutch Shell Class A ordinary shares, each with a strike price equal to the Base Price and an assumed expiry date of January 6, 2006 by application of the Black-Scholes valuation technique, both being subject to relevant respective terms and conditions of the loan notes as set out in the Loan Note Deed.
      ABN AMRO established that the value of such a hypothetical floating rate non-exchangeable debt instrument would be less than par value. Furthermore, ABN AMRO established that the obligation associated with such hypothetical written ‘European put’ options would confer a negative value to the loan note holder. ABN AMRO therefore concluded that the value of the loan note, calculated as the sum of the value of the two hypothetical components, would not exceed the value of a cash amount equal to two times the Base Price and, accordingly, that the value of the Loan Note Consideration, when issued, would not exceed the value of the Merger Consideration.
      Furthermore, ABN AMRO considered the impact on the value of the loan notes of assuming that the exchange of the loan notes into Royal Dutch Shell Class A ordinary shares takes place later than the earliest possible date of exchange (being January 6, 2006). ABN AMRO considered the increased period during which a loan note holder would earn interest at an annual rate of 1.50 per cent. below LIBOR and concluded that under such a scenario the value to the holder of the hypothetical floating rate non-exchangeable debt instrument would be lower than in the event of exchange taking place on January 6, 2006. ABN AMRO also considered the extended tenor of the hypothetical written ‘European put’ options and concluded that under such a scenario the duration over which the loan note holder would be exposed to the obligation would be longer and therefore the value of such obligation would be lower (i.e. more negative) than in the event of the exchange taking place on January 6, 2006. ABN AMRO therefore concluded that if the exchange of the loan notes into Royal Dutch Shell Class A ordinary shares were to take place later than at the earliest possible date of exchange (being January 6, 2006), then the value of the Loan Note Consideration would be relatively lower.
      Finally, ABN AMRO considered the impact on the value of the loan notes assuming that a redemption of the loan notes, in full at par, takes place. In the event of a redemption of the loan notes, the loan note holder would receive, in total, cash equal to the loan note principal (equal to two times the Base Price), plus interest at an annual rate of 1.50 per cent. below LIBOR for the period between issue and redemption. For the purposes of this analysis, and in the context of the interest received over at least one year from the date of issue, ABN AMRO assumed that any impact of the option (of the loan note holder) to receive pounds sterling or euro at the time of redemption was de minimis. ABN AMRO concluded, by reference to the zero coupon swap curve, that the value of the Loan Note Consideration in the event of redemption, would be less than par.

(iii) General
      Pursuant to the opinion letters and the engagement letter between Royal Dutch and ABN AMRO, the opinions as well as the relationship between ABN AMRO and the Board of Royal Dutch are governed by Dutch law and the Dutch courts have exclusive jurisdiction thereover.
      The Board of Royal Dutch selected ABN AMRO as Royal Dutch’s financial advisor based on ABN AMRO’s qualifications, expertise and reputation. ABN AMRO is an internationally recognized investment banking and financial advisory firm. As part of its investment banking and financial advisory business, ABN AMRO is continuously involved in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for corporate and other purposes. ABN AMRO is acting as financial advisor to Royal Dutch in connection with the Proposed Transaction, and will receive a fee of €500,000 for rendering the opinions, which was payable upon the delivery by ABN AMRO of the opinions. The fee amount was agreed upon following negotiation. Royal Dutch has also agreed to reimburse ABN AMRO for reasonable out of pocket expenses incurred by ABN AMRO in performing its services, including the fees and expenses of legal counsel, and, subject to the terms of ABN AMRO’s letter of engagement, to indemnify ABN AMRO and related persons and entities against liabilities, including liabilities under U.S. Federal securities laws, relating to or arising from ABN AMRO’s engagement.
      From time to time ABN AMRO and its affiliates have also (i) maintained banking relationships with members of the Shell Group, including overdraft facilities and intraday facilities related to cash management and project financing, (ii) provided investment banking services such as mergers and acquisitions advice and (iii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch Shares, Shell Transport shares or Royal Dutch Shell Class A ordinary shares or the Royal Dutch Shell Class B ordinary shares or debt securities in any of the foregoing and, accordingly, may at any time hold a long or short position in such securities. ABN AMRO is a holder of Royal Dutch Shell shares. In connection with the Proposed Transaction, ABN AMRO has been retained by Shell Petroleum to act as exchange agent in connection with the Merger. For its role as exchange agent, Shell Petroleum has agreed to pay ABN AMRO €500,000 (which may be adjusted depending on the number of Minority Holders holding bearer shares that elect to receive loan notes and as a result of other significant unforeseen costs), payable after the effective date of the Merger. Shell Petroleum has also agreed to reimburse ABN AMRO for reasonable out of pocket expenses incurred by ABN AMRO in performing its services as exchange agent, including the fees and expenses of legal counsel, and, subject to the terms of ABN AMRO’s letter of engagement, to indemnify ABN AMRO and related persons and entities against liabilities, including liabilities under U.S. Federal securities laws, relating to or arising from ABN AMRO’s engagement.
      In the past two years, the aggregate compensation received by ABN AMRO and its affiliates from Royal Dutch Shell, Royal Dutch, Shell Petroleum and Shell Transport and their affiliates was approximately €18 million (which includes the payment of €500,000 made upon delivery of ABN AMRO’s opinions dated October 31, 2005).
      Jonkheer Aarnout Loudon, who is a member of the Royal Dutch Shell Board, and the Royal Dutch Board, is Chairman of the Supervisory Board of ABN AMRO Holding N.V., the parent company of ABN AMRO. Jonkheer Aarnout Loudon has not been involved in the decisions by Royal Dutch and ABN AMRO in connection with the services provided by ABN AMRO to Royal Dutch or Royal Dutch Shell.
     (b)     Reports of independent accountants
      Under Dutch law, the Boards of Royal Dutch and Shell Petroleum are required to receive certain certifications and reports from independent accounting firms in connection with the Proposed Transaction. Both of the Boards are required pursuant to section 2:328 paragraph 1 of the Dutch Civil Code to receive certifications from independent accountants that they have each examined the Merger Proposal (defined below) and certified that the Exchange Ratio is reasonable and that the equity of Royal Dutch as of September 30, 2005 was at least equal to the nominal value of the aggregate number of shares to be allotted by Shell Petroleum pursuant to the Exchange Ratio plus the cash payments and loan notes issued for fractional entitlements, based on generally accepted valuation methods in The Netherlands. Such firms must also provide reports pursuant to section 2:328 paragraph 2 of the Dutch Civil Code stating the valuation method used by management to determine the Exchange Ratio is in accordance with Dutch legal requirements. Deloitte and E&Y, the independent audit firms engaged by the Boards of Royal Dutch and Shell Petroleum, respectively, have provided such certifications and reports.
      Additionally, the Board of Royal Dutch is required to receive a certification pursuant to section 2:94b, subsection 2 of the Dutch Civil Code from an independent accounting firm that it has examined the issuance of Royal Dutch Shares for the contribution in kind of Shell Transport and certified that the value of the Shell Transport shares is sufficient to meet the payment obligation for such issuance based on generally accepted accounting and valuation principles. The Board of Royal Dutch will receive this certification from Deloitte on or prior to the date of the EGM.
      Ernst & Young Accountants, The Netherlands, is the Dutch member firm of the Ernst & Young network, one of the largest global independent accounting firms. In the past two years Ernst & Young Accountants and other

Ernst & Young member firms have provided the Shell Group with a number of services including assurance, consulting, mergers and acquisitions advice and advisory work in regard to compliance with the U.S. Sarbanes-Oxley Act. For all of these services, the firm received a fee commensurate with the market rate for these services.
      Deloitte Accountants B.V. is a separate and independent member firm of Deloitte Touche Tohmatsu, a Swiss Verein (Company). The member firms of Deloitte Touche Tohmatsu form one of the largest global professional services organizations, providing audit, tax, consulting and financial advisory services. In the past two years it has provided the Shell Group with a number of services including consulting, mergers and acquisitions advice and advisory work in regard to compliance with the U.S. Sarbanes-Oxley Act. For all of these services, the firm received a fee commensurate with the market rate for these services.
      Neither Deloitte nor E&Y are the auditors of the Shell Group’s financial statements.

5.	Intentions of Royal Dutch Shell with Regard to Royal Dutch and Shell Petroleum
      Upon completion of the Merger, Shell Petroleum will be the surviving entity and Royal Dutch and the Royal Dutch Shares will cease to exist. The management of Shell Petroleum will continue as the management of the merged entity.
      Subject to any efficiencies realized as part of the Proposed Transaction, Royal Dutch Shell expects that following the Proposed Transaction the Shell Group will operate its businesses on a basis substantially consistent with its current operations. Royal Dutch Shell intends to evaluate the business and operations of Shell Petroleum and the Shell Group on an ongoing basis with a view to maximizing its potential, and Royal Dutch Shell will take such actions as it deems appropriate under the circumstances and market conditions then existing.
      Upon completion of the Merger, trading of Royal Dutch Shares will cease, the registration of the Royal Dutch Shares under the Exchange Act will be terminated and Shell Petroleum, as the successor of Royal Dutch, will not be subject to the periodic reporting obligations of the Exchange Act or otherwise be subject to the U.S. Federal securities laws applicable to public companies.
      Except as otherwise described in this Disclosure Document, Royal Dutch has not, and Royal Dutch Shell and Shell Petroleum have not, as of the date of this Disclosure Document, approved any specific plans or proposals for:

•	any extraordinary corporate transaction involving Shell Petroleum after the completion of the Proposed Transaction;

•	any sale or transfer of a material amount of assets currently held by Royal Dutch after the completion of the Proposed Transaction;

•	any change in the board of directors or management of Shell Petroleum; or

•	any material change in Shell Petroleum’s dividend policy, indebtedness, capitalization, corporate structure or business after the completion of the Proposed Transaction.
III.     COMPANIES INVOLVED

1.	Description of Royal Dutch Shell and Shell Petroleum
     (a)     Royal Dutch Shell
      Royal Dutch Shell was incorporated in England and Wales on February 5, 2002, as a private company limited by shares under the name Forthdeal Limited. On October 27, 2004, Royal Dutch Shell re-registered as a public company limited by shares and changed its name to Royal Dutch Shell plc. Royal Dutch Shell’s primary object is to carry on the business of a holding company.
      Pursuant to the Unification Transaction, Royal Dutch Shell became the parent company of Royal Dutch, Shell Transport and, through Royal Dutch and Shell Transport, the Shell Group. As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired, and currently holds, approximately 98.5% of the Royal Dutch Shares.

      Present in more than 140 countries and territories around the world, the companies of the Shell Group are engaged in the business of Exploration & Production, Gas & Power, Oil Products, Chemicals and Other industry segments including Shell Renewables and Hydrogen.

•	Exploration & Production: Searching for, finding and producing crude oil and natural gas. Building and operating the infrastructure needed to deliver hydrocarbons to market.

•	Gas & Power: Liquefying and transporting natural gas, developing gas markets and infrastructure including gas-fired power plants and engaging in the marketing and trading of natural gas and electricity. Converting natural gas to liquids to provide clean fuels.

•	Oil Products: Marketing transportation fuels, lubricants and specialty products. Refining, supplying, trading and shipping crude oil and petroleum products.

•	Chemicals: Producing and selling petrochemicals to industrial customers globally.

•	Other industry segments comprise technical consultancy services, Shell Renewables and Hydrogen.
      Royal Dutch Shell is registered at Companies House, Cardiff with company number 04366849, and the Chamber of Commerce, The Hague under number 34179503. Royal Dutch Shell’s registered office is at Shell Centre, London, SE1 7NA, UK and its headquarters are at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. Tel.: +31 (0) 70 377 9111. Royal Dutch Shell is considered a resident of The Netherlands for Dutch and UK tax purposes.
      Royal Dutch Shell is the beneficial owner of 2,038,380,043 Royal Dutch Shares, representing approximately 98.5% of the outstanding Royal Dutch Shares. As used in this Disclosure Document, “beneficial ownership” has the meaning provided in Rule 13d-3 under the Exchange Act.
     (b)     Shell Petroleum
      Shell Petroleum was incorporated on June 28, 1907, under the laws of The Netherlands. The address of Shell Petroleum’s registered office, head office and principal place of business is at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. Tel.: +31 (0) 70 377 9111.
      Under the holding structure of the Shell Group prior to the Proposed Transaction, Shell Transport and Royal Dutch own 40% and 60%, respectively, of each of Shell Petroleum and SPCo. Shell Petroleum and SPCo currently hold the interests of the operating companies of the Shell Group. Shell Petroleum is the beneficial owner of 100 Royal Dutch Shares.
     (c)     Securities Proceedings
      None of Royal Dutch Shell, Shell Petroleum or to the knowledge of Royal Dutch Shell and Shell Petroleum, the persons listed in Schedule I, has been convicted in a criminal proceeding during the past five years (excluding traffic violations or similar misdemeanors), or has been party to any judicial or administrative proceeding during the past five years that resulted in a judgment, decree or final order enjoining such person for future violations of, or prohibiting activities subject to, U.S. Federal or state securities laws, or a finding of any violation of U.S. Federal or state securities laws.
      The SEC and UK Financial Services Authority (the “FSA”) issued formal orders of private investigation in relation to the reserves recategorization which Royal Dutch and Shell Transport resolved by reaching agreements with the SEC and the FSA as announced on August 24, 2004. In connection with the agreement with the SEC, Royal Dutch and Shell Transport consented, without admitting or denying the SEC’s findings or conclusions, to an administrative order finding that Royal Dutch and Shell Transport violated, and requiring Royal Dutch and Shell Transport to cease and desist from future violations of, the antifraud, reporting, recordkeeping and internal control provisions of the U.S. Federal securities laws and related SEC rules, agreed to pay a $120 million civil penalty and undertook to spend an additional $5 million developing a comprehensive internal compliance program. In connection with the agreement with the FSA, Royal Dutch and Shell Transport agreed, without admitting or denying the FSA’s findings or conclusions, to the entry of a Final Notice by the FSA finding that

Royal Dutch and Shell Transport breached market abuse provisions of the UK’s Financial Services and Markets Act 2000 (“FSMA”) and the Listing Rules made under it and agreed to pay a penalty of £17 million. The penalties from the SEC and FSA and the additional amount to develop a comprehensive internal compliance program have been paid by Shell Group companies and fully included in the Income Statement of Royal Dutch for the year 2004. The United States Department of Justice commenced a criminal investigation but announced on June 29, 2005 that it had made a determination not to prosecute. Euronext Amsterdam, the Dutch Authority for the Financial Markets (“AFM”) and the California Department of Corporations are investigating the issues related to the reserves recategorization. The AFM has announced that their findings do not give rise to any further action from their side at this time. Management of the Shell Group cannot currently predict the manner and timing of the resolution of these pending matters and is currently unable to estimate the range of reasonably possible losses from such matters.

2.	Description of Royal Dutch and the Royal Dutch Shares
      Royal Dutch was incorporated on June 16, 1890, under the laws of The Netherlands. The address of Royal Dutch’s registered office, head office and principal place of business is at Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. Tel.: +31 (0) 70 377 9111.
      Royal Dutch does not engage in operational activities. It derives the whole of its income — except for interest income on cash balances or short-term investments — from its interests in the Shell Group.
      Prior to the Unification Transaction, the principal trading markets for Royal Dutch Shares were Euronext Amsterdam and the NYSE. The Royal Dutch Shares were delisted from Euronext Amsterdam on September 30, 2005. Royal Dutch Shares in New York registry form are listed and traded on the NYSE under the symbol “RD”. At Royal Dutch Shell’s request, on August 11, 2005, Royal Dutch filed an application with the SEC to delist the Royal Dutch Shares from the NYSE. The NYSE halted trading in Royal Dutch Shares on October 3, 2005 and stated that it would consider the appropriateness of reopening trading in Royal Dutch shares when further information regarding the Merger, including the compensation to be paid to Minority Holders, is made available. The NYSE resumed trading in Royal Dutch Shares on October 31, 2005, following the joint public announcement by Royal Dutch Shell and Royal Dutch of the definitive terms of the Proposed Transaction, including the Merger Consideration. The NYSE has stated that it expects to trade Royal Dutch Shares until either the SEC approves Royal Dutch’s application to delist the Royal Dutch Shares from the NYSE or the completion of Merger.

      The following table presents the high and low prices of Royal Dutch Shares in New York registry form on the NYSE for the periods indicated.

NYSE (in U.S. dollars)
Calendar Year	High	Low

2003
First Quarter	46.88	36.69
Second Quarter	49.81	40.56
Third Quarter	46.79	42.84
Fourth Quarter	52.70	43.95
2004
First Quarter	54.00	45.79
Second Quarter	53.24	47.48
Third Quarter	53.82	48.94
Fourth Quarter	57.79	51.63
2005
First Quarter	65.11	55.37
Second Quarter	66.29	56.28
Third Quarter	67.45	59.65
Fourth Quarter (October 31 to November 2, 2005)	62.79	62.00
      On November 2, 2005, the closing price of Royal Dutch Shares in New York registry form on the NYSE was $62.60 per Royal Dutch Share.
      The following table presents the high and low prices of Royal Dutch Shares on Euronext Amsterdam for the periods indicated.

Euronext Amsterdam (in euro)
Calendar Year	High	Low

2003
First Quarter	44.58	33.35
Second Quarter	42.15	36.56
Third Quarter	42.09	37.45
Fourth Quarter	41.85	37.01
2004
First Quarter	42.43	36.59
Second Quarter	43.94	38.02
Third Quarter	43.63	39.96
Fourth Quarter	44.03	41.17
2005
First Quarter	49.33	41.84
Second Quarter	54.90	44.66
Third Quarter	56.75	48.00
      On September 30, 2005, the closing price of Royal Dutch Shares on Euronext Amsterdam was €51.60 per Royal Dutch Share.

      The following table presents the dividend paid or payable on Royal Dutch Shares, on the dates indicated:

	Dividend	U.S. $
Dates	(€)	equivalent*

2003
May 6 (Final Dividend for 2002)	1.00	1.10
September 17 (Interim Dividend for 2003)	0.74	0.85
2004
May 6 (Second Interim Dividend for 2003)	1.02	1.21
September 15 (Interim Dividend for 2004)	0.75	0.90
2005
March 15 (Second Interim Dividend for 2004)	1.04	1.33
June 15 (First Interim Dividend for 2005)	0.46	0.59
September 15 (Second Interim Dividend for 2005)	0.46	0.55
December 15 (Third Interim Dividend for 2005 — payable on December 15, 2005)	0.46	0.56

*	Rounded to two decimal places.
      There are no current restrictions on the ability of Royal Dutch to pay dividends nor is it intended that any restrictions be imposed prior to the Merger.
      Prior to the Unification Transaction, Royal Dutch and other members of the Shell Group engaged in buybacks of Royal Dutch Shares on the open market. These buybacks were conducted in both euro and U.S. dollars. The following tables present the total, average, high and low prices for each quarter of the past two years. No buybacks have been conducted since the first quarter of 2005. U.S. dollar prices have been translated at the noon buying rate as certified by the U.S. Federal Reserve for customs purposes on the date of purchase.

	Shares	Low	High	Average
	Purchased	Price €	Price €	Price €

2003
Fourth Quarter	464	31.44	31.44	31.44
2004
First Quarter	—	—	—	—
Second Quarter	8,002,000	40.78	41.92	41.36
Third Quarter	13,270,000	40.08	42.78	41.12
Fourth Quarter	—	—	—	—
2005
First Quarter	4,880,000	45.42	48.59	46.94

Total	26,152,464	31.44	48.59	42.28

3.     Ratio of Earnings to Fixed Charges and Net Book Value
      The following table sets forth, on a U.S. GAAP basis and, for the nine months ended September 30, 2005, also on an IFRS basis, the consolidated unaudited ratio of earnings to fixed charges of Royal Dutch for the years ended December 31, 2002, 2003 and 2004 and the nine months ended September 30, 2005.

	Year ended December 31,

	2004	2003	2002

Ratio of earnings to fixed charges(a) (U.S. GAAP basis)	21.64	15.58	11.45

Nine months ended
September 30, 2005

Ratio of earnings to fixed charges(a) (IFRS)	24.07
Ratio of earnings to fixed charges(a) (U.S. GAAP)	27.81

(a)	For the purposes of this table, “earnings” consists of pre-tax income from continuing operations before adjustment for minority interest and income from equity investees plus fixed charges (excluding capitalized interest) less undistributed earnings of equity investees, plus distributed income from equity interests. “Fixed charges” consists of expensed and capitalized interest plus interest within rental expenses plus preference security dividend requirements of consolidated subsidiaries.
      The book value per Royal Dutch Share as of September 30, 2005 was $25.59 and $23.87 under IFRS and US GAAP, respectively, which is calculated based on equity attributable to Royal Dutch under IFRS and US GAAP, respectively, of $52,967 million and $49,394 million, respectively, and 2,069,520,000 Royal Dutch Shares outstanding as of such date.
      For further information, see the Audited Combined Financial Statements of Royal Dutch for the Year Ended December 31, 2004, and the Unaudited Combined Financial Statements of Royal Dutch for the Nine Months Ended September 30, 2005, attached hereto.

4.	Interest of Royal Dutch Shell and Shell Petroleum in Royal Dutch
      As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired beneficial ownership of 2,038,380,043 Royal Dutch Shares, or approximately 98.5% of the Royal Dutch Shares outstanding. Holders who exchanged Royal Dutch Shares in the Exchange Offer received two Royal Dutch Shell Class A ordinary shares (or one ADR) for each Royal Dutch Share so exchanged. Royal Dutch Shell did not exchange and does not intend to seek delivery of, and therefore disclaims beneficial ownership of, 2,982,288 Royal Dutch Shares in New York registry form tendered in the initial acceptance period and 4,295,470 Royal Dutch Shares in New York registry form tendered in the subsequent offer acceptance period via the guaranteed delivery procedure, but not delivered to the U.S. exchange agent in respect of the initial acceptance period or subsequent offer acceptance period as required by the Prospectus. Royal Dutch Shell, Shell Petroleum and Royal Dutch beneficially own 100 shares (which are included in the above total) that were purchased by Shell Group companies in May 2003 at a price of $44.73.
      Shell Petroleum paid Royal Dutch dividends of €3.4 billion, €3.6 billion and €7.0 billion in 2003, 2004 and 2005 (to date), respectively. Royal Dutch Shell received a dividend of €0.9 billion in September 2005 from Royal Dutch and will receive a dividend payment of €0.9 billion in December 2005.
      Except as described in Section III.1, “Companies Involved — Description of Royal Dutch Shell and Shell Petroleum,” at the time of the publication of this Disclosure Document, neither Royal Dutch Shell nor Shell Petroleum holds, directly or indirectly, any interest, or is attributed any voting rights, in Royal Dutch.
      In particular, except as described in this Disclosure Document:
      (i) neither of Royal Dutch Shell or Shell Petroleum nor, to the best knowledge of Royal Dutch Shell and Shell Petroleum, any of the persons listed in Schedule 1 hereto or any associate or majority-owned subsidiary of Royal Dutch Shell or any of the persons so listed in Schedule 1 hereto, beneficially owns any Royal Dutch Shares; and
      (ii) neither of Royal Dutch Shell or Shell Petroleum nor, to the best knowledge of Royal Dutch Shell and Shell Petroleum, any of the persons listed in Schedule 1 hereto nor any associate or majority-owned subsidiary of

Royal Dutch Shell or pension, profit-sharing or similar plan of Royal Dutch, Royal Dutch Shell or Shell Petroleum, has effected any transaction in the Royal Dutch Shares during the 60 days prior to the filing of this Disclosure Document by Royal Dutch Shell and Shell Petroleum.
      Except as described in this Disclosure Document, neither of Royal Dutch Shell or Shell Petroleum nor, to the best knowledge of Royal Dutch Shell and Shell Petroleum, any of the persons listed in Schedule 1 hereto, has had any agreement arrangement or understanding with any other person with respect to the securities of Royal Dutch.
      Except as described in this Disclosure Document, there have been no material contacts, negotiations or transactions within the past two years between Royal Dutch Shell or Shell Petroleum or, to the best knowledge of Royal Dutch Shell or Shell Petroleum, any of the persons listed in Schedule 1 hereto, on the one hand, and Royal Dutch and/or its affiliates (or any person not affiliated with Royal Dutch who would have a direct interest in such matters), on the other hand, concerning a merger, consolidation or acquisition, takeover offer or other acquisition of securities, an election of directors or a sale or other transfer of a material amount of assets of Royal Dutch.
IV.     THE PROPOSED TRANSACTION
1.     Overview of the Proposed Transaction
      Royal Dutch Shell proposes to engage in certain transactions that would reorganize the ownership interests of Royal Dutch Shell and certain of its subsidiaries into a Dutch fiscal group and a UK fiscal group. As part of these transactions, Royal Dutch will merge into Shell Petroleum through a statutory merger under Dutch law on a basis whereby each Minority Holder would be entitled to receive the Merger Consideration per Royal Dutch Share held by such holder immediately prior to the Merger.
      On October 31, 2005, Royal Dutch Shell, Royal Dutch, Shell Petroleum, Shell Transport and SPCo entered into an Implementation Agreement in respect of the Proposed Transaction, setting forth, inter alia, the conditions to and conduct of the Proposed Transaction. Pursuant to the Implementation Agreement, the parties agreed, subject to its directors’ fiduciary duties, to use all reasonable endeavors to procure the satisfaction of the conditions to the Proposed Transaction and to implement the Proposed Transaction as set out in the agreement.
      Pursuant to the Implementation Agreement, the completion of the Proposed Transaction is subject to certain conditions, including the requirement for a resolution to be passed approving the Merger by a two-thirds majority vote at an EGM where 75% of the issued share capital is represented. Royal Dutch Shell intends to vote its entire shareholding interest (approximately 98.5%) in favor of the Merger as well as any other items related to the Proposed Transaction which are put to a vote at the EGM, and, accordingly, the Merger and all such items can be adopted without the vote of the Minority Holders. Shareholders of Royal Dutch have been notified of the Merger through press releases, and for registered holders by a letter from the Chief Executive of Royal Dutch. Royal Dutch will convene the EGM for December 16, 2005, at 2.00 pm Central European time, at Carel van Bylandtlaan 16, 2596 HR The Hague, The Netherlands. Shareholders of Royal Dutch will separately be provided notice of the EGM and proxy materials, in accordance with Dutch requirements and applicable NYSE requirements, that solicit their vote on the Merger and the other items to be voted upon at the EGM. The Proposed Transaction is also subject to the other conditions set out in Section IV.2, “The Proposed Transaction — Conditions to the Proposed Transaction”. If the Proposed Transaction is not completed before January 1, 2006, the Implementation Agreement may be terminated by Royal Dutch Shell or Royal Dutch. If the Implementation Agreement is so terminated, the parties thereto are obligated to take all reasonable steps to effectively reverse any steps taken in the Proposed Transaction, to the extent legally permissible and as determined by the parties to be practicable in the circumstances.
      The Proposed Transaction will unwind the cross-holdings of Royal Dutch and Shell Transport in Shell Petroleum and SPCo through the following steps:

(a) Shell Transport will receive newly issued bonus shares in SPCo and Royal Dutch shall consent and take other necessary actions to allow Shell Transport to be registered as holder of such shares. As consideration for Royal Dutch consenting and taking such actions, Shell Transport will transfer to Royal

Dutch the entire interest in Shell Petroleum held by Shell Transport (other than four B shares that Shell Transport will retain for U.S. tax purposes);

(b) Royal Dutch will issue new Royal Dutch Shares to Royal Dutch Shell and, in consideration for such issue, Royal Dutch Shell shall contribute to Royal Dutch all of its shares in Shell Transport;

(c) Royal Dutch will contribute its remaining SPCo shares to its subsidiary Shell Transport; and

(d) upon completion of the above steps, Shell Petroleum and Royal Dutch will effect the Merger, following which Shell Petroleum will be the surviving entity and Royal Dutch and the Royal Dutch Shares will cease to exist.

      In connection with the Merger, the articles of association of Royal Dutch will be amended shortly before the Merger to reclassify the share capital of Royal Dutch into three classes: X shares held by Royal Dutch Shell, Y shares held by eligible UK resident Minority Holders electing to receive loan notes and ordinary shares held by Royal Dutch Shell and Minority Holders receiving cash. As described above, in the event the Merger is not completed before January 1, 2006 and the Implementation Agreement is terminated, the parties are obligated to take all reasonable steps to effectively reverse any steps taken in the Proposed Transaction to the extent legally permissable and as determined by the parties to be practicable in the circumstances. In that circumstance, the Royal Dutch articles of association could be amended to return to the original articles of association with the vote of a majority of the share capital voting together, so that the vote of the Royal Dutch Shares held by Royal Dutch Shell would control the outcome.
      The terms of the Merger are set forth in the Merger Proposal and the explanation to the Merger Proposal signed by each member of the Boards of Royal Dutch and Shell Petroleum. Under the terms of the Merger, a holder of Royal Dutch Shares will be allotted one Class A share of Shell Petroleum for every 31,978,937 Royal Dutch Shares held by such holder. Any holder that has been allotted 105 Class A shares will then be allotted one Class B share of Shell Petroleum for 28,521,530 Royal Dutch Shares held by it and then further Class A shares. In accordance with Dutch law, any shareholder who holds a fractional entitlement is only entitled to receive financial consideration for their fractional entitlements. Pursuant to the Merger Proposal, a holder of Royal Dutch Shares who is allotted a Class B share of Shell Petroleum in accordance with the foregoing, will not receive any consideration for further Royal Dutch Shares it holds. Further, Dutch law requires in this case that the Exchange Ratio (including the financial consideration) must be determined no later than on the date of signing of the Merger Proposal.
      The Proposed Transaction was structured, and the Exchange Ratio was determined, so that Royal Dutch Shell would receive shares in Shell Petroleum and all Minority Holders would be entitled to fractional entitlements. At the time the Merger is consummated, Royal Dutch Shell will be the holder of 3,418,059,943 Royal Dutch Shares and will be entitled to 105 Class A shares of Shell Petroleum and one Class B share of Shell Petroleum. Collectively, the Minority Holders hold less than 31,978,937 Royal Dutch Shares. Therefore, none of the Minority Holders will be entitled to either a Class A or Class B share of Shell Petroleum and instead each of the Minority Holders will be entitled to the Merger Consideration for their Royal Dutch Shares (or, in the case of eligible UK resident holders who so elect, exchangeable loan notes).
      Persons who at the time of the Merger becoming effective, have unexpired share subscription rights or option rights shall upon exercise thereof be compensated therefor in cash as of the Merger becoming effective; the amount shall be determined in accordance with section 2:320 paragraph 2 of the Dutch Civil Code.
      Each Minority Holder will be entitled to receive for their Royal Dutch Shares cash equivalent to the Merger Consideration. Holders of Royal Dutch Shares on the applicable record date will also receive the Royal Dutch interim dividend for the third quarter of 2005 of €0.46 per share (or $0.5556 per share for holders of New York registered shares), which will be payable on December 15, 2005. As in Dutch statutory squeeze out proceedings, the terms of the Merger provide (a) for interest to accrue on the Merger Consideration at the statutory rate of 4% per annum until the effective date of the Merger (expected to be December 21, 2005), as part of the consideration under the Merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount. As the interim dividend will exceed the amount of interest accrued at 4% per annum from October 31, 2005 to December 21, 2005 (the expected effective date of the Merger), no Interest is expected to be payable.
      Payments to holders of New York registered shares will be made in U.S. dollars based on the noon buying rate for euro in the City of New York for cable transfers as certified for customs purposes and as announced by the Federal Reserve Bank of New York on the business day prior to the effective date of the Merger (which is expected to be December 21, 2005). Payments to holders of Hague registered or bearer shares will be made in euro. Minority Holders that are eligible UK residents and that have given appropriate representations will be entitled to elect to receive certain exchangeable loan notes in lieu of, and in a sterling principal amount equivalent to, the aggregate Merger Consideration such holders would otherwise receive. Eligible holders who so elect will also be entitled to receive payment of the interim dividend and Interest, if any. Information regarding the exchangeable loan notes will be separately made available to eligible UK resident holders.
      Payment of the Merger Consideration (and Interest, if any) will be made by Shell Petroleum. For New York registered Royal Dutch Shares held through a bank or broker account utilizing the Depository Trust Company as custodian, payment will be made to the Depository Trust Company for further credit to each bank or broker account through which such Shares are held. For New York registered Royal Dutch Shares (other than those holding through a bank or broker account utilizing the Depository Trust Company as custodian), payment will be made to the account indicated by each Minority Holder in the Letter of Transmittal which will be sent to all holders of New York registered Royal Dutch Shares. Minority Holders of New York registered Royal Dutch Shares will be required to surrender their share certificates to receive payment. Instructions for surrendering share certificates will be set forth in such Letter of Transmittal. For Royal Dutch Shares in bearer form which are held through Euroclear Nederland, payment will be made to Euroclear Nederland which will distribute the funds to Minority Holders through its member institutions on the basis of the terms and conditions for such institutions. For Hague registered Royal Dutch Shares, payment of the Merger Consideration will be made to the account most recently indicated by each Minority Holder for the payment of dividends. Minority Holders of Hague registered Royal Dutch Shares who have not given account information, or who have given inaccurate account information, will receive payment upon providing evidence of ownership and information which allows Shell Petroleum to make payment. For Royal Dutch Shares in bearer form which are untraceable and for K-certificates, payment will be made upon the presentation of the certificates representing such shares: (i) for the period commencing on the effective date of the Merger (which is expected to be December 21, 2005) and ending December 31, 2006, to ABN AMRO, Issuing Institutions — Corporate Actions MF 2020, Kemelstede 2, 4817 ST Breda, The Netherlands; and (ii) for the period commencing on January 1, 2007 until the twentieth anniversary of the effective date of the Merger, to the registered address of Shell Petroleum in The Netherlands (currently, Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands). After the twentieth anniversary of the effective date of the Merger, all rights to receive the Merger Consideration (and Interest, if any) will be forfeited. In the case of eligible UK resident Minority Holders electing to receive exchangeable loan notes, such loan notes will be issued in the manner described in the information made available to such holders.
      The Boards of Royal Dutch and Shell Petroleum have drawn up and approved the Merger Proposal. Among other things, the Merger Proposal states the parties to the Merger, the Exchange Ratio and payments to be made for fractional entitlements, the date from which and extent to which shareholders of Royal Dutch will share in the profits of Shell Petroleum, the date from which the financial information of Royal Dutch will be accounted for by Shell Petroleum, the contents of the articles of association before and after the Merger and the composition of the Board after the proposed Merger.
      The Merger Proposal, the statement of annual reports and accounts of Royal Dutch and Shell Petroleum for the three years ending December 31, 2004, statement of assets and liabilities for Royal Dutch and Shell Petroleum as of September 30, 2005, the statements of Deloitte and E&Y received pursuant to section 2:328 paragraph 1 of the Dutch Civil Code and the press release dated October 31, 2005 were deposited with the trade register in The Hague on October 31, 2005, for inspection. Copies of the documents deposited with the trade register, the explanation of the Merger Proposal, the reports of Deloitte and E&Y pursuant to section 2:328 paragraph 2 of the Dutch Civil Code, a text of the disclosure document (dated October 31, 2005) and the Implementation Agreement may be inspected at the registered address of Royal Dutch and Shell Petroleum, Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands. An advertisement was published in the Dutch newspaper NRC Handelsblad stating that the documents described above were deposited. Following this, creditors of Royal Dutch and Shell Petroleum have a one month opposition period. That period will expire on December 2, 2005. Neither Royal Dutch Shell nor Shell Petroleum have made any provision in connection with the Proposed Transaction which grant the Minority Holders access to the corporate files of Royal Dutch Shell or Shell Petroleum or to obtain counsel or appraisal services at the expense of Royal Dutch Shell or Shell Petroleum. Under Dutch law, security holders are not entitled to any appraisal rights or other similar rights in connection with the Proposed Transaction.
      The Proposed Transaction is expected to be completed on December 21, 2005.

2.	Conditions to the Proposed Transaction
      Pursuant to the Implementation Agreement, the execution of the Proposed Transaction is (except to the extent waived by all parties to the Implementation Agreement) subject to the following conditions:

•	an accountants statement pursuant to article 2:94b(2) of the Dutch Civil Code relating to the value of Shell Transport in relation to the contribution of the entire issued ordinary share capital of Shell Transport to Royal Dutch having been received;

•	the Schedule 13E-3, of which this Disclosure Document forms a part, together with the exhibits thereto (the “Schedule 13E-3”), having been filed with the SEC and no enforcement proceedings related to the Schedule 13E-3 having been initiated or threatened by the SEC and this Disclosure Document having been provided to Royal Dutch shareholders no less than 20 days prior to the EGM in accordance with Rule 13e-3 under the Exchange Act;

•	the FSA indicating, in accordance with Part XII FSMA and either unconditionally or on terms that are satisfactory to each party affected by such terms, that it approves:
        a. the increase in control by Shell Transport over SPCo; and
        b. the acquisition of control by Shell Petroleum over Shell Transport,

as notified to the FSA by or on behalf of these companies, in accordance with Part XII FSMA, for the purposes of the Transaction;

•	Royal Dutch and Shell Petroleum having obtained (i) written confirmation from the trade register in The Hague that the Merger Proposal and the certain other documents required to be filed under Dutch law have been on file for public inspection for a period of one month and (ii) evidence that no petition (as described in article 2:316 (2) of the Dutch Civil Code) has been filed, or that all such petitions have been withdrawn or dismissed by the Court;

•	the EGM having adopted resolutions to (i) approve the Unwind, (ii) issue 1,379,680,000 shares to Royal Dutch Shell against the contribution in kind of the entire issued ordinary share capital of Shell Transport, (iii) amend the articles of association of Royal Dutch in two steps and (iv) to merge Royal Dutch with Shell Petroleum as described in the Merger Proposal;

•	a declaration of no objection having been received from the Dutch Ministry of Justice in respect of the proposed amendments of the articles of association of Royal Dutch;

•	Royal Dutch having provided to SPCo a consent for the issue of 1,262,361,568 bonus shares by SPCo to Shell Transport and having signed the requisite written resolutions;

•	the general meeting of shareholders of Shell Petroleum having resolved to amend the articles of association of Shell Petroleum and a declaration of no objection having been received from the Dutch Ministry of Justice in respect of the proposed amendment of the articles of association of Shell Petroleum;

•	the board of management of Shell Petroleum having resolved upon the merger with Royal Dutch as described in the Merger Proposal;

•	Royal Dutch Shell certifying in writing that certain of the above conditions have been satisfied; and

•	a notarial deed containing the minutes of the general meeting of shareholders of Royal Dutch having been drawn up.

3.	Source and Amount of Funds
      The total amount of funds that may be required to compensate the Minority Holders for all of their Royal Dutch Shares will be approximately €1.6 billion or $2.0 billion based on the noon buying rate as of October 28, 2005 (assuming all Minority Holders receive cash). Shell Petroleum will fund the payments from cash on hand. To the extent eligible UK resident Minority Holders elect to receive exchangeable loan notes, such loan notes will be issued by Shell Petroleum, and upon exchange thereof, holders of loan notes will receive Royal Dutch Shell Class A ordinary shares. Any consideration paid by the issuance of exchangeable loan notes will reduce cash paid by Shell Petroleum to Minority Holders on consummation of the Proposed Transaction.
      Because Shell Petroleum has available sufficient funds to make payments for all outstanding Royal Dutch Shares held by the Minority Holders at the price being offered, there are no alternative financing plans or arrangements.

4.	Transaction Expenses
      The following is an estimate of fees and expenses to be incurred in connection with the Proposed Transaction.

Filing	$229,535
Legal	4,600,000
Accounting	450,000
Printing	100,000
Fees relating to fairness reports and opinions	1,200,000
Miscellaneous	1,600,000

Total	$8,179,535

V.     CERTAIN U.S. FEDERAL INCOME TAX AND DUTCH TAX CONSEQUENCES

1.	Material U.S. Federal Income Tax Consequences of the Proposed Transaction

General
      The following describes the material U.S. Federal income tax consequences of the Proposed Transaction to holders of Royal Dutch Shares. This description is the opinion of Cravath, and is limited as described below. This description applies only to holders of Royal Dutch Shares that are U.S. holders.
      For purposes of this description, a U.S. holder means:

•	a citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust, if (i) a U.S. court is able to exercise primary supervision over the administration of the trust and one or more U.S. fiduciaries have the authority to control all substantial decisions of the trust or (ii) the trust has made a valid election under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. Federal income tax on its income regardless of its source.
      If a partnership holds Royal Dutch Shares, the tax treatment of a partner will generally depend upon the status of the partner and the activities of the partnership. Each partner of a partnership holding Royal Dutch Shares is urged to consult his, her or its own tax advisor.
      This description is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations, administrative rulings and judicial decisions currently in effect, all of which are subject to change, possibly with retroactive effect. The description applies only to holders of Royal Dutch Shares that hold their Royal Dutch

Shares as a capital asset (generally, for investment purposes). Further, the description does not address all aspects of U.S. Federal income taxation that may be relevant to a particular shareholder in light of his, her or its personal investment circumstances or to shareholders subject to special treatment under the U.S. Federal income tax laws, including:

•	insurance companies;

•	tax-exempt organizations;

•	dealers in securities or foreign currency;

•	banks or trusts;

•	persons that hold their Royal Dutch Shares as part of a straddle, a hedge against currency risk or a constructive sale or conversion transaction;

•	holders that have a functional currency other than the U.S. dollar;

•	investors in pass-through entities;

•	shareholders who acquired their Royal Dutch Shares through the exercise of options, or otherwise as compensation or through a tax-qualified retirement plan; or

•	holders of options granted under any Royal Dutch benefit plan.
      Furthermore, this description does not address any non-income tax or any state, local or non-U.S. tax consequences of the Proposed Transaction. The description also does not address the tax consequences of any other transaction. Accordingly, each holder of Royal Dutch Shares is strongly urged to consult with a tax advisor to determine the particular Federal, state, local or non-U.S. income or other tax consequences of the Proposed Transaction.

Taxation of the Proposed Transaction
      A U.S. holder will recognize capital gain or loss upon the Merger in an amount equal to the difference between the amount of Merger Consideration and such U.S. holder’s adjusted tax basis in the Royal Dutch Shares. Under current law, capital gains realized by corporate and individual taxpayers are generally subject to U.S. Federal income taxes at the same rate as ordinary income, except that long-term capital gains realized by non-corporate U.S. holders are subject to U.S. Federal income taxes at a maximum rate of 15% for taxable years beginning before January 1, 2009 (and 20% thereafter). Certain limitations exist on the deductibility of capital losses by both corporate and individual taxpayers. Capital gains and losses on the receipt of Merger Consideration generally should constitute gains or losses from sources within the United States.
      For U.S. holders who receive foreign currency in connection with the Merger, the amount realized will be based on the U.S. dollar value of the foreign currency received with respect to such Royal Dutch Shares as determined on the date such U.S. holders actually or constructively receive such payment.

United States Backup Withholding and Information Reporting
      In general, information reporting requirements will apply to payments of Merger Consideration in respect of U.S. holders other than certain exempt persons (such as corporations). A 28% backup withholding tax (31% for 2011 and thereafter) will apply to such payments if the U.S. holder fails to provide a correct taxpayer identification number or other certification of exempt status or, with respect to certain payments, the U.S. holder fails to report in full all dividend and interest income and the Internal Revenue Service notifies the payer of such under-reporting. Amounts withheld under the backup withholding rules may be credited against a holder’s U.S. Federal tax liability, and a refund of any excess amounts withheld under the backup withholding rules may be obtained by filing the appropriate claim form with the Internal Revenue Service.

2.     Material Dutch Tax Consequences of the Proposed Transaction
      The following describes certain material Dutch tax consequences of the Proposed Transaction for a holder of Royal Dutch Shares. This description is not intended to be applicable in all respects to all categories of investors. This section does not purport to describe all possible Dutch tax considerations or consequences that may be relevant to a holder. Holders of Royal Dutch Shares should consult advisers with regard to the tax consequences of the Proposed Transaction. This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a holder of Royal Dutch Shares who receives or has received any benefits from the Royal Dutch Shares as employment income, deemed employment income or otherwise as compensation.
      This section does not purport to describe the possible Dutch tax considerations or consequences that may be relevant to a holder of Royal Dutch Shares who has a substantial interest (aanmerkelijk belang) or a fictitious substantial interest, as defined in the Dutch Income Tax Act 2001 (Wet inkomstenbelasting 2001), in Royal Dutch.
      Except as otherwise indicated, this section only addresses Dutch tax legislation and regulations, as in effect on the date hereof and as interpreted in published case law on the date hereof and is subject to change after such date, including changes that could have retroactive effect. A change in legislation or regulations may thus invalidate all or part of this section. Unless otherwise specifically stated herein, this section does not express any view on Dutch international tax law or on the rules promulgated under or by any treaty or treaty organization and does not express any view on any Dutch legal matter other than Dutch tax law.

Withholding tax on Proposed Transaction
      The consideration received by the holder of a Royal Dutch Shares in exchange for his Royal Dutch Share pursuant to the Merger will not be subject to Dutch dividend withholding tax.

Dutch taxes on income and capital gains

Residents of The Netherlands
      The description of certain Dutch tax consequences in this Section V.2 is only intended for the following holders of Royal Dutch Shares:

(A) individuals who are resident or deemed to be resident in The Netherlands for purposes of Dutch taxation;

(B) individuals who opt to be treated as a resident in The Netherlands for purposes of Dutch taxation ((A) and (B) jointly “Dutch Individuals”); and

(C) entities (“Dutch Corporate Entities”) that are subject to the Dutch Corporate Income Tax Act 1969 (“CITA”) and are resident or deemed to be resident of The Netherlands for the purposes of the CITA, excluding:

•	pension funds (pensioenfondsen) and other entities that are exempt from Dutch corporate income tax;

•	entities which are entitled to the participation exemption with respect to the “A” Shares and/or “B” Shares based on article 13, CITA; and

•	investment institutions (beleggingsinstellingen) as defined in article 28, CITA.

Dutch Individuals not engaged or deemed to be engaged in an enterprise or receiving benefits from miscellaneous activities
      Generally, a Dutch Individual who holds Royal Dutch Shares that are not attributable to an enterprise from which he derives profits as an entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise other than as an entrepreneur or a shareholder, or attributable to miscellaneous activities (overige werkzaamheden), will be subject annually to an income tax imposed on a fictitious yield on such shares under the regime for savings and investments (Box III). Irrespective of the actual income or capital gains realized, the annual taxable benefit of all the assets and liabilities of a Dutch Individual that are taxed under this regime, including the Royal Dutch Shares, is set at a fixed amount. This fixed amount equals 4 per cent. of the average fair market value of these assets and liabilities, including of the Royal Dutch Shares, measured, in general, at the beginning and end of every calendar year. The current tax rate under the regime for savings and investments is a flat rate of 30 per cent.
      Consequently, the disposal of Royal Dutch Shares upon the Merger will not in itself result in Dutch taxation for such a Dutch Individual.

Dutch Individuals engaged or deemed to be engaged in an enterprise or receiving benefits from miscellaneous activities
      Any benefits derived or deemed to be derived from the Royal Dutch Shares (including any capital gains realized on the disposal thereof upon the Merger) that are either attributable to an enterprise from which a Dutch Individual derives profits, whether as an entrepreneur or pursuant to a co-entitlement to the net worth of such enterprise (other than as an entrepreneur or a shareholder), or attributable to miscellaneous activities (overige werkzaamheden) are generally subject to income tax in the Dutch Individual’s hands at statutory progressive rates (currently up to 52 per cent.).

Dutch Corporate Entities
      Any benefits derived or deemed to be derived from Royal Dutch Shares (including any capital gains realized on the disposal thereof upon the Merger) that are held by a Dutch Corporate Entity are generally subject to corporate income tax at statutory rates (currently 27 per cent. for profits up to and including €22,689 and 31.5 per cent. thereafter).

Non-residents of The Netherlands
      A holder other than a Dutch Individual or Dutch Corporate Entity will not be subject to Dutch taxes on income or on capital gains in respect of the ownership and disposal of Royal Dutch Shares, except if:

(a) such holder derives profits from an enterprise, whether as entrepreneur (ondernemer) or pursuant to a co-entitlement to the net worth of such enterprise, other than as an entrepreneur or a shareholder which enterprise is, in whole or in part, carried on through a permanent establishment (vaste inrichting) or a permanent representative (vaste vertegenwoordiger) in The Netherlands to which the Royal Dutch Shares are attributable; or

(b) the holder is an individual and derives benefits from miscellaneous activities (resultaat uit overige werkzaamheden) performed in The Netherlands in respect of the Royal Dutch Shares, including, without limitation, activities which are beyond the scope of active portfolio investment activities.
VI.     MISCELLANEOUS
      In connection with the Proposed Transaction contemplated hereby, Royal Dutch Shell and Shell Petroleum have not, as of the date hereof, employed, retained or compensated other persons to make solicitations or recommendations to Royal Dutch shareholders. The Boards of Royal Dutch Shell, Royal Dutch and Shell Petroleum were assisted by a working group of senior finance, accounting and legal personnel from the Shell Group. While no specific use of corporate assets of Royal Dutch is contemplated by Royal Dutch Shell or Shell Petroleum in connection with the Proposed Transaction, it is possible that some such use, none of which is expected to be material, may occur.
VII.     ADDITIONAL INFORMATION
      Additional information concerning the Proposed Transaction may be found in the Rule 13e-3 Transaction Statement and exhibits in the Schedule 13E-3, including amendments thereto, as and when filed with the SEC under the Exchange Act by Royal Dutch Shell and Shell Petroleum and on www.shell.com/royaldutchmerger.

Neither the website, nor its content, is incorporated by reference herein. Following delivery thereof to Royal Dutch or Shell Petroleum, copies of the opinions, certifications and reports described under Section II.4(b), “Special Factors — Certain Opinions and Reports” may be obtained by mail through written request to Royal Dutch and will also be filed as exhibits to the Schedule 13E-3 and made available on the website.
      Additional information on Royal Dutch and the Shell Group can be found in the Annual Report on Form 20-F of Royal Dutch (jointly filed with Shell Transport) with respect to the fiscal year ended December 31, 2004, as amended on May 4, 2005 (the “Royal Dutch 20-F”).
      Royal Dutch is, as of the date of this Disclosure Document, subject to the informational reporting requirements of the Exchange Act, and accordingly files or furnishes reports and other information with the SEC. Reports and other information filed by Royal Dutch with the SEC, including in the Royal Dutch 20-F, can be inspected and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Copies of those materials can be obtained at prescribed rates from the SEC’s Public Reference Section at 100 F Street, N.E., Washington, D.C. 20549, U.S.A. Further information on the operation of the SEC’s Public Reference Room in Washington, D.C. can be obtained by calling the SEC at 1-800-SEC-0330. The SEC also maintains an internet website that contains reports and other information about issuers, such as Royal Dutch, who file electronically with the SEC. The address of that website is www.sec.gov.
      Neither Royal Dutch Shell nor Shell Petroleum nor any of their respective affiliates has authorized any person to provide any information or to make any representation in connection with this Disclosure Document or the Proposed Transaction referred to herein other than the information contained or referenced in this Disclosure Document. If any person provides any of this information or makes any representation of this kind, that information or representation must not be relied upon as having been authorized by either of Royal Dutch Shell or Shell Petroleum or such affiliate.

SCHEDULE I
      The following is a list of the executive officers and directors of Royal Dutch Shell and Shell Petroleum setting forth, for each person, the name, citizenship, business address, present principal occupation or employment and the name, principal business and address of any corporation or other organization in which such employment is conducted and the five-year employment history of such person.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Aad Jacobs The Netherlands Non-Executive Chairman of Royal Dutch Shell	Non-Executive Chairman of the Board of Directors of Royal Dutch Shell	He was appointed a member of the Royal Dutch supervisory board in 1998 and Chairman of the Royal Dutch supervisory board (currently Non-Executive Chairman) in 2002 and Non-Executive Chairman of the Royal Dutch Shell Board of Directors in 2004. He has been Chairman of the supervisory boards of Joh. Enschedé B.V., which engages in printing commercial and confidential documents, since 1998, Imtech N.V., which provides technical services in the fields of information & communication technology and electrical & mechanical engineering, since 2001 and VNU N.V., a global information and media company, since 1998; Vice-Chairman of the supervisory boards of Buhrmann N.V., which supplies office products to businesses and institutions, since 1998 and SBM Offshore (formerly IHC Caland N.V.), which engages as a supplier to the offshore oil and gas industry, since 1998; and a member of the supervisory board of ING Groep N.V., a financial services company, since 1998.

Lord Kerr of Kinlochard England Deputy Chairman and senior independent Non-Executive Director of Royal Dutch Shell	Deputy Chairman of the Board of Directors and Senior Independent Non-Executive Director of Royal Dutch Shell	He was a Non-Executive Director of Shell Transport from 2002 to 2005 and has been Deputy Chairman and Senior Independent Non-Executive Director of Royal Dutch Shell in 2004. Previously, he served in various jobs in the UK Diplomatic Service from 1966 to 2002, including as UK Permanent Representative to the European Union, British Ambassador to the U.S., Foreign Office, Permanent Under Secretary of State and Head of the UK Diplomatic Service. On leaving government service he was appointed Secretary-General of the European Convention from 2002 to 2003. A member of the House of Lords since 2004 and Chairman of the Court and Council of Imperial College, London, he has been a trustee and Deputy Chairman of the National Gallery since 2002 and a trustee of the Rhodes Trust since 1997. He has been a non-executive Director of Rio Tinto plc and Rio Tinto Limited (both engaged in finding, mining and processing mineral resources) since 2003 and Scottish American Investment Company plc, an investment company, since 2002.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Jeroen van der Veer The Netherlands Chief Executive of Royal Dutch Shell Principal Director of Shell Petroleum	Chief Executive of Royal Dutch Shell	He was appointed President (currently Chief Executive) of Royal Dutch in 2000, having been a Managing Director since 1997. He was appointed Chairman of the Committee of Managing Directors of the Shell Group in March 2004 and Chief Executive of Royal Dutch Shell in 2004. He has also been a non-executive director of Unilever (which includes Unilever N.V., Unilever plc and Unilever Holdings Ltd and engages in the worldwide manufacture and supply of consumer goods) since 2002. He was a member of the supervisory board of De Nederlandsche Bank N.V. (The Netherlands central bank) from 2000 to 2004.

Peter Voser Switzerland Chief Financial Officer of Royal Dutch Shell Principal Director of Shell Petroleum	Chief Financial Officer of Royal Dutch Shell	He was employed from 1982 to March 2002 by the Shell Group in a variety of finance and business roles in Switzerland, the UK, Argentina and Chile, including Group Chief Internal Auditor of the Shell Group, Chief Financial Officer of Shell Europe Oil Products and Chief Financial Officer of Shell International Oil Products. He was appointed Managing Director of Shell Transport, a Group Managing Director and Chief Financial Officer and an Executive Director of Royal Dutch Shell with effect from October 2004. From March 2002 until September 2004, he was Chief Finance Officer and Member of the Group executive committee of the Asea Brown Boveri group of companies, based in Switzerland and engaged in the energy and automation business areas. He has been a member of the supervisory board of Aegon N.V., which is engaged in the insurance business, since 2004, UBS AG, a financial services firm, since 2005 and was a member of the Swiss-American Chamber of Commerce from 2003 to 2004.

Malcolm Brinded England Executive Director, Exploration and Production of Royal Dutch Shell Principal Director of Shell Petroleum	Executive Director, Exploration and Production, of Royal Dutch Shell	He joined the Shell Group in 1974 and has held various positions around the world. He was Country Chair for the Shell Group in the UK from 1999 to 2002 and Director of Planning, Environment and External Affairs at Shell International Ltd. from 2001 to 2002. He was a Managing Director of Royal Dutch from 2002 to 2005. In March 2004, he was appointed a Director and Managing Director of Shell Transport and became Vice-Chairman of the Committee of Managing Directors and in 2004 became an Executive Director of Royal Dutch Shell. He co-chaired the UK Industry Leadership Team from 1998 to 2001, covering all UK upstream industry operators, contractors and suppliers.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Linda Cook United States Executive Director, Gas & Power, of Royal Dutch Shell Principal Director of Shell Petroleum	Executive Director, Gas & Power, of Royal Dutch Shell	She was Chief Executive Officer for Shell Gas & Power from 2000 to 2003. She was President and Chief Executive Officer and a member of the Board of Directors of Shell Canada Limited from 2003 to 2004. In August 2004, she was appointed a Managing Director (currently Executive Director) of Royal Dutch and became a Group Managing Director and Chief Executive Officer of Shell Gas & Power. In 2004 she became an Executive Director of Royal Dutch Shell. She has been non-executive Director of The Boeing Company, an aerospace company, since 2003.

Rob Routs The Netherlands Executive Director, Oil Products and Chemicals, of Royal Dutch Shell Principal Director of Shell Petroleum	Executive Director, Oil Products and Chemicals, of Royal Dutch Shell	He joined the Shell Group in 1971 and has held various positions in The Netherlands, Canada and the U.S.A. He was President and Chief Executive Officer of Shell Oil Products U.S.A. and President of Shell Oil Company and Country Chair for the Shell Group in the U.S.A. from 2002 to 2003. He was a Managing Director of Royal Dutch from 2003 to 2005 and became a Group Managing Director with effect from July 2003 and an Executive Director of Royal Dutch Shell since 2004. He was Chief Executive Officer of Equilon Enterprise LLC, (a joint venture between Shell and Texaco), from 2000 to 2002. He is also a director of INSEAD (a worldwide business school).

Maarten van den Bergh The Netherlands Non-Executive Director of Royal Dutch Shell	Chairman of the Board of Directors of Lloyds TSB Group plc, which engages in consumer and commercial banking and the insurance and investment business and has its principal business address at 25 Gresham Street, London, EC2V 7HN, England.	He was President of Royal Dutch from 1998 to 2000 having been a Managing Director of Royal Dutch since 1992. He was a member of the Royal Dutch supervisory board from 2000 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. He has been Chairman of the Board of Directors of Lloyds TSB Group plc since 2001 and a Non-Executive director of BT Group plc, a telecommunications company, since 2000, British Airways plc, an international airline, since 2002 and a member of the supervisory board of Akzo Nobel N.V., which manufactures paint, chemicals, salt and healthcare products, since 2005.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Sir Peter Burt U.K. Non-Executive Director of Royal Dutch Shell	Chairman of ITV plc, which engages in television broadcasting and production, pay and digital TV and television leasing and has its principal business address at The London Television Centre, Upper Ground, London SE1 9LT, England.	He was a Non-Executive Director of Shell Transport from 2002 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. He was the Executive Deputy Chairman of HBOS plc and subsidiaries, engaged in commercial banking, from 2001 to 2003 and was Group Chief Executive of the Bank of Scotland, engaged in commercial banking, from 1996 to 2001. He has been Chairman of ITV plc since 2004, a director of a number of charitable organizations and non-executive director of Templeton Emerging Markets Trust plc, an investment trust for emerging markets, since 2004. He was a partner of Gleacher Partners LLP in 2003 and has been a partner of Gleacher Shudclock LLP (known as Gleacher Shudclock Ltd) since 2003, both engaged in investment banking.

Mary R. (Nina) Henderson United States Non-Executive Director of Royal Dutch Shell	Non-Executive Director of Royal Dutch Shell	She was a Non-Executive Director of Shell Transport from 2001 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. She was a director of the Hunt Corporation, engaged in the manufacture and distribution of office and art/ framing supplies, from 1991 to 2002. She has been a Director of Pactiv Corporation, a producer of specialty packaging products, since 2000, AXA Financial Inc., a provider of diversified financial services, since 1996, Del Monte Foods Company, a manufacturer and marketer of processed foods, since 2002 and Visiting Nurse Service of New York, a healthcare service provider, since 1997.

Sir Peter Job Britain Non-Executive Director of Royal Dutch Shell	Non-Executive Director of Royal Dutch Shell	He was a Non-Executive Director of Shell Transport from 2001 to 2005 and became a Non-Executive Director of Royal Dutch Shell in 2004. He was Chief Executive of Reuters Group plc, a provider of news services, from 1991 to 2001, a member of the supervisory board of Bertelsmann AG, a publishing and communications company, from 2002 to 2005, non-executive director of GlaxoSmithKline plc, a pharmaceuticals company, from 2000 to 2004, and a non-executive director Multex.com Inc., a provider of global financial information, from 2002 to 2003. He has been a non-executive director of Schroders plc, a global asset management company, since 1999, TIBCO Software Inc, a software company, since 2000, Instinet Group Inc, an provider of electronic trading solutions, since 2000 and a member of the supervisory board of Deutsche Bank AG, a provider of banking and financial services, since 2001.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Wim Kok The Netherlands Non-Executive Director of Royal Dutch Shell	Non-Executive Director of Royal Dutch Shell	He was a member of the Royal Dutch supervisory board from 2003 to 2005. He was appointed Dutch Prime Minister in 1994, serving for two periods of government up to July 2002. Since 2003 he has been a member of the supervisory boards of ING Groep N.V., a financial services company, KLM N.V., an international airline, and TNT N.V. (formerly TPG N.V.), a global provider of mail, express and logistics services.

Jonkheer Aarnout Loudon The Netherlands Non-Executive Director of Royal Dutch Shell	Chairman of the Supervisory Board of ABN AMRO Holding N.V., which provides financial services including retail banking, private banking, asset management and investment banking services and has its principal business address at Gustav Mahlerlaan 10, Amsterdam, 1082PP, The Netherlands, and Akzo Nobel N.V., which manufactures paint, chemicals, salt and healthcare products and has its principal business address at Velperweg 76, 6824 BM Arnhem, Postbus 9300,
	6800 SB Arnhem, The Netherlands.	He was appointed a member of the Royal Dutch supervisory board (currently a Non-Executive Director) in 1997 and a Non-Executive Director of Royal Dutch Shell in 2004. He was a non-executive director of Corus Group plc, which engages in the manufacturing processing and distribution of metal products and provides design, technology and consultancy services, from 1999 to 2002 and Hollandsche Betongroep N.V., an international construction company, from 1995 to 2002. He has been Chairman of the Supervisory Board of ABN AMRO Holding N.V. since 1996, the Supervisory Board of Akzo Nobel N.V. since 1995, a member of the International Advisory Board of Allianz AG, an insurance and financial services company, since 1984 and a member of the supervisory board of Het Concertgebouw N.V., a concert hall, since 1993. He was a partner of Maat Schap S-Gravenhage, from 1995 to 2005.

Name, Citizenship, Position
at Royal Dutch Shell/	Present Principal Occupation
Shell Petroleum	or Employment*	Five Year Employment History

Christine Morin-Postel France Non-Executive Director of Royal Dutch Shell	Non-Executive Director of Royal Dutch Shell	She was appointed a member of the Royal Dutch supervisory board (currently a Non-Executive Director) in 2004 and a Non-Executive Director of Royal Dutch Shell in 2004. From 1998 until March 2001, she was Chief Executive and Chairman of the Management Committee of Societe Generale de Belgique, an international and industrial services group. She was Executive Vice-president of Suez S.A., an international and industrial services group, from 2000 to 2003. She was a non-executive director of Arlington Capital Investors Europe, an investment management company, from 2002 to 2005 and Fortis S.A./N.V., an international financial services company, from 1998 to 2003. She has been a non-executive director of Alcan Inc., a manufacturer of aluminum, light gauge sheet, foil and packaging products, since 2003, Pilkington plc, a manufacturer of glass and glazing products, since 2003 and 3i Group plc, which is engaged in private equity and venture capital, since 2002.

Lawrence Ricciardi United States Non-Executive Director of Royal Dutch Shell	Senior Advisor to Jones Day Reaves & Pogue, a law firm that has its business address at 222 East 41st St., New York, NY 10017-6702, and to Lazard Freres & Co., which provides financial services, including mergers and acquisitions, asset management, corporate restructuring, underwriting, securities placement and research services and has its business address at 30 Rockefeller Plaza, New York, NY 10020.	He was appointed a member of the Royal Dutch supervisory board (currently a Non-Executive Director) in 2001 and a Non-Executive Director of Royal Dutch Shell in 2004. He was previously Senior Vice President and General Counsel of IBM, which creates, develops and manufactures advanced information technologies, from 1995 to 2002. He has been Senior Advisor to the law firm Jones Day and to Lazard Freres & Co. since 2003 and a member of the Board of Directors of The Reader’s Digest Association, Inc., which is engaged in publishing and direct marketing, since 1998.

*	Unless otherwise indicated, the business address of each of the above persons is Royal Dutch Shell, Carel van Bylandtlaan 30, 2596 HR The Hague, The Netherlands.

Compensation Information
      Currently, Mr. Jacobs, Mr. van der Veer, Ms. Cook, Mr. Loudon, Ms. Morin-Postel and Mr. Ricciardi serve on the Board of Royal Dutch. Prior to the creation of a single-tier governance structure on July 4, 2005, Mr. Jacobs, Mr. van den Bergh, Mr. Kok, Mr. Loudon, Ms. Morin-Postel and Mr. Ricciardi served on the Royal Dutch supervisory board and Mr. van der Veer, Mr. Brinded, Ms. Cook and Mr. Routs served on the Royal Dutch board of management. Their compensation related to these roles for the years 2004, 2003 and 2002 is described in the Royal Dutch Remuneration Report contained in the Royal Dutch 20-F beginning on page R-13, which is incorporated herein by reference.
      For the nine months ending September 30, 2005, Mr. van der Veer received approximately €2.5 million in connection with his roles in the Shell Group, including as Chief Executive of both Royal Dutch (for which he received a director’s fee of €50,000 for the period from January 1 to July 1, 2005) and Royal Dutch Shell and as a Principal Director of Shell Petroleum.
      For the nine months ending September 30, 2005, Ms. Cook received approximately €1.2 million in connection with her roles in the Shell Group, including as an Executive Director of both Royal Dutch (for which she received a director’s fee of €30,000 for the period from January 1 to July 1, 2005) and Royal Dutch Shell and as a Principal Director of Shell Petroleum.
      For the period from January 1 to July 1, 2005, the current Non-Executive Directors of Royal Dutch received the following approximate amounts in connection with their roles as members of the Royal Dutch Supervisory Board:

Mr. Jacobs	€38,500
Mr. Loudon	€34,500
Ms. Morin-Postel	€31,000
Mr. Ricciardi*	€42,875
      After July 1, 2005, all Non-Executive Directors of Royal Dutch receive £1,000 annually for their services as Non-Executive Directors of Royal Dutch.
      In connection with their services as Non-Executive Directors of Royal Dutch Shell, the current Non- Executive Directors of Royal Dutch will receive the following approximate amounts in connection with their roles on the Board of Royal Dutch Shell in 2005 (from July 1, 2005):

Mr. Jacobs	£75,000
Mr. Loudon	£49,000
Ms. Morin-Postel	£42,500
Mr. Ricciardi*	£56,500

*	Mr. Ricciardi’s compensation includes amounts received for intercontinental travel to attend meetings, which was €2,375 per meeting for the Royal Dutch Supervisory Board and £3,000 per meeting for Royal Dutch Shell (the fee for Royal Dutch Shell is not paid for one meeting per year held in a location other than The Hague or London).

ANNEX A

The Board
N.V. Koninklijke Nederlandsche Petroleum
Maatschappij (Royal Dutch Petroleum Company)
Carel van Bylandtlaan 30
2596 HR The Hague
The Netherlands

Telephone +31 20 628 93 93
Telex 11006 ABAM NL	Corporate Finance ABN AMRO Bank N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam Mailing address P.O. Box 283 1000 EA Amsterdam The Netherlands

Letter of opinion	31 October 2005
Dear Sirs,
      We understand that it is proposed that Royal Dutch Shell plc, a public company incorporated under the laws of England and Wales (“Royal Dutch Shell”) and N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company), a company incorporated under the laws of The Netherlands (the “Company” or “Royal Dutch”) implement an internal restructuring (the “Proposed Transaction”) and that as part of the restructuring Royal Dutch would be merged (the “Merger”) into its subsidiary, Shell Petroleum N.V., a company incorporated under the laws of The Netherlands (“SPNV”). Pursuant to the terms of the Merger, as set out in the implementation agreement dated 31 October 2005 (the “Implementation Agreement”), we understand that the holders of ordinary shares, nominal value Euro 0.56 per share, in the capital of the Company (each a “Royal Dutch Share” and each beneficial owner of a Royal Dutch Share a “Royal Dutch Shareholder”) will be allotted one class A share, nominal value Euro 200,000,000, of SPNV for every 31,978,937 Royal Dutch Shares held, and, after the allotment of 105 class A shares, will be allotted one class B share, nominal value Euro 178,376,978, of SPNV for 28,521,530 Royal Dutch Shares held (the “Exchange Ratio”). As a consequence of the Exchange Ratio, the Royal Dutch Shareholders other than Royal Dutch Shell (the “Minority Shareholders”, and each, a “Minority Shareholder”) would only be entitled to a fractional entitlement and, as a function of Dutch law, they will be entitled, in lieu of such fractional entitlements, to receive Euro 52.21 (or the US dollar equivalent based on the noon buying rate for Euro in New York as announced by the Federal Reserve Bank of New York on the business day prior to the effective date of the Merger) per Royal Dutch Share in cash (the “Merger Consideration”).
      On 20 July 2005, Royal Dutch Shell, Royal Dutch and The “Shell” Transport and Trading Company, p.l.c. (currently known as The Shell Transport and Trading Company Limited) (“Shell Transport”) jointly announced that all conditions to the public exchange offer by Royal Dutch Shell for Royal Dutch (the “RD Offer”) and the scheme of arrangement of Shell Transport (together, the “Unification Transaction”) had been satisfied or waived and the Unification Transaction had completed. Under the RD Offer, Royal Dutch Shareholders were offered 2 class A shares, nominal value Euro 0.07 per share, in the capital of Royal Dutch Shell (the “Royal Dutch Shell Class A Shares” and together with the class B shares, nominal value Euro 0.07 per share, in the capital of Royal Dutch Shell the “Royal Dutch Shell Shares”) in exchange for each Royal Dutch Share.
      The Board of the Company has asked for ABN AMRO Bank N.V.’s (“ABN AMRO”) opinion as to whether the Exchange Ratio and the Merger Consideration pursuant thereto are fair, from a financial point of view, to the Minority Shareholders who will receive the Merger Consideration in the Merger.
ABN AMRO Bank N.V., Established in Amsterdam
Register of Commerce Amsterdam no. 33002587
VAT no. NL 00 30 27 144 B01

    For the purposes of providing its opinion, ABN AMRO has:

1. Reviewed certain publicly available business and financial information relating to the Company, including the audited annual accounts for the consecutive financial years ending 31 December 1999 through 31 December 2004 and the unaudited nine-month financial figures for the period ending 30 September 2005;

2. Reviewed certain publicly available business and financial information relating to Shell Transport, including the audited annual accounts for the consecutive financial years ending 31 December 1999 through 31 December 2004 and the unaudited nine-month financial figures for the period ending 30 September 2005 as prepared for the purposes of the Proposed Transaction;

3. Reviewed certain publicly available business and financial information relating to Royal Dutch Shell, including the audited annual accounts for the consecutive financial years ending 31 December 2002 through 31 December 2004 and the unaudited nine-month financial figures for the period ending 30 September 2005;

4. Reviewed certain documents relating to the Proposed Transaction and the Unification Transaction, including among other things the pricing methodology approved by the Boards of Royal Dutch, Royal Dutch Shell and SPNV;

5. Participated in discussions with and reviewed information provided by management and employees of Royal Dutch Shell and Royal Dutch and their advisers with respect to matters ABN AMRO believed necessary or appropriate to its enquiry;

6. Reviewed the historical stock prices and trading volumes of the Royal Dutch Shell Shares, Royal Dutch Shares and Shell Transport shares;

7. Reviewed publicly available data regarding share buybacks of Royal Dutch Shell, Royal Dutch and Shell Transport;

8. Reviewed the financial terms of certain transactions ABN AMRO believes to be comparable to the Proposed Transaction;

9. Reviewed the legal review on the typical price determination in a squeeze-out procedure under Dutch law by the Court of Appeal in The Netherlands provided to Royal Dutch Shell by De Brauw Blackstone Westbroek, Dutch legal counsel to Royal Dutch, Royal Dutch Shell and SPNV, which was reviewed and concurred with by Freshfields Bruckhaus Deringer, Dutch legal counsel to ABN AMRO;

10. Reviewed publicly available data regarding the market practice of settlement of fractional entitlements; and

11. Performed such other financial reviews and analyses, as ABN AMRO, in its absolute discretion, deemed appropriate.
      ABN AMRO has assumed and relied upon, without independent verification (other than the legal review mentioned above), the truth, accuracy and completeness of the information, data, analysis and financial terms provided to it or used by it (including among other things the information, analysis and advice received by Royal Dutch Shell, Royal Dutch and SPNV from their respective advisors), has assumed that the same were not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of any of the assets, operations or liabilities (other than the analysis of loan notes exchangeable into Royal Dutch Shell Class A Shares being offered in the Merger to eligible UK resident Minority Shareholders as an alternative to receiving the Merger Consideration (the “Loan Note Consideration”) for the purpose of preparing a separate opinion of ABN AMRO delivered to the Board of the Company on the date hereof) of the Company, SPNV, Shell Transport or Royal Dutch Shell nor has ABN AMRO been provided with such valuation or appraisal. No financial forecasts were provided to ABN AMRO for purposes of its analyses. In preparing this opinion, ABN AMRO has received specific confirmation from senior management of the Company that the assumptions specified in this letter are reasonable and no information has been withheld from ABN AMRO that could have influenced the purport of this opinion or the assumptions on which it is based.
      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to ABN AMRO or used by it up to, the date hereof. This opinion exclusively focuses on the fairness, from a financial point of view, of the Exchange Ratio and the Merger Consideration pursuant thereto to the Minority Shareholders who will receive the Merger Consideration and does not address any other issues such as the underlying business decision to merge Royal Dutch and SPNV or to recommend the Merger or to effect the Merger as opposed to any other transaction or procedure that would allow Royal Dutch Shell to acquire Royal Dutch Shares that it does not already own, or the commercial merits of any of the foregoing, the fairness of the Loan Note Consideration to eligible UK resident Minority Shareholders who elect to receive the Loan Note Consideration in lieu of the Merger Consideration or the prices or volumes at which the Royal Dutch Shell Shares or any other securities may trade following completion of the Proposed Transaction. Subsequent developments in the above mentioned conditions may affect this opinion and the assumptions made in preparing this opinion and ABN AMRO is not obliged to update, revise or reaffirm this opinion if such conditions change.
      In rendering this opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. ABN AMRO did not participate in negotiations with respect to the terms of the Implementation Agreement. Furthermore, ABN AMRO has assumed that the Proposed Transaction will be consummated on the terms and conditions as set out in the Implementation Agreement, without any material changes to, or waiver of, any of such terms or conditions, that a dividend in an amount equal to Euro 0.46 will be payable by the Company to the Royal Dutch Shareholders of record prior to the effective date of the Merger, and that the effective date of the Merger will be no later than 31 December 2005.
      The engagement of ABN AMRO, this letter and the opinion expressed herein are provided for the use of the Company’s Board in connection with its evaluation of the Proposed Transaction. This opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch Shareholders as to whether such holders should vote for or against the Merger, or whether any Minority Shareholder should receive the Merger Consideration or elect to receive the Loan Note Consideration, or how any Minority Shareholder should otherwise act in relation to the Proposed Transaction. This opinion does not constitute a statement or report pursuant to article 328 Book 2 of the Dutch Civil Code.
      ABN AMRO is acting as financial advisor to the Company in connection with the Proposed Transaction, and will receive fees for its services, including for rendering the opinion, which fees are contingent upon rendering the opinion. From time to time ABN AMRO and its affiliates may have also (i) maintained banking relationships with members of the Royal Dutch Shell group of companies, including overdraft facilities and intraday facilities related to cash management and project financing, (ii) provided investment banking services such as mergers and acquisitions advice and (iii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch Shares, the shares of Shell Transport, the Royal Dutch Shell Shares or debt securities in any of the foregoing and, accordingly, may at any time hold a long or short position in such securities. ABN AMRO is a holder of Royal Dutch Shell Shares, and provides financing facilities to the Company and Royal Dutch Shell. ABN AMRO is acting as the exchange agent in connection with the Merger.
      It is understood that this letter may not be relied upon by, nor be disclosed to, in whole or in part, any third party for any purpose whatsoever, without the prior written consent of ABN AMRO. Notwithstanding the foregoing, this letter (i) may be disclosed if required by or requested under applicable law or regulation and (ii) may be reproduced in full in the disclosure document relating to the Merger to be distributed to shareholders and in any filing to be made with the U.S. Securities and Exchange Commission, so long as this letter is reproduced in full in such disclosure document and filing and any description of or reference in such disclosure document or filing to ABN AMRO, the opinion or the related analysis is in a form reasonably acceptable to ABN AMRO and its counsel.
      This opinion is issued in the English language and reliance may only be placed on this opinion as issued in the English language. If any translations of this opinion are delivered they are provided only for ease of reference, have no legal effect and ABN AMRO makes no representation as to (and accepts no liability in respect of) the accuracy of any such translation.
      This letter and ABN AMRO’s obligations to the Board of Royal Dutch hereunder shall be governed by and construed in accordance with Dutch law and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the Dutch courts.
      Based upon and subject to the foregoing, ABN AMRO is of the opinion that, as at the date hereof, the Exchange Ratio and the Merger Consideration pursuant thereto are fair, from a financial point of view, to the Minority Shareholders who will receive the Merger Consideration in the Merger.
Yours sincerely,
/s/ ABN AMRO Bank N.V.
ABN AMRO Bank N.V.

ANNEX B

The Board N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company) Carel van Bylandtlaan 30 2596 HR The Hague The Netherlands	Corporate Finance ABN AMRO Bank N.V. Gustav Mahlerlaan 10 1082 PP Amsterdam Mailing address P.O. Box 283 1000 EA Amsterdam The Netherlands Telephone +31 20 628 93 93 Telex 11006 ABAM NL

Letter of opinion	31 October 2005
Dear Sirs,
      We understand that it is proposed that Royal Dutch Shell plc, a public company incorporated under the laws of England and Wales (“Royal Dutch Shell”) and N.V. Koninklijke Nederlandsche Petroleum Maatschappij (Royal Dutch Petroleum Company), a company incorporated under the laws of The Netherlands (the “Company” or “Royal Dutch”) implement an internal restructuring (the “Proposed Transaction”) and that as part of the restructuring, Royal Dutch would be merged (the “Merger”) into its subsidiary, Shell Petroleum N.V., a company incorporated under the laws of The Netherlands (“SPNV”). Pursuant to the terms of the Merger, as set out in the implementation agreement dated 31 October 2005 (the “Implementation Agreement”), we understand that the holders of ordinary shares, nominal value Euro 0.56 per share, in the capital of the Company (each a “Royal Dutch Share” and each beneficial owner of a Royal Dutch Share a “Royal Dutch Shareholder”) will be allotted one class A share, nominal value Euro 200,000,000, of SPNV for every 31,978,937 Royal Dutch Shares held, and, after the allotment of 105 class A shares, will be allotted one class B share, nominal value Euro 178,376,978, of SPNV for 28,521,530 Royal Dutch Shares held (the “Exchange Ratio”). As a consequence of the Exchange Ratio, the Royal Dutch Shareholders other than Royal Dutch Shell (the “Minority Shareholders”, and each, a “Minority Shareholder”) would only be entitled to a fractional entitlement and, as a function of Dutch law, they will be entitled, in lieu of such fractional entitlements, to receive Euro 52.21 (or the US dollar equivalent based on the noon buying rate for Euro in New York as announced by the Federal Reserve Bank of New York on the business day prior to the effective date of the Merger) per Royal Dutch Share in cash (the “Merger Consideration”). As an alternative to receiving the Merger Consideration, eligible UK resident Minority Shareholders will be offered the option to elect to receive a sterling-denominated exchangeable loan note (the “Loan Note”) with a sterling face amount (determined based on the Reuters 3000 Xtra euro sterling spot rate (calculated as the average of the bid and the ask quotations) determined at or about 11.00pm (London time) on the day prior to the effective date of the Merger) equal to the Merger Consideration (the “Loan Note Consideration”).
      The Board of the Company has asked for the opinion of ABN AMRO Bank N.V. (“ABN AMRO”) as to whether or not the value of the Loan Note Consideration, when issued, will be greater than the value of the Merger Consideration.
      For the purposes of providing its opinion, ABN AMRO has:

1. Reviewed the form of the Loan Note deed (the “Loan Note Deed”) included as an exhibit to the joint proposal which sets forth the terms of the Merger and which has been approved by each of the Boards of Royal Dutch and SPNV;
ABN AMRO Bank N.V., Established in Amsterdam
Register of Commerce Amsterdam no. 33002587
VAT no. NL 00 30 27 144 B01

2. Reviewed the Loan Note document and election forms which are being separately made available to eligible UK resident Minority Shareholders;

3. Reviewed certain other documents relating to both the unification transaction consummated on 20 July 2005 (as a result of which Royal Dutch Shell became the parent company of Royal Dutch) and the Proposed Transaction;

4. Participated in discussions with and reviewed information provided by Royal Dutch Shell, Royal Dutch and its advisers with respect to matters ABN AMRO believed necessary or appropriate to its enquiry; and

5. Performed such other financial reviews and analysis as ABN AMRO, in its absolute discretion, deemed appropriate.
      ABN AMRO has assumed that the Loan Notes will carry benefits and risks and be subject to the terms and conditions substantially as set out in the Loan Note Deed. ABN AMRO has also assumed, as per Royal Dutch Shell’s stated intention in the Loan Note document, that Royal Dutch Shell will exchange all of the Loan Notes for Royal Dutch Shell class A shares on the earliest possible exchange date, being 6 January 2006 (although ABN AMRO considered the effect of an exchange or redemption at a later date). ABN AMRO has assumed and relied upon, without independent verification, the truth, accuracy and completeness of the information, data, analysis and financial terms provided to it or used by it, has assumed that the same were not misleading and does not assume or accept any liability or responsibility for any independent verification of such information or any independent valuation or appraisal of the Loan Note Consideration nor was ABN AMRO provided with such valuation or appraisal. ABN AMRO has not performed any independent valuation or appraisal of any of the assets, operations or liabilities (other than the analysis of the Loan Note Consideration for the purposes of this letter) of the Company, SPNV, The Shell Transport and Trading Company Limited (previously known as The “Shell” Transport and Trading Company, p.l.c. and referred to herein as “Shell Transport”) or Royal Dutch Shell, nor has ABN AMRO been provided with such valuation or appraisal. In preparing this opinion, ABN AMRO received specific confirmation from senior management of the Company that the assumptions specified in this letter are reasonable and no information has been withheld from ABN AMRO that could have influenced the purport of this opinion or the assumptions on which it is based.
      Further, ABN AMRO’s opinion is necessarily based on financial, economic, monetary, market and other conditions, including those in the securities and oil and gas markets, as in effect on, and the information made available to it or used by it up to, the date hereof. This opinion exclusively focuses on whether or not the value of the Loan Note Consideration, when issued, will be greater than the value of the Merger Consideration, and does not address any other issues such as the fairness, from a financial point of view, of the Loan Note Consideration to the eligible UK resident Minority Shareholders who elect to receive the Loan Note Consideration in lieu of the Merger Consideration, or the underlying business decision to merge Royal Dutch and SPNV or to recommend the Merger or to effect the Merger as opposed to any other transaction or procedure that would allow Royal Dutch Shell to acquire Royal Dutch Shares that it does not already own, or the commercial merits of any of the foregoing or the prices or volumes at which the shares of Royal Dutch Shell or any other securities may trade following completion of the Proposed Transaction. Subsequent developments in the above mentioned conditions may affect this opinion and the assumptions made in preparing this opinion and ABN AMRO is not obligated to update, revise or reaffirm this opinion if such conditions change.
      In rendering this opinion, ABN AMRO has not provided legal, regulatory, tax, accounting or actuarial advice and accordingly ABN AMRO does not assume any responsibility or liability in respect thereof. ABN AMRO did not participate in negotiations with respect to the terms of the Implementation Agreement or the terms or conditions of the Loan Notes. ABN AMRO has assumed that the Proposed Transaction will be consummated on the terms and conditions as set out in the Implementation Agreement and that the Loan Notes issued will be subject to the terms and conditions as set out in the Loan Note Deed, without any material changes to, or waiver of, any of those respective terms or conditions, that a dividend in an amount equal to Euro 0.46 will be payable by the Company to the Royal Dutch Shareholders of record prior to the effective date of the Merger, and that the effective date of the Merger will be no later than 31 December 2005. ABN AMRO has specifically not considered the individual tax situation of any of the Minority Shareholders, which may or may not make the election by any of these shareholders to receive Loan Notes more or less favourable to them.
      The engagement of ABN AMRO, this letter and the opinion expressed herein are provided for the use of the Company’s Board in connection with its evaluation of the Proposed Transaction. This opinion does not in any way constitute a recommendation by ABN AMRO to any Royal Dutch Shareholders as to whether such holders should vote for or against the Merger, whether any Minority Shareholder should receive the Merger Consideration or elect to receive the Loan Note Consideration, or how any Minority Shareholder should otherwise act in relation to the Proposed Transaction. This opinion does not constitute a statement or report pursuant to article 328 Book 2 of the Dutch Civil Code.
      ABN AMRO is acting as financial advisor to the Company in connection with the Proposed Transaction, and will receive fees for its services, including for rendering the opinion, which fees are contingent upon rendering the opinion. From time to time ABN AMRO and its affiliates may have also (i) maintained banking relationships with the members of the Royal Dutch Shell group of companies, including overdraft facilities and intraday facilities related to cash management and project financing, (ii) provided investment banking services such as mergers and acquisitions advice and (iii) executed transactions, for their own account or for the accounts of customers, in the Royal Dutch Shares, the shares of Shell Transport, the shares of Royal Dutch Shell or debt securities in any of the foregoing and, accordingly, may at any time hold a long or short position in such securities. ABN AMRO is a holder of Royal Dutch Shell shares, and provides financing facilities to the Company and Royal Dutch Shell. ABN AMRO is acting as the exchange agent in connection with the Merger.
      It is understood that this letter may not be relied upon by, nor be disclosed to, in whole or in part, any third party for any purpose whatsoever, without the prior written consent of ABN AMRO. Notwithstanding the foregoing, this letter (i) may be disclosed if required by or requested under applicable law or regulation and (ii) may be reproduced in full in the disclosure document relating to the Merger to be distributed to shareholders and in any filing to be made with the U.S. Securities and Exchange Commission, so long as this letter is reproduced in full in such disclosure document and filing and any description of or reference in such disclosure document or filing to ABN AMRO, the opinion or the related analysis is in a form reasonably acceptable to ABN AMRO and its counsel.
      This opinion is issued in the English language and reliance may only be placed on this opinion as issued in the English language. If any translations of this opinion are delivered they are provided only for ease of reference, have no legal effect and ABN AMRO makes no representation as to (and accepts no liability in respect of) the accuracy of any such translation.
      This letter and ABN AMRO’s obligations to the Board hereunder shall be governed by and construed in accordance with Dutch law and any claims or disputes arising out of, or in connection with, this letter shall be subject to the exclusive jurisdiction of the Dutch Courts.
      Based upon and subject to the foregoing, ABN AMRO is of the opinion that the value of the Loan Note Consideration, when issued, will not be greater than the value of the Merger Consideration.
Yours sincerely,
/s/ ABN AMRO Bank N.V.
ABN AMRO Bank N.V.

INDEX TO FINANCIAL STATEMENTS

Audited Combined Financial Statements of Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited for the Year Ended December 31, 2004 (US GAAP)
Report of the Independent Registered Public Accounting Firms	F-3
Combined Statement of Income	F-4
Combined Balance Sheet	F-5
Combined Statement of Changes in Shareholders’ Equity	F-6
Combined Statement of Cash Flows	F-7
Notes to the Combined Financial Statements	F-8
Supplementary Information — Oil and Gas (Unaudited)	F-52
Reserves	F-52
Standardised measure of discounted future cash flows	F-55
Supplementary Information — Derivatives and other Financial Instruments and Derivative Commodity Instruments	F-57

Schedule 1	F-78

Unaudited Condensed Combined Interim Financial Statements of Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited for the Three and Nine Month Periods Ended September 30, 2005 (IFRS)
Condensed Combined Interim Statement of Income	F-80
Condensed Combined Interim Balance Sheet	F-81
Condensed Combined Interim Statement of Changes in Equity	F-82
Condensed Combined Interim Statement of Cash Flows	F-83
Notes to the Condensed Combined Interim Financial Statements	F-84

Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited
Combined Financial Statements
For the year ended
December 31, 2004
(Comprising the combined financial statements of Royal Dutch Petroleum Company and of The Shell Transport and Trading Company Limited which supersede the previously issued financial statements of Royal Dutch Petroleum Company as a result of the unification of those companies under Royal Dutch Shell plc.)

REPORT OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS
To the Board of Directors and Shareholders of Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited
      We have audited the accompanying combined balance sheets of Royal Dutch Petroleum Company, The Shell Transport and Trading Company Limited and their subsidiaries as of December 31, 2004 and 2003, and the related combined statements of income, of changes in shareholders’ equity and of cash flows for each of the three years in the period ended December 31, 2004 on pages F-4 to F-51. These combined financial statements are the responsibility of the Companies’ management. Our responsibility is to express an opinion on the combined financial statements based on our audits.
      We conducted our audits in accordance with the Standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the combined financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management in the preparation of the combined financial statements, as well as evaluating the overall combined financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.
      In our opinion, the combined financial statements referred to above present fairly, in all material respects, the combined financial position of Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited and their subsidiaries at December 31, 2004 and 2003 and the combined results of their operations and their cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.
      As discussed in Note 1, these financial statements comprise the combined financial statements of Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited.
/s/ KPMG Accountants N.V.

KPMG Accountants N.V.,
The Hague — The Netherlands
/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP,
London — United Kingdom
March 29, 2005, except for Note 1 (Basis of Presentation) which is as of October 28, 2005.

COMBINED STATEMENT OF INCOME
(US GAAP)

	Note	2004	2003	2002

		$ million
Sales proceeds		337,522	263,889	218,287
Sales taxes, excise duties and similar levies		72,332	65,527	54,834

Net proceeds(a)		265,190	198,362	163,453
Cost of sales(b)		221,678	165,147	135,658

Gross profit		43,512	33,215	27,795
Selling and distribution expenses		12,340	11,409	9,617
Administrative expenses		2,542	1,887	1,598
Exploration		1,823	1,475	1,052
Research and development		553	584	472

Operating profit of Shell Group companies		26,254	17,860	15,056
Share of operating profit of associated companies	4	5,653	3,446	2,792

Operating profit		31,907	21,306	17,848
Interest and other income	5	1,730	1,996	782
Interest expense	6	1,213	1,324	1,291
Currency exchange gains/(losses)		(39)	(231)	(25)

Income before taxation		32,385	21,747	17,314
Taxation	7	15,137	9,352	7,655

Income after taxation		17,248	12,395	9,659
Income applicable to minority interests		626	353	175

Income from continuing operations		16,622	12,042	9,484
Income from discontinued operations, net of tax	3	1,560	25	187
Cumulative effect of a change in accounting principle, net of tax	2	—	255	—

Net income		18,182	12,322	9,671

(a) Includes net proceeds related to buy/sell contracts:	2	24,744	19,795	14,267
(b) Includes costs related to buy/sell contracts:	2	24,719	19,713	14,419

	2004	2003	2002

	$
Net income per Royal Dutch Petroleum Company share	5.39	3.63	2.82
— Continuing operations	4.93	3.54	2.77
— Discontinued operations	0.46	0.01	0.05
— Cumulative effect of a change in accounting principle, net of tax	—	0.08	—
Diluted net income per Royal Dutch Petroleum Company share	5.39	3.63	2.81
— Continuing operations	4.93	3.54	2.76
— Discontinued operations	0.46	0.01	0.05
— Cumulative effect of a change in accounting principle, net of tax	—	0.08	—
Net income per Shell Transport and Trading Company Limited share	0.77	0.52	0.40
— Continuing operations	0.70	0.51	0.39
— Discontinued operations	0.07	—	0.01
— Cumulative effect of a change in accounting principle, net of tax	—	0.01	—
Diluted net income per Shell Transport and Trading Company Limited share	0.77	0.52	0.40
— Continuing operations	0.70	0.51	0.39
— Discontinued operations	0.07	—	0.01
— Cumulative effect of a change in accounting principle, net of tax	—	0.01	—

COMBINED BALANCE SHEET
(US GAAP)

		Dec 31,	Dec 31,
	Note	2004	2003

	$ million
Fixed assets
Tangible assets	8	88,940	87,088
Intangible assets	8	4,890	4,735
Investments:
associated companies	4	19,743	19,371
securities	12	1,627	2,317
other		1,121	1,086

Total fixed assets		116,321	114,597

Other long term assets
Prepaid pension costs	20	8,278	6,516
Deferred taxation	7	1,995	2,092
Other	9	4,369	2,741

Total other long-term assets		14,642	11,349

Current assets
Inventories	10	15,391	12,690
Accounts receivable	11	38,063	29,013
Cash and cash equivalents	12	9,208	2,117

Total current assets		62,662	43,820

Current liabilities: amounts due within one year
Short-term debt	13	5,762	10,569
Accounts payable and accrued liabilities	15	39,862	32,383
Taxes payable	7	9,885	5,927

Total current liabilities		55,509	48,879

Net current assets/(liabilities)		7,153	(5,059)

Total assets less current liabilities		138,116	120,887

Long-term liabilities: amounts due after more than one year
Long-term debt	13	8,600	9,100
Other	16	8,065	6,054

		16,665	15,154

Provisions
Deferred taxation	7	14,844	15,185
Pensions and similar obligations	20	5,044	4,927
Decommissioning and restoration costs	23	5,709	3,955

		25,597	24,067

Group net assets before minority interests		95,854	81,666
Minority interests		5,309	3,415

Net assets		90,545	78,251

Shareholders’ equity
Equity share capital	18	586	587
Preference shares	18	20	20
Additional paid in capital	17	5,374	5,372
Treasury shares(a)	17	(4,187)	(3,428)
Other comprehensive income	17	(792)	(3,836)
Retained earnings	17	89,544	79,536

		90,545	78,251

(a)	Comprises 62 million shares of Royal Dutch Petroleum Company (2003: 51 million) and 184 million shares of The Shell Transport and Trading Company Limited (2003: 148 million).

COMBINED STATEMENT OF CHANGES IN SHAREHOLDERS’ EQUITY (see Note 17)
(US GAAP)

	2004	2003	2002

	$ million
Shareholders’ equity at 1 January	78,251	66,195	62,822
Earnings reinvested:
Net income for the year	18,182	12,322	9,671
Less dividends	(7,396)	(6,532)	(5,522)

	10,786	5,790	3,945

Other comprehensive income, net of tax:
Currency translation differences	3,548	5,795	3,108
Unrealised gains/(losses) on securities	(350)	689	25
Unrealised gains/(losses) on cash flow hedges	31	51	(225)
Minimum pension liability adjustments	(185)	358	(1,475)

	3,044	6,893	1,433

Common stock held in treasury:
Purchase of treasury shares	(848)	(715)	(981)
Release of treasury shares	—	21	52
Dividends received	89	63	85

	(759)	(631)	(844)

(Share buy backs)/cancellations	(777)	4	(1,365)

Shareholders’ equity at 31 December	90,545	78,251	66,195

COMBINED STATEMENT OF CASH FLOWS (see Note 19)
(US GAAP)

	Note	2004	2003	2002

		$ million
Cash flow provided by operating activities
Net income:		18,182	12,322	9,671
Adjustments to reconcile net income to cash flow provided by operating activities		—	—	—
Depreciation, depletion and amortisation	8	12,273	11,711	8,739
Profit on sale of assets		(3,033)	(2,141)	(367)
Movements in:		—	—	—
inventories		(2,731)	(236)	(2,079)
accounts receivable		(8,462)	1,834	(5,830)
accounts payable and accrued liabilities		7,317	(212)	6,989
taxes payable		2,997	(223)	(744)
Associated companies: dividends more/(less) than net income	4	258	511	117
Deferred taxation and other provisions		(524)	(621)	423
Long-term liabilities and other		(1,391)	(1,328)	(1,326)
Income applicable to minority interests		714	366	175

Cash flow provided by operating activities		25,600	21,983	15,768

Cash flow used in investing activities
Capital expenditure (including capitalised leases)	8	(12,734)	(12,252)	(12,102)
Acquisitions (Enterprise Oil, Penzoil-Quaker State and additional shares in Equilon)		—	—	(8,925)
Proceeds from sale of assets		5,078	2,286	1,099
New investments in associated companies	4	(1,058)	(983)	(1,289)
Disposals of investments in associated companies		1,327	708	501
Proceeds from sale and other movements in investments		1,743	1,988	84

Cash flow used in investing activities		(5,644)	(8,253)	(20,632)

Cash flow used in financing activities
Long-term debt (including short term part)
new borrowings		544	572	5,267
repayments		(1,688)	(2,740)	(5,610)

		(1,144)	(2,168)	(343)
Net increase/(decrease) in short-term debt		3,698	(2,501)	7,075
Change in minority interests		807	(1,363)	421
Repurchase of share capital, including expenses		(781)	—	(1,393)
Dividends paid to Royal Dutch and Shell Transport shareholders		(7,396)	(6,532)	(5,522)
Dividends paid to minority interests		(264)	(300)	(228)

Cash flow used in financing activities		(12,476)	(12,864)	10

Net investments in treasury stock and dividends received		(758)	(633)	(864)
Currency translation differences relating to cash and cash equivalents		369	175	173

Increase/(decrease) in cash and cash equivalents		7,091	408	(5,545)

Cash and cash equivalents at January 1		2,117	1,709	7,254

Cash and cash equivalents at December 31		9,208	2,117	1,709

NOTES TO THE COMBINED FINANCIAL STATEMENTS

1	Basis of Presentation

Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited
      Royal Dutch Petroleum Company (“Royal Dutch”) and The Shell Transport and Trading Company Limited (“Shell Transport”, previously known as The “Shell” Transport and Trading Company, p.l.c.) entered into a scheme of amalgamation dated September 12, 1906 and agreements from 1907 by which the scheme of amalgamation was implemented and pursuant to which they “amalgamated” their interests in the oil industry. This transaction has been accounted for as one involving a single economic entity, based on the history of the operation and management of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group of Companies (the “Royal Dutch/Shell Group”). Since that time, Royal Dutch has owned 60% of the Royal Dutch/ Shell Group and Shell Transport has owned 40% of the Royal Dutch/ Shell Group. All operating activities have been conducted through the Royal Dutch/ Shell Group and the Royal Dutch/ Shell Group has operated as a single economic enterprise. Prior to the consummation of the Transaction (defined below), economic interests of the Royal Dutch and Shell Transport shareholders in the Royal Dutch/ Shell Group reflected the 60:40 economic interests of Royal Dutch and Shell Transport in the Royal Dutch/ Shell Group.
      The Combined Financial Statements reflect the combination of the Financial Statements of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. These Financial Statements provide a more meaningful presentation of the financial results of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group than the individual Financial Statements previously issued by these entities as a result of the Transaction (described below) in which Royal Dutch Shell plc, a publicly listed company incorporated in England and Wales and headquartered and tax resident in The Netherlands (“Royal Dutch Shell”), became the single parent company controlling Royal Dutch and Shell Transport. The Combined Financial Statements as presented also represent the Financial Statements of the predecessors to Royal Dutch Shell.
      Net income was allocated between Royal Dutch and Shell Transport as follows:

	2004	2003	2002

	$ million
Royal Dutch	10,910	7,395	5,807
Shell Transport	7,272	4,927	3,864

	18,182	12,322	9,671

      Shareholders’ equity was allocated between Royal Dutch and Shell Transport as follows:

	2004	2003

	$ million
Royal Dutch	54,324	47,087
Shell Transport	36,221	31,164

	90,545	78,251

      The basic earnings per share amounts shown relate to profit after taxation. The basic earnings per share number has been restated to exclude shares held by Shell Group (as defined below) companies for stock options and other incentive compensation plans. For the purpose of the calculation, shares repurchased under the buy back programme are deemed to have been cancelled on purchase date. The calculations use the following weighted-average number of shares:

	2004	2003	2002

Royal Dutch	2,023,212,126	2,036,687,755	2,057,657,737
Shell Transport	9,480,407,909	9,528,797,724	9,608,614,760

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The diluted earnings per share are based on the same profit figures. For this calculation, the following weighted-average number of shares are used.

	2004	2003	2002

Royal Dutch	2,025,495,289	2,037,361,965	2,058,100,317
Shell Transport	9,485,180,086	9,531,519,807	9,613,276,052
      The difference between the basic and diluted number of shares relates to stock option schemes as mentioned above.

The Transaction and Royal Dutch Shell plc
      On July 20, 2005, Royal Dutch Shell became the parent company of Royal Dutch and Shell Transport and, through Royal Dutch and Shell Transport, of the Royal Dutch/ Shell Group following (a) the registration by the Registrar of Companies in England and Wales of the order of the High Court of Justice in England and Wales sanctioning the scheme of arrangement of Shell Transport under English law (the “Scheme”) and (b) Royal Dutch Shell’s confirmation that its exchange offer (the “Exchange Offer”, and together with the Scheme, the “Transaction”) for all of the ordinary shares of Royal Dutch, commenced on May 19, 2005, had become unconditional (gestanddoening). Pursuant to the Transaction, on July 20, 2005, Royal Dutch Shell acquired all the outstanding capital stock of Shell Transport and approximately 92% of the outstanding capital stock of Royal Dutch. On July 20, 2005, Royal Dutch Shell commenced a subsequent offer acceptance period during which the remaining holders of Royal Dutch ordinary shares were permitted to tender their shares in exchange for Royal Dutch Shell shares (or ADRs), in accordance with the procedures described in the Exchange Offer. The subsequent offer acceptance period expired on 9 August 2005. As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired and currently holds 98.5% of the outstanding capital stock of Royal Dutch.
      Pursuant to the terms of the Exchange Offer and the Scheme, holders of ordinary shares of Royal Dutch (“Royal Dutch Ordinary Shares”), holders or Shell Transport Ordinary shares (“Shell Transport Ordinary Shares”), holders of Shell Transport bearer warrants and holders of American depositary receipts representing Shell Transport Ordinary Shares (the “Shell Transport ADRs”) received, respectively:

• for each Royal Dutch Ordinary Share held in New York registry form tendered:	1 Royal Dutch Shell Class A American depositary receipt (representing 2 Royal Dutch Shell Class A ordinary shares)

• for each Royal Dutch Ordinary Share held in bearer or Hague registry form tendered:	2 Royal Dutch Shell Class A ordinary shares

• for each Shell Transport Ordinary Share (including Shell Transport Ordinary Shares to which holders of Shell Transport bearer warrants are entitled):	0.287333066 Royal Dutch Shell Class B ordinary shares

• for each Shell Transport ADR:	0.861999198 Royal Dutch Shell Class B American depositary receipts (representing 2 Royal Dutch Shell Class B ordinary shares)

2	Accounting policies

Nature of the Combined Financial Statements
      The Combined Financial Statements are presented in US dollars and include the accounts of Royal Dutch and Shell Transport and of those companies in which they, either directly or indirectly, have control either through a majority of the voting rights or the right to exercise a controlling influence or to obtain the majority of

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
the benefits and be exposed to the majority of the risks. These companies are referred to as Shell Group companies, and collectively as the Shell Group.
      Shell Group companies are engaged in all principal aspects of the oil and natural gas industry. They also have interests in chemicals and additional interests in power generation and renewable energy (mainly in wind and solar energy). The Shell Group conducts its business through five principal segments, Exploration & Production, Gas & Power, Oil Products, Chemicals and Other businesses. These activities are conducted in more than 140 countries and territories and subject to changing economic, regulatory and political conditions.
      US accounting pronouncement FIN 46 (Consolidation of Variable Interest Entities) was implemented in 2003 with a consequential increase in the Shell Group’s tangible fixed assets and debt of $3.4 billion as of September 30, 2003, mainly relating to power generation contracts (“tolling agreements”) which were previously accounted for as executory contracts and marked to market.
      Investments in companies over which Shell Group companies have significant influence but not control are classified as associated companies and are accounted for on the equity basis. Investments in companies over which the Shell Group has no significant influence are stated at cost and dividends received from these companies are accounted for when received. Certain joint ventures in oil and natural gas production activities are taken up in the Combined Financial Statements in proportion to the relevant Shell Group interest.
      The Combined Financial Statements are presented in accordance with accounting principles generally accepted in the United States (“US GAAP”).
      The preparation of Combined Financial Statements in conformity with generally accepted accounting principles requires management to make estimates and judgments that affect the amounts reported in the Combined Financial Statements and Notes thereto. Actual results could differ from those estimates.
      The Combined Financial Statements have been prepared under the historical cost convention.
      The Combined Financial Statements do not constitute the statutory accounts of Shell Transport within the meaning of the United Kingdom Companies Act 1985 (the “Companies Act”) for any accounting period. The statutory accounts of Shell Transport for the three years ended December 31, 2002, 2003 and 2004 have been delivered to the United Kingdom Registrar of Companies. The statutory accounts for the three years ended December 31, 2002, 2003 and 2004 were subject to audit and the auditors issued an audit report under section 235 of the Companies Act in respect of the accounts for the three years ended December 31, 2002, 2003 and 2004 which was unqualified and did not include any statements made under section 237(2) or (3) of the Companies Act.

Currency translation
      Assets and liabilities of non-US dollar Shell Group companies are translated to US dollars at year-end rates of exchange, whilst their statements of income and cash flows are translated at quarterly average rates. Translation differences arising on aggregation are taken directly to a currency translation differences account. Upon divestment or liquidation of a non-US dollar Shell Group company, cumulative currency translation differences related to that company are taken to income.
      The US dollar equivalents of exchange gains and losses arising as a result of foreign currency transactions (including those in respect of inter-company balances unless related to transactions of a long-term investment nature) are included in Shell Group net income.

Revenue recognition
      Sales of oil, natural gas, chemicals and all other products are recorded when title passes to the customer. Revenue from the production of oil and natural gas properties in which the Shell Group has an interest with other producers are recognised on the basis of the Shell Group’s working interest (entitlement method). The difference between actual production and net working interest volumes is not significant. Gains and losses on derivatives

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
contracts and contracts involved in energy trading and risk management are shown net in the Statement of Income if these contracts are held for trading purposes. Purchase and sale of hydrocarbons under exchange contracts that are necessary to obtain or reposition feedstock utilised in the Shell Group’s refinery operations are shown net in the Statement of Income. Sales between Shell Group companies, as disclosed in the segment information, are based on prices generally equivalent to commercially available prices.
      In Exploration & Production and Gas & Power title typically passes (and revenues are recognised) when product is physically transferred into a vessel, pipe or other delivery mechanism. For sales by refining companies, title typically passes (and revenues are recognised) either when product is placed onboard a vessel or offloaded from the vessel, depending on the contractually agreed terms. Revenues on wholesale sales of oil products and chemicals are recognised when transfer of ownership occurs and title is passed, either at the point of delivery or the point of receipt, depending on contractual conditions.
      In November 2004, FASB’s Emerging Issues Task Force (EITF) discussed EITF Issue No. 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, in order to consider whether or not “buy/sell” contractual arrangements should be reported net in the Statement of Income and accounted for as nonmonetary transactions. There was a further EITF meeting in March 2005 but no consensus was reached on this issue and further discussion is planned.
      Buy/sell contractual arrangements in this context are defined as those entered into concurrently or in contemplation of one another with the same counterparty.
      Buy/sell contracts are entered into by some Shell Group companies for feedstock, principally crude oil, and finished products mainly in the Oil Products segment, and are reported gross in the Combined Statement of Income. Title of the commodity passes to the buyer on delivery, purchases and sales may not necessarily take place at the same time and amounts are separately invoiced and settled; there is no legal right of offset. The Shell Group considers therefore that these are not nonmonetary transactions and are then outside the scope of APB Opinion No. 29 “Accounting for Nonmonetary Transactions”. In addition, the guidance provided in EITF No. 99-19 “Reporting Revenue Gross as a Principal versus Net as an Agent”, EITF No. 02-3 “Issues Involved in Accounting for Derivative Contracts Held for Trading Purposes and Contracts Involved in Energy Trading and Risk Management Activities” and EITF No. 03-11 “Reporting Realized Gains and Losses on Derivative Instruments That Are Subject to FASB Statement No. 133 and Not Held for Trading Purposes as Defined in Issue No. 02-3” has been considered in determining the presentation of the results of the Shell Group’s operations. As a result of a communication to the oil and gas industry issued by the US Securities and Exchange Commission in February 2005 requesting additional disclosures regarding buy/sell contracts, the Shell Group reviewed such contracts and has estimated that, if buy/sell contracts were required to be reported net, net proceeds and cost of sales for 2004 would be reduced by approximately $24,744 million and $24,719 million, respectively (2003: $19,795 million and $19,713 million, respectively; 2002: $14,267 million and $14,419 million, respectively) with no impact on net income.
      Such arrangements should be distinguished from purchases and sales under exchange contracts to obtain or reposition feedstock for refinery operations and which are, as described above, shown net in the Statement of Income. The obligations of each party are not independent and settlement is based on volumes.

Depreciation, depletion and amortisation
      Tangible fixed assets related to oil and natural gas production activities are depreciated on a unit-of-production basis over the proved developed reserves of the field concerned, except in the case of assets whose useful life is shorter than the lifetime of the field, in which case the straight-line method is applied. Rights and concessions are depleted on the unit-of-production basis over the total proved reserves of the relevant area. Unproved properties are amortised as required by particular circumstances. Other tangible fixed assets are generally depreciated on a straight-line basis over their estimated useful lives which is generally 20 years for refineries and chemicals plants, and 15 years for retail service station facilities. Goodwill and other intangible

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
fixed assets with an indefinite life are not amortised but tested for impairment annually. Other intangible fixed assets are amortised on a straight-line basis over their estimated useful lives (with a maximum of forty years).

Recoverability of assets
      Other than properties with no proved reserves (where the basis for carrying costs on the Balance Sheet is explained under “Exploration costs”), the carrying amounts of major Exploration & Production fixed assets are reviewed for possible impairment annually, while all assets are reviewed whenever events or changes in circumstances indicate that the carrying amounts for those assets may not be recoverable. If assets are determined to be impaired, the carrying amounts of those assets are written down to fair value, usually determined as the amount of estimated discounted future cash flows. For this purpose, assets are grouped based on separately identifiable and largely independent cash flows. Assets held for sale are written down to the amount of estimated net realisable value.
      Estimates of future cash flows used in the evaluation for impairment for assets related to hydrocarbon production are made using risk assessments on field and reservoir performance and include outlooks on proved reserves and unproved volumes, which are then discounted or risk-weighted utilising the results from projections of geological, production, recovery and economic factors.

Administrative expenses
      Administrative expenses are those which do not relate directly to the activities of a single business segment and include expenses incurred in the management and co-ordination of multi-segment enterprises.

Exploration costs
      Shell Group companies follow the successful efforts method of accounting for oil and natural gas exploration costs. Exploration costs are charged to income when incurred, except that exploratory drilling costs are included in tangible fixed assets, pending determination of proved reserves. Exploration wells that are more than 12 months old are expensed unless (a) (i) they are in an area requiring major capital expenditure before production can begin and (ii) they have found commercially producible quantities of reserves and (iii) they are subject to further exploration or appraisal activity in that either drilling of additional exploratory wells is under way or firmly planned for the near future, or (b) proved reserves are booked within 12 months following the completion of exploratory drilling.
      Management makes quarterly assessments of the amounts included within tangible fixed assets to determine whether capitalisation is initially appropriate and can continue. Exploration wells capitalised beyond 12 months are subject to additional judgment as to whether the facts and circumstances have changed and therefore whether the conditions described in (a) and (b) no longer apply.
      An amendment (FAS 19-1 “Accounting for Suspended Well Costs”) to FASB Statement No. 19 “Financial Accounting and Reporting by Oil and Gas Producing Companies” has been issued. This could result, on a prospective basis, in the continued inclusion of the cost of certain exploratory wells in tangible fixed assets beyond 12 months which do not meet the current requirements given in (a) and (b) above. Under the proposal amounts remain capitalised beyond 12 months if both sufficient reserves have been found to justify completion as a producing well, and sufficient progress is being made towards assessing the reserves and the economic and operating viability of the project (which does not include delay for the possibility of a change in circumstances beyond an entity’s control, for example an increase in oil and/or gas prices).
      If this amendment had been reflected in the Shell Group accounting policy, there would not have been a significant effect on the Combined Financial Statements presented; certain write-offs may not have been required which would result in subsequent additional depreciation, depletion and amortisation charges in future years.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Research and development
      Research and development expenditure is charged to income as incurred, with the exception of that on buildings and major items of equipment which have alternative use.

Deferred taxation
      Deferred taxation is provided using the comprehensive liability method of accounting for income taxes based on provisions of enacted laws. Recognition is given to deferred tax assets and liabilities for the expected future tax consequences of events that have been recognised in the Combined Financial Statements or in the tax returns. In estimating these tax consequences, consideration is given to expected future events. The measurement of deferred tax assets is reduced, if necessary, by a valuation allowance representing the amount of any tax benefits for which there is uncertainty of realisation. Deferred tax assets and liabilities are presented separately in the Balance Sheet except where there is a right of set-off within fiscal jurisdictions.

Leasing
      Agreements under which Shell Group companies make payments to owners in return for the right to use an asset for a period are accounted for as leases. Leases that transfer substantially all the risks and benefits of ownership are recorded at inception as capital leases within tangible fixed assets and debt. All other leases are recorded as operating leases and the costs are charged to income as incurred.

Interest capitalisation
      Interest is capitalised, as an increase in tangible fixed assets, on significant capital projects during construction. Interest is also capitalised, as an increase in investments in associated companies, on funds invested by Shell Group companies which are used by associated companies for significant capital projects during construction.

Securities
      Securities of a trading nature are carried at fair value with unrealised holding gains and losses being included in net income. Securities intended to be held to maturity are carried at cost, unless permanently impaired in which case they are carried at fair value. All other securities are classified as available for sale and are carried at fair value, with unrealised holding gains and losses being taken to equity as part of other comprehensive income.
      Short-term securities with a maturity from acquisition of three months or less and that are readily convertible into known amounts of cash are classified as cash equivalents. Securities forming part of a portfolio which is required to be held long term are classified under fixed assets – investments.
      Shares in Royal Dutch or Shell Transport held by Shell Group companies are reflected within Equity as treasury shares.
      Cash flows resulting from movements in securities of a trading nature are reported under cash flow provided by operating activities while cash flows resulting from movements in other securities are reported under cash flow used in investing activities.

Inventories
      Inventories are stated at cost to the Shell Group or net realisable value, whichever is lower. Such cost is determined by the FIFO method and comprises direct purchase costs, cost of production, transportation and manufacturing expenses and taxes.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Derivative instruments
      Shell Group companies use derivatives in the management of interest rate risk, foreign currency risk and commodity price risk. The carrying amount of all derivatives, other than those meeting the normal purchases and sales exception, is measured using market prices. Those derivatives qualifying and designated as hedges are either: (1) a hedge of the fair value of a recognised asset or liability or of an unrecognised firm commitment (“fair value” hedge), or (2) a hedge of the variability of cash flows to be received or paid related to a recognised asset or liability or a forecasted transaction (“cash flow” hedge), or (3) a hedge of the foreign currency exposure of an unrecognised firm commitment or an available for sale security (“foreign currency fair value” hedge) or the foreign currency exposure of a foreign currency denominated forecasted transaction (“foreign currency cash flow” hedge).
      A change in the carrying amount of a fair value hedge is taken to income, together with the consequential adjustment to the carrying amount of the hedged item. The effective portion of a change in the carrying amount of a cash flow hedge is recorded in other comprehensive income, until income reflects the variability of underlying cash flows; any ineffective portion is taken to income. A change in the carrying amount of a foreign currency hedge is recorded on the basis of whether the hedge is a fair value hedge or a cash flow hedge. A change in the carrying amount of other derivatives is taken to income.
      Shell Group companies formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking various hedge transactions. The effectiveness of a hedge is also continually assessed. When effectiveness ceases, hedge accounting is discontinued.

Environmental expenditures
      Liabilities for environmental remediation resulting from ongoing or past operations or events are recognised in the period in which an obligation, legal or constructive, to a third party arises and the amount can be reasonably estimated. Measurement of liabilities is based on current legal requirements and existing technology. Recognition of any joint and several liability is based upon Shell Group companies’ best estimate of their final pro rata share of the liability. Liabilities are determined independently of expected insurance recoveries. Recoveries are recognised and reported as separate events and brought into account when reasonably certain of realisation. The carrying amount of liabilities is regularly reviewed and adjusted for new facts or changes in law or technology.

Employee retirement plans
      Retirement plans to which employees contribute and many non-contributory plans are generally funded by payments to independent trusts. Where, due to local conditions, a plan is not funded, a provision which is not less than the present value of accumulated pension benefits, based on present salary levels, is included in the Combined Financial Statements. Valuations of both funded and unfunded plans are carried out by independent actuaries.
      For plans which define the amount of pension benefit to be provided, pension cost primarily represents the increase in actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.
      For plans where benefits depend solely on the amount contributed to the employee’s account and the returns earned on investments of those contributions, pension cost is the amount contributed by Shell Group companies for the period.

Postretirement benefits other than pensions
      Some Shell Group companies provide certain postretirement healthcare and life insurance benefits to retirees, the entitlement to which is usually based on the employee remaining in service up to retirement age and

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
the completion of a minimum service period. The expected costs of these benefits are accrued over the periods employees render service to the Shell Group. These plans are not funded. A provision is included in the Combined Financial Statements which is sufficient to cover the present value of the accumulated postretirement benefit obligation based on current assumptions. Valuations of these obligations are carried out by independent actuaries.

Stock-based compensation plans
      Shell Group companies account for stock-based compensation plans in accordance with the intrinsic value method. This method requires no recognition of compensation expense for plans where the exercise price is not at a discount to the market value at the date of the grant, and the number of options is fixed on the date of grant. However, recognition of compensation expense is required for variable award (performance-related) plans over the vesting periods of such plans, based on the then current market values of the underlying stock.

Decommissioning and restoration costs
      Estimated decommissioning and restoration costs are based on current requirements, technology and price levels and are stated at fair value, and the associated asset retirement costs are capitalised as part of the carrying amount of the related tangible fixed assets. In respect of oil and natural gas production activities, the fair value calculation of the liability is based on the economic life of the production assets and discounted using the credit-adjusted risk-free rate for the Shell Group. For tangible fixed assets not directly associated with mineral reserves, the liability, once an obligation, whether legal or constructive, crystallises, is recognised in the period when a reasonable estimate of the fair value can be made. The obligation is reflected under provisions in the Combined Statement of Assets and Liabilities. The effects of changes resulting from revisions to the timing or the amount of the original estimate of the liability are incorporated on a prospective basis.
      This policy reflects US accounting standard FAS 143 (Asset Retirement Obligations) which was effective for the Shell Group from the beginning of 2003 and resulted in a credit to income of $255 million after tax, which was reported in 2003 as a cumulative effect of a change in accounting principle.

Acquisitions
      Acquisitions are accounted for using the purchase method. Assets acquired and liabilities assumed are recognised at their fair value at the date of acquisition; the amount of the purchase consideration above this value is reflected as goodwill.

Discontinued operations
      Discontinued operations comprise the activities of Shell Group companies, which therefore do not include associated companies or other investments, which have been disposed of during the year, or remain held for sale at year end, and which are significant for the Shell Group and can be clearly distinguished, operationally and for Combined Financial Statement purposes from other Shell Group operations. The Shell Group does not retain, in the case of discontinued operations which have been disposed of, and will not retain, following such sale in the case of discontinued operations held for sale, any residual interest in such operations.

Changes in US GAAP Accounting Policies since January 1, 2005
      For US GAAP purposes, the Shell Group changed its presentation of incorporated joint ventures, in which the Shell Group has a liability proportionate to its interest. Previously the joint ventures were proportionately consolidated. As of January 1, 2005, these ventures are presented as equity accounted investments. This change has no impact on total equity or income.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      From the same date, the Shell Group changed its US GAAP accounting policy for major inspection costs. Previously such costs were expensed as incurred. From January 1, 2005 such costs are capitalized and amortized to income over the period until the next planned major inspection.

3	Discontinued operations
      The activities of certain Shell Group companies were disposed of during 2004 or remain as held for sale at December 31, 2004. Those activities reported as discontinued operations in the Statement of Income comprise certain operations in Angola, Bangladesh, Egypt and Thailand in the Exploration & Production segment, as part of the ongoing strategy to divest assets where little growth potential is seen for the Shell Group and where there is little strategic fit in relation to the cost of managing those assets; in the US in Gas & Power which were pipelines no longer viewed as integral to continued optimisation of the Shell Group’s existing developments and production in the Gulf of Mexico; and in the Caribbean, Peru, Portugal, Romania, Spain, Thailand, Venezuela and the US in Oil Products in line with the strategy of increasing the Shell Group’s profitability through greater focus on key countries and core assets. All of these were disposed of in 2004 except some operations in the Caribbean, Portugal, Romania and Spain, with a carrying amount as at December 31, 2004 of $0.3 billion, which are expected to be sold in 2005.
      Income from discontinued operations comprises:

	2004	2003	2002

	$ million
Income before taxation from discontinued operations (including gains on disposal of $1,564 million in 2004 and impairments of $88 million in 2003 and $9 million in 2002)	1,980	135	282
Taxation	332	97	95
Minority interests	88	13	—

Income from discontinued operations, net of tax	1,560	25	187

      Net proceeds of discontinued operations in 2004 (up to the date of disposal, where applicable), excluding proceeds of the disposal of such operations, were $3.5 billion (2003: $3.4 billion; 2002: $3.1 billion).
      Income from discontinued operations by segment is given in Note 24(b).

4	Associated companies

(a)	Income
      Associated companies engage in similar businesses to Shell Group companies and play an important part in the overall operating activities of the Shell Group. Consequently, the Shell Group share of operating profits arising from associated companies is seen as a contribution to the total Shell Group operating profit and is shown as such in the Combined Statement of Income. The Shell Group share of interest income, interest expense, currency exchange gains/ losses and taxation of associated companies has been included within those items in the Combined Statement of Income.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      A summarised Statement of Income with respect to the Shell Group share of net income from associated companies, together with a segment analysis, is set out below:

	2004	2003	2002

	$ million
Net proceeds	53,544	44,422	33,467
Cost of sales	43,694	37,084	26,744

Gross profit	9,850	7,338	6,723
Other operating expenses	4,197	3,892	3,931

Operating profit	5,653	3,446	2,792
Interest and other income	173	228	102
Interest expense	580	540	451
Currency exchange gains/(losses)	20	(3)	(15)

Income before taxation	5,266	3,131	2,428
Taxation	2,065	1,463	990

Income from continuing operations	3,201	1,668	1,438
Income from discontinued operations, net of tax	13	13	16

Net income	3,214	1,681	1,454

     Income by segment

	2004	2003	2002

	$ million
Exploration & Production	1,145	800	541
Gas & Power	1,142	650	589
Oil Products	1,253	632	448
Chemicals	(7)	(169)	153
Corporate and Other	(319)	(232)	(277)

	3,214	1,681	1,454

(b)	Investments

			2004	2003
	Shares	Loans	Total	Total

	$ million
At January 1	16,800	2,571	19,371	17,945
New investments	681	377	1,058	983
Net asset transfers to/(from) associates, disposals and other movements	(649)	(284)	(933)	(173)
Net income	3,214	—	3,214	1,681
Dividends	(3,472)	—	(3,472)	(2,192)
Currency translation differences	455	50	505	1,127

At December 31	17,029	2,714	19,743	19,371

      Net income for 2004 includes a $565 million write-down in the carrying amount of Basell (Chemicals). This impairment followed the announcement in 2004 of a review of strategic alternatives regarding this joint venture,

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
and the carrying amount of the Shell Group’s investment in Basell at December 31, 2004 is at expected net realisable value.
      Net income for 2003 includes a $286 million write-down in the carrying amount of Basell (Chemicals) reflecting a reassessment of the outlook for the business, a $200 million write-down in the carrying amount of InterGen (Gas & Power) due to poor power market conditions, mainly in the US merchant power segment, and a $115 million write-down in the carrying amount of the Cuiaba power assets in South America (Gas & Power) in light of a reappraisal of the commercial outlook.
      A summarised consolidated balance sheet with respect to the Shell Group share of investments in associated companies is set out below:

	2004	2003

	$ million
Fixed assets	28,665	30,892
Current assets	10,427	8,248

Total assets	39,092	39,140
Current liabilities	7,559	8,745
Long-term liabilities	11,790	11,024

Net assets	19,743	19,371

      An analysis by segment is shown in Note 24.
      The Shell Group’s major investments in associated companies at December 31, 2004 comprised:

	Shell Group	Country of
Segment Name	interest	incorporation

Exploration & Production
Aera	52%	USA
Brunei Shell	50%	Brunei
Woodside	34%	Australia
Gas & Power
InterGen	68%	The Netherlands
Nigeria LNG	26%	Nigeria
Oman LNG	30%	Oman
Oil Products
Motiva	50%	USA
Showa Shell	40%	Japan
Chemicals
Basell	50%	The Netherlands
Saudi Petrochemical	50%	Saudi Arabia
Infinium	50%	The Netherlands
      Although the Shell Group has a 52% investment in Aera and a 68% investment in InterGen, the governing agreements and constitutive documents for these entities do not allow the Shell Group to control these entities, as voting control is either split 50:50 between the shareholders or requires unanimous approval of the shareholders or their representatives and, therefore, these entities have not been consolidated.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(c)	Transactions between Shell Group companies and associated companies
      Transactions between Shell Group and associated companies mainly comprise sales and purchases of goods and services in the ordinary course of business and in total amounted to:

	2004	2003	2002

	$ million
Charges to associated companies	14,018	18,155	10,573
Charges from associated companies	12,373	8,608	5,623
      Balances outstanding at December 31, 2004 and 2003 in respect of the above transactions are shown in Notes 11 and 15.

5	Interest and other income

	2004	2003	2002

	$ million
Shell Group companies
Interest income	457	354	521
Other income	1,100	1,414	159

	1,557	1,768	680
Associated companies	173	228	102

	1,730	1,996	782

      Other income in 2004 includes gains from the disposal of the Shell Group’s interest in Sinopec ($0.3 billion), and Fluxys and Distrigas ($0.5 billion). Other income in 2003 included a $1.3 billion gain from the disposal of the Shell Group’s interest in Ruhrgas.

6	Interest expense

	2004	2003	2002

	$ million
Shell Group companies
Interest incurred	839	828	883
less interest capitalised	206	44	43

	633	784	840
Associated companies	580	540	451

	1,213	1,324	1,291

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

7	Taxation

(a)	Taxation charge for the year

	2004	2003	2002

	$ million
Shell Group companies
Current tax charge	13,585	8,200	6,658
Deferred tax charge/(credit)	(513)	(311)	7

	13,072	7,889	6,665
Associated companies	2,065	1,463	990

	15,137	9,352	7,655

      Reconciliations of the expected tax charge of Shell Group companies to the actual tax charge are as follows:

	2004	2003	2002

	$ million
Expected tax charge at statutory rates	13,718	8,913	6,512
Adjustments in respect of prior years	(52)	166	(252)
Other reconciling items	(594)	(1,190)	405

Taxation charge of Shell Group companies	13,072	7,889	6,665

      The taxation charge of Shell Group companies includes not only income taxes of general application but also income taxes at special rates levied on income from Exploration & Production activities and various additional income and other taxes to which these activities are subject.
      Earnings retained by the subsidiary and associated companies of the Shell Group amounted to $34,374 million at December 31, 2004 (2003: $25,210 million; 2002: $18,060 million). A portion of these retained earnings will flow up to Royal Dutch and Shell Transport without tax cost. The balance of these retained earnings have been, or will be, substantially reinvested by the companies concerned and provision has not been made for taxes on possible future distribution of these undistributed earnings as it is not meaningful to provide for these taxes nor is it practicable to estimate their full amount or the withholding tax element.
      Tax adjustments in respect of prior years relate to events in the current period and reflect the effects of changes in rules, facts or other factors compared to those used in establishing the tax position or deferred tax balance.
      Other reconciling items in 2004 mainly comprises the effects of disposals during the year that were taxed below the statutory rate.
      Other reconciling items in 2003 include the effects of disposals during the year that were taxed below the statutory rate (including $534 million from the disposal of the Shell Group’s interest in Ruhrgas), in addition to $442 million relating to the effects on deferred tax accounts of legislative changes to certain ring-fencing arrangements.
      Other reconciling items in 2002 include $415 million due to the increase in the UK upstream corporate tax rate during the year.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(b)	Taxes payable

	2004	2003

	$ million
Taxes on activities of Shell Group companies	5,606	2,148
Sales taxes, excise duties and similar levies and social law taxes	4,279	3,779

	9,885	5,927

(c)	Provision for deferred taxation
      The provision for deferred taxation comprises the following tax effects of temporary differences:

	2004	2003

	$ million
Tangible and intangible fixed assets	17,738	17,365
Pensions and similar obligations	2,653	2,118
Other items	2,568	2,649

Total deferred tax liabilities	22,959	22,132

Tax losses carried forward	(4,214)	(3,876)
Foreign tax credits(a)	(2,042)	(1,633)
US trademark(b)	(247)	(309)
Provisions
Pensions and similar obligations	(1,228)	(1,329)
Decommissioning and restoration costs	(2,191)	(1,934)
Environmental and other provisions	(455)	(334)
Tangible and intangible fixed assets	(461)	(153)
Other items	(3,266)	(3,268)

Total deferred tax assets	(14,104)	(12,836)
Asset valuation allowance	3,994	3,797

Deferred tax assets net of valuation allowance	(10,110)	(9,039)

Net deferred tax liability	12,849	13,093

Presented in the Combined Statement of Assets and Liabilities as:
Deferred tax assets	1,995	2,092
Deferred tax liabilities	14,844	15,185

(a)	Foreign tax credits represent surplus credits arising in holding and sub-holding Shell Group companies on income from other jurisdictions. A valuation allowance has been recorded against the substantial part of these balances in both 2004 and 2003.

(b)	Deferred tax asset created upon transfer of US trademark rights from a US wholly-owned Shell Group company to a Netherlands wholly-owned Shell Group company.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The Shell Group has tax losses carried forward amounting to $12,705 million at December 31, 2004. Of these, $10,470 million can be carried forward indefinitely. The remaining $2,235 million expires in the following years:

$ million

2005	702
2006	239
2007	452
2008	70
2009 - 2013	404
2014 - 2019	368

8	Tangible and intangible fixed assets

	2004
						2003
			Other	Total	Total	Total
	Tangible	Goodwill	intangibles	intangibles	Shell Group	Shell Group

	$ million
Cost
At January 1	181,685	4,011	2,998	7,009	188,694	163,957
Capital expenditure	12,440	3	291	294	12,734	12,252
Sales, retirements and other movements(a)	(9,345)	(44)	102	58	(9,287)	(1,770)
Currency translation differences	8,382	62	81	143	8,525	14,255

At December 31(b)	193,162	4,032	3,472	7,504	200,666	188,694

Depreciation
At January 1	94,597	1,336	938	2,274	96,871	80,898
Depreciation, depletion and amortisation charge	11,945	—	328	328	12,273	11,711
Sales, retirements and other movements	(7,310)	(37)	(38)	(75)	(7,385)	(3,711)
Currency translation differences	4,990	42	45	87	5,077	7,973

At December 31	104,222	1,341	1,273	2,614	106,836	96,871

Net 2004	88,940	2,691	2,199	4,890	93,830

Net 2003	87,088	2,675	2,060	4,735		91,823

(a)	Sales, retirements and other movements in 2003 include the effect of a change in accounting policy for certain long-term agreements (see Note 2).

(b)	Tangible fixed assets at December 31, 2004 include rights and concessions of $11.1 billion (2003: $12.0 billion).
      Other intangible fixed assets at December 31, 2004 include $0.8 billion (2003: $0.8 billion) in respect of Pennzoil-Quaker State trademarks acquired in 2002. The trademarks are being amortised over an estimated useful life of forty years. Continued brand maintenance in addition to the established long-term leadership of these brands in automotive lubricants and vehicle care markets support this estimate.
      Tangible fixed assets at year end, capital expenditure, together with new investments in associated companies, and the depreciation, depletion and amortisation charges are shown in Note 24, classified, consistent with oil and natural gas industry practice, according to operating activities. Such a classification, rather than one

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
according to type of asset, is given in order to permit a better comparison with other companies having similar activities.
      The net balances at December 31 include:

	2004	2003

	$ million
Capitalised costs in respect of assets not yet used in operations
Unproved properties	2,844	4,576
Proved properties under development and other assets in the course of construction	13,491	12,680

	16,335	17,256

      Unproved properties include capitalised exploratory well costs, for which the amounts at December 31, 2004, 2003 and 2002, and movements during 2004, 2003 and 2002 are given in the following table.

	2004	2003	2002

	$ million
At January 1	771	720	515
Additions pending determination of proved reserves	566	501	568
Amounts charged to expense	(432)	(449)	(393)
Reclassifications to productive wells on determination of proved reserves	(94)	(56)	(24)
Other movements, including acquisitions, disposals and currency translation effects	(22)	55	54

At December 31	789	771	720

      There are no amounts remaining capitalised (a) in areas requiring major capital expenditure before production can begin, where neither drilling of additional exploratory wells is underway nor firmly planned for the near future, or (b) beyond 12 months in areas not requiring major capital expenditure before production can begin.
      Depreciation, depletion and amortisation charges for the year are included within the following headings in the Combined Statement of Income:

	2004	2003	2002

	$ million
Cost of sales	9,876	9,702	7,312
Selling and distribution expenses	1,438	1,229	1,041
Administrative expenses	121	121	62
Exploration	684	411	80
Research and development	33	28	33

Depreciation, depletion and amortisation:
from continuing operations	12,152	11,491	8,528
from discontinued operations	121	220	211

	12,273	11,711	8,739

      Depreciation, depletion and amortisation charges for 2004 include $617 million (2003: $1,249 million; 2002: $191 million) relating to the impairment of tangible fixed assets, and $5 million (2003: $127 million; 2002: $6 million) relating to the impairment of intangible fixed assets. Such charges are recorded within cost of sales. The impairment charges relate to assets held for use (2004: $229 million; 2003: $1,169 million; 2002: $105 million) and to assets held for sale (2004: $393 million; 2003: $207 million; 2002: $92 million).

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      For 2004, the majority of the impairment charges were in Oil Products ($579 million) and were related to the deterioration in the local operating environment for certain refinery assets and writing down to expected proceeds of marketing assets held for sale.
      For 2003, the impairments were incurred in Exploration & Production ($698 million, mainly due to lower production outlooks in the UK and South America), in Oil Products ($331 million, mainly due to the announced closure of the Bakersfield refinery and the impact of local economic conditions in Latin America), in Chemicals ($220 million, mainly in CS Metals, as anticipated benefits from a prototype technology did not meet performance expectations) and in Renewables ($127 million for Shell Solar following an extensive review to assess the value of the business).
      For 2002, the majority of the impairment charges (in total $197 million) were in Oil Products, reflecting plans in the USA to close surplus base oil production facilities, the closure of the Pililla base oil and bitumen refinery in the Philippines and a change in outlook for liquefied petroleum gas assets in Argentina coupled with the country’s economic downturn.
      Depreciation, depletion and amortisation charges for 2004 also included $570 million relating to the write-off of various exploration properties mainly in Ireland, Norway and the United Kingdom, where new information during the year from exploratory work confirmed lower than expected volume projections (2003: $366 million, mainly in Brazil and Ireland).

9	Other long-term assets
      Reflecting their non-current nature, deferred charges and prepayments due after one year and other non-current assets are presented separately as part of “Other long-term assets”. At December 31, 2004 these include $3,221 million (2003: $1,989 million) of deferred charges and prepayments (including amounts in respect of risk management activities).

10	Inventories

	2004	2003

	$ million
Inventories of oil and chemicals	14,488	11,742
Inventories of materials	903	948

	15,391	12,690

11	Accounts receivable

	2004	2003

	$ million
Trade receivables	23,626	17,523
Amounts owed by associated companies	2,619	2,093
Other receivables	4,061	3,647
Deferred charges and prepayments	7,757	5,750

	38,063	29,013

      Provisions for doubtful items deducted from accounts receivable amounted to $564 million at December 31, 2004 (2003: $557 million). Deferred charges and prepayments include amounts in respect of risk management activities.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

12	Securities
      Investments — securities mainly comprises a portfolio of equity and debt securities required to be held long term by the Shell Group insurance companies as security for their insurance activities, for which the fair value of $1,408 million at December 31, 2004 includes an unrealised gain of $346 million.
      $125 million (2003: $125 million) of these securities are debt securities classified as held-to-maturity, with maturity falling between one and five years. The remainder are classified as available for sale, of which $688 million at December 31, 2004 (2003: $638 million) are debt securities. Of the available for sale securities, the maturities of $21 million fall within one year, $411 million fall between one year and five years, and $256 million exceed five years.
      The carrying amount of securities classified as cash equivalent is $1,477 million at December 31, 2004 (2003: $107 million), all of which are debt securities classified as available for sale.
      Total securities at December 31, 2004 amounting to $814 million (2003: $1,557 million) are listed on recognised stock exchanges.
      During 2004 a Shell Group company disposed of an equity investment, resulting in the reclassification of an unrealised gain of $348 million from Other comprehensive income to Net income.

13	Debt

(a)	Short-term debt

	2004	2003

	$ million
Debentures and other loans	4,661	8,181
Amounts due to banks and other credit institutions (including long-term debt due within one year)	1,048	2,279

	5,709	10,460
Capitalised lease obligations	53	109

Short-term debt	5,762	10,569
less long-term debt due within one year	1,291	1,874

Short-term debt excluding long-term debt due within one year	4,471	8,695

      Short-term debt at December 31, 2003 included $1.3 billion of non-recourse debt owed by a Shell Group company, for which a covenant had been breached in 2001. During 2004, this company was disposed of and this debt was relieved in its entirety.
      Short-term debenture balances fell during the year as a consequence of the Shell Group’s reduced need for commercial paper financing.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The following relates only to short-term debt excluding long-term debt due within one year:

	2004	2003

	$ million
Maximum amount outstanding at the end of any quarter	6,688	9,159
Average amount outstanding	6,381	8,392
Amounts due to banks and other credit institutions	812	2,657
Unused lines of short-term credit	4,023	3,916
Approximate average interest rate on:
average amount outstanding	3%	3%
amount outstanding at December 31	3%	2%
      The amount outstanding at December 31, 2004 includes $3,315 million of fixed rate and $248 million of variable rate US dollar debt at an average interest rate of 2% and 9% respectively.

(b) Long-term debt

	2004	2003

	$ million
Debentures and other loans	4,204	4,868
Amounts due to banks and other credit institutions	3,744	3,724

	7,948	8,592
Capitalised lease obligations	652	508

Long-term debt	8,600	9,100
add long-term debt due within one year	1,291	1,874

Long-term debt including long-term debt due within one year	9,891	10,974

      The following relates to long-term debt including the short-term part but excluding capitalised lease obligations.
      The amount at December 31, 2004 of $9,186 million (2003: $10,357 million) comprises:

		Average
	$ million	interest rate

US Dollar denominated debt
Fixed rate	4,925	6%
Variable rate	697	4%
Non-dollar denominated debt
Fixed rate	3,101	4%
Variable rate	463	5%

	9,186

      The approximate weighted average interest rate in 2004 was 5% for both US dollar debt and total debt.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The aggregate maturities of long-term debts are:

$ million

2005	1,238
2006	1,884
2007	2,474
2008	530
2009	117
2010 and after	2,943

9,186

      During 2004, the Medium Term Note and Commercial Paper Facilities have been increased to a total level of $30.0 billion. As at December 31, 2004, debt outstanding under central borrowing programmes, which includes these facilities, totalled $8.3 billion with the remaining indebtedness raised by Shell Group companies with no recourse beyond the immediate borrower and/or the local assets.
      In accordance with the risk management policy, Shell Group companies have entered into interest rate swap agreements against most of the fixed rate debt. The use of interest rate swaps is further discussed in Note 28.

14	Commitments

(a)	Leasing arrangements
      The future minimum lease payments under operating leases and capital leases and the present value of net minimum capital lease payments at December 31, 2004 are as follows:

	Operating	Capital
	leases	leases

	$ million
2005	1,744	105
2006	1,203	73
2007	958	67
2008	781	61
2009	709	58
2010 and after	4,460	852

Total minimum payments	9,855	1,216

less executory costs and interest		511

Present value of net minimum capital lease payments		705

      The figures above for operating lease payments represent minimum commitments existing at December 31, 2004 and are not a forecast of future total rental expense.
      Total rental expense for all operating leases was as follows:

	2004	2003	2002

	$ million
Minimum rentals	2,140	2,135	1,557
Contingent rentals	75	60	104
Sub-lease rentals	(198)	(198)	(300)

	2,017	1,997	1,361

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(b)	Long-term purchase obligations
      Shell Group companies have unconditional long-term purchase obligations associated with financing arrangements. The aggregate amount of payments required under such obligations at December 31, 2004 is as follows:

$ million

2005	461
2006	420
2007	413
2008	385
2009	380
2010 and after	3,437

5,496

      The agreements under which these unconditional purchase obligations arise relate mainly to the purchase of chemicals feedstock, utilities and to the use of pipelines.
      Payments under these agreements, which include additional sums depending upon actual quantities of supplies, amounted to $542 million in 2004 (2003: $252 million).

15	Accounts payable and accrued liabilities

	2004	2003

	$ million
Trade payables	18,716	14,110
Amounts due to associated companies	1,927	1,828
Pensions and similar obligations	286	261
Other payables	11,245	8,841
Accruals and deferred income	7,659	7,315
Dividends payable	29	28

	39,862	32,383

      Other payables include amounts in respect of risk management activities.

16	Long-term liabilities — Other

	2004	2003

	$ million
Risk management activities	1,801	439
Deferred income	1,501	1,354
Environmental liabilities	664	676
Deposits for return items	603	566
Liabilities under staff benefit plans	541	315
Advance payments received under long-term supply contracts	354	315
Redundancy liabilities	127	165
Other	2,474	2,224

	8,065	6,054

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      These amounts include $1,222 million at December 31, 2004 (2003: $1,305 million) which does not fall due until more than five years after the respective Balance Sheet dates.

17	Changes in Combined Shareholders’ Equity

		Shell		Shell
	Royal Dutch	Transport	Total equity	Transport	Additional		Other
	Ordinary	Ordinary	share	Preference	paid in	Treasury	comprehensive	Retained
	shares	shares	capital	shares	capital	shares	income	earnings	Total

	$ million
At 1 January 2002	359	237	596	20	5,385	(1,953)	(12,162)	70,936	62,822
Net income								9,671	9,671
Dividends								(5,522)	(5,522)
Other comprehensive income, net of tax
Currency translation differences							3,108		3,108
unrealised gains/(losses) on securities							25		25
unrealised gains/(losses) on cash flow hedges							(225)		(225)
minimum pension liability adjustments							(1,475)		(1,475)
Purchase of treasury shares						(981)			(981)
Release of treasury shares						52			52
Dividends received						85			85
Shares repurchased for cancellation	(4)	(2)	(6)		(10)			(1,349)	(1,365)

At January 1 2003	355	235	590	20	5,375	(2,797)	(10,729)	73,736	66,195
Net income								12,322	12,322
Dividends								(6,532)	(6,532)
Other comprehensive income, net of tax									—
Currency translation differences							5,795		5,795
unrealised gains/(losses) on securities							689		689
unrealised gains/(losses) on cash flow hedges							51		51
minimum pension liability adjustments							358		358
Purchase of treasury shares						(715)			(715)
Release of treasury shares						21			21
Dividends received						63			63
Shares repurchased for cancellation	(3)		(3)		(3)			10	4

At January 1 2004	352	235	587	20	5,372	(3,428)	(3,836)	79,536	78,251
Net income								18,182	18,182
Dividends								(7,396)	(7,396)
Other comprehensive income, net of tax
Currency translation differences							3,548		3,548
unrealised gains/(losses) on securities							(350)		(350)
unrealised gains/(losses) on cash flow hedges							31		31
minimum pension liability adjustments							(185)		(185)
Purchase of treasury shares						(848)			(848)
Release of treasury shares									—
Dividends received						89			89
Shares repurchased for cancellation		(1)	(1)		2			(778)	(777)

At December 31 2004	352	234	586	20	5,374	(4,187)	(792)	89,544	90,545

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

18	Share Capital

Equity shares

	2004	2003

	$ million
Allotted, called up and fully paid
Royal Dutch Ordinary Shares	352	352
Shell Transport Ordinary Shares	234	235

	586	587

      The number of shares outstanding at December 31, 2004 and 2003 were as follows:

		Shell Transport
	Royal Dutch	and Trading

Shares outstanding at December 31, 2004	2,081,725,000	9,624,900,000
Shares outstanding at December 31, 2003	2,083,500,000	9,667,500,000
      Under the terms of the Transaction, Royal Dutch and Shell Transport Ordinary shares were exchanged at the agreed ratios set forth in Note 1.

Non equity shares

	number of
	shares	2004	2003

		$ million
Allotted, called up and fully paid
€448 Royal Dutch priority shares	1,500	1	1
£1 Shell Transport First Preference Shares	2,000,000	3	3
£1 Shell Transport Second Preference Shares	10,000,000	16	16

		20	20

19	Combined Statement of Cash Flows
      This statement reflects the cash flows arising from the activities of Shell Group companies as measured in their own currencies, translated to US dollars at quarterly average rates of exchange.
      Accordingly, the cash flows recorded in the Combined Statement of Cash Flows exclude both the currency translation differences which arise as a result of translating the assets and liabilities of non-US dollar Shell Group companies to US dollars at year-end rates of exchange (except for those arising on cash and cash equivalents) and non-cash investing and financing activities. These currency translation differences and non-cash investing and financing activities must therefore be added to the cash flow movements at average rates in order to arrive at the movements derived from the Combined Balance Sheet.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	2004

				Movements
	Movements	Movements		derived from
	derived from	arising from		Statement of
	Statement of	currency	Non-cash	Assets and
	Cash Flows	translation	movements	Liabilities

	$ million
Tangible and intangible fixed assets	(2,626)	3,447	1,186	2,007
Investments	(2,075)	1,598	194	(283)
Other long-term assets	2,053	1,004	236	3,293
Inventories	2,731	691	(721)	2,701
Accounts receivable	8,462	1,348	(760)	9,050
Cash and cash equivalents	8,199	(1,108)	—	7,091
Short-term debt	4,370	(898)	1,335	4,807
Accounts payable and accrued liabilities	(7,317)	(794)	632	(7,479)
Taxes payable	(2,997)	(579)	(382)	(3,958)
Long-term debt	817	(357)	40	500
Other long-term liabilities	(1,441)	(248)	(322)	(2,011)
Deferred taxation	672	(673)	342	341
Other provisions	(148)	(471)	(1,252)	(1,871)
Minority interests	(1,257)	(109)	(528)	(1,894)
Other items	(193)	193	—	—
Adjustment for Treasury stock and Other comprehensive income excluding currency translation differences	758	504	—	—

			—

Movement in retained earnings of Shell Group companies	10,008

Movement in cumulative currency translation differences		3,548

Movement in net assets				12,294

      Income taxes paid by Shell Group companies totalled $11.6 billion in 2004 (2003: $8.6 billion; 2002: $6.7 billion). Interest paid by Shell Group companies was $0.9 billion in 2004 (2003: $0.9 billion; 2002: $1.0 billion).
      The main non-cash movements relate to the impact on the Balance Sheet of divestments, particularly of the Shell Group’s interest in Rayong Refinery which held $1.3 billion of short-term debt. There was also a review of the estimated provision for decommissioning and restoration costs during 2004 based on current experience and techniques which resulted in an increase of approximately $1.1 billion in both the provision and the corresponding tangible fixed assets.

20	Employee retirement plans and other postretirement benefits
      Retirement plans are provided for permanent employees of all major Shell Group companies. The nature of such plans varies according to the legal and fiscal requirements and economic conditions of the country in which the employees are engaged. Generally, the plans provide defined benefits based on employees’ years of service and average final remuneration. The principal plans in the Shell Group use a December 31 measurement date.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      Some Shell Group companies have established unfunded defined benefit plans to provide certain postretirement healthcare and life insurance benefits to their retirees, the entitlement to which is usually based on the employee remaining in service up to retirement age and the completion of a minimum service period.
      The Shell Group has accounted for the impact of the United States Medicare Prescription Drug, Improvement and Modernization (“Medicare”) Act of 2003, with effect from January 1, 2004. The impact was a $300 million reduction in the accumulated postretirement benefit obligation at January 1, 2004 and a $52 million reduction in postretirement benefit cost for 2004. There was no reduction to accumulated postretirement benefit obligations of $159 million at January 1, 2004, for certain separately administered retiree benefit plans which must be analysed under final government regulations. The first subsidies arising from the Medicare Act are expected to be received in 2006.

			Other benefits

	Pension benefits		2004			2003

	2004	2003	USA	Other	Total	USA	Other	Total

	$ million
Change in benefit obligation
Obligations for benefits based on employee service to date at January 1	46,476	39,109	2,520	512	3,032	2,068	377	2,445
Increase in present value of the obligation for benefits based on employee service during the year	1,086	991	35	16	51	37	15	52
Interest on the obligation for benefits in respect of employee service in previous years	2,529	2,333	139	28	167	141	24	165
Benefit payments made	(2,350)	(2,034)	(119)	(28)	(147)	(95)	(25)	(120)
Currency translation effects	3,461	5,333	—	40	40	—	78	78
Other components(a)	3,620	744	(66)	43	(23)	369	43	412

Obligations for benefits based on employee service to date at December 31	54,822	46,476	2,509	611	3,120	2,520	512	3,032

Change in plan assets
Plan assets held in trust at fair value at January 1	43,960	33,035
Actual return on plan assets	5,262	6,598
Employer contributions	1,562	1,275
Plan participants’ contributions	56	40
Benefit payments made	(2,350)	(2,034)
Currency translation effects	3,367	4,911
Other components(a)	17	135

Plan assets held in trust at fair value at December 31	51,874	43,960

Plan assets in excess of/(less than) the present value of obligations for benefits at December 31	(2,948)	(2,516)	(2,509)	(611)	(3,120)	(2,520)	(512)	(3,032)
Unrecognised net (gains)/losses remaining from the adoption of current method of determining pension costs	3	5
Unrecognised net (gains)/losses since adoption	9,888	7,295	727	186	913	876	149	1,025
Unrecognised prior service cost/(credit)	1,185	1,258	(34)	2	(32)	(82)	—	(82)

Net amount recognised	8,128	6,042	(1,816)	(423)	(2,239)	(1,726)	(363)	(2,089)

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

			Other benefits

	Pension benefits		2004			2003

	2004	2003	USA	Other	Total	USA	Other	Total

	$ million
Amounts recognised in the Statement of Assets and Liabilities:
Intangible assets	353	326
Prepaid benefit costs	8,278	6,516
Accrued benefit liabilities:
Short-term	(213)	(182)	(40)	(33)	(73)	(51)	(28)	(79)
Long-term	(2,878)	(2,917)	(1,776)	(390)	(2,166)	(1,675)	(335)	(2,010)

	5,540	3,743	(1,816)	(423)	(2,239)	(1,726)	(363)	(2,089)

Amount recognised in Equity:
Accumulated other comprehensive income	2,588	2,299

Net amount recognised	8,128	6,042	(1,816)	(423)	(2,239)	(1,726)	(363)	(2,089)

(a)	Other components comprise mainly the effect of changes in actuarial assumptions, most notably the discount rate and in 2004 the impact of accounting for the US Medicare Act on the accumulated postretirement benefit obligation at January 1.

Additional information on pension benefits

	2004	2003

	$ million
Obligation for pension benefits in respect of unfunded plans	2,032	2,155
Accumulated benefit obligation	48,654	41,865
For employee retirement plans with projected benefit obligation in excess of plan assets, the respective amounts are:
Projected benefit obligation	36,246	30,291
Plan assets	33,646	28,176
For employee retirement plans with accumulated benefit obligation in excess of plan assets, the respective amounts are:
Accumulated benefit obligation	11,844	10,452
Plan assets	10,734	9,356
      Employer contributions to defined benefit pension plans during 2005 are estimated to be $1.4 billion. The following benefit payments, which reflect expected future service, as appropriate, are expected to be paid:

		Other benefits
	Pension
	benefits	USA	Other	Total

	$ million
2005	2,584	132	32	164
2006	2,664	135	33	168
2007	2,738	147	33	180
2008	2,829	157	34	191
2009	2,908	165	35	200
2010 - 2014	15,759	905	178	1,083

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      Benefit costs for the year comprise:

				Other benefits

	Pension benefits			2004			2003			2002

	2004	2003	2002	USA	Other	Total	USA	Other	Total	USA	Other	Total

	$ million
Service cost	1,086	991	899	35	16	51	37	15	52	32	7	39
Interest cost	2,529	2,333	2,001	139	28	167	141	24	165	111	21	132
Expected return on plan assets	(3,894)	(3,547)	(3,339)
Other components	317	303	(100)	41	8	49	66	4	70	76	7	83

Cost of defined benefit plans	38	80	(539)	215	52	267	244	43	287	219	35	254
Payments to defined contribution plans	221	171	84

	259	251	(455)	215	52	267	244	43	287	219	35	254

      Discount rates, projected rates of remuneration growth and expected rates of return on plan assets vary for the different plans as they are determined in the light of local conditions. Expected rates of return on plan assets are calculated using a common assumption-setting process based on a projection of real long-term bond yields and an equity risk premium which are combined with local inflation assumptions and applied to each plan’s actual asset mix. The weighted averages applicable for the principal plans in the Shell Group are:

				Other benefits

	Pension benefits			2004		2003		2002

	2004	2003	2002	USA	Other	USA	Other	USA	Other

Assumptions used to determine benefit obligations at December 31
Discount rate	5.1%	5.6%	5.9%	5.8%	5.0%	6.0%	5.6%	6.5%	5.6%
Projected rate of remuneration growth	3.8%	3.9%	4.0%
Assumptions used to determine benefit costs for year ended December 31
Discount rate	5.6%	5.9%	6.0%	6.0%	5.6%	6.5%	5.6%	7.0%	6.0%
Expected rate of return on plan assets	7.6%	7.9%	8.0%
Projected rate of remuneration growth	3.9%	4.0%	4.0%
Healthcare cost trend rates
Healthcare cost trend rate in year after reporting year				10.0%	3.7%	10.0%	3.9%	7.8%	4.6%
Ultimate healthcare cost trend rate				5.0%	2.9%	5.0%	2.9%	5.0%	2.9%
Year ultimate healthcare cost trend rate is applicable				2012	2007	2011	2006	2010	2004
      The effect of a one percentage point increase/(decrease) in the annual rate of increase in the assumed healthcare cost trend rates would be to increase/(decrease) annual postretirement benefit cost by approximately $35 million/($25 million) and the accumulated postretirement benefit obligation by approximately $456 million/($374 million).

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      Weighted-average plan asset allocations by asset category and the target allocation for December 31, 2004 for the principal pension plans in the Shell Group are:

		Percentage of
	Target	plan assets at
	allocation	December 31

	2004	2004	2003

Equity securities	72%	73%	73%
Debt securities	23%	21%	22%
Real estate	2%	2%	2%
Other	3%	4%	3%

Total	100%	100%	100%

      Plan long-term investment strategies are generally determined by the responsible Pension Fund Trustees using a structured asset-liability modelling approach to determine the asset mix which best meets the objectives of optimising investment return and maintaining adequate funding levels.

21	Employee emoluments and numbers

(a)	Emoluments

	2004	2003	2002

	$ million
Remuneration	8,125	7,477	6,096
Social law taxes	695	660	518
Pensions and similar obligations (Note 21)	526	538	(201)

	9,346	8,675	6,413

(b)	Average numbers

	2004	2003	2002

	thousands
Exploration & Production	17	17	17
Gas & Power	2	2	2
Oil Products	78	82	75
Chemicals	8	9	9
Corporate and Other	9	9	8

	114	119	111

(c)	Year-end numbers

	2004	2003	2002

	thousands
Exploration & Production	17	17	17
Gas & Power	2	2	2
Oil Products	76	82	80
Chemicals	8	9	9
Corporate and Other	9	9	8

	112	119	116

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      In addition to remuneration above, there were charges for redundancy of $526 million in 2004 (2003: $291 million; 2002: $215 million).
      The charges relate to 4,000 employees in 2004 (mainly in the Oil Products segment, primarily due to portfolio restructuring, and in the Corporate and Other segment due to restructuring in information and technology), 2,000 employees in 2003 (mainly in the Exploration & Production and Oil Products segments) and 2,600 employees in 2002 (mainly in the Exploration & Production and Oil Products segments). The liabilities for redundancies at December 31, 2004 and 2003, and movements during 2004 and 2003 are given in the following table.

	2004	2003

	$ million
At January 1	494	395
Charges	526	291
Payments	(394)	(245)
Other movements and currency translation effects	(29)	53

At December 31	597	494

22	Stock-based compensation plans
      On July 20, 2005 Royal Dutch Shell became the parent company of Royal Dutch and Shell Transport by way of the transactions described in Note 1. At the same date the rights to shares of Royal Dutch and Shell Transport under the stock-based compensation schemes were exchanged for equivalent rights to Royal Dutch Shell shares on the basis of the exchange ratios set out in Note 1.
      Certain Shell Group companies have in place various stock-based plans for senior staff and other employees of those and other Shell Group companies. Details of the principal plans are given below.
      The Shell Group Stock Option Plans offer eligible employees options over Royal Dutch Ordinary Shares (Royal Dutch shares) or Shell Transport Ordinary Shares (Shell Transport shares) at a price not less than the fair market value of the shares at the date the options were granted. The options are exercisable three years from grant, except for those granted under the US plans, which vest a third per year for three years. The options lapse ten years after grant, however leaving Shell Group employment may cause options to lapse earlier. For Shell Group Managing Directors and the most senior executives, 100% of the options granted in 2003 (and in subsequent years) are subject to performance conditions.
      Under the Restricted Stock Plan, grants are made on a highly selective basis to senior staff. A maximum of 250,000 Royal Dutch Ordinary Shares (or equivalent value in Shell Transport Ordinary Shares) can be granted under the plan in any year. Shares are granted subject to a three-year restriction period and the number of shares awarded is based on the share price at the start of the restricted period. The shares, together with additional shares equivalent to the value of the dividends payable over the restriction period, are released to the individual at the end of the three-year period.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The following table shows for 2003 and 2004, in respect of option plans, the number of shares under option at the beginning of the year, the number of options granted, exercised and expired during the year and the number of shares under option at the end of the year, together with their weighted average exercise price translated at the respective year-end exchange rates:

	Royal Dutch Ordinary		Shell Transport		Shell Canada common
	Shares		Ordinary Shares		shares(a)

		Weighted		Weighted		Weighted
		average		average		average
		exercise		exercise		exercise
	Number	price	Number	price	Number	price

	(thousands)	($)	(thousands)	($)	(thousands)	($)
Under option at January 1, 2003	33,381	59.86	101,447	8.26	4,777	21.71
Granted	15,643	45.13	41,893	6.74	1,674	35.65
Exercised	—	—	(192)	6.47	(505)	22.88
Expired	(1,003)	64.03	(2,813)	8.92	(73)	26.03

Under option at December 31, 2003(b)	48,021	60.09	140,335	8.44	5,873	29.43

Granted	14,816	52.42	42,998	7.47	1,697	45.99
Exercised	(495)	47.20	(1,341)	7.10	(1,175)	22.73
Expired	(1,644)	68.14	(6,033)	9.69	(285)	25.85

Under option at December 31, 2004(b)	60,698	60.56	175,959	8.73	6,110	37.17

(a)	Unissued.

(b)	The underlying weighted average exercise prices for Royal Dutch and Shell Transport shares under option at December 31, 2004 were €44.42 (2003: €47.64) and £4.53 (2003: £4.73) respectively.
      The following tables provide further information about the options outstanding at December 31, 2004:

	Royal Dutch Ordinary Shares

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
Range of exercise prices	Number	life	price	Number	price

	(thousands)	(years)	($)	(thousands)	($)
$40 to $45	6,541	8.2	42.25	2,027	42.24
$45 to $50	7,096	9.1	48.65	223	45.71
$50 to $55	19,118	7.4	52.72	6,241	53.49
$55 to $60	8,354	7.6	56.30	2,353	56.21
$60 to $65	3,759	6.2	60.77	3,759	60.77
$65 to $70	773	2.3	66.70	773	66.70
$75 to $80	149	6.8	76.94	149	76.94
$80 to $85	9,503	6.3	82.92	1,959	81.34
$85 to $90	2,124	5.4	85.36	2,124	85.36
$90 to $95	79	5.2	94.11	79	94.11
$95 to $100	3,202	6.2	96.21	3,202	96.21

$40 to $100	60,698	7.3	60.56	22,889	65.95

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	Shell Transport Ordinary Shares

	Options outstanding			Options exercisable

		Weighted
		average	Weighted		Weighted
		remaining	average		average
		contractual	exercise		exercise
Range of exercise prices	Number	life	price	Number	price

	(thousands)	(years)	($)	(thousands)	($)
$7 to $8	93,250	7.8	7.36	9,847	7.00
$8 to $9	6,937	3.3	8.45	6,137	8.47
$9 to $10	11,694	4.4	9.74	11,694	9.74
$10 to $11	51,761	6.3	10.29	14,110	10.64
$11 to $12	12,317	6.0	11.80	12,317	11.80

$7 to $12	175,959	6.8	8.73	54,105	9.80

      In the UK, The Shell Petroleum Company Limited and Shell Petroleum N.V. each operate a savings-related stock option scheme, under which options are granted over shares of Shell Transport at prices not less than the market value on a date not more than 30 days before the date of the grant of option and are normally exercisable after completion of a three-year or five-year contractual savings period. The following table shows for 2003 and 2004, in respect of these plans, the number of Shell Transport Ordinary Shares under option at the beginning of the year, the number of options granted, exercised and expired during the year and the number of shares under option at the end of the year:

	2004	2003

	thousands
Under option at January 1	15,089	18,680
Granted	—	4,975
Exercised	(1,924)	(707)
Expired	(2,634)	(7,859)

Under option at December 31	10,531	15,089

      Certain Shell Group companies have incentive compensation plans containing stock appreciation rights linked to the value of Royal Dutch Ordinary Shares. During 2004 1,375,989 of these stock appreciation rights were exercised and 21,833 forfeited, leaving a balance of 7,484,779 at December 31, 2004 (2003: 8,882,601).
      In 2001, the Global Employee Share Purchase Plan was implemented giving eligible employees the opportunity to buy Royal Dutch or Shell Transport Ordinary Shares, with 15% added after a specified holding period. At December 31, 2004 16,024 (2003: 4,754) Royal Dutch Ordinary Shares and 25,881 (2003: 19,742) Shell Transport Ordinary Shares were held by Shell Group companies in connection with the Global Employee Share Purchase Plan.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

Effects on Shell Group net income and Earnings per share under the fair value method
      A comparison of the Shell Group’s net income and Earnings per share for both Royal Dutch and Shell Transport as reported under the intrinsic value method and on a pro forma basis calculated as if the fair value of options and share purchase rights granted would have been considered as compensation expense is as follows:

	2004		2003		2002

	Pro forma		Pro forma		Pro forma

Shell Group net income ($ million)	18,182	17,937	12,322	12,045	9,671	9,468
Basic earnings per share attributable to Royal Dutch ($)(a)	5.39	5.32	3.63	3.55	2.82	2.76
Diluted earnings per share attributable to Royal Dutch ($)(a)	5.39	5.31	3.63	3.55	2.81	2.76
Basic earnings per ADR attributable to Shell Transport ($)(a)	4.60	4.54	3.10	3.03	2.41	2.36
Diluted earnings per ADR attributable to Shell Transport ($)(a)	4.60	4.54	3.10	3.03	2.41	2.36

(a)	Based on Royal Dutch and Shell Transport Ordinary Shares/numbers before unification.
      The fair value of the Shell Group’s 2004 option grants was estimated using a Black-Scholes option pricing model and the following assumptions for US dollar, euro and sterling denominated options respectively: risk-free interest rates of 3.5%, 3.1% and 4.9%; dividend yield of 4.1%, 4.5% and 4.0%; volatility of 28.2%, 30.3% and 31.7% and expected lives of five to seven years.

23	Decommissioning and restoration costs

	2004			2003

	Short-term	Long-term	Total	Short-term	Long-term	Total

	$ million
At January 1	89	3,955	4,044	71	3,528	3,599
Cumulative effect of change in accounting policy(a)	—	—	—	108	(102)	6
Liabilities incurred	6	291	297	—	174	174
Liabilities settled	(77)	(18)	(95)	(106)	(37)	(143)
Accretion expense	—	284	284	—	49	49
Reclassifications and other movements	160	912	1,072	12	12	24
Currency translation differences	7	285	292	4	331	335

At December 31	185	5,709	5,894	89	3,955	4,044

(a)	US accounting standard FAS 143 (Asset Retirement Obligations) was effective from the beginning of 2003 (see Note 2).
      A review of the estimated provision for decommissioning and restoration costs was performed during 2004 based on current experience and techniques. This resulted in an increase of $1.1 billion in both the provision and corresponding tangible fixed assets, reported within other movements.
      For the purposes of calculating provisions for decommissioning and restoration costs, estimated total ultimate liabilities of $9.8 billion at December 31, 2004 (2003: $7.5 billion) were used. Such estimates are subject to various regulatory and technological developments.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

24	Information by geographical area and by industry segment(a)

(a)	Geographical area

	2004		2003		2002

	Net	Fixed	Net	Fixed	Net	Fixed
	proceeds	assets	proceeds	assets	proceeds	assets

	$ million
Europe	94,904	37,930	70,375	37,686	62,575	36,516
Other Eastern Hemisphere	49,482	36,977	37,482	33,530	32,406	28,492
USA	102,877	27,580	75,109	30,343	54,677	27,266
Other Western Hemisphere	17,927	13,834	15,396	13,038	13,795	11,869

Total Group	265,190	116,321	198,362	114,597	163,453	104,143

(a)	As a consequence of the separate reporting of income from discontinued operations (see Note 3), information for comparative periods has been reclassified where necessary:
     (b)     Industry segment

	2004

	Total	Exploration	Gas &	Oil		Corporate
	Shell Group	& Production	Power	Products	Chemicals	and Other

	$ million
Sales
third parties	265,190	20,643	9,604	207,006	26,877	1,060
inter-segment		19,001	1,210	11,924	2,620	11

Net proceeds		39,644	10,814	218,930	29,497	1,071

Operating profit/(loss)
Shell Group companies	26,254	18,386	331	7,152	1,245	(860)
Shell Group share of associated companies	5,653	2,438	1,384	1,749	94	(12)

	31,907	20,824	1,715	8,901	1,339	(872)

Interest and other income	1,730	244	768	90	1	627
Interest expense	1,213					1,213
Currency exchange gains/(losses)	(39)	(78)	15	(19)	(16)	59
Taxation	15,137	12,033	429	2,691	394	(410)
Income applicable to minority interests	626

Income from continuing operations	16,622	8,957	2,069	6,281	930	(989)
Income from discontinued operations, net of tax(a)	1,560	358	86	1,256	—	(52)

Net income	18,182	9,315	2,155	7,537	930	(1,041)

Total assets at December 31	193,626	68,199	23,214	71,447	18,330	12,406
Total liabilities at December 31	(97,862)	(44,602)	(15,897)	(44,509)	(8,062)	15,208
Tangible fixed assets at December 31
Cost	193,162	115,404	8,028	53,773	14,561	1,396
Accumulated depreciation	(104,222)	(63,411)	(1,107)	(30,689)	(8,381)	(634)
Goodwill at December 31	2,691	—	184	2,470	23	14
Investments in associated companies at December 31	19,743	4,762	4,312	6,206	4,139	324
Capital expenditure and new investments in associated companies	13,792	8,745	1,633	2,466	705	243
Depreciation, depletion and amortisation charge from continuing operations
Impairment	622	7	—	580	29	6
Other	11,530	8,132	262	2,476	515	145

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	2003

	Total	Exploration	Gas &	Oil		Corporate
	Shell Group	& Production	Power	Products	Chemicals	and Other

	$ million
Sales
third parties	198,362	12,224	7,377	159,075	18,843	843
inter-segment		20,244	850	3,416	1,974	29

Net proceeds		32,468	8,227	162,491	20,817	872

Operating profit/(loss)
Shell Group companies	17,860	14,968	510	3,175	(112)	(681)
Shell Group share of associated companies	3,446	1,857	871	910	(165)	(27)

	21,306	16,825	1,381	4,085	(277)	(708)

Interest and other income	1,996	88	1,366	(39)	(29)	610
Interest expense	1,324					1,324
Currency exchange gains/(losses)	(231)	(16)	(23)	(23)	(14)	(155)
Taxation	9,352	8,307	454	1,202	(111)	(500)
Income applicable to minority interests	353

Income from continuing operations	12,042	8,590	2,270	2,821	(209)	(1,077)
Income from discontinued operations, net of tax(a)	25	78	19	39	—	(98)
Cumulative effect of change in accounting principle, net of tax	255	255

Net income	12,322	8,923	2,289	2,860	(209)	(1,175)

Total assets at December 31	169,737	63,641	19,212	64,725	15,297	6,862
Total liabilities at December 31	(88,215)	(47,866)	(13,277)	(42,549)	(7,888)	23,365
Tangible fixed assets at December 31
Cost	181,685	105,540	6,934	53,556	14,028	1,627
Accumulated depreciation	(94,597)	(56,265)	(985)	(28,784)	(7,851)	(712)
Goodwill at December 31	2,675	—	184	2,455	23	13
Investments in associated companies at December 31	19,371	4,108	4,924	5,965	4,017	357
Capital expenditure and new investments in associated companies	13,235	8,278	1,511	2,405	599	442
Depreciation, depletion and amortisation charge from continuing operations
Impairment	1,288	679	—	262	220	127
Other	10,203	7,048	116	2,455	458	126

(a)	$88 million of income applicable to minority interests is deducted in arriving at income from discontinued operations for the Shell Group in 2004 (2003: $13 million).

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	2002

	Total	Exploration	Gas &	Oil		Corporate
	Shell Group	& Production	Power	Products	Chemicals	and Other

	$ million
Sales
third parties	163,453	11,640	4,254	132,681	14,125	753
inter-segment		14,680	620	3,080	1,082	17

Net proceeds		26,320	4,874	135,761	15,207	770

Operating profit/(loss)
Shell Group companies	15,056	11,976	89	3,009	438	(456)
Shell Group share of associated companies	2,792	1,316	729	554	213	(20)

	17,848	13,292	818	3,563	651	(476)

Interest and other income	782	98	118	10	3	553
Interest expense	1,291					1,291
Currency exchange gains/(losses)	(25)	(25)	6	(67)	(16)	77
Taxation	7,655	6,724	195	1,021	73	(358)
Income applicable to minority interests	175

Income from continuing operations	9,484	6,641	747	2,485	565	(779)
Income from discontinued operations, net of tax	187	85	27	142	—	(67)

Net income	9,671	6,726	774	2,627	565	(846)

Total assets at December 31	153,291	56,988	16,057	60,549	14,172	5,525
Total liabilities at December 31 (a)	(83,672)	(45,191)	(12,223)	(41,826)	(7,903)	23,471
Tangible fixed assets at December 31
Cost	157,499	93,333	2,843	47,689	12,010	1,624
Accumulated depreciation	(79,136)	(47,076)	(763)	(23,926)	(6,711)	(660)
Goodwill at December 31	2,324	—	184	1,989	22	129
Investments in associated companies at December 31	17,945	3,591	4,679	5,344	4,154	177
Capital expenditure, acquisitions and new investments in associated companies	23,651	13,154	953	7,968	998	578
Depreciation, depletion and amortisation charge from continuing operations
Impairment	188	33	4	102	29	20
Other	8,340	5,603	112	2,160	372	93

(a)	Deferred taxation as at December 31, 2002 is included on a net liability basis, rather than as separate deferred taxation assets and liabilities as in 2004 and 2003.
      As a consequence of the separate reporting of income from discontinued operations (see Note 3), information for comparative periods has been reclassified where necessary.

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

25	Oil and gas exploration and production activities

(a) Capitalised costs
      The aggregate amount of tangible fixed assets of Shell Group companies relating to oil and gas exploration and production activities and the aggregate amount of the related depreciation, depletion and amortisation at December 31 are shown in the table below:

	2004		2003		2002

	$ million
Cost
Proved properties	104,479	(a)	94,069	(a)	83,964
Unproved properties	4,281		5,400		4,768
Support equipment and facilities	3,266		3,128		2,352

	112,026		102,597		91,084

Depreciation
Proved properties	60,101	(a)	53,867	(a)	45,525
Unproved properties	1,437		824		325
Support equipment and facilities	1,582		1,443		1,224

	63,120		56,134		47,074

Net capitalised costs	48,906		46,463		44,010

Oil sands: net capitalised costs	3,087		2,811		2,246

(a)	Includes capitalised asset retirement costs.
      The Shell Group share of associated companies’ net capitalised costs was $3,958 million at December 31, 2004 (2003: $3,772 million; 2002: $3,173 million).

(b) Costs incurred
      Costs incurred by Shell Group companies during the year in oil and gas property acquisition, exploration and development activities, whether capitalised or charged to income currently, are shown in the table overleaf. Development costs exclude costs of acquiring support equipment and facilities, but include depreciation thereon.

	2004

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS(a)	USA	Other	Total

	$ million
Acquisition of properties
Proved	—	—	—	192	17	(1)	208
Unproved	(3)	46	(3)	7	19	44	110
Exploration	152	196	141	127	418	214	1,248
Development(b)
Excluding oil sands	2,404	1,831	363	2,645	867	362	8,472
Oil sands						132	132

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	2003

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS(a)	USA	Other	Total

	$ million
Acquisition of properties
Proved	6	8	177	194	—	—	385
Unproved	—	209	3	273	17	8	510
Exploration	187	163	139	273	342	155	1,259
Development(b)
Excluding oil sands	2,776	1,660	311	1,251	1,599	588	8,185
Oil sands						88	88

	2002

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS	USA	Other	Total

	$ million
Acquisition of properties
Proved	3,776	—	—	122	565	801	5,264
Unproved	1,693	53	—	3	368	412	2,529
Exploration	217	279	115	170	328	182	1,291
Development
Excluding oil sands	1,605	1,370	442	685	1,465	407	5,974
Oil sands						931	931

(a)	These amounts do not include Sakhalin II project costs in 2004 of $869 million (2003: $384 million) reported in the Gas & Power segment.

(b)	Includes capitalised asset retirement costs.
      The Shell Group share of associated companies’ cost incurred was $415 million in 2004 (2003: $417 million; 2002: $551 million).

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

(c) Earnings
      Earnings of Shell Group companies from exploration and production activities are given in the table below. For the purpose of this note, certain purchases of traded product are netted into sales.

	2004

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS	USA	Other	Total

	$ million
Sales:
Third parties	5,856	137	1,045	1,806	2,092	1,277	12,213
Intra-group	7,223	5,616	1,517	4,616	4,755	1,187	24,914

Net proceeds	13,079	5,753	2,562	6,422	6,847	2,464	37,127

Production costs(a)	1,895	1,548	537	1,687	779	518	6,964
Exploration expense	201	157	139	101	364	209	1,171
Depreciation, depletion and amortisation	3,764	700	566	799	1,622	811	8,262
Other income/(costs)	(1,308)	(353)	280	(517)	(340)	(334)	(2,572)

Earnings before taxation	5,911	2,995	1,600	3,318	3,742	592	18,158
Taxation	3,559	2,448	350	2,795	1,298	186	10,636

Earnings from continuing operations	2,352	547	1,250	523	2,444	406	7,522
Earnings from discontinued operations, net of tax	—	144	109	105	—	—	358

Earnings from operations	2,352	691	1,359	628	2,444	406	7,880

Earnings from oil sands						290	290

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

	2003

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS	USA	Other	Total

	$ million
Sales:
Third parties	5,386	129	808	1,640	1,903	1,115	10,981
Intra-group	5,873	3,888	1,179	3,713	4,480	713	19,846

Net proceeds	11,259	4,017	1,987	5,353	6,383	1,828	30,827

Production costs(a)	1,886	1,087	419	1,408	603	366	5,769
Exploration expense	229	235	112	121	275	144	1,116
Depreciation, depletion and amortisation	3,723	462	539	585	1,667	681	7,657
Other income/(costs)	(512)	(187)	238	(443)	30	(240)	(1,114)

Earnings before taxation	4,909	2,046	1,155	2,796	3,868	397	15,171
Taxation	1,686	1,437	217	2,239	1,497	204	7,280

Earnings from continuing operations	3,223	609	938	557	2,371	193	7,891
Earnings from discontinued operations, net of tax	—	(16)	68	26	—	—	78

Earnings from operations	3,223	593	1,006	583	2,371	193	7,969

Earnings from oil sands						(101)	(101)

	2002

					Western
	Eastern Hemisphere				Hemisphere

				Middle East,
			Asia	Russia,
	Europe	Africa	Pacific	CIS	USA	Other	Total

	$ million
Sales:
Third parties	5,472	73	763	1,772	1,997	892	10,969
Intra-group	4,572	2,538	1,186	3,087	2,863	433	14,679

Net proceeds	10,044	2,611	1,949	4,859	4,860	1,325	25,648

Production costs(a)	1,826	754	420	1,275	589	298	5,162
Exploration expense	177	204	58	81	249	208	977
Depreciation, depletion and amortisation	2,469	458	572	777	1,461	265	6,002
Other income/(costs)	(428)	(97)	160	(654)	(221)	(219)	(1,459)

Earnings before taxation	5,144	1,098	1,059	2,072	2,340	335	12,048
Taxation	2,340	789	294	1,638	791	93	5,945

Earnings from continuing operations	2,804	309	765	434	1,549	242	6,103
Earnings from discontinued operations, net of tax	—	(15)	70	30	—	—	85

Earnings from operations	2,804	294	835	464	1,549	242	6,188

Earnings from oil sands						(3)	(3)

(a)	Includes certain royalties paid in cash amounting to $2,019 million in 2004 (2003: $1,700 million; 2002: $1,449 million).

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
      The Shell Group share of associated companies’ earnings was $1,145 million in 2004 (2003: $800 million; 2002: $541 million) mainly in the USA $603 million (2003: $424 million; 2002: $330 million) and Asia Pacific $522 million (2003: $353 million; 2002: $170 million).

26	Auditors’ remuneration

Remuneration of KPMG and PricewaterhouseCoopers	2004	2003	2002

	$ million
Audit fees	42	32	27
Audit-related fees(a)	13	11	17
Tax fees(b)	9	7	6
Fees for all other non-audit services	6	6	12

(a)	Fees for audit-related services such as employee benefit plan audits, due diligence assistance, assurance of non-financial data, operational audits, training services and special investigations.

(b)	Fees for tax compliance, tax advice and tax planning services.

27	Contingencies and litigation
      Contingent liabilities of Shell Group companies arising from guarantees related to commitments of non-combined entities amounted to $2.9 billion at December 31, 2004 (2003: $3.4 billion). An analysis of the guarantees outstanding at December 31, 2004 is given in the following table:

$ billion

In respect of debt	1.7
In respect of customs duties	0.5
Other	0.7

2.9

      The $1.7 billion of guarantees in respect of debt relate to project finance. Guarantees in respect of customs duties mainly relate to a cross guarantee, renewable annually, for amounts payable by industry participants in a western European country.
      Shell Oil Company (including subsidiaries and affiliates, referred to collectively as SOC), along with numerous other defendants, has been sued by public and quasi-public water purveyors, as well as governmental entities, alleging responsibility for groundwater contamination caused by releases of gasoline containing oxygenate additives. Most of these suits assert various theories of liability, including product liability, and seek to recover actual damages, including clean-up costs. Some assert claims for punitive damages. As of December 31, 2004, there were approximately 66 pending suits by such plaintiffs that asserted claims against SOC and many other defendants (including major energy and refining companies). Although a majority of these cases do not specify the amount of monetary damages sought, some include specific damage claims collectively against all defendants. While the aggregate amounts claimed against all defendants for actual and punitive damages in such suits could be material to the financial statements if they were ultimately recovered against SOC alone rather than apportioned among the defendants, management of the Shell Group considers the amounts claimed in these pleadings to be highly speculative and not an appropriate basis on which to determine a reasonable estimate of the amount of the loss that may be ultimately incurred, for the reasons described below.
      The reasons for this determination can be summarised as follows:

•	While the majority of the cases have been consolidated for pre-trial proceedings in the U.S. District Court for the Southern District of New York, there are many cases pending in other jurisdictions throughout the U.S. Most of the cases are at a preliminary stage. In many matters, little discovery has been taken and the

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)

courts have yet to rule upon motions on substantive legal issues. Consequently, management of the Shell Group does not have sufficient information to assess the facts underlying the plaintiffs’ claims; the nature and extent of damages claimed, if any; the reasonableness of any specific claim for money damages; the allocation of potential responsibility among defendants; or the law that may be applicable. Additionally, given the pendency of cases in varying jurisdictions, there may be inconsistencies in the determinations made in these matters.

•	There are significant unresolved legal questions relating to claims asserted in this litigation. For example, it has not been established whether the use of oxygenates mandated by the 1990 amendments to the Clean Air Act can give rise to a products liability based claim. While some trial courts have held that it cannot, other courts have left the question open or declined to dismiss claims brought on a products liability theory. Other examples of unresolved legal questions relate to the applicability of federal preemption, whether a plaintiff may recover damages for alleged levels of contamination significantly below state environmental standards, and whether a plaintiff may recover for an alleged threat to groundwater before detection of contamination.

•	There are also significant unresolved legal questions relating to whether punitive damages are available for products liability claims or, if available, the manner in which they might be determined. For example, some courts have held that for certain types of product liability claims, punitive damages are not available. It is not known whether that rule of law would be applied in some or all of the pending oxygenate additive cases. Where specific claims for damages have been made, punitive damages represent in most cases a majority of the total amounts claimed.

•	There are significant issues relating to the allocation of any liability among the defendants. Virtually all of the oxygenate additives cases involve multiple defendants including most of the major participants in the retail gasoline marketing business in the regions involved in the pending cases. The basis on which any potential liability may be apportioned among the defendants in any particular pending case cannot yet be determined.
      For these reasons, management of the Shell Group is not currently able to estimate a range of reasonably possible losses or minimum loss for this litigation; however, management of the Shell Group does not currently believe that the outcome of the oxygenate-related litigation pending as of December 31, 2004 will have a material impact on the Shell Group’s financial condition, although such resolutions could have a significant effect on periodic results for the period in which they are recognised.
      A $490 million judgment in favour of 466 plaintiffs in a consolidated matter that had once been nine individual cases was rendered in 2002 by a Nicaraguan court jointly against SOC and three other named defendants (not affiliated with SOC), based upon Nicaraguan Special Law 364 for claimed personal injuries resulting from alleged exposure to dibromochloropropane (DBCP) — a pesticide manufactured by SOC prior to 1978. This special law imposes strict liability (in a predetermined amount) on international manufacturers of DBCP. The statute also provides that unless a deposit (calculated as described below) of an amount denominated in Nicaraguan cordobas is made into the Nicaraguan courts, the claims would be submitted to the US courts. In SOC’s case the deposit would have been between $19 million and $20 million (based on an exchange rate between 15 and 16 cordobas per US dollar). SOC chose not to make this deposit. The Nicaraguan courts did not, however, give effect to the provision of Special Law 364 that requires submission of the matter to the US courts. Instead, the Nicaraguan court entered judgment against SOC and the other defendants. Further, SOC was not afforded the opportunity to present any defences in the Nicaraguan court, including that it was not subject to Nicaraguan jurisdiction because it had neither shipped nor sold DBCP to parties in Nicaragua. At this time, SOC has not completed the steps necessary to perfect an appeal in Nicaragua and, as described below, the Nicaraguan claimants have sought to enforce the Nicaraguan judgment against SOC in the U.S. and in Venezuela. SOC does not have any assets in Nicaragua. In 2003, an attempt by the plaintiffs to enforce the Nicaraguan judgment described above in the United States against Shell Chemical Company and purported affiliates of the other named defendants was rejected by the U.S. District Court for the Central District of California, which decision is on

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
appeal before the Ninth Circuit Court of Appeals. Enforcement of the Nicaraguan judgment was rejected because of improper service and attempted enforcement against non-existent entities or entities that were not named in the Nicaraguan judgment. Thereafter, SOC filed a declaratory judgment action seeking ultimate adjudication of the non-enforceability of this Nicaraguan judgment in the U.S. District Court for the Central District of California. This district court denied motions filed by the Nicaraguan claimants to dismiss SOC claims that Nicaragua does not have impartial tribunals, the proceedings violated due process, the relationship between SOC and Nicaragua made the exercise of personal jurisdiction unreasonable, and Special Law 364 is repugnant to U.S. public policy because it violates due process. A finding in favour of SOC on any of these grounds will result in a refusal to recognize and enforce the judgment in the United States. Several requests for Exequatur were filed in 2004 with the Tribunal Suprema de Justicia (the Venezuelan Supreme Court) to enforce Nicaraguan judgments. The petitions imply that judgments can be satisfied with assets of Shell Venezuela, S.A., which was neither a party to the Nicaraguan judgment nor a subsidiary of SOC, against whom the Exequatur was filed. The petitions are pending before the Tribunal Suprema de Justicia but have not been accepted. As of December 31, 2004, five additional Nicaraguan judgments had been entered in the collective amount of approximately $226.5 million in favor of 240 plaintiffs jointly against Shell Chemical Company and three other named defendants (not affiliated with Shell Chemical Company) under facts and circumstances almost identical to those relating to the judgment described above. Additional judgments are anticipated (including a suit seeking more than $3 billion). It is the opinion of management of the Group that the above judgments are unenforceable in a U.S. court, as a matter of law, for the reasons set out in SOC’s declaratory judgment action described above. No financial provisions have been established for these judgments or related claims.
      Since 1984, SOC has been named with others as a defendant in numerous product liability cases, including class actions, involving the failure of residential plumbing systems and municipal water distribution systems constructed with polybutylene plastic pipe. SOC fabricated the resin for this pipe while the co-defendants fabricated the raw materials for the pipe fittings. As a result of two class action settlements in 1995, SOC and the co-defendants agreed on a mechanism to fund until 2009 the settlement of most of the residential plumbing claims in the United States. Financial provisions have been taken by SOC for its settlement funding needs anticipated at this time. Additionally, claims that are not part of these class action settlements or that challenge these settlements continue to be filed primarily involving alleged problems with polybutylene pipe used in municipal water distribution systems. It is the opinion of management of the Shell Group that exposure from this other polybutylene litigation pending as of December 31, 2004, is not material. Management of the Shell Group cannot currently predict when or how all polybutylene matters will be finally resolved.
      In connection with the recategorisation of certain hydrocarbon reserves that occurred in 2004, a number of putative shareholder class actions were filed against Royal Dutch, Shell Transport, Managing Directors of Royal Dutch during the class period, Managing Directors of Shell Transport during the class period and the external auditors for Royal Dutch, Shell Transport and the Royal Dutch/Shell Group. These actions were consolidated in the United States District Court in New Jersey and a consolidated complaint was filed in September 2004. The parties are awaiting a decision with respect to defendants’ motions to dismiss asserting lack of jurisdiction with respect to the claims of non-United States shareholders who purchased on non-United States securities exchanges and failure to state a claim. Merits discovery has not begun. The case is at an early stage and subject to substantial uncertainties concerning the outcome of the material factual and legal issues relating to the litigation, including the pending motions to dismiss on lack of jurisdiction and failure to state a claim. In addition, potential damages, if any, in a fully litigated securities class action would depend on the losses caused by the alleged wrongful conduct that would be demonstrated by individual class members in their purchases and sales of Royal Dutch and Shell Transport Ordinary Shares during the relevant class period. Accordingly, based on the current status of the litigation, management of the Shell Group is unable to estimate a range of possible losses or any minimum loss. Management of the Shell Group will review this determination as the litigation progresses.
      Also in connection with the hydrocarbon reserves recategorisation, putative shareholder class actions were filed on behalf of participants in various Shell Oil Company qualified plans alleging that Royal Dutch, Shell Transport and various current and former officers and directors breached various fiduciary duties to employee

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
participants imposed by the Employee Retirement Income Security Act of 1974 (ERISA). These suits were consolidated in the United States District Court in New Jersey and a consolidated class action complaint was filed in July 2004. Defendants’ motions to dismiss have been fully briefed. Some document discovery has taken place. The case is at an early stage and subject to substantial uncertainties concerning the outcome of the material factual and legal issues relating to the litigation, including the pending motion to dismiss and the legal uncertainties with respect to the methodology for calculating damage, if any, should defendants become subject to an adverse judgment. The Shell Group is in settlement discussions with counsel for plaintiffs, which it hopes will lead to a successful resolution of the case without the need for further litigation. No financial provisions have been taken with respect to the ERISA litigation.
      The reserves recategorisation also led to the filing of shareholder derivative actions in June 2004. The four suits pending in New York state court, New York federal court and New Jersey federal court demand Shell Group management and structural changes and seek unspecified damages from current and former members of the Boards of Directors of Royal Dutch and Shell Transport. The suits are in preliminary stages and no responses are yet due from defendants. Because any money “damages” in the derivative actions would be paid to Royal Dutch and Shell Transport, management of the Shell Group does not believe that the resolution of these suits will have a material adverse effect on the Shell Group’s financial condition or operating results.
      The United States Securities and Exchange Commission (SEC) and UK Financial Services Authority (FSA) issued formal orders of private investigation in relation to the reserves recategorisation which Royal Dutch and Shell Transport resolved by reaching agreements with the SEC and the FSA. In connection with the agreement with the SEC, Royal Dutch and Shell Transport consented, without admitting or denying the SEC’s findings or conclusions, to an administrative order finding that Royal Dutch and Shell Transport violated, and requiring Royal Dutch and Shell Transport to cease and desist from future violations of, the antifraud, reporting, recordkeeping and internal control provisions of the US Federal securities laws and related SEC rules, agreed to pay a $120 million civil penalty and has undertaken to spend an additional $5 million developing a comprehensive internal compliance program. In connection with the agreement with the FSA, Royal Dutch and Shell Transport agreed, without admitting or denying the FSA’s findings or conclusions, to the entry of a Final Notice by the FSA finding that Royal Dutch and Shell Transport breached market abuse provisions of the UK’s Financial Services and Markets Act 2000 and the Listing Rules made under it and agreed to pay a penalty of £17 million. The penalties from the SEC and FSA and the additional amount to develop a comprehensive internal compliance program have been paid by Shell Group companies and fully included in the Income Statement of the Shell Group. The United States Department of Justice has commenced a criminal investigation, and Euronext Amsterdam, the Dutch Authority Financial Markets and the California Department of Corporations are investigating the issues related to the reserves recategorisation. Management of the Shell Group cannot currently predict the manner and timing of the resolution of these pending matters and is currently unable to estimate the range of reasonably possible losses from such matters.
      Shell Group companies are subject to a number of other loss contingencies arising out of litigation and claims brought by governmental and private parties, which are handled in the ordinary course of business.
      The operations and earnings of Shell Group companies continue, from time to time, to be affected to varying degrees by political, legislative, fiscal and regulatory developments, including those relating to the protection of the environment and indigenous people, in the countries in which they operate. The industries in which Shell Group companies are engaged are also subject to physical risks of various types. The nature and frequency of these developments and events, not all of which are covered by insurance, as well as their effect on future operations and earnings, are unpredictable.
28     Financial instruments
      Shell Group companies, in the normal course of business, use various types of financial instruments which expose the Shell Group to market or credit risk. Shell Group companies have procedures and policies in place to limit the amount of credit exposure to any counterparty or market. These procedures and the broad geographical

NOTES TO THE COMBINED FINANCIAL STATEMENTS — (Continued)
spread of Shell Group companies’ activities limit the Shell Group’s exposure to concentrations of credit or market risk.
      Some Shell Group companies enter into derivatives such as interest rate swaps/ forward rate agreements to manage interest rate exposure. The financing of most Operating Companies is structured on a floating-rate basis and, except in special cases, further interest rate risk management is discouraged. Foreign exchange derivatives, such as forward exchange contracts and currency swaps/ options, are used by some Shell Group companies to manage foreign exchange risk. Commodity swaps, options and futures are used to manage price and timing risks mainly involving crude oil, natural gas and oil products.
      The contract/notional amount, together with the estimated fair value (carrying amount) of derivatives held by Shell Group companies at December 31 is as follows:

	2004		2003

	Contract/		Contract/
	notional	Estimated	notional	Estimated
	amount	fair value	amount	fair value

	$ million
Interest rate swaps/forward rate agreements	4,307	70	4,322	121
Forward exchange contracts and currency swaps/options	18,830	53	18,874	165
Commodity swaps, options and futures	101,021	81	65,800	61

	124,158	204	88,996	347

      The contract/national amounts of commodity swaps, options and futures have increased during the year as a consequence of rising crude oil and natural gas prices.
      Other financial instruments in the Balance Sheet include fixed assets: investments – securities, trade receivables, short-term securities, cash and cash equivalents, short and long-term debt, and assets and liabilities in respect of risk management activities. The estimated fair values of these instruments approximate their carrying amounts.

SUPPLEMENTARY INFORMATION — OIL AND GAS (UNAUDITED)
Reserves
      Net quantities (which are unaudited)1 of proved oil and gas reserves are shown in the tables on pages F-53 through F-55. Proved reserves are the estimated quantities of crude oil, natural gas and natural gas liquids which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Proved developed oil and gas reserves are reserves that can be expected to be recovered through existing wells with existing equipment and operating methods. The unaudited reserve volumes reported exclude volumes attributable to oil and gas discoveries which are not at present considered proved. Such volumes will be included when technical, fiscal and other conditions allow them to be economically developed and produced.
      Proved reserves are shown net of any quantities of crude oil or natural gas that are expected to be taken by others as royalties in kind but do not exclude quantities related to royalties expected to be paid in cash (except in North America and in other situations in which the royalty quantities are owned by others) or those related to fixed margin contracts. Proved reserves include certain quantities of crude oil or natural gas which will be produced under arrangements which involve Shell Group companies in upstream risks and rewards but do not transfer title of the product to those companies.
      Oil and gas reserves cannot be measured exactly since estimation of reserves involves subjective judgment. These estimates remain subject to revision and are unaudited supplementary information.

      1 Reserves, reserves volumes and reserves related information and disclosure are referred to as “unaudited” as a means to clarify that this information is not covered by the audit opinion of the registered independent public accounting firms that have audited and reported on the Combined Financial Statements of Royal Dutch Petroleum Company.

Crude oil and natural gas liquids
      Shell Group companies’ estimated net proved reserves of crude oil and natural gas liquids at the end of the year, their share of the net proved reserves of associated companies at the end of the year, and the changes in such reserves during the year are set out below.
Proved developed and undeveloped reserves

	2004							2003							2002

					Western							Western							Western
	Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere

				Middle							Middle							Middle
				East	Americas						East,							East,
			Asia	Russia,						Asia	Russia,						Asia	Russia,
	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total

	million barrels(a)							million barrels							million barrels
Shell Group companies
At January 1	1,199	1,379	303	1,202	547	379	5,009	1,377	1,449	323	1,446	717	470	5,782	1,013	1,308	426	1,677	672	504	5,600
Revisions and reclassifications	(27)	(46)	13	80	(2)	(197)	(179)	88	(102)	21	(204)	(54)	(57)	(308)	99	89	(27)	(26)	77	(42)	170
Improved recovery	6	2	—	4	—	—	12	5	(6)	16	10	8	1	34	13	—	6	47	51	—	117
Extensions and discoveries	5	13	10	68	12	2	110	12	171	—	128	9	2	322	—	173	6	—	33	—	212
Purchases of minerals in place	—	—	—	—	—	—	—	1	—	—	3	—	—	4	507	—	—	—	7	41	555
Sales of minerals in place	(2)	(57)	(35)	—	—	—	(94)	(39)	—	—	—	(23)	—	(62)	(1)	(19)	(19)	(62)	(3)	—	(104)
Production	(212)	(146)	(46)	(172)	(99)	(38)	(713)	(245)	(133)	(57)	(181)	(110)	(37)	(763)	(254)	(102)	(69)	(190)	(120)	(33)	(768)
Transfers to associated companies	—	—	—	(384)	—	—	(384)	—	—	—	—	—	—	—	—	—	—	—	—	—	—

At December 31	969	1,145	245	798	458	146	3,761	1,199	1,379	303	1,202	547	379	5,009	1,377	1,449	323	1,446	717	470	5,782

Shell Group share of associated companies
At January 1	2	—	304	86	413	—	805	2	—	325	118	413	—	858	1	—	307	—	356	—	664
Revisions and reclassifications	—	—	(22)	(13)	18	—	(17)	—	—	1	—	41	—	42	1	—	55	—	65	—	121
Improved recovery	—	—	38	—	—	—	38	—	—	13	—	—	—	13	—	—	4	—	—	—	4
Extensions and discoveries	—	—	—	—	—	—	—	—	—	11	86	—	—	97	—	—	9	—	33	—	42
Purchases of minerals in place	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	121	—	—	121
Sales of minerals in place	—	—	(1)	—	—	—	(1)	—	—	—	(117)	—	—	(117)	—	—	—	(1)	—	—	(1)
Production	—	—	(43)	—	(39)	—	(82)	—	—	(46)	(1)	(41)	—	(88)	—	—	(50)	(2)	(41)	—	(93)
Transfers from Shell Group companies	—	—	—	384	—	—	384	—	—	—	—	—	—	—	—	—	—	—	—	—	—

At December 31	2	—	276	457	392	—	1,127	2	—	304	86	413	—	805	2	—	325	118	413	—	858

Minority Interests’ share of proved reserves of Shell Group companies
At December 31	—	23	1	109	—	14	147	—	24	1	137	—	54	216	—	23	1	126	—	61	211

	million barrels							million barrels							million barrels
Oil sands(e)
Shell Group companies
At January 1						572	572						517	517						594	594
Revisions and reclassifications						72	72						10	10						(77)	(77)
Extensions and discoveries						—	—						60	60						—	—
Production						(29)	(29)						(15)	(15)						—	—

At December 31						615	615						572	572						517	517

Minority Interests’ share of oil sands
At December 31						135	135						126	126						115	115

Proved developed reserves
Shell Group companies
At January 1	962	777	184	864	291	191	3,269	1,063	674	194	1,023	371	191	3,516	750	662	245	1,089	429	212	3,387
At December 31 (f)	755	617	134	475	242	115	2,338	962	777	184	864	291	191	3,269	1,063	674	194	1,023	371	191	3,516

Shell Group share of associated companies
At January 1	1	—	224	1	364	—	590	1	—	206	15	365	—	587	1	—	208	—	330	—	539
At December 31 (f)	1	—	187	360	349	—	897	1	—	224	1	364	—	590	1	—	206	15	365	—	587

(a)	These quantities have not been adjusted to standard heat content.
(b)	Excludes Egypt.
(c)	Excludes Sakhalin.
(d)	Middle East and Former Soviet Union/Commonwealth of Independent States. Includes Caspian region, Egypt and Sakhalin.
(e)	Petroleum reserves from operations that do not qualify as oil and gas producing activities, such as our Athabasca Oil Sands Project, are not included in oil and gas reserves and are not considered in the standardised measure of discounted future cash flows for oil and gas reserves, which is found on page F-55. The petroleum reserves for the Athabasca Oil Sands Project are presented in this report net of royalty volumes.
(f)	After accounting for a transfer of proved developed reserves from Shell Group to associated companies of 360 million barrels at the end of 2004.

Natural gas
      Shell Group companies’ estimated net proved reserves of natural gas at the end of the year, their share of the net proved reserves of associated companies at the end of the year, and the changes in such reserves during the year are set out below. The volumes set out below have not been adjusted to standard heat content, which means that volumes of gas are reported on an “as-sold” basis and are treated as equivalent without regard to the quality of the gas (e.g., with respect to the inert gas content thereof or the various hydrocarbon components). The price used to calculate future revenues and cash flows from proved gas reserves is that realised at year-end based on “as-sold” volumes. As such, the realised price reflects the quality of the gas, both in terms of inert components which reduce gas quality and hydrocarbon components with high molecular weights which enrich the quality of the gas.
Proved developed and undeveloped reserves

	2004							2003							2002

					Western							Western							Western
	Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere

				Middle							Middle							Middle
				East	Americas						East,							East,
			Asia	Russia,						Asia	Russia,						Asia	Russia,
	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total

	thousand million standard cubic feet(a)
Shell Group companies
At January 1	19,876	2,743	7,352	3,628	3,143	1,628	38,370	21,284	1,692	7,862	1,118	3,842	1,959	37,757	22,022	1,780	9,031	1,777	3,663	2,257	40,530
Revisions and reclassifications	(270)	(74)	125	138	(100)	(45)	(226)	(435)	(688)	8	(22)	(70)	(181)	(1,388)	(110)	1	(680)	(282)	162	(123)	(1,032)
Improved recovery	9	—	—	—	—	4	13	4	506	17	—	10	30	567	6	—	150	—	20	—	176
Extensions and discoveries	217	—	171	2,128	257	192	2,965	459	1,361	6	2,790	305	34	4,955	29	—	126	—	410	9	574
Purchases of minerals in place	—	—	—	—	9	—	9	6	—	—	—	—	—	6	673	—	—	—	208	12	893
Sales of minerals in place	(48)	—	(310)	(258)	—	(37)	(653)	(139)	—	—	—	(389)	(17)	(545)	(5)	—	(212)	—	(10)	—	(227)
Production	(1,345)	(137)	(535)	(253)	(486)	(197)	(2,953)	(1,303)	(128)	(541)	(258)	(555)	(197)	(2,982)	(1,331)	(89)	(553)	(377)	(611)	(196)	(3,157)

At December 31	18,439	2,532	6,803	5,383	2,823	1,545	37,525	19,876	2,743	7,352	3,628	3,143	1,628	38,370	21,284	1,692	7,862	1,118	3,842	1,959	37,757

Shell Group share of associated companies
At January 1	39	—	3,122	—	27	—	3,188	44	—	3,243	—	21	—	3,308	48	—	2,943	—	15	—	3,006
Revisions and reclassifications	—	—	120	—	(8)	—	112	—	—	106	—	9	—	115	1	—	434	—	7	—	442
Improved recovery	—	—	45	—	—	—	45	1	—	11	—	—	—	12	—	—	8	—	—	—	8
Extensions and discoveries	5	—	1	—	—	—	6	1	—	—	—	—	—	1	3	—	80	—	1	—	84
Purchases of minerals in place	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Sales of minerals in place	—	—	(55)	—	—	—	(55)	—	—	—	—	—	—	—	—	—	—	—	—	—	—
Production	(7)	—	(246)	—	(2)	—	(255)	(7)	—	(238)	—	(3)	—	(248)	(8)	—	(222)	—	(2)	—	(232)

At December 31	37	—	2,987	—	17	—	3,041	39	—	3,122	—	27	—	3,188	44	—	3,243	—	21	—	3,308

Minority Interests’ share of proved reserves of Shell Group companies
At December 31	209	—	56	2,231	—	274	2,770	—	—	63	1,285	—	300	1,648	—	—	61	59	—	342	462

Proved developed reserves
Shell Group companies
At January 1	11,477	886	3,128	446	1,754	1,297	18,988	11,472	735	3,405	574	2,311	1,464	19,961	11,880	668	3,635	1,097	2,363	1,754	21,397
At December 31	12,961	919	2,702	166	1,875	1,080	19,703	11,477	886	3,128	446	1,754	1,297	18,988	11,472	735	3,405	574	2,311	1,464	19,961

Shell Group share of associated companies
At January 1	34	—	1,825	—	22	—	1,881	38	—	1,776	—	17	—	1,831	41	—	1,759	—	11	—	1,811
At December 31	28	—	1,606	—	15	—	1,649	34	—	1,825	—	22	—	1,881	38	—	1,776	—	17	—	1,831

(a)	These quantities have not been adjusted to standard heat content.
(b)	Excludes Egypt.
(c)	Excludes Sakhalin.
(d)	Middle East and Former Soviet Union/Commonwealth of Independent States. Includes Caspian region, Egypt and Sakhalin.

Standardised measure of discounted future cash flows
      United States accounting principles require the disclosure of a standardised measure of discounted future cash flows, relating to proved oil and gas reserve quantities and based on prices and costs at the end of each year, currently enacted tax rates and a 10% annual discount factor. The information so calculated does not provide a reliable measure of future cash flows from proved reserves, nor does it permit a realistic comparison to be made of one entity with another because the assumptions used cannot reflect the varying circumstances within each entity. In addition a substantial but unknown proportion of future real cash flows from oil and gas production activities is expected to derive from reserves which have already been discovered, but which cannot yet be regarded as proved.

	2004							2003							2002

					Western							Western							Western
	Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere			Eastern Hemisphere				Hemisphere

				Middle							Middle							Middle
				East,							East,							East,
			Asia	Russia,						Asia	Russia,						Asia	Russia,
	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total	Europe	Africa(b)	Pacific(c)	CIS(d)	USA	Other	Total

	$ million
Shell Group companies
Future cash inflows	107,956	47,326	26,461	51,565	33,525	12,578	279,411	108,836	36,965	21,695	42,627	31,203	14,710	256,036	98,126	36,427	22,243	36,513	32,541	16,280	242,130
Future production costs	29,641	13,354	4,882	10,020	5,354	3,600	66,851	20,241	6,347	4,365	7,579	4,949	4,156	47,637	18,721	5,034	3,563	5,174	4,841	3,673	41,006
Future development costs	11,778	4,928	3,669	10,216	1,841	834	33,266	6,541	4,661	2,528	9,679	3,085	1,315	27,809	4,783	4,670	2,397	2,844	3,201	1,532	19,427
Future tax expenses	34,635	16,831	6,147	14,031	9,860	2,074	83,578	39,605	16,396	4,076	15,309	8,467	2,469	86,322	32,125	18,690	4,538	17,443	9,103	3,447	85,346

Future net cash flows	31,902	12,213	11,763	17,298	16,470	6,070	95,716	42,449	9,561	10,726	10,060	14,702	6,770	94,268	42,497	8,033	11,745	11,052	15,396	7,628	96,351
Effect of discounting cash flows at 10%	14,925	4,037	5,270	11,375	5,803	2,007	43,417	21,126	4,210	4,590	8,491	5,170	2,509	46,096	19,511	3,601	5,343	4,166	5,427	3,143	41,191

Standardised measure of discounted future net cash flows	16,977	8,176	6,493	5,923	10,667	4,063	52,299	21,323	5,351	6,136	1,569	9,532	4,261	48,172	22,986	4,432	6,402	6,886	9,969	4,485	55,160

Shell Group share of associated companies							5,527							5,501							5,600

Minority interests	285	180	36	1,078	—	548	2,128	–	136	30	(1,186)	—	547	(473)	—	123	22	753	—	468	1,366

Change in standardised measure of Shell Group companies discounted future net cash flows relating to proved Oil and Gas Reserves(a)

	2004	2003	2002

	$ million
At January 1	48,172	55,160	37,910
Net changes in prices and production costs	23,524	12,178	34,592
Extensions, discoveries and improved recovery	6,223	9,255	5,177
Purchases and sales of minerals in place	(564)	(2,558)	7,319
Revisions of previous reserve estimates	(385)	(4,103)	375
Development cost related to future production	(6,829)	(14,291)	(6,168)
Sales and transfers of oil and gas, net of production costs(e)	(27,530)	(24,892)	(20,387)
Development cost incurred during the year	9,386	8,205	6,503
Accretion of discount	7,947	9,051	6,053
Net change in income tax	(7,645)	167	(16,214)

At December 31	52,299	48,172	55,160

(a)	The weighted average year-end spot oil price in 2004 was $37.61/bbl ($26.52/bbl in 2003, $24.49/bbl in 2002) and the weighted average year-end spot gas price in 2004 was $21.27/boe ($18.03/boe in 2003, $15.75/boe in 2002).

(b)	Excludes Egypt.

(c)	Excludes Sakhalin.

(d)	Middle East and Former Soviet Union / Commonwealth of Independent States. Includes Caspian region, Egypt and Sakhalin.

(e)	Includes a transfer of proved developed reserves from Shell Group to associated companies of 360 million barrels in 2004 ($260 million).

Additional information concerning proved reserves
      Proved reserves can be either developed or undeveloped. Shell Group proved reserves at December 31, 2004 were divided into 58% developed and 42% undeveloped on a barrel of oil equivalent basis.
      Proved reserves are recognised under various forms of contractual agreements. Shell Group proved reserves volumes present in agreements such as Production Sharing Contracts or other forms of economic entitlement contracts where Shell Group share of reserves can vary with actual year-end price are approximately 859 million barrels of crude oil and natural gas liquids and 9,720 thousand million standard cubic feet of gas.

SUPPLEMENTARY INFORMATION — DERIVATIVES AND OTHER FINANCIAL INSTRUMENTS AND DERIVATIVE COMMODITY INSTRUMENTS
      The following information is provided in accordance with the Securities and Exchange Commission rules issued in 1997. The contract/ notional amounts of the derivative instruments outstanding give an indication of the extent of the use of these instruments but not of the exposure to credit or market risk. Variable interest rates stated are spot rates applying as at December 31. Amounts denominated in non-US dollar currencies have been translated using spot exchange rates at December 31. Associated companies’ data are excluded.

Debt securities held for trading purposes
      There were no debt securities held for trading purposes by Shell Group companies at December 31, 2004, or at December 31, 2003.

Debt securities held for purposes other than trading
      The following two tables give details of debt securities held for purposes other than trading by Shell Group companies at December 31, 2004 and 2003 respectively, at estimated fair value, by year of maturity.

						2010
	2005	2006	2007	2008	2009	and after	Total

	$ million
2004
Fixed rate US dollar debt securities	1,090	29	100	105	162	95	1,581
average Interest rate	2.5%	7.1%	7.2%	5.7%	5.5%	6.5%
Variable rate US dollar debt securities	1	—	—	—	—	—	1
average Interest rate	1.4%	—	—	—	—	—
Fixed rate euro debt securities	255	47	45	—	17	119	483
average Interest rate	2.2%	5.9%	5.5%	—	4.0%	4.8%
Fixed rate UK pound debt securities	5	—	—	6	—	17	28
average Interest rate	8.5%	—	—	5.0%	—	7.5%
Variable rate UK pound debt securities	24	—	—	—	—	—	24
average Interest rate	4.8%	—	—	—	—	—
Fixed rate Canadian dollar debt securities	106	—	—	—	—	10	116
average Interest rate	2.5%	—	—	—	—	8.1%
Other fixed rate debt securities	1	—	—	—	—	14	15
average Interest rate	4.9%	—	—	—	—	5.8%
Other variable rate debt securities	37	—	—	—	—	—	37
average Interest rate	4.6%	—	—	—	—	—

Total	1,519	76	145	111	179	255	2,285

						2009
	2004	2005	2006	2007	2008	and after	Total

	$ million
2003
Fixed rate US dollar debt securities	9	54	23	230	75	131	522
average Interest rate	0.7%	5.8%	7.1%	5.6%	3.3%	6.2%
Variable rate US dollar debt securities	9	—	—	—	—	—	9
Average Interest rate	1.4%	—	—	—	—	—
Fixed rate euro debt securities	5	—	48	42	—	109	204
average Interest rate	1.9%	—	6.1%	5.3%	—	5.7%
Fixed rate UK pound debt securities	—	8	—	—	10	5	23
average Interest rate	—	8.5%	—	—	5.7%	7.0%
Fixed rate Canadian dollar debt securities	39	—	—	—	—	8	47
average Interest rate	2.7%	—	—	—	—	9.6%
Fixed rate Swedish krone debt securities	—	—	—	—	—	6	6
average Interest rate	—	—	—	—	—	6.8%
Fixed rate Danish krone debt securities	—	—	—	—	—	7	7
average Interest rate	—	—	—	—	—	5.0%
Other fixed rate debt securities	2	—	—	—	—	—	2
average Interest rate	9.0%	—	—	—	—	—
Other variable rate debt securities	48	—	—	—	—	—	48
average Interest rate	5.6%	—	—	—	—	—

Total	112	62	71	272	85	266	868

Equity securities held for purposes other than trading
      At December 31, 2004, Shell Group companies held equity securities for purposes other than trading amounting to $5,017 million (2003: $4,982 million). These principally comprised shares of Royal Dutch and Shell Transport, amounting to $4,187 million (2003: $3,428 million), that are held in connection with share option plans and other incentives compensation plans and a portfolio amounting to $831 million required to be held long-term by the Shell Group insurance companies as security for their insurance activities. The portfolio tracks the Morgan Stanley World Index and therefore is spread over 20 of the major stock markets according to respective market capitalisation, including 55% in the USA, 11% in the UK, 9% in Japan, 4% in France, 3% in Switzerland, 3% in Canada and 3% in Germany.

Debt
      The following two tables give details of debt owed by Shell Group companies at December 31, 2004 and 2003 respectively, by year of maturity. Estimated fair value approximates carrying amount.

						2010
	2005	2006	2007	2008	2009	and after	Total

	$ million
2004
Fixed rate US dollar debt	4,200	676	1,115	85	91	2,073	8,240
average interest rate	2.9%	3.7%	5.2%	8.1%	8.2%	8.3%
Variable rate US dollar debt	339	260	19	9	9	309	945
average interest rate	7.5%	1.8%	3.6%	3.6%	3.7%	5.8%
Fixed rate European debt	294	723	1,322	419	1	2	2,761
average interest rate	2.6%	4.2%	3.4%	3.3%	4.2%	4.5%
Variable rate European debt	20	1	1	1	—	—	23
average interest rate	5.4%	2.9%	3.0%	3.0%	5.0%	5.0%
Other fixed rate debt	201	14	17	16	16	559	823
average interest rate	3.6%	6.6%	5.6%	6.9%	6.9%	7.3%
Other variable rate debt	655	210	—	—	—	—	865
average interest rate	7.3%	2.8%	—	—	—	—

Total	5,709	1,884	2,474	530	117	2,943	13,657

						2009
	2004	2005	2006	2007	2008	and after	Total

	$ million
2003
Fixed rate US dollar debt	5,766	804	613	1,073	152	2,709	11,117
average interest rate	1.2%	4.8%	3.2%	5.0%	5.5%	7.9%
Variable rate US dollar debt	1,654	144	169	17	9	316	2,309
average interest rate	3.9%	2.2%	2.1%	3.3%	4.2%	6.1%
Fixed rate European debt	733	4	666	946	377	4	2,730
average interest rate	8.6%	3.6%	4.2%	3.3%	3.5%	3.7%
Variable rate European debt	1,173	2	3	3	1	—	1,182
average interest rate	2.3%	4.3%	4.1%	4.1%	4.6%	5.3%
Other fixed rate debt	203	3	33	1	—	180	420
average interest rate	5.0%	4.2%	10.5%	5.5%	5.5%	7.5%
Other variable rate debt	931	255	42	27	22	17	1,294
average interest rate	6.8%	5.3%	4.0%	4.8%	4.8%	4.8%

Total	10,460	1,212	1,526	2,067	561	3,226	19,052

      Fixed rate European currency debt expected to mature in 2005 includes $268 million of UK pound debt (with an average interest rate of 2.8%). The fixed rate European currency debt expected to mature in 2006 is mainly UK pound debt with an average interest rate of 4.3%. Fixed rate European currency debt expected to mature in 2007 includes $1,025 million of Euro debt with an average interest rate of 3.5% and $297 million of UK pound debt with an average interest rate of 3.3%. The fixed rate European currency debt expected to mature in 2008 is Euro debt with an average interest rate of 3.3%. The fixed rate European currency debt due to mature after 2010 is Euro debt with an average interest rate of 4.4%.

      Other fixed rate debt expected to mature in 2005 includes $101 million of Argentine peso debt at an average interest rate of 3.3%. Other fixed rate debt due to mature after 2010 is mainly comprised of $154 million of Malaysian Ringgit debt (at an average interest rate of 8.0%) and $391 million of Canadian Dollar debt (at an average interest rate of 6.9%).
      Other variable rate debt expected to mature in 2005 includes $205 million of Philippine peso debt with an average interest rate of 8.6% and $116 million of Canadian dollar debt at an average interest rate of 2.5%. Other variable rate debt expected to mature in 2006 includes $191 million of Canadian dollar debt at an average interest rate 2.5%.

Interest rate swaps/forward rate agreements
      The following two tables give details of interest rate swaps/ forward rate agreements held by Shell Group companies at December 31, 2004 and 2003 respectively, by expected year of maturity. These are held for purposes other than trading. The variable interest rate component of contracts is generally linked to inter-bank offer rates.

					2009	Total contract/	Estimated
	2005	2006	2007	2008	and after	notional amount	fair value

	$ million
2004
US dollar
Fixed to Variable: contract/notional amount	801	600	1,000	300	—	2,701	72
average pay rate	1.7%	1.3%	1.4%	1.4%	—
average receive rate	5.1%	3.1%	5.0	3.3%	—
Variable to Fixed: contract/notional amount	264	—	122	88	—	474	(17)
average pay rate	2.8%	—	7.2%	6.2%	—
average receive rate	3.3%	—	4.4%	7.3%	—

UK pound
Fixed to Variable: contract/notional amount	—	723	—	—	—	723	8
average pay rate	—	4.5%	—	—	—
average receive rate	—	4.3%	—	—	—

Euro
Fixed to Variable: contract/notional amount	—	—	—	409	—	409	7
average pay rate	—	—	—	2.0%	—
average receive rate	—	—	—	3.3%	—

Total	1,065	1,323	1,122	797	—	4,307	70

					2008	Total contract/	Estimated
	2004	2005	2006	2007	and after	notional amount	fair value

	$ million
2003
US dollar
Fixed to Variable: contract/notional amount	—	1,801	600	—	400	2,801	140
average pay rate	—	1.3%	1.1%	—	0.9%
average receive rate	—	5.0%	3.1%	—	3.2%
Variable to Fixed: contract/notional amount	—	264	—	122	88	474	(25)
average pay rate	—	2.8%	—	7.2%	6.8%
average receive rate	—	3.2%	—	4.2%	7.3%

UK pound
Fixed to Variable: contract/notional amount	—	—	669	—	—	669	11
average pay rate	—	—	3.6%	—	—
average receive rate	—	—	4.3%	—	—

Euro
Fixed to Variable: contract/notional amount	—	—	—	—	378	378	(5)
average pay rate	—	—	—	—	2.1%
average receive rate	—	—	—	—	3.3%

Total	—	2,065	1,269	122	866	4,322	121

Foreign exchange contracts
      The following two tables give details of forward exchange contracts held by Shell Group companies at December 31, 2004 and 2003 respectively. These are held for purposes other than trading. Contract categories with a contract/notional amount exceeding $100 million and/or an estimated fair value exceeding $10 million (gain or loss) are listed separately.

	Average contractual	Contract/notional	Estimated
	exchange rate	amount	fair value

		$ million
2004 (all contracts mature in 2005)
Buy euro/sell US dollar	1.34	3,919	81
Buy US dollar/sell euro	0.74	2,124	(19)
Buy euro/sell UK pound	0.70	1,836	35
Buy UK pound/sell US dollar	1.89	1,376	25
Buy US dollar/sell Australian dollar	1.30	1,024	(9)
Buy US dollar/sell Norwegian krone	6.26	741	(27)
Buy Singapore dollar/sell US dollar	0.61	401	2
Buy New Zealand dollar/sell US dollar	0.71	335	2
Buy Canadian dollar/sell US dollar	0.79	208	11
Buy Norwegian krone/sell US dollar	0.16	202	1
Buy US dollar/sell Philippine peso	56.19	172	—
Buy US dollar/sell Swedish krone	6.61	141	—
Buy euro/sell Polish zloty	4.10	134	—
Buy US dollar/sell Hong Kong dollar	7.77	131	—
Other contracts		1,176	(7)

Total		13,920	95

	Average contractual	Contract/notional	Estimated
	exchange rate	amount	fair value

		$ million
2003 (all contracts mature in 2004)
Buy US dollar/sell UK pound	0.59	2,255	(118)
Buy US dollar/sell euro	0.80	1,897	(26)
Buy euro/sell US dollar	1.18	2,742	177
Buy UK pound/sell US dollar	1.73	1,017	3
Buy euro/sell UK pound	0.69	824	24
Buy US dollar/sell Australian dollar	1.36	422	(7)
Buy Swiss franc/sell US dollar	0.77	431	24
Buy US dollar/sell Norwegian krone	6.67	672	(18)
Buy Singapore dollar/sell US dollar	0.58	381	2
Buy US dollar/sell Danish krone	5.88	239	(3)
Buy US dollar/sell Swedish krone	7.14	429	(3)
Buy Swedish krona/sell US dollar	0.14	217	1
Buy euro/sell Norwegian krone	8.33	127	5
Buy US dollar/sell Philippine peso	55.87	118	—
Other contracts		1,074	25

Total		12,845	86

Currency swaps/options
      The following two tables give details of currency swaps contracts held by Shell Group companies at December 31, 2004 and 2003 respectively, by expected year of maturity. These are held for purposes other than trading. Contract categories with a contract/notional amount exceeding $100 million and/or an estimated fair value exceeding $10 million (gain or loss) are listed separately.

	Average
	contractual						2010	Total contract/	Estimated
	exchange rate	2005	2006	2007	2008	2009	and after	notional amount	fair value

		$ million
2004
Buy UK pound/sell euro	1.54	—	—	924	410	—	—	1,334	139
Buy US dollar/sell Canadian dollar	1.40	867	606	441	296	132	—	2,342	(175)
Buy Canadian dollar/sell US dollar	0.69	283	85	59	33	3	—	463	35
Buy US dollar/sell Brazilian real	2.85	101	5	89	61	—	—	256	(60)
Buy UK pound/sell US dollar	1.74	37	31	24	18	14	213	337	26
Buy US dollar/sell Thai baht	39.94	142	—	—	—	—	—	142	(3)
Other contracts	—	36	—	—	—	—	—	36	(4)

Total		1,466	727	1,537	818	149	213	4,910	(42)

	Average
	contractual						2009	Total contract/	Estimated
	exchange rate	2004	2005	2006	2007	2008	and after	notional amount	fair value

		$ million
2003
Buy UK pound/sell euro	1.54	338	—	—	855	378	—	1,571	173
Buy US dollar/sell Canadian dollar	1.31	1,136	640	358	209	96	—	2,439	(126)
Buy US dollar/sell euro	1.09	461	—	—	—	—	—	461	171
Buy Australian dollar/sell US dollar	1.67	472	—	—	—	—	—	472	(130)
Buy Canadian dollar/sell US dollar	0.67	324	91	56	46	17	—	534	34
Buy US dollar/sell Brazilian real	2.82	121	47	—	71	—	15	254	(39)
Buy UK pound/sell US dollar	1.74	14	18	5	—	—	144	181	1
Other contracts		98	18	1	—	—	—	117	(5)

Total		2,964	814	420	1,181	491	159	6,029	79

Commodity derivatives
      The tables on this and following pages give details of commodity swaps, options and futures contracts held by Shell Group companies at December 31, 2004 and 2003 respectively, by expected year of maturity. Variable prices are linked to indexed or dated commodities.
      The increases in fair values of commodity swaps, options and futures between 2003 and 2004 are primarily caused by underlying increases of commodity prices driven by an increase of crude oil prices in 2004.

Commodity swaps held for trading purposes

						2010 and	Total contract/	Estimated
	2005	2006	2007	2008	2009	after	notional amount	fair value

	$ million
2004
Crude oil swaps
(a) Variable price to variable price contracts:
contract/notional amount ($ millions)	1,776	30	—	—	—	—	1,806	(8)
Volume (million barrels “m bbl”)	42	1	—	—	—	—
average pay	42.3	41.6	—	—	—	—
average receive	42.1	41.5	—	—	—	—

(b) Buy fixed price/sell variable price contracts:
contract/notional amount ($ millions)	1,843	397	49	13	—	—	2,302	390
Volume (million barrels “m bbl”)	54	13	2	*	—	—
average pay	34.3	31.5	32.6	36.4	—	—
average receive	39.6	39.3	38.0	37.9	—	—

(c) Buy variable price/sell fixed price contracts:
contract/notional amount ($ millions)	2,304	286	38	10	—	—	2,638	(350)
Volume (million barrels “m bbl”)	64	9	1	*	—	—
average pay	40.3	38.7	37.8	37.9	—	—
average receive	36.1	30.7	32.9	36.3	—	—

Crude oil basis swaps
(a) Buy variable/sell variable price contracts
contract/notional amount ($ millions)	53	—	—	—	—	—	53	(8)
Volume (million barrels “m bbl”)	34	—	—	—	—	—
average pay	3.9	—	—	—	—	—
average receive	1.8	—	—	—	—	—

(b) Sell variable/buy variable price contracts
contract/notional amount ($ millions)	2	—	—	—	—	—	2	—
Volume (million barrels “m bbl”)	*	—	—	—	—	—
average pay	4.0	—	—	—	—	—
average receive	4.5	—	—	—	—	—

Crude oil freight swaps
(a) Buy fixed price/sell variable price contracts
contract/notional amount ($ millions)	53	—	—	—	—	—	53	(7)
Volume (million barrels “m bbl”)	29	—	—	—	—	—
average pay	1.9	—	—	—	—	—
average receive	1.7	—	—	—	—	—

						2010 and	Total contract/	Estimated
	2005	2006	2007	2008	2009	after	notional amount	fair value

	$ million
(b) Buy variable price/sell fixed price contracts
contract/notional amount ($ millions)	63	—	—	—	—	—	63	1
Volume (million barrels “m bbl”)	47	—	—	—	—	—
average pay	1.3	—	—	—	—	—
average receive	1.4	—	—	—	—	—

Oil products swaps
(a) Buy fixed price/sell variable price contracts
contract/notional amount ($ millions)	3,055	106	—	—	—	—	3,161	(111)
Volume (million barrels “m bbl”)	117	3	—	—	—	—
average pay	26.0	39.4	—	—	—	—
average receive	25.1	40.3	—	—	—	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ millions)	3,193	158	—	—	—	11	3,362	95
Volume (million barrels “m bbl”)	121	4	—	—	—	*
average pay	25.5	39.6	—	—	—	41.3
average receive	26.3	37.5	—	—	—	38.4

(c) Buy variable/sell variable price contracts
contract/notional amount ($ millions)	810	15	—	—	—	—	825	1
Volume (million barrels “m bbl”)	16	*	—	—	—	—
average pay	49.3	48.5	—	—	—	—
average receive	49.4	48.6	—	—	—	—

Oil products basis swaps
(a) Buy variable/sell variable price contracts
contract/notional amount ($ millions)	1,020	30	—	—	—	—	1,050	(8)
Volume (million barrels “m bbl”)	170	4	—	—	—	—
average pay	5.8	8.5	—	—	—	—
average receive	5.7	8.6	—	—	—	—

(b) Sell variable/buy variable price contracts
contract/notional amount ($ millions)	137	—	—	—	—	—	137	23
Volume (million barrels “m bbl”)	18	—	—	—	—	—
average pay	7.5	—	—	—	—	—
average receive	8.7	—	—	—	—	—

Electricity swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ millions)	3,268	1,296	341	25	2	—	4,932	(2)
Volume (thousand megawatt hours)	57	24	7	0	0	—
average pay	57.0	55.0	52.4	64.3	60.5	—
average receive	55.8	56.6	56.4	65.1	56.5	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ millions)	3,250	1,245	391	54	6	—	4,946	(14)
Volume (thousand megawatt hours)	57	23	7	1	*	—
average pay	56.1	56.4	57.0	60.6	57.3	—
average receive	57.4	55.3	53.3	59.6	61.3	—

						2010 and	Total contract/	Estimated
	2005	2006	2007	2008	2009	after	notional amount	fair value

	$ million
Natural gas swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ millions)	5,947	1,350	308	312	70	—	7,987	188
Volume (thousand million cubic feet “bcf”)	923	223	53	55	13	—
average pay ($/thousand cf)	6.4	6.1	5.8	5.2	4.6	—
average receive ($/thousand cf)	6.4	6.5	6.0	5.5	5.1	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ millions)	6,267	1,005	426	409	206	57	8,370	123
Volume (thousand million cubic feet “bcf”)	954	162	70	69	37	11
average pay ($/thousand cf)	6.4	6.6	6.0	5.7	5.5	5.2
average receive ($/thousand cf)	6.6	6.2	6.1	5.9	5.6	5.1

(c) Buy variable price/sell variable price contracts:
contract/notional amount ($ millions)	404	8	—	—	—	—	412	7
Volume (thousand million cubic feet “bcf”)	64	1	—	—	—	—
average pay ($/thousand cf)	6.4	6.6	—	—	—	—
average receive ($/thousand cf)	6.5	6.6	—	—	—	—

Natural gas basis swaps
(a) Buy variable price/sell variable price
contract/notional amount ($ millions)	455	184	60	35	22	10	766	(134)
Volume (thousand million cubic feet “bcf”)	903	365	116	72	43	24
average pay ($/thousand cf)	0.5	0.6	0.7	0.6	0.6	0.5
average receive ($/thousand cf)	0.4	0.4	0.5	0.5	0.5	0.3

(b) Sell variable price/buy variable price
contract/notional amount ($ millions)	388	135	20	18	4	3	568	139
Volume (thousand million cubic feet “bcf”)	827	281	56	56	18	15
average pay ($/thousand cf)	0.3	0.3	0.3	0.3	0.0	0.0
average receive ($/thousand cf)	0.4	0.5	0.5	0.4	0.3	0.2

							43,433	325

						Total contract/	Estimated
	2004	2005	2006	2007	2008	notional amount	fair value

	$ million
2003
Crude oil swaps
(a) Variable price to variable price contracts:
contract/notional amount ($ million)	2,671	13	—	—	—	2,684	(3)
Volume (million barrels “m bbl”)	84	*	—	—	—
average pay ($/bbl)	31.9	26.3	—	—	—
average receive ($/bbl)	31.9	26.3	—	—	—

(b) Buy fixed price/sell variable price contracts:
contract/notional amount ($ million)	1,452	272	63	—	—	1,787	230
Volume (m bbl)	58	11	3	—	—
average pay ($/bbl)	25.0	24.3	24.2	—	—
average receive ($/bbl)	28.3	28.0	26.1	—	—

(c) Buy variable price/sell fixed price contracts:
contract/notional amount ($ million)	1,364	241	13	—	—	1,618	(160)
Volume (m bbl)	58	10	1	—	—
average pay ($/bbl)	28.9	24.5	26.7	—	—
average receive ($/bbl)	27.1	23.2	23.8	—	—

Crude oil basis swaps
(a) Buy variable price/sell variable price contracts:
contract/notional amount ($ million)	2	—	—	—	—	2	—
Volume (m bbl)	5	—	—	—	—
average pay ($/bbl)	1.0	—	—	—	—
average receive ($/bbl)	0.3	—	—	—	—

(b) Sell variable price/buy variable price contracts:
contract/notional amount ($ million)	3	—	—	—	—	3	(1)
Volume (m bbl)	2	—	—	—	—
average pay ($/bbl)	0.5	—	—	—	—
average receive ($/bbl)	1.5	—	—	—	—

Crude oil freight swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ million)	10	—	—	—	—	10	1
Volume (m bbl)	9	—	—	—	—
average pay ($/bbl)	1.2	—	—	—	—
average receive ($/bbl)	1.4	—	—	—	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ million)	53	—	—	—	—	53	(9)
Volume (m bbl)	79	—	—	—	—
average pay ($/bbl)	0.8	—	—	—	—
average receive ($/bbl)	0.7	—	—	—	—

Oil products swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ million)	853	19	—	—	—	872	42
Volume (m bbl)	34	1	—	—	—
average pay ($/bbl)	25.4	19.9	—	—	—
average receive ($/bbl)	26.4	22.2	—	—	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ million)	934	4	11	—	—	949	(46)
Volume (m bbl)	40	*	1	—	—
average pay ($/bbl)	24.3	23.8	24.3	—	—
average receive ($/bbl)	23.2	22.6	21.7	—	—

						2009	Total contract/	Estimated
	2004	2005	2006	2007	2008	and after	notional amount	fair value

	$ million
Oil products basis swaps
(a) Buy variable price/sell variable price contracts:
contract/notional amount ($ million)	268	—	—	—	—	—	268	(16)
Volume (m bbl)	94	—	—	—	—	—
average pay ($/bbl)	1.8	—	—	—	—	—
average receive ($/bbl)	2.9	—	—	—	—	—

(b) Sell variable price/buy variable price contracts:
contract/notional amount ($ million)	95	—	—	—	—	—	95	13
Volume (m bbl)	20	—	—	—	—	—
average pay ($/bbl)	0.2	—	—	—	—	—
average receive ($/bbl)	5.4	—	—	—	—	—

Electricity swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ million)	832	177	147	88	12	—	1,256	35
Volume (thousand megawatt hours “MMwh”)	17	3	3	2	**	—
average pay ($/Mwh)	50.5	51.3	50.4	51.9	66.3	—
average receive ($/Mwh)	52.9	51.4	49.0	51.0	61.3	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ million)	803	188	120	124	33	—	1,268	1
Volume (MMwh)	16	3	2	2	1	—
average pay ($/Mwh)	54.1	54.9	53.8	53.5	59.5	—
average receive ($/Mwh)	54.9	53.1	52.3	52.2	56.4	—

Natural gas swaps
(a) Buy fixed price/sell variable price contracts:
contract/notional amount ($ million)	5,212	485	135	47	—	—	5,879	750
Volume (thousand million cubic feet “bcf”)	1,005	109	32	9	—	—
average pay ($/thousand cf)	5.2	4.5	4.1	5.0	—	—
average receive($/thousand cf)	5.8	5.2	4.8	5.0	—	—

(b) Buy variable price/sell fixed price contracts:
contract/notional amount ($ million)	5,362	391	27	4	4	7	5,795	(711)
Volume (bcf)	1,025	83	445	1	1	2
average pay ($/thousand cf)	5.9	5.2	4.7	4.7	4.7	4.6
average receive ($/thousand cf)	5.2	4.7	4.8	4.2	4.2	4.2

Natural gas basis swaps
(a) Buy variable price/sell variable price contracts:
contract/notional amount ($ million)	325	97	50	32	14	19	537	(180)
Volume (bcf)	829	210	109	62	33	46
average pay ($/thousand cf)	1.81	0.58	0.60	1.33	0.49	0.43
average receive ($/thousand cf)	2.57	0.46	0.46	1.05	0.42	0.42

						2009	Total contract/	Estimated
	2004	2005	2006	2007	2008	and after	notional amount	fair value

	$ million
(b) Sell variable price/buy variable price contracts:
contract/notional amount ($ million)	255	59	22	9	5	6	356	196
Volume (m bcf)	743	145	54	30	20	23
average pay ($/thousand cf)	0.15	0.20	0.16	0.11	0.11	0.09
average receive ($/thousand cf)	0.34	0.41	0.40	0.31	0.23	0.25

Total							23,432	142

*	less than one million barrels

**	less than one thousand megawatt hours
      Shell Group companies also held chemical product and natural gas liquid swaps at December 21, 2004 with a contract/notional amount of $102 million (2003: $10 million) and an estimated fair value of $(1) million (2003: $(1) million) and expected maturity in 2005 – 2007 (2004).

Commodity swaps held for purposes other than trading
      At December 31, 2003 Shell Group companies held crude oil, natural gas and oil product commodity swaps for purposes other than trading with a contract/notional amount of $82 million and an estimated fair value of $1 million.

Commodity options held for trading purposes

				2008	Total contract/	Estimated
	2005	2006	2007	and after	notional amount	fair value

	$ million
2004
Crude oil buy calls
contract/notional amount ($ million)	870	143	11	—	1,024	(37)
volume (m bbl)	19	4	*	—
average strike price ($/bbl)	44.7	33.2	39.7	—

Crude oil sell calls
contract/notional amount ($ million)	873	145	—	—	1,018	46
volume (m bbl)	20	4	—	—
average strike price ($/bbl)	42.9	32.8	—	—

Crude oil buy put
contract/notional amount ($ million)	917	97	3	—	1,017	10
volume (m bbl)	27	3	*	—
average strike price ($/bbl)	34.5	32.0	29.7	—

Crude oil sell put
contract/notional amount ($ million)	972	103	20	—	1,095	(27)
volume (m bbl)	28	3	1	—
average strike price ($/bbl)	34.2	33.4	31.2	—

Oil products buy put option
contract/notional amount ($ million)	177	132	—	—	309	15
volume (m bbl)	158	128	—	—
average strike price ($/bbl)	1.1	1.0	—	—

				2008	Total contract/	Estimated
	2005	2006	2007	and after	notional amount	fair value

	$ million
Oil products sell put option
contract/notional amount ($ million)	193	131	—	—	324	(14)
volume (m bbl)	158	128	—	—
average strike price ($/bbl)	1.2	1.0	—	—

Oil products buy call option
contract/notional amount ($ million)	176	51	—	—	227	—
volume (m bbl)	50	42	—	—
average strike price ($/bbl)	3.5	1.2	—	—

Oil products sell call option
contract/notional amount ($ million)	128	51	—	—	179	(1)
volume (m bbl)	49	42	—	—
average strike price ($/bbl)	2.6	1.2	—	—

Natural gas buy call
contract/notional amount ($ million)	10,740	1,354	60	—	12,154	583
volume (bcf)	1,493	180	9	—
average strike price ($/thousand cf)	7.2	7.5	6.6	—

Natural gas sell call
contract/notional amount ($ million)	9,309	1,060	22	6	10,397	(455)
volume (bcf)	1,312	158	4	*
average strike price ($/thousand cf)	7.1	6.7	6.3	6.3

Natural gas buy put
contract/notional amount ($ million)	8,332	942	25	14	9,313	674
volume (bcf)	1,757	201	4	3
average strike price ($/thousand cf)	4.7	4.7	5.5	4.8

Natural gas sell put
contract/notional amount ($ million)	9,547	986	44	21	10,598	(818)
volume (bcf)	1,996	209	8	5
average strike price ($/thousand cf)	4.8	4.7	5.8	5.7

Electricity buy call option
contract/notional amount ($ million)	290	—	—	—	290	3
volume (million MWh)	6	—	—	—
average strike price ($/MWh)	48.4	—	—	—

Electricity sell call option
contract/notional amount ($ million)	379	—	—	—	379	(7)
volume (million MWh)	8	—	—	—
average strike price ($/MWh)	48.6	—	—	—

Electricity buy put option
contract/notional amount ($ million)	486	—	—	—	486	8
volume (million MWh)	12	—	—	—
average strike price ($/MWh)	41.3	—	—	—

				2008	Total contract/	Estimated
	2005	2006	2007	and after	notional amount	fair value

	$ million
Electricity sell put option
contract/notional amount ($ million)	204	—	—	—	204	1
volume (million MWh)	5	—	—	—
average strike price ($/MWh)	38.2	—	—	—

Total					49,014	(19)

*	less than one million barrels

					Total contract/	Estimated
	2004	2005	2006	2007	notional amount	fair value

	$ million
2003
Crude oil buy calls
contract/notional amount ($ million)	397	7	—	—	404	31
volume (m bbl)	14	*	—	—
average strike price ($/bbl)	29.6	29.8

Crude oil sell calls
contract/notional amount ($ million)	389	68	—	—	457	(58)
volume (m bbl)	14	2	—	—
average strike price ($/bbl)	28.3	25.6	—	—

Crude oil buy put
contract/notional amount ($ million)	570	28	—	—	598	9
volume (m bbl)	24	1	—	—
average strike price ($/bbl)	23.8	20.5	—	—

Crude oil sell put
contract/notional amount ($ million)	455	7	—	—	462	(9)
volume (m bbl)	20	*	—	—
average strike price ($/bbl)	23.4	26.6	—	—

Oil products buy put option
contract/notional amount ($ million)	261	—	—	—	261	(2)
volume (m bbl)	11	—	—	—
average strike price ($/bbl)	23.1	—	—	—

Oil products sell put option
contract/notional amount ($ million)	41	—	—	—	41	—
volume (m bbl)	2	—	—	—
average strike price ($/bbl)	27.7	—	—	—

Oil products buy call option
contract/notional amount ($ million)	8	—	—	—	8	—
volume (m bbl)	*	—	—	—
average strike price ($/bbl)	42.0	—	—	—

					Total contract/	Estimated
	2004	2005	2006	2007	notional amount	fair value

	$ million
Oil products sell call option
contract/notional amount ($ million)	274	—	—	—	274	(2)
volume (m bbl)	10	—	—	—
average strike price ($/bbl)	27.2	—	—	—

Natural gas buy call
contract/notional amount ($ million)	8,112	414	30	—	8,556	692
volume (bcf)	1,242	74	6	—
average strike price ($/thousand cf)	6.5	5.6	4.9	—

Natural gas sell call
contract/notional amount ($ million)	6,788	232	39	1	7,060	(528)
volume (bcf)	1,024	36	7	*
average strike price ($/thousand cf)	6.6	6.4	6.0	4.1

Natural gas buy put
contract/notional amount ($ million)	6,316	168	63	—	6,547	174
volume (bcf)	1,479	41	14	—
average strike price ($/thousand cf)	4.3	4.1	4.5	—

Natural gas sell put
contract/notional amount ($ million)	7,292	387	47	1	7,727	(252)
volume (bcf)	1,648	96	12	*
average strike price ($ /thousand cf)	4.4	4.1	4.1	5.7

Electricity buy call option
contract/notional amount ($ million)	409	—	—	—	409	(28)
volume (million MWh)	10	—	—	—
average strike price ($/MWh)	41.6	—	—	—

Electricity sell call option
contract/notional amount ($ million)	350	—	—	—	350	30
volume (MWh)	9	—	—	—
average strike price ($/MWh)	39.3	—	—	—

Electricity buy put option
contract/notional amount ($ million)	176	—	—	—	176	(11)
volume (MWh)	6	—	—	—
average strike price ($/MWh)	31.1	—	—	—

Electricity sell put option
contract/notional amount ($ million)	183	—	—	—	183	16
volume (MWh)	6	—	—	—
average strike price ($/MWh)	28.8	—	—	—

Total					33,513	62

*	less than one million barrels

      Shell Group companies also held chemical options at December 31, 2003 with a contract/notional amount of $1 million and estimated fair value less than $1 million and expected maturity in 2004.

Commodity options held for purposes other than trading
      At December 31, 2004 Shell Group companies held natural gas commodity sales contracts for purposes other than trading with a contract/notional amount of $1.6 billion (2003: $1.1 billion) and estimated fair value of $(359) million (2003: $(191) million) with expected maturity 2005 - 2025.

Commodity futures held for trading purposes

				Total contract/	Estimated
	2005	2006	2007	notional amount	fair value

	$ million
2004
IPE Brent futures
(a) Short contracts:
contract/notional amount ($ million)	341	26	—	367	66
volume (m bbl)	8	1	—
weighted average price ($/bbl)	42.2	34.3	—
(b) Long contracts:
contract/notional amount ($ million)	561	79	—	640	86
volume (m bbl)	14	2	—
weighted average price ($/bbl)	40.9	39.2	—

IPE Gasoil futures
(a) Short contracts:
contract/notional amount ($ million)	274	—	—	274	17
volume (m bbl)	6	—	—
weighted average price ($/bbl)	34.81	—	—
(b) Long contracts:
contract/notional amount ($ million)	196	2	—	198	(5)
volume (m bbl)	4	*	—
weighted average price ($/bbl)	39.42	32.7	—

IPE Natural gas futures
(a) Short contracts:
contract/notional amount ($ million)	6	—	—	6	3
volume (bcf)	1	—	—
weighted average price ($/thousands cf)	6.0	—	—
(b) Long contracts:
contract/notional amount ($ million)	4	—	—	4	4
volume (bcf)	1	—	—
weighted average price ($/bbl)	5.7	—	—

				Total contract/	Estimated
	2005	2006	2007	notional amount	fair value

	$ million
Nymex crude oil futures
(a) Short contracts:
contract/notional amount ($ million)	130	132	15	277	(18)
volume (m bbl)	3	3	*
weighted average price ($/bbl)	43.9	39.4	36.4
(b) Long contracts:
contract/notional amount ($ million)	427	21	10	458	(15)
volume (m bbl)	10	1	*
weighted average price ($/bbl)	44.1	40.5	37.0

Nymex oil product futures
(a) Short contracts:
contract/notional amount ($ million)	533	—	—	533	(28)
volume (m bbl)	11	—	—
weighted average price ($/bbl)	50.9	—	—
(b) Long contracts:
contract/notional amount ($ million)	308	4	—	312	—
volume (m bbl)	6	*	—
weighted average price ($/bbl)	51.9	47.88	—

Nymex natural gas futures
(a) Short contracts:
contract/notional amount ($ million)	1,824	121	1	1,946	95
volume (bcf)	278	19	**
weighted average price ($/thousand cf)	5.9	6.1	5.7
(b) Long contracts:
contract/notional amount ($ million)	1,678	77	2	1,757	(70)
volume (bcf)	256	13	**
weighted average price ($/thousand cf)	5.7	5.2	5.8

Imarex freight futures
(a) Short contracts:
contract/notional amount ($ million)	14	—	—	14	2
volume (million tonnes)	3	—	—
weighted average price ($/tonne)	11.8	—	—
(b) Long contracts:
contract/notional amount ($ million)	7	—	—	7	—
volume (million tonnes)	1	—	—
weighted average price ($/tonne)	12.9	—	—

				Total contract/	Estimated
	2005	2006	2007	notional amount	fair value

	$ million
Nord Pool electricity futures
(a) Short contracts:
contract/notional amount ($ million)	—	—	—	—	—
volume (million MWh)	—	—	—
weighted average price ($/MWh)	—	—	—
(b) Long contracts:
contract/notional amount ($ million)	10	37	—	47	(2)
volume (million MWh)	***	1	—
weighted average price ($/MWh)	34.7	378	—

Total				6,840	135

*	less than one million barrels

**	less than one billion cubic feet

***	less than one million megawatt hours

				Total contract/	Estimated
	2004	2005	2006	notional amount	fair value

	$ million
2003
IPE Brent futures
(a) Short contracts:
contract/notional amount ($ million)	218	15	—	233	—
volume (m bbl)	8	*	—
weighted average price ($/bbl)	28.4	26.7	—
(b) Long contracts:
contract/notional amount ($ million)	510	33	—	543	32
volume (m bbl)	17	1	—
weighted average price ($/bbl)	29.9	26.8	—

IPE Gasoil futures
(a) Short contracts:
contract/notional amount ($ million)	89	21	—	110	(4)
volume (m bbl)	2	1	—
weighted average price ($/bbl)	36.7	30.3	—
(b) Long contracts:
contract/notional amount ($ million)	92	20	—	112	2
volume (m bbl)	3	*	—
weighted average price ($/bbl)	33.9	30.0	—

				Total contract/	Estimated
	2004	2005	2006	notional amount	fair value

	$ million
IPE Natural gas futures
(a) Short contracts:
contract/notional amount ($ million)	11	—	—	11	(1)
volume (bcf)	2	—	—
weighted average price ($/thousand bcf)	5.8	—	—
(b) Long contracts:
contract/notional amount ($ million)	75	—	—	75	(3)
volume (bcf)	12	—	—
weighted average price ($/thousand bcf	6.3	—	—

Nymex crude oil futures
(a) Short contracts:
contract/notional amount ($ million)	82	4	—	86	1
volume (mbbl)	3	*	—
weighted average price ($/bbl)	31.6	24.9	—
(b) Long contracts:
contract/notional amount ($ million)	456	22	—	478	43
volume (m bbl)	16	1	—
weighted average price ($/bbl)	28.9	25.2	—

Nymex oil product futures
(a) Short contracts:
contract/notional amount ($ million)	350	—	—	350	(6)
volume (m bbl)	9	—	—
weighted average price ($/bbl)	38.4	—	—
(b) Long contracts:
contract/notional amount ($ million)	71	1	—	72	—
volume (m bbl)	2	*	—
weighted average price ($/bbl)	34.8	31.6	—

Nymex natural gas futures
(a) Short contracts:
contract/notional amount ($ million)	1,983	22	—	2,005	(253)
volume (bcf)	384	4	—
weighted average price ($/thousand cf)	5.2	5.2	—
(b) Long contracts:
contract/notional amount ($ million)	1,776	81	2	1,859	242
volume (bcf)	344	18	**
weighted average price ($/thousand cf)	5.2	4.6	4.4

				Total contract/	Estimated
	2004	2005	2006	notional amount	fair value

	$ million
Nord Pool electricity futures
(a) Short contracts:
contract/notional amount ($ million)	52	—	—	52	—
volume (million MWh)	2	—	—
weighted average price ($/MWh)	31.8	—	—
(b) Long contracts:
contract/notional amount ($ million)	1,420	222	—	1,642	(5)
volume (million MWh)	43	7	—
weighted average price ($/MWh))	33.0	32.9	—

Total				7,628	48

*	less than one million barrels.

**	less than one billion cubic feet.
      Futures contracts shown above represent unmatched positions. The total contract/notional amount of short contracts represents an aggregation of Shell Group companies’ positions where, at December 31, 2004 and 2003 respectively, sales contracts exceed the purchase contracts with the same maturity date. The total contract/notional amount of long contracts represents an aggregation of Shell Group companies’ positions where, at December 31, 2004 and 2003 respectively, purchase contracts exceed the sales contracts with the same maturity date.

Schedule I
      The following table shows the net income and shareholders’ equity in the Combined Financial Statements attributable to Royal Dutch and Shell Transport, along with the currency translation used to convert these amounts to the US GAAP amounts shown in the financial statements of Royal Dutch (note 17) and Shell Transport (note 14) as set forth in the Form 20-F/A of Royal Dutch and Shell Transport for the year ended December 31, 2004. Net income has been translated at an average rate and shareholders’ equity has been translated at the year end rate.

	Currency of
	financial statements
2004	in 2004 20-F/A	US$m

Share of net income:
Royal Dutch Petroleum Company	€8,788m	10,910
Shell Transport and Trading Company Limited	£3,973.0m	7,272
		18,182
Share of shareholders’ equity:
Royal Dutch Petroleum Company	€39,839m	54,324
Shell Transport and Trading Company Limited	£18,785.0m	36,221

		90,545

	Currency of
	financial statements
2003	in 2004 20-F/A	US$m

Share of net income:
Royal Dutch Petroleum Company	€6,649m	7,395
Shell Transport and Trading Company Limited	£3,045.2m	4,927
		12,322
Share of shareholders’ equity:
Royal Dutch Petroleum Company	€37,332m	47,087
Shell Transport and Trading Company Limited	£17,478.8m	31,164

		78,251

	Currency of
	financial statements
2002	in 2004 20-F/A	US$m

Share of net income:
Royal Dutch Petroleum Company	€6,167m	5,807
Shell Transport and Trading Company Limited	£2,578.0m	3,864

		9,671

Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited
Unaudited Condensed Combined Interim Financial Statements
For the three and nine month periods ended
September 30, 2005
(Comprising the combined financial statements of Royal Dutch Petroleum Company and of The Shell Transport and Trading Company Limited.)

CONDENSED COMBINED INTERIM STATEMENT OF INCOME
(IFRS)

	Three months ended		Nine months ended
	September 30,		September 30,

	2005	2004	2005	2004

	$ million
Sales proceeds	94,717	89,006	286,168	243,634
Less: Sales taxes, excise duties and similar levies	18,282	18,321	54,933	53,549

Revenue	76,435	70,685	231,235	190,085
Cost of sales	60,704	58,604	188,733	157,901

Gross profit	15,731	12,081	42,502	32,184
Selling and distribution expenses	3,150	3,110	9,462	9,046
Administrative expenses	613	533	1,757	1,646
Exploration	275	294	784	1,294
Share of profit of equity accounted investments	3,081	1,254	5,734	3,496
Net finance costs and other income	(268)	11	(159)	(32)

Income before taxation	15,042	9,387	36,392	23,726
Taxation	5,558	3,790	14,427	9,276

Income from continuing operations	9,484	5,597	21,965	14,450
Income/(loss) from discontinued operations (see Note 7)	(93)	23	(307)	65

Income for the period	9,391	5,620	21,658	14,515

Attributable to minority interest	313	249	669	546

Income attributable to Shareholders of Royal Dutch and Shell Transport	9,078	5,371	20,989	13,969

	Three months		Nine months
	ended		ended
	September 30,		September 30,

	2005	2004	2005	2004

Net income per Royal Dutch Petroleum Company share	2.74	1.60	6.29	4.14
— Continuing operations	2.77	1.59	6.38	4.12
— Discontinued operations	(0.03)	0.01	(0.09)	0.02
Diluted net income per Royal Dutch Petroleum Company share	2.73	1.60	6.27	4.13
— Continuing operations	2.76	1.59	6.36	4.11
— Discontinued operations	(0.03)	0.01	(0.09)	0.02
Net income per Shell Transport and Trading Company Limited share	0.39	0.23	0.89	0.59
— Continuing operations	0.39	0.23	0.90	0.59
— Discontinued operations	—	—	(0.01)	—
Diluted net income per Shell Transport and Trading Company Limited share	0.39	0.23	0.89	0.59
— Continuing operations	0.39	0.23	0.90	0.59
— Discontinued operations	—	—	(0.01)	—
      The Notes on pages F-84 to F-117 are an integral part of these Condensed Combined Interim Financial Statements.
Unaudited Condensed Combined Interim Financial Report

CONDENSED COMBINED INTERIM BALANCE SHEET
(IFRS)

	Sept 30,	Dec 31,
	2005	2004

	$ million
ASSETS
Non-current assets
Property, plant and equipment	85,601	87,918
Intangible assets	4,361	4,528
Investments:
equity accounted investments	17,138	20,493
financial assets	3,236	2,700
Deferred tax	3,039	2,789
Employee benefit assets	2,453	2,479
Other	4,102	4,490

	119,930	125,397

Current assets
Inventories	21,490	15,375
Accounts receivable	83,812	37,473
Cash and cash equivalents	15,998	9,201

	121,300	62,049

Total assets	241,230	187,446

LIABILITIES
Non-current liabilities
Debt	9,339	8,858
Deferred tax	12,411	12,930
Employee benefit obligations	6,018	6,795
Other provisions	7,114	6,828
Other	4,395	5,800

	39,277	41,211

Current liabilities
Debt	6,714	5,734
Accounts payable and accrued liabilities	86,284	37,909
Taxes payable	12,510	9,058
Employee benefit obligations	302	339
Other provisions	1,254	1,812

	107,064	54,852

Total liabilities	146,341	96,063

EQUITY
Equity share capital (see Note 9)	583	584
Non-equity share capital (see Note 9)	–	20
Additional paid-in capital	5,670	5,546
Treasury shares	(3,772)	(4,187)
Other reserves	103	3,319
Retained earnings	85,695	80,788

Equity attributable to Shareholders of Royal Dutch and Shell Transport	88,279	86,070
Minority interest	6,610	5,313

Total equity	94,889	91,383

Total liabilities and equity	241,230	187,446

      The Notes on pages F-84 to F-117 are an integral part of these Condensed Combined Interim Financial Statements.
Unaudited Condensed Combined Interim Financial Report

CONDENSED COMBINED INTERIM STATEMENT OF CHANGES IN EQUITY
(IFRS)

	Equity attributable to shareholders of Royal Dutch and Shell Transport

	Equity	Preference	Additional
	share	share	paid in	Treasury	Other	Retained		Minority	Total
	capital(1)	capital(1)	capital	shares	reserves(2)	earnings	Total	interests	equity

	$ million
At January 1, 2005	584	20	5,546	(4,187)	3,319	80,788	86,070	5,313	91,383
IAS 32/39 transition	–	(20)	–	–	823	(7)	796	–	796
Income for the period	–	–	–	–	–	20,989	20,989	669	21,658
Income/(expense) recognised directly in equity	–	–	124	–	(4,039)	4	(3,911)	92	(3,819)
Change in minority interest	–	–	–	–	–	–	–	733	733
Dividends	–	–	–	–	–	(15,579)	(15,579)	(197)	(15,776)
(Purchase)/release of treasury shares, net of dividends	–	–	–	415	–	–	415	–	415
Shares repurchased for cancellation	(1)	–	–	–	–	(500)	(501)	–	(501)

At September 30, 2005	583	–	5,670	(3,772)	103	85,695	88,279	6,610	94,889

At January 1, 2004	587	20	5,432	(3,428)	512	70,412	73,535	3,408	76,943
Income for the period	–	–	–	–	–	13,969	13,969	547	14,516
Income/(expense) recognised directly in equity	–	–	91	–	(857)	–	(766)	17	(749)
Change in minority interest	–	–	–	–		–	–	964	964
Dividends	–	–	–	–	–	(7,390)	(7,390)	(202)	(7,592)
(Purchase)/release of treasury shares, net of dividends	–	–	–	(740)	–	–	(740)	–	(740)
Shares repurchased for cancellation	(3)	–	–	–	–	(792)	(795)	–	(795)

At September 30, 2004	584	20	5,523	(4,168)	(345)	76,199	77,813	4,734	82,547

(1)	See Note 9.

(2)	See Note 4.
      The Notes on pages F-84 to F-117 are an integral part of these Condensed Combined Interim Financial Statements.
Unaudited Condensed Combined Interim Financial Report

CONDENSED COMBINED INTERIM STATEMENT OF CASH FLOWS
(IFRS)

	Nine months ended
	September 30,

	2005	2004

	$ million
Cash flow from operating activities:
Income for the period	21,658	14,515
Adjustment for:
Taxation accrued	14,945	9,544
Interest accrued	484	645
Depreciation, depletion and amortisation	9,194	8,655
(Profit)/loss on sale of assets	(1,103)	(859)
Decrease/(increase) in net working capital	(5,587)	(4,237)
Share of profit of equity accounted investments	(5,512)	(3,562)
Dividends received from equity accounted investments	5,268	2,731
Deferred taxation and other provisions	(646)	(142)
Other	(1,102)	(356)

Cash flow from operating activities (pre-tax)	37,599	26,934
Taxation paid	(12,579)	(6,746)

Cash flow from operating activities	25,020	20,188

Cash flow from investing activities:
Capital expenditure	(10,457)	(8,911)
Proceeds from sale of assets	1,914	1,300
Proceeds from sales and (additions):
equity accounted investments	3,535	(380)
investments: financial assets	363	1,069
Interest received	618	332

Cash flow from investing activities	(4,027)	(6,590)

Cash flow from financing activities:
Net increase/(decrease) in debt	1,988	(2,963)
Interest paid	(813)	(671)
Change in minority interest	893	860
Net issue/ (repurchase) of shares	(501)	(698)
Dividends paid to:
Shareholders of Royal Dutch and Shell Transport	(15,677)	(7,309)
Minority interest	(235)	(202)
Treasury shares: net sales/(purchases) and dividends received	399	(738)

Cash flow from financing activities	(13,946)	(11,721)

Currency translation differences relating to cash and cash equivalents	(250)	(37)

Increase/(decrease) in cash and cash equivalents	6,797	1,840
Cash and cash equivalents at beginning of period	9,201	2,108

Cash and cash equivalents at end of period	15,998	3,948

      The Notes on pages F-84 to F-117 are an integral part of these Condensed Combined Interim Financial Statements.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
1.     Basis of Presentation

Royal Dutch Petroleum Company and The Shell Transport and Trading Company Limited
      Royal Dutch Petroleum Company (“Royal Dutch”) and The Shell Transport and Trading Company Limited (“Shell Transport”, previously known as The “Shell” Transport and Trading Company, p.l.c.) entered into a scheme of amalgamation dated September 12, 1906 and agreements from 1907 by which the scheme of amalgamation was implemented and pursuant to which they “amalgamated” their interests in the oil industry. This transaction has been accounted for as one involving a single economic entity, based on the history of the operation and management of Royal Dutch, Shell Transport and the Royal Dutch/Shell Group of Companies (the “Royal Dutch/ Shell Group”). Since that time, Royal Dutch has owned 60% of the Royal Dutch/ Shell Group and Shell Transport has owned 40% of the Royal Dutch/ Shell Group. All operating activities have been conducted through the Royal Dutch/ Shell Group and the Royal Dutch/ Shell Group has operated as a single economic enterprise. Prior to the consummation of the Transaction (defined below), economic interests of the Royal Dutch and Shell Transport shareholders in the Royal Dutch/ Shell Group reflected the 60:40 economic interests of Royal Dutch and Shell Transport in the Royal Dutch/ Shell Group.
      The Condensed Combined Interim Financial Statements reflect the combined financial position of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. These Financial Statements provide a more meaningful presentation of the financial results of Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group than the individual Financial Statements of these entities as a result of the Transaction (described below) in which Royal Dutch Shell plc, a publicly listed company headquartered and tax resident in The Netherlands (“Royal Dutch Shell”), became the single parent company controlling Royal Dutch and Shell Transport.
      Net income was allocated between Royal Dutch and Shell Transport as follows:

	Three months
	ended		Nine months ended
	September 30,		September 30,

	2005	2004	2005	2004

	$ million
Royal Dutch	5,447	3,223	12,594	8,381
Shell Transport	3,631	2,148	8,395	5,588

	9,078	5,371	20,989	13,969

      Shareholders’ equity was allocated between Royal Dutch and Shell Transport as follows:

	Sept 30,	Dec 31,
	2005	2004

	$ million
Royal Dutch	52,967	51,642
Shell Transport	35,312	34,428

	88,279	86,070

      The basic earnings per share amounts shown relate to profit after taxation. The basic earnings per share number has been restated to exclude shares held by Shell Group (as defined below) companies for stock options and other incentive compensation plans. For the purpose of the calculation, shares repurchased under the buy
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
back programme are deemed to have been cancelled on purchase date. The calculations use the following weighted-average number of shares:

	Three months ended		Nine months ended
	September 30,		September 30,

	2005	2004	2005	2004

Royal Dutch	1,984,420,979	2,018,231,477	2,001,475,299	2,026,830,771
Shell Transport	9,423,242,311	9,460,440,999	9,426,262,883	9,493,874,001
      The diluted earnings per share are based on the same profit figures. For this calculation, the following weighted-average number of shares are used.

	Three months ended		Nine months ended
	September 30,		September 30,

	2005	2004	2005	2004

Royal Dutch	1,993,403,299	2,020,728,970	2,008,538,475	2,028,688,303
Shell Transport	9,455,010,531	9,466,211,000	9,450,450,597	9,497,099,001
      The difference between the basic and diluted number of shares relates to stock option schemes as mentioned above.
     The Transaction and Royal Dutch Shell plc
      On July 20, 2005, Royal Dutch Shell became the parent company of Royal Dutch Petroleum and Shell Transport and, through Royal Dutch and Shell Transport, of the rest of the Shell Group (as defined below) following (a) the registration by the Registrar of Companies in England and Wales of the order of the High Court of Justice in England and Wales sanctioning the scheme of arrangement of Shell Transport under English law (the “Scheme”) and (b) Royal Dutch Shell’s confirmation that its exchange offer (the “Exchange Offer”, and together with the Scheme, the “Unification Transaction”) for all of the ordinary shares of Royal Dutch, commenced on May 19, 2005, had become unconditional (gestanddoening). Pursuant to the Unification Transaction, on July 20, 2005, Royal Dutch Shell acquired all the outstanding capital stock of Shell Transport and approximately 92% of the outstanding capital stock of Royal Dutch. On July 20, 2005, Royal Dutch Shell commenced a subsequent offer acceptance period during which the remaining holders of Royal Dutch shares were permitted to tender their shares in exchange for Royal Dutch Shell shares (or ADRs), in accordance with the procedures described in the Exchange Offer. The subsequent offer acceptance period expired on 9 August 2005. As a result of the Exchange Offer, including the subsequent offer acceptance period, Royal Dutch Shell acquired and currently holds 98.5% of the outstanding capital stock of Royal Dutch. Shareholders of Royal Dutch who did not validly tender their shares in the Exchange Offer (the “Minority”) hold an interest in the same economic entity as that of the shareholders of Royal Dutch Shell. Effectively, the 1.5% minority interest in Royal Dutch Shell represents a 0.9% interest in the Shell Group.
      Pursuant to the terms of the Exchange Offer and the Scheme, holders of ordinary shares of Royal Dutch (“Royal Dutch Ordinary Shares”), holders of Shell Transport Ordinary shares (the “Shell Transport Ordinary Shares”), holders of Shell Transport bearer warrants and holders of American depositary receipts representing Shell Transport Ordinary Shares (the “Shell Transport ADRs”) received, respectively:

• for each Royal Dutch Ordinary Share held in New York registry form tendered:	1 Royal Dutch Shell Class A American depositary receipt (representing 2 Royal Dutch Shell Class A ordinary shares)
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

• for each Royal Dutch Ordinary Share held in bearer or Hague registry form tendered:	2 Royal Dutch Shell Class A ordinary shares

• for each Shell Transport Ordinary Share (including Shell Transport Ordinary Shares to which holders of Shell Transport bearer warrants are entitled):	0.287333066 Royal Dutch Shell Class B ordinary shares

• for each Shell Transport ADR:	0.861999198 Royal Dutch Shell Class B American depositary receipts (representing 2 Royal Dutch Shell Class B ordinary shares)
      On October 31, 2005 Royal Dutch Shell and Royal Dutch announced that they propose to implement an internal restructuring and merger of certain subsidiaries to achieve governance, management and fiscal efficiencies. As part of the restructuring, Royal Dutch would be merged into a subsidiary, Shell Petroleum N.V. (“SPNV”), and the remaining shareholders in Royal Dutch would receive €52.21 per Royal Dutch Ordinary Share held or, at the option of eligible UK resident shareholders who so elect the equivalent principal amount of sterling denominated loan notes exchangeable into Royal Dutch Shell A shares. Following approval at an extraordinary general meeting (EGM), the restructuring is expected to be effective December 21, 2005. The terms of the merger provide (a) for interest to accrue on the merger consideration at the statutory rate of 4% per annum from October 31, 2005 until the effective date of the merger, as part of the consideration under the merger, and (b) for any dividends payable in that period (before the deduction of any withholding tax from such dividend) to be deducted from that interest amount. As the interim dividend for the third quarter of 2005 of €0.46 per share (or $0.5556 per share for holders of New York registered shares) payable on December 15, 2005 will exceed the amount of interest accrued at 4% per annum to December 21, 2005 (the expected effective date of the merger), no interest is expected to be payable.
2.     Basis of preparation
      The Condensed Combined Interim Financial Statements of Royal Dutch and Shell Transport and their combined subsidiaries (referred to as the “Shell Group” or “Group”) for the three and nine month periods ended September 30, 2005 have been prepared in accordance with International Accounting Standard (IAS) 34 Interim Financial Reporting and with the policies set out in Note 3.
      Royal Dutch and Shell Transport will adopt IFRS for the first time in their Financial Statements for the year ending December 31, 2005, which will include comparative Financial Statements for the year ended December 31, 2004. IFRS 1 First-time Adoption of International Financial Reporting Standards requires that an entity develop accounting policies based on the standards and related interpretations effective at the reporting date of its first annual IFRS Financial Statements (December 31, 2005). IFRS 1 also requires that those policies be applied as of the date of transition to IFRS (January 1, 2004) and throughout all periods presented in the first IFRS Financial Statements. The accompanying interim financial information as of and for the nine month periods ended September 30, 2005 and 2004, has been prepared in accordance with those IASB standards and IFRIC interpretations issued and effective, or issued and early-adopted, as at the date of this report. The IASB standards and IFRIC interpretations that will be applicable at December 31, 2005, including those that will be applicable on an optional basis, are not known with certainty at the time of preparing this interim financial information. As a result, the accounting policies used to prepare these Financial Statements are subject to change up to the reporting date of the first IFRS Financial Statements of Royal Dutch and Shell Transport.
      The Shell Group’s first application of IFRS and the accounting policies are set out in Note 3 below. The Combined Financial Statements of Royal Dutch and Shell Transport for 2004 had been prepared in accordance
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
with US Generally Accepted Accounting Principles (US GAAP); accounting policies were set out in Note 3 to those Financial Statements. US GAAP differs in certain respects from IFRS and comparative figures for 2004 have been restated as necessary in accordance with IFRS. Reconciliations and descriptions of the effect of the transition from US GAAP to IFRS on equity and income are given below in Note 12, including a description of the nature of the changes in accounting policies. As part of the Shell Group’s adoption of IFRS, the following elections were made under IFRS 1 First-time Adoption of International Financial Reporting Standards as at January 1, 2004:

•	cumulative currency translation differences were eliminated by transfer to retained earnings.

•	cumulative previously unrecognised actuarial gains and losses on post-employment benefits were recognised.

•	prior business combinations have not been restated.

•	IFRS 2 Share-based Payment has only been applied to options issued after November 7, 2002 and not vested by January 1, 2005.
      The policies set out in Note 3 below have been consistently applied to all periods presented except, as explained in the Note, for those relating to the classification and measurement of financial instruments to the extent that IFRS differs from US GAAP. The Shell Group has taken the exemption available under IFRS 1 to apply IAS 32 and IAS 39 from January 1, 2005 and the impact on transition is described in Notes 4 and 8.
      The Condensed Combined Interim Financial Statements have been prepared under the historical cost convention as modified by the revaluation of certain financial assets and liabilities.
      The preparation of interim financial information in conformity with IFRS requires the use of certain accounting estimates. It also requires management to exercise its judgement in the process of applying the Shell Group’s accounting policies. Actual results could differ from those estimates.
      The Condensed Combined Interim Financial Statements on pages F79 to F117 should be read in conjunction with the Combined Royal Dutch and Shell Transport Financial Statements for the year ended December 31, 2004 on pages F4 to F51.
3.     Accounting policies
     Nature of the Condensed Combined Interim Financial Statements
      The Condensed Combined Interim Financial Statements are presented in US dollars and include the accounts of Royal Dutch and Shell Transport and of those companies in which they either, directly or indirectly, have control either through a majority of the voting rights or the right to exercise a controlling influence or to obtain the majority of the benefits and be exposed to the majority of the risks.
     Revenue recognition
      Revenue from sales of oil, natural gas, chemicals and all other products is recognised when the significant risks and rewards of ownership have been transferred, which is when title passes to the customer. In Exploration & Production and Gas & Power this generally occurs when product is physically transferred into a vessel, pipe or other delivery mechanism. For sales by refining companies, it is either when product is placed onboard a vessel or offloaded from the vessel, depending on the contractually agreed terms. For wholesale sales of oil products and chemicals it is either at the point of delivery or the point of receipt, depending on contractual conditions.
      Revenue resulting from the production of oil and natural gas properties in which the Shell Group has an interest with other producers is recognised on the basis of the Shell Group’s working interest (entitlement method). Gains and losses on derivatives contracts and contracts involved in energy trading and risk management
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
are shown net in the Statement of Income if these contracts are held for trading purposes. Purchase and sale of hydrocarbons under exchange contracts that are necessary to obtain or reposition feedstock utilised in the Shell Group’s refinery operations are shown net in the Statement of Income. Sales between Shell Group companies, as disclosed in the segment information, are based on prices generally equivalent to commercially available prices.
      The Shell Group enters in to certain contracts that are classified and held for trading purposes. Revenue and costs associated with such contracts are reported on a net basis in the Statement of Income.
     Segmental reporting
      The Shell Group is engaged in all principal aspects of the oil and natural gas industry, including chemicals, power generation and renewable energy. The Shell Group conducts its business through five principal segments, Exploration & Production, Gas & Power, Oil Products, Chemicals and Corporate and Other. These activities are conducted in more than 140 countries and territories.
     Property, plant and equipment and intangible assets
     (a) Recognition on the Balance Sheet
      Property, plant and equipment, including expenditure on major inspections, and intangible assets are initially recorded on the Balance Sheet at cost where it is probable that they will generate future economic benefits. This includes capitalisation of decommissioning and restoration costs associated with provisions for asset retirement (see “Provisions”) and certain development costs (see “Research and development”). Accounting for exploration costs is described separately below (“Exploration costs”). Intangible assets include goodwill. Interest is capitalised, as an increase in property, plant and equipment, on capital projects during construction.
      Property, plant and equipment and intangible assets are subsequently recognised at cost less accumulated depreciation and impairment.
     (b) Depreciation, depletion and amortisation
      Property, plant and equipment related to oil and natural gas production activities are depreciated on a unit-of-production basis over the proved developed reserves of the field concerned, except in the case of assets whose useful life is shorter than the lifetime of the field, in which case the straight-line method is applied. Rights and concessions are depleted on the unit-of-production basis over the total proved reserves of the relevant area. Unproved properties are amortised as required by particular circumstances. Other property, plant and equipment are generally depreciated on a straight-line basis over their estimated useful lives which is generally 20 years for refineries and chemicals plants, 15 years for retail service station facilities, and until the next planned major inspection (generally 3 to 5 years) for inspection costs. Property, plant and equipment held under finance leases are depreciated over the shorter of the assets’ estimated useful lives and the lease term.
      Goodwill is not amortised but instead tested for impairment annually. Other intangible assets are amortised on a straight-line basis over their estimated useful lives (for periods up to forty years).
     (c) Impairment of assets
      Other than properties with no proved reserves (where the basis for carrying costs on the Balance Sheet is explained under “Exploration costs”), the carrying amounts of major Exploration & Production property, plant and equipment are reviewed for possible impairment annually, while all assets are reviewed whenever events or changes in circumstances indicate that the carrying amounts for those assets may not be recoverable. If assets are determined to be impaired, the carrying amounts of those assets are written down to recoverable amount which is the higher of fair value less costs to sell and value in use. For this purpose, assets are grouped based on separately
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
identifiable and largely independent cash flows. Assets held for sale are recognised at the lower of the carrying amount and fair value less costs to sell. No further provision for depreciation is charged on such assets.
      Estimates of future cash flows used in the evaluation for impairment of assets related to hydrocarbon production are made using risk assessments on field and reservoir performance and include outlooks on proved reserves and unproved volumes, which are then discounted or risk-weighted utilising the results from projections of geological, production, recovery and economic factors.
      Impairments, except those related to goodwill, are reversed as applicable to the extent that the events or circumstances that triggered the original impairment have changed.
     Exploration costs
      Shell Group companies follow the successful efforts method of accounting for oil and natural gas exploration costs. Exploration costs are charged to income when incurred, except that exploratory drilling costs are included in property, plant and equipment, pending determination of proved reserves. Exploration wells that are more than 12 months old are expensed unless (a) (i) they are in an area requiring major capital expenditure before production can begin and (ii) they have found commercially producible quantities of reserves and (iii) they are subject to further exploration or appraisal activity in that either drilling of additional exploratory wells is under way or firmly planned for the near future, or (b) proved reserves are booked within 12 months following the completion of exploratory drilling. Unless, in accordance with FASB Staff Position FSP FAS ig-1, (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project.
     Associated companies and joint ventures
      Investments in companies over which Shell Group companies have significant influence but not control are classified as associated companies and are accounted for on the equity basis. Interests in jointly controlled entities are also recognised on the equity basis. Interests in jointly controlled assets are recognised by including the Shell Group share of assets, liabilities, income and expenses on a line-by-line basis.
     Inventories
      Inventories are stated at cost to the Shell Group or net realisable value, whichever is lower. Such cost is determined by the first-in first-out (FIFO) method and comprises direct purchase costs, cost of production, transportation and manufacturing expenses and taxes.
     Deferred taxation
      Deferred taxation is provided using the liability method of accounting for income taxes based on provisions of enacted or substantively enacted laws. Recognition is given to deferred tax assets and liabilities for the expected future tax consequences of events that have been recognised in the Condensed Combined Interim Financial Statements or in the tax returns (temporary differences); deferred tax is not generally provided on initial recognition of an asset or liability in a transaction that, at the time of the transaction, affects neither accounting nor taxable profit. In estimating these tax consequences, consideration is given to expected future events.
      Deferred tax assets are recognised where future recovery is probable. Deferred tax assets and liabilities are presented separately in the Balance Sheet except where there is a right of set-off within fiscal jurisdictions.
      Deferred tax is not provided for taxes on possible future distributions of retained earnings of Shell Group companies and equity accounted investments where the timing of the distribution can be controlled and it is probable that the retained earnings will be reinvested by the companies concerned.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
     Employee benefits
     (a) Employee retirement plans
      Retirement plans to which employees contribute and many non-contributory plans are generally funded by payments to independent trusts. Where, due to local conditions, a plan is not funded, a provision is made. Valuations of both funded and unfunded plans are carried out by independent actuaries.
      For plans which define the amount of pension benefit to be provided, pension cost primarily represents the increase in actuarial present value of the obligation for pension benefits based on employee service during the year and the interest on this obligation in respect of employee service in previous years, net of the expected return on plan assets.
      Unrecognised gains and losses at the date of transition to IFRS have been recognised in the 2004 opening balance sheet. The Shell Group recognises actuarial gains and losses that arise subsequent to January 1, 2004 using the corridor method. Under this method, to the extent that any cumulative unrecognised actuarial gain or loss exceeds 10% of the greater of the present value of the defined benefit obligation and the fair value of plan assets, that portion is recognised in income over the expected average remaining working lives of the employees participating in the plan. Otherwise, the actuarial gain or loss is not recognised.
      For plans where benefits depend solely on the amount contributed to the employee’s account and the returns earned on investments of these contributions, pension cost is the amount of contributions payable by Shell Group companies for the period.
     (b) Postretirement benefits other than pensions
      Some Shell Group companies provide certain postretirement healthcare and life insurance benefits to retirees, the entitlement to which is usually based on the employee remaining in service up to retirement age and the completion of a minimum service period. These plans are not funded and a provision is made. Valuations of benefits are carried out by independent actuaries.
      The expected costs of postretirement benefits other than pensions are accrued over the periods employees render service to the Shell Group. Unrecognised gains and losses at the date of transition to IFRS have been recognised in the 2004 opening balance sheet. The Shell Group recognises actuarial gains and losses that arise subsequent to January 1, 2004 using the corridor method.
     (c) Share-based compensation plans
      The fair value of share-based compensation granted to employees after November 7, 2002, and which had not vested by January 1, 2005, is recognised as an expense from the date of grant over the vesting period with a corresponding increase directly in equity. The fair value of the Shell Group’s share-based compensation for options was estimated using a Black-Scholes option pricing model.
     Leases
      Agreements under which Shell Group companies make payments to owners in return for the right to use an asset for a period are accounted for as leases. Leases that transfer substantially all the risks and rewards of ownership are recorded at inception as finance leases within property, plant and equipment and debt. All other leases are recorded as operating leases and the costs are charged to income as incurred.
     Financial instruments and other derivative contracts
      The Shell Group adopted IAS 32 and IAS 39 with effect from January 1, 2005 and therefore accounted for financial instruments and other derivative contracts until the end of 2004 under US GAAP. Information for 2004
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
has not been restated and the impact on transition, which is mainly restricted to certain commodity contracts and embedded derivatives, unquoted investments with estimable fair values, is included in the description below.
     (a) Financial assets
      Investments: financial assets comprise debt and equity securities.
          Securities of a trading nature
      Securities of a trading nature are carried at fair value with unrealised holding gains and losses being included in income.
          Securities held to maturity
      Securities held to maturity are carried at amortised cost, unless impaired.
          Available for sale securities
      All other securities are classified as available for sale and are carried at fair value, other than unquoted equity securities with no estimable fair value which are carried at cost, less any impairment. Unrealised holding gains and losses other than impairments are taken directly to equity, except for translation differences arising on foreign currency debt securities which are taken to income. Upon sale or maturity, the net gains and losses are included in income.
      Fair value is based on market prices where available, otherwise it is calculated as the net present value of expected future cash flows.
      From January 1, 2005 this has resulted in certain unquoted equity securities being recognised at fair value compared with recognition at cost under US GAAP and the impact on transition is disclosed in Note 8. This change in accounting has no impact on the timing of recognition of income arising from these investments.
      Securities forming part of a portfolio which is required to be held long-term are classified under investments.
      Interest on debt securities is accounted for in income by applying the effective interest method. Dividends on equity securities are accounted for in income when receivable.
          Receivables
      Receivables are recognised initially at fair value based on amounts exchanged and subsequently at amortised cost less any impairment.
          Cash and cash equivalents
      Cash and cash equivalents include cash in hand, short-term deposits and other investments which have a maturity from acquisition of three months or less and are readily convertible into known amounts of cash.
     (b) Financial liabilities
      Debt and accounts payable are recognised initially at fair value based on amounts exchanged and subsequently at amortised cost, except for fixed rate debt subject to fair value hedging.
      Interest expense, other than interest capitalised, is accounted for in income using the effective interest method.
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
     (c) Derivative contracts
      Shell Group companies use derivatives in the management of interest rate risk, foreign currency risk and commodity price risk. These derivative contracts are recognised at fair value, using market prices.
      Those derivatives qualifying and designated as hedges are either: (1) a “fair value” hedge of the change in fair value of a recognised asset or liability or an unrecognised firm commitment, or (2) a “cash flow” hedge of the change in cash flows to be received or paid relating to a recognised asset or liability or a highly probable forecasted transaction.
      A change in the fair value of a hedging instrument designated as a fair value hedge is taken to income, together with the consequential adjustment to the carrying amount of the hedged item. The effective portion of a change in fair value of a derivative designated as a cash flow hedge is recognised directly in equity, until income reflects the variability of underlying cash flows; any ineffective portion is taken to income.
      Shell Group companies formally document all relationships between hedging instruments and hedged items, as well as risk management objectives and strategies for undertaking hedge transactions. The effectiveness of a hedge is also continually assessed and when it ceases, hedge accounting is discontinued.
      Certain contracts to purchase and sell commodities are required to be recognised at fair value, generally based on market prices (with gains and losses taken to income). These are contracts which can be net settled or sales contracts containing volume optionality.
      Certain embedded derivatives within contracts are required to be separated from their host contract and recognised at fair value, generally based on market prices (with gains and losses taken to income), if the economic characteristics and risks of the embedded derivative are not closely related to that of the host contract.
      These policies are very similar to those applied until the end of 2004 under US GAAP and the impact of transition on January 1, 2005 is shown in Note 8.
     Provisions
      Provisions are liabilities where the timing or amount of future expenditure is uncertain. Provisions are recorded at the best estimate of the present value of the expenditure required to settle the present obligation at the balance sheet date. Non-current amounts are discounted using the risk-free rate. Specific details for decommissioning and restoration costs and environmental remediation are described below.
      Estimated decommissioning and restoration costs are based on current requirements, technology and price levels and are stated at fair value, and the associated asset retirement costs are capitalised as part of the carrying amount of the related property, plant and equipment. The liability, once an obligation (whether legal or constructive) crystallises, is recognised with a corresponding amount of property, plant and equipment in the period when a reasonable estimate of the fair value can be made. The fair value is calculated using amounts discounted over the useful economic life of the assets. The effects of changes resulting from revisions to the timing or the amount of the original estimate of the provision are incorporated on a prospective basis.
      Provisions for environmental remediation resulting from ongoing or past operations or events are recognised in the period in which an obligation, legal or constructive, to a third party arises and the amount can be reasonably estimated. Measurement of liabilities is based on current legal requirements and existing technology. Recognition of any joint and several liability is based upon Shell Group companies’ best estimate of their final pro rata share of the liability. Liabilities are determined independently of expected insurance recoveries. Recoveries are recognised and reported as separate events and brought into account when reasonably certain of realisation. The carrying amount of provisions is regularly reviewed and adjusted for new facts or changes in law or technology.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
     Treasury shares
      Shares in Royal Dutch and Shell Transport held by Shell Group Employee Share Ownership Trusts are not included in assets but, after deducting dividends received, are reflected at cost as a deduction from equity as treasury shares.
     Administrative expenses
      Administrative expenses are those which do not relate directly to the activities of a single business segment and include expenses incurred in the management and co-ordination of multi-segment enterprises.
     Research and development
      Development costs which are expected to generate probable future economic benefits are capitalised. All other research and development expenditure is charged to income as incurred, with the exception of that on buildings and major items of equipment which have alternative use.
     Discontinued operations
      Discontinued operations comprise those activities which have been disposed of during the period, or remain held for sale at period end, and represent a separate major line of business or geographical area of operation which can be clearly distinguished, operationally and for financial reporting purposes, from other activities of the Shell Group.
     Business combinations
      Assets acquired and liabilities assumed on a business combination are recognised at their fair value at the date of the acquisition; the amount of the purchase consideration above this value is reflected as goodwill.
     Currency translation
      Assets and liabilities of non-US dollar Shell Group companies are translated to US dollars at year-end rates of exchange, whilst their statements of income and cash flows are translated at quarterly average rates. Translation differences arising on aggregation are taken directly to a currency translation differences account within equity. As part of the transition to IFRS, the balance of this account was eliminated at January 1, 2004 and transferred to retained earnings with no impact on total equity. Upon divestment or liquidation of an entity, cumulative currency translation differences related to that entity are taken to income.
      The US dollar equivalents of exchange gains and losses arising as a result of foreign currency transactions (including those in respect of inter-company balances unless related to transactions of a long-term investment nature) are included in income.
     New accounting standards and interpretations
      Certain new IFRS and IFRIC interpretations have been published which are not mandatory for 2005. The Shell Group has elected to early adopt in 2005 IFRS 6 Exploration for and Evaluation of Mineral Resources and IFRIC 4 Determining whether an Arrangement Contains a Lease, and these are reflected in the accounting policies described above. All other published pronouncements, which are not mandatory in 2005, are not expected to have an impact on the Shell Group.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
4.     Other reserves

	Income/(expense)

			At Jan 1,
			2005
			after
	At Dec 31,	IAS 32/39	IAS 32/39		At Sept 30,
	2004	transition	transition	Movement	2005

	$ million
Cumulative currency translation differences	3,126	–	3,126	(3,843)	(717)
Unrealised gains/(losses) on securities	350	–	350	736	1,086
Unrealised gains/(losses) on cash flow hedges	(157)	823	666	(932)	(266)

Total	3,319	823	4,142	(4,039)	103

	Income/(expense)

	At Jan 1,		At Sept 30,
	2004	Movement	2004

	$ million
Cumulative currency translation differences	–	(403)	(403)
Unrealised gains/(losses) on securities	700	(443)	257
Unrealised gains/(losses) on cash flow hedges	(188)	(11)	(199)

Total	512	(857)	(345)

5.     Earnings per share
      The basic earnings per share amounts shown relates to income attributable to Royal Dutch and Shell Transport shareholders. Details regarding the weighted-average number of shares used are contained in Note 1.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
6.     Information by business segment
      Following a change in business circumstances certain contracts are classified as held for trading purposes and reported net rather than gross with effect from the third quarter of 2005.
      Refer to Note 11 for the revenue and cost of sales effect.
Three months ended September 30, 2005

					Corporate
	Exploration &	Gas &			and		Total
	Production	Power	Oil Products	Chemicals	Other	Elimination	Shell Group

	$ million
Revenue
Third party	7,078	3,086	58,877	7,311	83	–	76,435
Inter-segment	8,603	417	1,709	1,165	–	(11,894)	–

Total	15,681	3,503	60,586	8,476	83	–	76,435

Segment result	7,136	228	4,241	354	(266)	–	11,693
Share of profit of equity accounted investments	2,220	271	492	85	13	–	3,081
Net finance costs							(106)
Other income							162
Taxation							5,558

Income from continuing operations							9,484
Income/(loss) from discontinued operations	–	–	–	(93)	–	–	(93)

Income for the period							9,391

Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Three months ended September 30, 2004

					Corporate
	Exploration &	Gas &			and		Total
	Production	Power	Oil Products	Chemicals	Other	Elimination	Shell Group

	$ million
Revenue
Third party	5,640	2,190	55,761	6,915	179	–	70,685
Inter-segment	6,582	243	1,445	893	–	(9,163)	–

Total	12,222	2,433	57,206	7,808	179	–	70,685

Segment result	4,737	(16)	3,087	565	(229)	–	8,144
Share of profit of equity accounted investments	422	277	466	163	(74)	–	1,254
Net finance costs							74
Other income							63
Taxation							3,790

Income from continuing operations							5,597
Income/(loss) from discontinued operations	–	–	–	23	–	–	23

Income for the period							5,620

Nine months ended September 30, 2005

	Exploration				Corporate
	and	Gas &			and		Total
	Production	Power	Oil Products	Chemicals	Other	Elimination	Group

	$ million
Revenue
Third party	17,717	9,221	180,799	22,941	557	–	231,235
Inter-segment	24,125	1,143	4,765	2,882	–	(32,915)	–

Total	41,842	10,364	185,564	25,823	557	–	231,235

Segment Result	18,686	299	10,829	1,396	(711)	–	30,499
Share of profit of equity accounted investments	3,394	630	1,517	329	(136)	–	5,734
Net finance costs							76
Other income							235
Taxation							14,427

Income from continuing operations							21,965
Income/(loss) from discontinued operations	–	–	–	(307)	–	–	(307)

Income for the period							21,658

Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Nine months ended September 30, 2004

	Exploration				Corporate
	and	Gas &			and		Total
	Production	Power	Oil Products	Chemicals	Other	Elimination	Group

	$ million
Revenue
Third party	12,350	6,502	151,442	19,053	738	–	190,085
Inter-segment	18,324	880	3,815	2,387	4	(25,410)	–

Total	30,674	7,382	155,257	21,440	742	–	190,085

Segment Result	12,400	87	7,241	1,093	(623)	–	20,198
Share of profit of equity accounted investments	1,560	854	980	342	(240)	–	3,496
Net finance costs							581
Other income							613
Taxation							9,276

Income from continuing operations							14,450
Income/(loss) from discontinued operations	–	–	–	65	–	–	65

Income for the period							14,515

      The information above is provided in accordance with IAS 14 Segment Reporting. Operating segment results are appraised by management on the basis of income including equity accounted investments and certain net finance costs and other (income)/expense and after tax. The table below reconciles the foregoing segment information to the information used for management reporting and is consistent with how the information will be presented in the Shell Group’s annual Financial Statements to comply with SFAS 131.
Income for the period by segment — Three months ended September 30, 2005

	Exploration				Corporate
	and	Gas &			and	Total
	Production	Power	Oil Products	Chemicals	Other	Group

	$ million
Segment result — IAS 14	7,136	228	4,241	354	(266)	11,693
Share of profit of equity accounted investments	2,220	271	492	85	13	3,081
Net finance costs and other (income)/expense	53	(144)	(3)	4	(178)	(268)
Taxation	4,326	87	1,296	21	(172)	5,558
Discontinued operations	–	–	–	(93)	–	(93)

Segment result	4,977	556	3,440	321	97	9,391

Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Income for the period by segment — Three months ended September 30, 2004

	Exploration				Corporate
	and	Gas &			and	Total
	Production	Power	Oil Products	Chemicals	Other	Group

	$ million
Segment result — IAS 14	4,737	(16)	3,087	565	(229)	8,144
Share of profit of equity accounted investments	422	277	466	163	(74)	1,254
Net finance costs and other (income)/expense	(15)	(12)	2	8	28	11
Taxation	2,831	(81)	994	171	(125)	3,790
Discontinued operations	–	–	–	23	–	23

Segment result	2,343	354	2,557	572	(206)	5,620

Income for the period by segment — Nine months ended September 30, 2005

	Exploration				Corporate
	&	Gas &			and	Total
	Production	Power	Oil Products	Chemicals	Other	Group

	$ million
Segment result — IAS 14	18,686	299	10,829	1,396	(711)	30,499
Share of profit of equity accounted investments	3,394	630	1,517	329	(136)	5,734
Net finance costs and other (income)/expense	203	(174)	(16)	5	(177)	(159)
Taxation	11,200	60	3,208	384	(425)	14,427
Discontinued operations	–	–	–	(307)	–	(307)

Segment result	10,677	1,043	9,154	1,029	(245)	21,658

Income for the period by segment — Nine months ended September 30, 2004

	Exploration				Corporate
	&	Gas &			and	Total
	Production	Power	Oil Products	Chemicals	Other	Group

	$ million
Segment result — IAS 14	12,400	87	7,241	1,093	(623)	20,198
Share of profit of equity accounted investments	1,560	854	980	342	(240)	3,496
Net finance costs and other (income)/expense	38	(245)	(30)	13	192	(32)
Taxation	7,017	(24)	2,327	319	(363)	9,276
Discontinued operations	–	–	–	65	–	65

Segment result	6,905	1,210	5,924	1,168	(692)	14,515

7.     Discontinued operations
      Discontinued operations in the three and nine month periods ended September 30, 2005 comprise the activities of Basell, a jointly controlled Chemicals entity (Shell Group interest 50%), which has been held for sale
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
at fair value less costs to sell since the announcement in 2004 of a review of strategic alternatives regarding this venture. The loss for the three and nine month periods ended September 30, 2005 comprised an impairment at fair value less costs to sell at September 30, 2005.
8.     Implementation of IAS 32 and IAS 39 Financial Instruments
      As described in Note 2, the impact on transition at January 1, 2005 resulting from recognising at fair value certain additional derivative contracts and unquoted securities, and recognising preference shares as debt, was an increase in total equity of $0.8 billion. This was reflected by increases in assets and liabilities at January 1, 2005 as follows:

$ million

Investments: financial assets	1,018
Non-current assets: deferred tax	5
Current assets	42
Non-current liabilities: deferred tax	(195)
Non-current liabilities debt	(20)
Current liabilities	(54)

796

      Preference share capital of $20 million was recategorised as debt on January 1, 2005 on the adoption of IAS 32 and 39.
9.     Share capital
     Equity share capital

	Sept 30	Dec. 31
	2005	2004

	$ million
Allotted, called up and fully paid
Royal Dutch Ordinary shares	350	350
Shell Transport Ordinary shares	233	234

	583	584

      The number of shares outstanding at September 30, 2005 and December 31, 2004, were as follows:

	Royal Dutch	Shell Transport

Shares outstanding at September 30, 2005	2,069,520,000	9,603,350,002
Shares outstanding at December 31, 2004	2,074,400,000	9,624,900,000
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
     Non-equity share capital

	Sept 30	Dec. 31	Sept 30	Dec. 31
	2005	2004	2005	2004

	Number of shares			$ million
Allotted, called up and fully paid
€448 Priority Shares	–	1,500	–	1
£1 First Preference Shares	–	2,000,000	–	3
£1 Second Preference Shares	–	10,000,000	–	16

			–	20

      The preference share capital was recategorised as debt on January 1, 2005 on the adoption of IAS 32 and 39.
10.     Contingencies and litigation
      Shell Oil Company (including subsidiaries and affiliates, referred to collectively as SOC), along with numerous other defendants, has been sued by public and quasi-public water purveyors, as well as governmental entities, alleging responsibility for groundwater contamination caused by releases of gasoline containing oxygenate additives. Most of these suits assert various theories of liability, including product liability, and seek to recover actual damages, including clean-up costs. Some assert claims for punitive damages. As of October 27, 2005, there were approximately 64 pending suits by such plaintiffs that asserted claims against SOC and many other defendants (including major energy and refining companies). Although a majority of these cases do not specify the amount of monetary damages sought, some include specific damage claims collectively against all defendants. While the aggregate amounts claimed against all defendants for actual and punitive damages in such suits could be material to the Combined Financial Statements if they were ultimately recovered against SOC alone rather than apportioned among the defendants, management of the Shell Group considers the amounts claimed in these pleadings to be highly speculative and not an appropriate basis on which to determine a reasonable estimate of the amount of the loss that may be ultimately incurred, for the reasons described below.
      The reasons for this determination can be summarised as follows:

•	While the majority of the cases have been consolidated for pre-trial proceedings in the United States District Court for the Southern District of New York, there are many cases pending in other jurisdictions throughout the U.S. Most of the cases are at a preliminary stage. In many matters, little discovery has been taken and many critical substantial legal issues remain unresolved. Consequently, management of the Shell Group does not have sufficient information to assess the facts underlying the plaintiffs’ claims; the nature and extent of damages claimed, if any; the reasonableness of any specific claim for money damages; the allocation of potential responsibility among defendants; or the law that may be applicable. Additionally, given the pendency of cases in varying jurisdictions, there may be inconsistencies in the determinations made in these matters.

•	There are significant unresolved legal questions relating to claims asserted in this litigation. For example, it has not been established whether the use of oxygenates mandated by the 1990 amendments to the Clean Air Act can give rise to a products liability based claim. While some trial courts have held that it cannot, other courts have left the question open or declined to dismiss claims brought on a products liability theory. Other examples of unresolved legal questions relate to the applicability of federal preemption, whether a plaintiff may recover damages for alleged levels of contamination significantly below state environmental standards, and whether a plaintiff may recover for an alleged threat to groundwater before detection of contamination.
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

•	There are also significant unresolved legal questions relating to whether punitive damages are available for products liability claims or, if available, the manner in which they might be determined. For example, some courts have held that for certain types of product liability claims, punitive damages are not available. It is not known whether that rule of law would be applied in some or all of the pending oxygenate additive cases. Where specific claims for damages have been made, punitive damages represent in most cases a majority of the total amounts claimed.

•	There are significant issues relating to the allocation of any liability among the defendants. Virtually all of the oxygenate additives cases involve multiple defendants including most of the major participants in the retail gasoline marketing business in the regions involved in the pending cases. The basis on which any potential liability may be apportioned among the defendants in any particular pending case cannot yet be determined.
      For these reasons, management of the Shell Group is not currently able to estimate a range of reasonably possible losses or minimum loss for this litigation; however, management of the Shell Group does not currently believe that the outcome of the oxygenate-related litigation pending as of October 27, 2005 will have a material impact on the Shell Group’s financial condition, although such resolutions could have a significant effect on periodic results for the period in which they are recognised.
      A $490 million judgment in favour of 466 plaintiffs in a consolidated matter that had once been nine individual cases was rendered in 2002 by a Nicaraguan court jointly against SOC and three other named defendants (not affiliated with SOC), based upon Nicaraguan Special Law 364 for claimed personal injuries resulting from alleged exposure to dibromochloropropane (DBCP) — a pesticide manufactured by SOC prior to 1978. This special law imposes strict liability (in a predetermined amount) on international manufacturers of DBCP. The statute also provides that unless a deposit (calculated as described below) of an amount denominated in Nicaraguan cordobas is made into the Nicaraguan courts, the claims would be submitted to the US courts. In SOC’s case the deposit would have been between $19 million and $20 million (based on an exchange rate between 15 and 16 cordobas per US dollar). SOC chose not to make this deposit. The Nicaraguan courts did not, however, give effect to the provision of Special Law 364 that requires submission of the matter to the U.S. courts. Instead, the Nicaraguan court entered judgment against SOC and the other defendants. Further, SOC was not afforded the opportunity to present any defences in the Nicaraguan court, including that it was not subject to Nicaraguan jurisdiction because it had neither shipped nor sold DBCP to parties in Nicaragua. At this time, SOC has not completed the steps necessary to perfect an appeal in Nicaragua and, as described below, the Nicaraguan claimants have sought to enforce the Nicaraguan judgment against SOC in the U.S. and in Venezuela. SOC does not have any assets in Nicaragua. In 2003, an attempt by the plaintiffs to enforce the Nicaraguan judgment described above in the United States against Shell Chemical Company and purported affiliates of the other named defendants was rejected by the United States District Court for the Central District of California because of improper service and attempted enforcement against non-existent entities or entities that were not named in the Nicaraguan judgment. The plaintiffs initially appealed this decision but have subsequently withdrawn their appeal. SOC filed a declaratory judgment action seeking ultimate adjudication of the non-enforceability of this Nicaraguan judgment in the United States District Court for the Central District of California. This district court denied motions filed by the Nicaraguan claimants to dismiss SOC claims that Nicaragua does not have impartial tribunals, the proceedings violated due process, the relationship between SOC and Nicaragua made the exercise of personal jurisdiction unreasonable, and Special Law 364 is repugnant to U.S. public policy because it violates due process. A finding in favour of SOC on any of these grounds will result in a refusal to recognize and enforce the judgment in the United States. Several requests for Exequatur were filed in 2004 with the Tribunal Suprema de Justicia (the Venezuelan Supreme Court) to enforce Nicaraguan judgments. The petitions imply that judgments can be satisfied with assets of Shell Venezuela, S.A., which was neither a party to the Nicaraguan judgment nor a subsidiary of SOC, against whom the Exequatur was filed. The petitions are pending before the Tribunal Suprema de Justicia. As of October 27, 2005, eight additional Nicaraguan judgments had been entered in the collective
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
amount of approximately $398.2 million in favor of 489 plaintiffs jointly against Shell Chemical Company and three other named defendants (not affiliated with Shell Chemical Company) under facts and circumstances almost identical to those relating to the judgment described above. Additional judgments are anticipated (including a suit seeking more than $3 billion). It is the opinion of management of the Shell Group that the above judgments are unenforceable in a U.S. court, as a matter of law, for the reasons set out in SOC’s declaratory judgment action described above. No financial provisions have been established for these judgments or related claims.
      Since 1984, SOC has been named with others as a defendant in numerous product liability cases, including class actions, involving the failure of residential plumbing systems and municipal water distribution systems constructed with polybutylene plastic pipe. SOC fabricated the resin for this pipe while the co-defendants fabricated the raw materials for the pipe fittings. As a result of two class action settlements in 1995, SOC and the co-defendants agreed on a mechanism to fund until 2009 the settlement of most of the residential plumbing claims in the United States. Financial provisions have been taken by SOC for its settlement funding needs anticipated at this time. Additionally, claims that are not part of these class action settlements or that challenge these settlements continue to be filed primarily involving alleged problems with polybutylene pipe used in municipal water distribution systems. It is the opinion of management of the Shell Group that exposure from this other polybutylene litigation pending as of October 27, 2005, is not material. Management of the Shell Group cannot currently predict when or how all polybutylene matters will be finally resolved.
      In connection with the recategorisation of certain hydrocarbon reserves that occurred in 2004, a number of putative shareholder class actions were filed against Royal Dutch, Shell Transport, Managing Directors of Royal Dutch during the class period, Managing Directors of Shell Transport during the class period and the external auditors for Royal Dutch, Shell Transport and the Royal Dutch/ Shell Group. These actions were consolidated in the United States District Court in New Jersey and a consolidated complaint was filed in September 2004. The complaint asserted claims under the U.S. securities laws on behalf of all purchasers of Royal Dutch and Shell Transport securities between April 8, 1999 and March 18, 2004.
      On August 9, 2005, the court ruled on motions to dismiss filed by Shell and other defendants. These motions generally addressed whether plaintiffs’ complaint sufficiently alleges claims and should be allowed to proceed. First, the court dismissed with prejudice the private plaintiffs’ attempts to challenge Shell’s shareholder notifications under section 14(a) of the Securities Exchange Act of 1934. The court ruled that, as a non-U.S. private issuer of securities, Shell is exempt from the provisions of section 14(a). Plaintiffs may not attempt to replead these claims. Second, the court dismissed all claims against seven of Shell’s current and former managing and supervisory directors: non-executive Chairman Aad Jacobs, Executive Committee member Malcolm Brinded, Maarten van den Bergh, Mark Moody-Stuart, Steven Miller, Paul Skinner and Harry Roels (the “Dismissed Individuals”). The plaintiffs were given 30 days to try to file an adequate complaint against these individuals. Third, the court declined to dismiss plaintiffs’ remaining claims against Shell, as well as the claims against its current Chief Executive, Jeroen van der Veer, and three of its former executive directors, Sir Philip Watts, Walter van de Vijver and Judith Boynton. Fourth, the Court decided to permit the class action plaintiffs to proceed with claims on behalf of non-US purchasers of Shell securities who bought their shares on markets outside the United States. Shell had argued that, in this case, the jurisdiction of U.S. courts was limited to those who purchased Shell’s shares on U.S. securities exchanges or who are U.S. citizens. Finally, the court decided to dismiss claims brought by shareholders who purchased Shell shares after the January 9, 2004 announcement of the reserves recategorisation and by shareholders who purchased shares during the class period and still hold those shares. The court ruled that the former group may attempt to replead their claims, but the latter group will not.
      On September 19, 2005, plaintiffs filed their Second Consolidated Amended Class Action Complaint (the “Second Amended Complaint”). The substantive allegations remain unchanged from those in the earlier complaint, except that plaintiffs dropped their section 14(a) claims and their claims against the Dismissed Individuals. In addition, the Second Amended Complaint does not name Shell’s current Chief Executive, Jeroen van der Veer, as a defendant, subject to plaintiffs’ reservation of the right to rename him as a defendant in the
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
future. It reinstates claims on behalf of those who purchased shares after the January 9, 2005 announcement of the reserves recategorisation.
      Shell has filed a motion for reconsideration on the issue of jurisdiction over non-U.S. purchasers who bought their securities on non-U.S. markets and, alternatively, a motion to certify this issue for appeal to the United States Court of Appeals for the Third Circuit. Plaintiffs have sought reconsideration of the court’s ruling dismissing with prejudice the claims of those who still hold the shares of Royal Dutch and Shell Transport that they purchased during the class period. Because of uncertainties relating to the pending reconsideration and/or certification motions and because of the relatively early stage of the proceedings, the company is currently unable to assess the impact of the ruling on the litigation. Further, the case is at an early stage and subject to substantial uncertainties concerning the outcome of material factual and legal issues relating to the litigation. In addition, potential damages, if any, in a fully litigated securities class action would depend on the losses caused by the alleged wrongful conduct that would be demonstrated by individual class members in their purchases and sales of Royal Dutch and Shell Transport shares during the relevant class period. Accordingly, based on the current status of the litigation, management of the Shell Group is unable to estimate a range of possible losses or any minimum loss. Management of the Shell Group will review this determination as the litigation progresses.
      Also in connection with the hydrocarbon reserves recategorisation, a number of putative class actions were filed on behalf of participants in certain employee benefit plans sponsored by Shell Oil Company or one of its United States-based affiliates alleging that Royal Dutch, Shell Transport and various current and former officers and directors breached various fiduciary duties to employee participants imposed by the Employee Retirement Income Security Act of 1974 (ERISA). These suits were consolidated in the United States District Court in New Jersey and a consolidated class action complaint was filed in July 2004. The parties executed a settlement agreement in July 2005 and, on August 31, 2005, the court approved the settlement. The court’s order has now become final. The settlement agreement requires defendants to pay $90 million to the settlement class, the court-appointed class counsel’s out-of-pocket expenses (which totaled $742,949.13), plus the costs incurred in providing notice of the settlement to class members. The corporate defendants must also require Shell Oil Company to adopt specific procedures regarding the monitoring and training of individuals appointed to be ERISA fiduciaries.
      The reserves recategorisation also led to the filing of shareholder derivative actions in 2004. The four suits pending in New York state court, New York federal court and New Jersey federal court demanded Shell Group management and structural changes and sought unspecified damages from certain current and former members of the Boards of Directors of Royal Dutch and Shell Transport. On October 21, 2005, the United States District Court for the District of New Jersey ruled that it would approve the settlement in a forthcoming opinion. Terms of the settlement include payment by the Shell Group of $9.2 million in attorneys’ fees and expenses to counsel for the derivative plaintiffs and the adoption and implementation by the Shell Group of certain corporate governance principles.
      The United States Securities and Exchange Commission (SEC) and UK Financial Services Authority (FSA) issued formal orders of private investigation in relation to the reserves recategorisation which Royal Dutch and Shell Transport resolved by reaching agreements with the SEC and the FSA as announced on August 24, 2004. In connection with the agreement with the SEC, Royal Dutch and Shell Transport consented, without admitting or denying the SEC’s findings or conclusions, to an administrative order finding that Royal Dutch and Shell Transport violated, and requiring Royal Dutch and Shell Transport to cease and desist from future violations of, the antifraud, reporting, recordkeeping and internal control provisions of the US Federal securities laws and related SEC rules, agreed to pay a $120 million civil penalty and undertook to spend an additional $5 million developing a comprehensive internal compliance program.
      In connection with the agreement with the FSA, Royal Dutch and Shell Transport agreed, without admitting or denying the FSA’s findings or conclusions, to the entry of a Final Notice by the FSA finding that Royal Dutch
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
and Shell Transport breached market abuse provisions of the UK’s Financial Services and Markets Act 2000 and the Listing Rules made under it and agreed to pay a penalty of £17 million. The penalties from the SEC and FSA and the additional amount to develop a comprehensive internal compliance program have been paid by Shell Group companies and fully included in the Income Statement of the Shell Group for the year 2004. The United States Department of Justice commenced a criminal investigation but announced on June 29, 2005 that it had made a determination not to prosecute. Euronext Amsterdam, the Dutch Authority for the Financial Markets (AFM) and the California Department of Corporations are investigating the issues related to the reserves recategorisation. The AFM have announced that their findings do not give rise to any further action from their side at this time. Management of the Shell Group cannot currently predict the manner and timing of the resolution of these pending matters and is currently unable to estimate the range of reasonably possible losses from such matters.
      Shell Group companies are subject to a number of other loss contingencies arising out of litigation and claims brought by governmental and private parties, which are handled in the ordinary course of business.
      The operations and earnings of Shell Group companies continue, from time to time, to be affected to varying degrees by political, legislative, fiscal and regulatory developments, including those relating to the protection of the environment and indigenous people, in the countries in which they operate. The industries in which Shell Group companies are engaged are also subject to physical risks of various types. The nature and frequency of these developments and events, not all of which are covered by insurance, as well as their effect on future operations and earnings, are unpredictable.
11.     Reconciliation from IFRS to US GAAP
      The Group adopted IFRS in 2005, which varies from US GAAP in certain respects, with a date of transition of January 1, 2004 (see Note 13). The reconciliation at transition and for 2004 and 2005 are in Note 11, 12 and 13. The significant differences between IFRS and US GAAP are described below.
     Cumulative currency translation differences (CCTD)
      Under IFRS at January 1, 2004, the balance of CCTD of $1,208 million was eliminated by transfer to retained earnings. For US GAAP there is no change in the accounting for CCTD and the before mentioned amount is included in accumulated other comprehensive income. Equity at that date in total under both IFRS and US GAAP was not impacted.
     Joint ventures
      Under IFRS incorporated joint ventures, in which the Group has a liability proportionate to its interest are presented as equity accounted investments. For US GAAP purposes, the Shell Group proportionally combined these joint ventures until December 31, 2004. As of January 1, 2005, these joint ventures are presented as equity accounted investments under US GAAP. This change has no impact on total equity or income.
     Major Inspection costs
      Under IFRS major inspection costs are capitalised and are amortised to income over the period until the next planned major inspection. On a US GAAP basis prior to January 1, 2005, the Group expensed these costs as they were incurred. From January 1, 2005 such costs are capitalised and are amortised to income over the period until the next planned major inspection.
      The cumulative effect of the change of policy ($554 million) has been included in US GAAP net income for the quarter ended March 31, 2005. Consequently, the related reconciling items between IFRS and US GAAP that
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
existed at December 31, 2004 do not exist any more. The impact on income going forward is reflected in lower operating costs and higher depreciation.
     Financial instruments and other derivatives contracts
      The Shell Group adopted IAS 32 and IAS 39 as of January 1, 2005, which requires certain unquoted equity securities to be recognised at fair value. Under US GAAP these are recognised at cost. This change in accounting has no impact on the timing of recognition of income arising from these investments.
      From the same date, certain commodity contracts and embedded derivatives that are not recognised under US GAAP are recognised at fair value under IFRS.
     Employee benefits
     (a) Employee retirement plans and other postretirement benefits
      Under IFRS, all gains and losses related to defined benefit pension arrangements and other post retirement benefits at the date of transition to IFRS have been recognised in the 2004 opening balance sheet, with a corresponding reduction in equity of $4,954 million. Under US GAAP these amounts are amortized therefore equity under US GAAP at September 30, 2005 is $4,786 million higher.
      Under IFRS, the use of the fair value of pension plan assets (rather than market-related value under US GAAP) to calculate annual expected investment returns and the changed approach to amortisation of investment gains/ losses can be expected to increase volatility in income going forward as compared to past IFRS and US GAAP results. Under US GAAP, the pension charge for the nine month period ended September 30, 2005 is $148 million higher (2004: $115 million lower) and for the three month period ended September 30, 2005 of $43 million higher (2004: $47 million lower).
     (b) Share-based compensation
      Under IFRS, share-based compensation awarded after November 7, 2002 and not yet vested at January 1, 2005 is recognised as an expense based on fair value measurement. For the US GAAP the Group has adopted SFAS 123R as of January 1, 2005 using the modified prospective approach. This will minimise the difference between US GAAP and IFRS reporting. The remaining difference relates to share-based compensation awarded but not yet vested and granted before November 7, 2002, which under US GAAP is also recognised as an expense, and the treatment of deferred tax on share-based payments. Under IFRS deferred tax is re-measured every reporting period and under US GAAP deferred tax is estimated at grant date and not subsequently revised.
      Under US GAAP until December 31, 2004 share based compensation expense was recognised based on the intrinsic value method, which required no recognition of compensation expense for plans where the exercise price is not at a discount to the market value at the date of the grant, and the number of options is fixed on the grant date.
     Impairments
      Under IFRS an impairment is based on discounted cash flows. Under US GAAP, only if an asset’s estimated undiscounted future cash flows are below its carrying amount is a determination required of the amount of any impairment based on discounted cash flows. There is no undiscounted test under IFRS.
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     Reversal of impairments
      Under IFRS, a favourable change in the circumstance, which resulted in an impairment of an asset other than goodwill, would trigger the requirement for a redetermination of the amount of the impairment and any reversal is recognised in income. Under US GAAP, impairments are not reversed.
     Other adjustments
      Other reconciling items include: the reclassification between line item allocations under IFRS which do not affect equity compared with that shown under US GAAP; differences arising from cumulative currency translation differences; presentation of income from equity accounted investments; other differences arising from IAS 12 Income Taxes and IAS 17 Leases.
     Recent US GAAP accounting pronouncements
      On April 4, 2005, the FASB adopted FASB Staff Position FSP FAS 19-1 that amends Statement of Financial Accounting Standards No. 19 (FAS 19), “Financial Accounting and Reporting by Oil and Gas Producing Companies,” to permit the continued capitalization of exploratory well costs beyond one year if (a) the well found a sufficient quantity of reserves to justify its completion as a producing well and (b) the entity is making sufficient progress assessing the reserves and the economic and operating viability of the project. The guidance in the FSP is required to be applied prospectively as of the third quarter of 2005. Currently we do not expect this to have a material impact on our financial statements.
      EITF Issue no. 04-13 “Accounting for Purchases and Sales of Inventory with the Same Counterparty”, was ratified in September, 2005 and requires “buy/sell” contractual arrangements entered into after March 15, 2006, or modifications or renewals of existing arrangements after that date, to be reported net in the Statement of Income and accounted for as non-monetary transactions; earlier adoption in 2005 is permitted. The Shell Group has implemented EITF 04-13 with effect from July 1, 2005. The implementation of EITF 04-13 does not create a GAAP difference with the Shell Group’s IFRS accounts.
      In prior periods the Group has entered into buy/sell agreements which, if reported net under EITF 04-13, would lead to a reduction in revenue and cost of sales for the nine months to September 30, 2005 of $15,720 million and $15,749 million, respectively, (three months to September 30, 2004: $6,422 million and $6,407 million; nine months to September 30, 2004: $18,089 million and $18,186 million) with no impact on net income.
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of statement of income from IFRS to US GAAP for Three months ended September 30, 2005

				Employee
				benefits
		Discontinued					Reversals of
	IFRS	operations(1)	Reclassifications(2)	(a)	(b)	Impairments	Impairments	Other	US GAAP

	$ million
Sales proceeds	94,717	–	–	–	–	–	–	45	94,762
less: Sales taxes, excise duties and similar levies	18,282	–	–	–	–	–	–	–	18,282

Revenue	76,435	–	–	–	–	–	–	45	76,480
Cost of sales	60,704	85	(2)	47	9	11	(203)	333	60,984

Gross profit	15,731	(85)	2	(47)	(9)	(11)	203	(288)	15,496
Selling and distribution expenses	3,150	–	–	10	4	–	–	(7)	3,157
Administrative expenses	613	–	–	18	1	–	–	–	632
Exploration	275	–	–	–	–	–	–	–	275
Research and development	–	–	71	–	–	–	–	–	71
Share of profit of equity accounted investments	3,081	(8)	–	(1)	–	–	9	1	3,082
Net finance costs and other income	(268)	–	(69)	–	–	–	–	(21)	(358)

Income before taxation	15,042	(93)	–	(76)	(14)	(11)	212	(259)	14,801
Taxation	5,558	–	–	(34)	–	(3)	(2)	(67)	5,452

Income from continuing operations	9,484	(93)	–	(42)	(14)	(8)	214	(192)	9,349
Income from discontinued operations	(93)	93	–	–	–	–	–	–	–
Cumulative effect of change in accounting policy	–	–	–	–	–	–	–	–	–

Income for the period	9,391	–	–	(42)	(14)	(8)	214	(192)	9,349

Attributable to minority interest	359	–	–	–	–	–	–	–	359

Income attributable to shareholders of Royal Dutch and Shell Transport	9,032	–	–	(42)	(14)	(8)	214	(192)	8,990

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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of statement of income from IFRS to US GAAP for Nine months ended September 30, 2005

				Employee
				benefits				Major
		Discontinued					Reversals of	inspection
	IFRS	operations(1)	Reclassifications(2)	(a)	(b)	Impairments	Impairments	costs	Other	US GAAP

	$ million
Sales proceeds	286,168	(1,374)	–	–	–	–	–		31	284,825
less: Sales taxes, excise duties and similar levies	54,933	(726)	–	–	–	–	–		–	54,207

Revenue	231,235	(648)	–	–	–	–	–		31	230,618
Cost of sales	188,733	(85)	(64)	150	23	31	(256)		263	188,795

Gross profit	42,502	(563)	64	(150)	(23)	(31)	256		(232)	41,823
Selling and distribution expenses	9,462	(64)	–	62	4	–	–		(34)	9,430
Administrative expenses	1,757	–	–	23	2	–	–		(25)	1,757
Exploration	784	–	–	–	–	–	–		–	784
Research and development	–	–	303	–	–	–	–		–	303
Share of profit of equity accounted investments	5,734	(222)	–	(2)	–	–	129		(13)	5,626
Net finance costs and other income	(159)	(1)	(239)	–	–	–	–		(21)	(420)

Income before taxation	36,392	(720)	–	(237)	(29)	(31)	385		(165)	35,595
Taxation	14,427	(35)	–	(90)	3	(64)	(2)		(70)	14,169

Income from continuing operations	21,965	(685)	–	(147)	(32)	33	387		(95)	21,426
Income from discontinued operations	(307)	685	–	–	–	–	–		–	378
Cumulative effect of change in accounting policy	–	–	–	–	–	–	–	(554)	–	(554)

Income for the period	21,658	–	–	(147)	(32)	33	387	554	(95)	22,358

Attributable to minority interest	715	–	–	–	–	60	–		–	775

Income attributable to shareholders of Royal Dutch and Shell Transport	20,943	–	–	(147)	(32)	(27)	387	554	(95)	21,583

(1)	The definition of activities classified as discontinued operations differs from that under US GAAP. Under IFRS equity accounted or other investments are not excluded from this classification, but the activity must be a separate major line of business or geographical area of operations. During the nine months ended September 30, 2005, discontinued operations have been assessed and presented in accordance with FAS 144. Where new discontinued operations have been identified in the current period, the disclosures have been applied retrospectively. This is a 2005 event and does not affect the combined financial statements of Royal Dutch and Shell Transport for the year ended December 31, 2004.

(2)	Reclassifications are differences in line item allocation under IFRS but do not affect income compared with that shown under US GAAP. They mainly comprise impacts from reporting 1) all jointly controlled entities
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using the equity method, 2) the results of equity accounted investments on a single line (therefore after net finance costs and tax), 3) accretion expense arising on asset retirement obligations as net finance costs rather than as cost of sales, and 4) research and development within cost of sales.
Earnings per share under US GAAP

	Three months		Nine months
	ended		ended
	September 30,		September 30,

	2005	2004	2005	2004

	$
Royal Dutch Petroleum Company
Earnings per share	2.72	1.60	6.47	4.12
— Continuing operations	2.72	1.57	6.19	3.99
— Discontinuing operations	–	0.03	0.11	0.13
— Cumulative effect of change in accounting policy	–	–	0.17	–

Diluted earnings per share	2.71	1.60	6.45	4.11
— Continuing operations	2.71	1.57	6.17	3.98
— Discontinuing operations	–	0.03	0.11	0.13
— Cumulative effect of change in accounting policy	–	–	0.17	–

The Shell Transport and Trading Company Limited
Earnings per share	0.38	0.22	0.92	0.59
— Continuing operations	0.38	0.22	0.88	0.57
— Discontinuing operations	—	—	0.02	0.02
— Cumulative effect of change in accounting policy	—	—	0.02	—

Diluted earnings per share	0.38	0.22	0.91	0.59
— Continuing operations	0.38	0.22	0.87	0.57
— Discontinuing operations	—	—	0.02	0.02
— Cumulative effect of change in accounting policy	—	—	0.02	—

      Details of the number of shares used in these calculations are contained in Note 1. Income from continuing operations is adjusted for income attributable to minority interest.
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of balance sheet from IFRS to US GAAP as at September 30, 2005

		Employee		Reversals of
	IFRS	benefits	Impairments	Impairments	Other	US GAAP

	$ million
ASSETS
Non-current assets
Property, plant and equipment	85,601	–	675	(156)	(105)	86,015
Intangible assets	4,361	349	(5)	–	(17)	4,688
Investments:
equity accounted investments	17,138	121	(212)	(53)	(49)	16,945
financial assets	3,236	–	–	–	(385)	2,851
Deferred tax	3,039	(991)	(3)	–	206	2,251
Other long term assets	6,555	5,545	–	–	(166)	11,934

	119,930	5,024	455	(209)	(516)	124,684

Current assets
Inventories	21,490	–	–	–	–	21,490
Accounts receivable	83,812	–	–	–	(31)	83,781
Cash and cash equivalents	15,998	–	–	–	–	15,998

	121,300	–	–	–	(31)	121,269

Total assets	241,230	5,024	455	(209)	(547)	245,953

LIABILITIES
Non-current liabilities
Debt	9,339	–	–	–	(290)	9,049
Deferred tax	12,411	1,428	237	(125)	16	13,967
Provisions	13,132	(1,188)	–	–	(1,279)	10,665
Other	4,395	–	–	–	1,360	5,755

	39,277	240	237	(125)	(193)	39,436

Current liabilities
Debt	6,714	–	–	–	(12)	6,702
Accounts payable and accrued liabilities	86,284	(22)	–	–	73	86,335
Taxes payable	12,510	–	–	–	6	12,516

	107,064	(22)	–	–	67	107,109

Total liabilities	146,341	218	237	(125)	(126)	146,545

Minority interest					6,653	6,653

Equity attributable to shareholders of Royal Dutch and Shell Transport	88,279	4,786	218	(84)	(444)	92,755
Minority interest	6,610	20	–	–	(6,630)	–

Total equity	94,889	4,806	218	(84)	(7,074)	92,755

Total liabilities and equity	241,230	5,024	455	(209)	(547)	245,953

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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Accumulated Other Comprehensive Income under US GAAP comprises the following amounts:

At September 30,
2005

$ million
Currency translation differences	234
Unrealised gains on securities	1,083
Unrealised gains on cash flow hedges	692
Minimum pension liability	(1,645)

(1,020)

      An amount of $3.8 billion has been reclassified from accumulated other comprehensive income to retained earnings compared to the Royal Dutch and Shell Transport Combined Financial Statements for the year ended December 31, 2004.
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NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS

12.	Reconciliations from IFRS to US GAAP in 2004
Reconciliation of statement of income from IFRS to US GAAP for Three months ended September 30, 2004

				Employee		Cumulative
				benefits(3)		currency			Major
		Discontinued				translation		Reversals of	inspection
	IFRS	operations(1)	Reclassifications(2)	(a)	(b)	differences(3)	Impairments(3)	impairments(3)	costs(3)	Other	US GAAP

	$ million
Sales proceeds	89,006	(1,985)	453	–	–	–	–	–	–	2	87,476
Less: Sales taxes, excise duties and similar levies	18,321	(690)	148	–	–	–	–	–	–	–	17,779

Revenue	70,685	(1,295)	305	–	–	–	–	–	–	2	69,697
Cost of sales	58,604	(1,006)	6	(76)	(35)	(33)	–	–	15	19	57,494

Gross profit	12,081	(289)	299	76	35	33	–	–	(15)	(17)	12,203
Selling and distribution expenses	3,110	(129)	–	(4)	(3)	28	–	–	–	24	3,026
Administrative expenses	533	(5)	–	5	(1)	–	–	–	–	(7)	525
Exploration	294	(2)	10	–	–	–	–	–	–	–	302
Research and development	–	–	97	–	–	–	–	–	–	–	97
Share of profit of equity accounted investments	1,254	20	574	(3)	–	–	–	–	5	(9)	1,841
Net finance costs and other income	11	(18)	67	–	–	–	–	–	–	(35)	25

Income before taxation	9,387	(115)	699	72	39	5	–	–	(10)	(8)	10,069
Taxation	3,790	(22)	699	26	3	–	–	–	(3)	81	4,574

Income from continuing operations	5,597	(93)	–	46	36	5	–	–	(7)	(89)	5,495
Income from discontinued operations	23	64	–	–	–	–	–	–	–	–	87

Income for the period	5,620	(29)	–	46	36	5	–	–	(7)	(89)	5,582

Attributable to minority interest	249	(29)	–	(1)	1	–	–	–	(5)	9	224

Income attributable to shareholders of Royal Dutch and Shell Transport	5,371	–	–	47	35	5	–	–	(2)	(98)	5,358

(1)	The definition of activities classified as discontinued operations differs from that under US GAAP. Under IFRS equity accounted or other investments are not excluded from this classification, but the activity must be a separate major line of business or geographical area of operations. As a result, all of the items presented as discontinued operations in 2004 and 2005 under US GAAP are included within continuing operations under IFRS.

(2)	Reclassifications are differences in line item allocation under IFRS but do not affect income compared with that shown under US GAAP. They mainly comprise impacts from reporting 1) all jointly controlled entities using the equity method, 2) the results of equity accounted investments on a single line (therefore after net finance costs and tax), 3) accretion expense arising on asset retirement obligations as net finance costs rather than as cost of sales, and 4) research and development within cost of sales.

(3)	See Note 11.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of statement of income from IFRS to US GAAP for Nine months ended September 30, 2004

				Employee		Cumulative
				benefits(3)		currency			Major
		Discontinued				translation		Reversals of	inspection
	IFRS	operations(1)	Reclassifications(2)	(a)	(b)	differences(3)	Impairments(3)	impairments(3)	costs(3)	Other	US GAAP

	$ million
Sales proceeds	243,634	(5,448)	2,449	–	–	–	–	–	–	5	240,640
Less: Sales taxes, excise duties and similar levies	53,549	(1,981)	920	–	–	–	–	–	–	–	52,488

Revenue	190,085	(3,467)	1,529	–	–	–	–	–	–	5	188,152
Cost of sales	157,901	(2,422)	187	(210)	(91)	(21)	–	–	190	52	155,586

Gross profit	32,184	(1,045)	1,342	210	91	21	–	–	(190)	(47)	32,566
Selling and distribution expenses	9,046	(357)	–	3	(8)	28	–	–	–	22	8,734
Administrative expenses	1,646	(21)	1	22	(2)	–	–	–	–	(5)	1,641
Exploration	1,294	(5)	15	–	–	–	–	–	–	–	1,304
Research and development	–	–	392	–	–	–	–	–	–	–	392
Share of profit of equity accounted investments	3,496	52	1,197	(9)	–	–	(4)	–	(17)	(20)	4,695
Net finance costs and other income	(32)	(49)	4	–	–	–	–	–	–	(66)	(143)

Income before taxation	23,726	(561)	2,127	176	101	(7)	(4)	–	(207)	(18)	25,333
Taxation	9,276	(134)	2,127	63	6	–	–	–	(68)	103	11,373

Income from continuing operations	14,450	(427)	–	113	95	(7)	(4)	–	(139)	(121)	13,960
Income from discontinued operations	65	371	–	–	–	–	–	–	–	–	436

Income for the period	14,515	(56)	–	113	95	(7)	(4)	–	(139)	(121)	14,396

Attributable to minority interest	546	(56)	–	(2)	2	–	–	–	(10)	6	486

Income attributable to shareholders of Royal Dutch and Shell Transport	13,969	–	–	115	93	(7)	(4)	–	(129)	(127)	13,910

Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of statement of income from IFRS to US GAAP for the year ended December 31, 2004

				Employee		Cumulative
				benefits(3)		currency			Major
		Discontinued				translation		Reversals of	inspection
	IFRS	operations(1)	Reclassifications(2)	(a)	(b)	differences(3)	Impairments(3)	impairments(3)	costs(3)	Other	US GAAP

	$ million
Sales proceeds	338,756	(6,945)	3,803	–	–	–	–	–	–	7	335,621
Less: Sales taxes, excise duties and similar levies	72,370	(2,529)	1,499	–	–	–	–	–	–	–	71,340

Revenue	266,386	(4,416)	2,304	–	–	–	–	–	–	7	264,281
Cost of sales	223,259	(1,810)	134	(306)	(128)	102	(730)	211	223	54	221,009

Gross profit	43,127	(2,606)	2,170	306	128	(102)	730	(211)	(223)	(47)	43,272
Selling and distribution expenses	12,550	(448)	–	25	(9)	28	–	–	–	87	12,233
Administrative expenses	2,548	(28)	3	25	(5)	–	–	–	–	(1)	2,542
Exploration	1,809	(5)	19	–	–	–	–	–	–	–	1,823
Research and development	–	–	553	–	–	–	–	–	–	–	553
Share of profit of equity accounted investments	5,015	(252)	1,420	(6)	–	–	(212)	(258)	(50)	(4)	5,653
Net finance costs and other income	(424)	(28)	121	–	–	–	–	–	–	(145)	(476)

Income before taxation	31,659	(2,349)	2,894	250	142	(130)	518	(469)	(273)	8	32,250
Taxation	12,168	(381)	2,894	77	27	–	258	–	(75)	120	15,088

Income from continuing operations	19,491	(1,968)	–	173	115	(130)	260	(469)	(198)	(112)	17,162
Income from discontinued operations	(234)	1,880	–	–	–	–	–	–	–	–	1,646

Income for the period	19,257	(88)	–	173	115	(130)	260	(469)	(198)	(112)	18,808

Attributable to minority interest	717	(88)	–	(3)	–	–	–	–	(2)	2	626

Income attributable to shareholders of Royal Dutch and Shell Transport	18,540	–	–	176	115	(130)	260	(469)	(196)	(114)	18,182

(1)	The definition of activities classified as discontinued operations differs from that under US GAAP. Under IFRS equity accounted or other investments are not excluded from this classification, but the activity must be a separate major line of business or geographical area of operations. As a result, all of the items presented as discontinued operations in 2004 and 2005 under US GAAP are included within continuing operations under IFRS.

(2)	Reclassifications are differences in line item allocation under IFRS but do not affect income compared with that shown under US GAAP. They mainly comprise impacts from reporting 1) all jointly controlled entities using the equity method, 2) the results of equity accounted investments on a single line (therefore after net finance costs and tax), 3) accretion expense arising on asset retirement obligations as net finance costs rather than as cost of sales, and 4) research and development within cost of sales.

(3)	See Note 11.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of balance sheet from IFRS to US GAAP as at September 30, 2004

				Major
			Employee	inspection
	IFRS	Reclassifications(1)	benefits (a)(2)	costs(2)	Other(3)	US GAAP

	$ million
ASSETS
Non-current assets
Property, plant and equipment	85,357	1,222	–	(630)	(42)	85,907
Intangible assets	4,338	15	326	–	(11)	4,668
Investments:
equity accounted investments	20,709	32	97	(138)	59	20,759
financial assets	2,435	–	–	–	51	2,486
Deferred tax(2)	3,015	–	(541)	29	(797)	1,706
Employee benefit assets	1,975	–	5,305	–	(10)	7,270
Other	4,648	9	(103)	–	(30)	4,524

	122,477	1,278	5,084	(739)	(780)	127,320

Current assets
Inventories	16,866	13	–	–	–	16,879
Accounts receivable	37,898	232	–	–	(7)	38,123
Cash and cash equivalents	3,948	5	–	–	–	3,953

	58,712	250	–	–	(7)	58,955

Total assets	181,189	1,528	5,084	(739)	(787)	186,275

LIABILITIES
Non-current liabilities
Debt	9,638	10	–	–	(180)	9,468
Deferred tax(2)	13,459	251	2,040	(229)	(908)	14,613
Employee benefit obligations	6,873	19	(1,920)	–	11	4,983
Other provisions	5,525	(1,086)	–	–	122	4,561
Other	5,675	1,786	–	–	178	7,639

	41,170	980	120	(229)	(777)	41,264

Current liabilities
Debt	7,173	–	–	–	(3)	7,170
Accounts payable and accrued liabilities	38,399	1,310	–	–	17	39,726
Taxes payable	10,471	588	–	–	–	11,059
Employee benefit obligations	301	(245)	(57)	–	1	–
Other provisions	1,128	(1,105)	–	–	(23)	–

	57,472	548	(57)	–	(8)	57,955

Total liabilities	98,642	1,528	63	(229)	(785)	99,219

Minority interest					4,733	4,733

Equity attributable to shareholders of Royal Dutch and Shell Transport	77,813	–	5,001	(495)	4	82,323
Minority interest	4,734	–	20	(15)	(4,739)	–

Total equity	82,547	–	5,021	(510)	(4,735)	82,323

Total liabilities and equity	181,189	1,528	5,084	(739)	(787)	186,275

(1)	Reclassifications are differences in line item allocation under IFRS which do not affect equity compared with that shown under US GAAP. They mainly comprise impacts from reporting all jointly controlled entities using the equity method and separate reporting of all provisions.

(2)	See Note 11.

(3)	Includes the impact of the effect of transition to IFRS on cumulative currency translation differences.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
Reconciliation of balance sheet from IFRS to US GAAP as at December 31, 2004

						Major
			Employee		Reversals of	inspection
	IFRS	Reclassifications(1)	benefits (a)(2)	Impairments(2)	impairments(2)	costs(2)	Other(3)	US GAAP

	$ million
ASSETS
Non-current assets
Property, plant and equipment	87,918	1,309	–	730	(211)	(660)	(146)	88,940
Intangible assets	4,528	19	349	–	–	–	(6)	4,890
Investments:
equity accounted investments	20,493	(222)	99	(212)	(397)	(170)	152	19,743
financial assets	2,700	–	–	–	–	–	48	2,748
Deferred tax	2,789	(6)	(980)	(12)	–	31	173	1,995
Employee benefit assets	2,479	–	5,377	–	–	–	422	8,278
Other	4,490	8	(98)	–	–	–	(31)	4,369

	125,397	1,108	4,747	506	(608)	(799)	612	130,963

Current assets
Inventories	15,375	16	–	–	–	–	–	15,391
Accounts receivable	37,473	575	–	–	–	–	15	38,063
Cash and cash equivalents	9,201	6	–	–	–	–	1	9,208

	62,049	597	–	–	–	–	16	62,662

Total assets	187,446	1,705	4,747	506	(608)	(799)	628	193,625

LIABILITIES
Non-current liabilities
Debt	8,858	(26)	–	–	–	–	(232)	8,600
Deferred tax	12,930	206	1,541	246	(139)	(220)	280	14,844
Employee benefit obligations	6,795	21	(1,711)	–	–	–	(61)	5,044
Other provisions	6,828	(1,227)	–	–	–	–	108	5,709
Other	5,800	2,014	–	–	–	–	251	8,065

	41,211	988	(170)	246	(139)	(220)	346	42,262

Current liabilities
Debt	5,734	–	–	–	–	–	28	5,762
Accounts payable and accrued liabilities	37,909	1,868	–	–	–	–	85	39,862
Taxes payable	9,058	829	–	–	–	–	(2)	9,885
Employee benefit obligations	339	(282)	(57)	–	–	–	–	–
Other provisions	1,812	(1,698)	–	–	–	–	(114)	–

	54,852	717	(57)	–	–	–	(3)	55,509

Total liabilities	96,063	1,705	(227)	246	(139)	(220)	343	97,771

Minority interest	–	–	–	–	–	–	5,309	5,309

Equity attributable to Shareholders of Royal Dutch and Shell Transport	86,070	–	4,954	260	(469)	(564)	294	90,545
Minority interest	5,313	–	20	–	–	(15)	(5,318)	–

Total equity	91,383	–	4,974	260	(469)	(579)	(5,024)	90,545

Total liabilities and equity	187,446	1,705	4,747	506	(608)	(799)	628	193,625

(1)	Reclassifications are differences in line item allocation under IFRS which do not affect equity compared with that shown under US GAAP. They mainly comprise impacts from reporting all jointly controlled entities using the equity method and separate reporting of all provisions. The impact of the reclassification to report all jointly controlled entities using the equity method will also be reflected in the Supplementary information — Oil and Gas (unaudited) in the Shell Group’s 2005 Annual Report.

(2)	See Note 11.

(3)	Includes the impact of the effect of transition to IFRS on cumulative currency translation differences.
Unaudited Condensed Combined Interim Financial Report

NOTES TO THE CONDENSED COMBINED INTERIM FINANCIAL STATEMENTS
13.     Transition to IFRS on January 1, 2004

				Major
			Employee	inspection
	US GAAP	Reclassifications(1)	benefits (a)(2)	costs(2)	Other	IFRS

	$ million
ASSETS
Non-current assets
Property, plant and equipment	87,088	(1,350)	–	440	103	86,281
Intangible assets	4,735	(16)	(326)	–	–	4,393
Investments:
equity accounted investments	19,371	(118)	(109)	113	(78)	19,179
financial assets	3,403	–	–	–	(54)	3,349
Deferred tax	2,092	–	935	(17)	53	3,063
Employee benefit assets	6,516	–	(5,055)	–	–	1,461
Other	2,741	(14)	119	–	33	2,879

	125,946	(1,498)	(4,436)	536	57	120,605

Current assets
Inventories	12,690	(13)	–	–	–	12,677
Accounts receivable	29,013	(328)	–	–	2	28,687
Cash and cash equivalents	2,117	(10)	–	–	–	2,107

	43,820	(351)	–	–	2	43,471

Total assets	169,766	(1,849)	(4,436)	536	59	164,076

LIABILITIES
Non-current liabilities
Debt	9,100	–	–	–	174	9,274
Deferred tax	15,185	(257)	(1,596)	153	316	13,801
Employee benefit obligations	4,927	(20)	2,038	–	–	6,945
Other provisions	3,955	1,072	–	–	(86)	4,941
Other	6,054	(1,838)	–	–	(194)	4,022

	39,221	(1,043)	442	153	210	38,983

Current liabilities
Debt	10,569	–	–	–	6	10,575
Accounts payable and accrued liabilities	32,383	(1,553)	–	–	(15)	30,815
Taxes payable	5,927	(561)	–	–	–	5,366
Employee benefit obligations	–	259	60	–	–	319
Other provisions	–	1,049	–	–	26	1,075

	48,879	(806)	60	–	17	48,150

Total liabilities	88,100	(1,849)	502	153	227	87,133

Minority interests	3,415	–	(20)	15	(3,410)	–
Equity attributable to shareholders of Royal Dutch and Shell Transport	78,251	–	(4,918)	368	(166)	73,535
Minority interest	–	–	–	–	3,408	3,408

Total equity	78,251	–	(4,918)	368	3,242	76,943

Total liabilities and equity	169,766	(1,849)	(4,436)	536	59	164,076

(1)	Reclassifications are differences in line item allocation under IFRS which do not affect equity compared with that shown under US GAAP. They mainly comprise impacts from reporting all jointly controlled entities using the equity method and separate reporting of all provisions. The impact of the reclassification to report all jointly controlled entities using the equity method will also be reflected in the Supplementary information — Oil and Gas (unaudited) in the Shell Group’s 2005 Annual Report.

(2)	See Note 11.
Unaudited Condensed Combined Interim Financial Report